UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

Amendment No. 6

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ASIAN FINANCIAL, INC.
(Exact name of registrant as specified in its charter)

Wyoming	3555	91-1922225
(state or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

4/F, No. 3 Jinyuan Road Daxing District Industrial Development Zone Beijing, Peoples’ Republic of China Post Code: 102600 +86 10 6021 2222
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

    Pioneer Corporate Services
1720 Care Avenue
Suite 600
Cheyenne, Wyoming
Zip Code: 82001
+307 635 1456
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:
Man Chiu Lee, Esq. HOGAN & HARTSON L.L.P. in association with Gordon Ng & Co. Suite 2101, Two Pacific Place 88 Queensway, Hong Kong Telephone: +852.2151.5858 Facsimile: +852.2151.5868
As soon as practicable after effectiveness of the Registration Statement
(Approximate date of commencement of proposed sale to the public )

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

Calculation of Registration Fee

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit (1)		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, par value $0.001 per share	7,437,695	$5.22	(2)	$38,824,768	$1,191.92

(1) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(a) under the Securities Act.

(2) Because our common stock is not presently traded on any established public trading market or securities exchange, the offering price per share post-reverse stock split of $5.22, is the registrant’s estimate of the value of the common stock based on the product of the registrant’s audited basic and diluted earnings per share of $0.61 (post the 1-for-2.68189924 reverse stock split that became effective on July 17, 2007) for our immediate past fiscal year ended June 30, 2007 multiplied by the average price earnings ratio for U.S. listed companies in the diversified machinery industry as of November 16, 2007 with an adjustment factor of 50% to account for the absence of a public trading market.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED  [  • ] , 2008

PROSPECTUS

7,437,695 Shares of Common Stock

of

Asian Financial, Inc.

We are registering for resale up to 7,437,695 shares of our common stock, par value $0.001 per share, by the selling shareholders identified in this prospectus. We will not receive any of the proceeds from the disposition of these shares by the selling shareholders. We will bear all costs, expenses and fees in connection with the registration of these shares. The selling shareholders will bear all commissions and discounts, if any, attributable to their respective sales of shares. Our common stock is not presently traded on any established public trading market or securities exchange. The selling shareholders will initially sell their shares at $5.22 per share until the shares of common stock are quoted on the Over-The-Counter Bulletin Board, or OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices.

The selling shareholders or their permitted transferees or other successors in interest may, but are not required to, sell their common stock in a number of different ways and at varying prices. See “ Plan of Distribution ” on page 90 of the prospectus for a description of how the selling shareholders may dispose of the shares covered by this prospectus.

We intend to apply to trade our common stock on the over-the-counter market of Financial Industry Regulatory Authority, Inc.’s “Electronic Bulletin Board.”

INVESTING IN OUR COMMON STOCK INVOLVES RISKS THAT ARE DESCRIBED IN THE “RISK FACTORS” SECTION BEGINNING ON PAGE 5 OF THIS PROSPECTUS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is [  • ] ,  2008

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from the information contained in this prospectus. We are not making an offer to sell securities in any state where offers and sales are not permitted. The information contained in this prospectus is accurate only as of its date, regardless of when this prospectus is delivered or when any sale of our common stock occurs.

-i-

PROSPECTUS SUMMARY

The following summary highlights basic information about our business and this offering that is contained elsewhere in this prospectus. It does not contain all of the information that you should consider before investing in our common stock. You should carefully read the entire prospectus, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our consolidated financial statements and the accompanying notes, before making a decision to invest in our common stock. In this prospectus, unless the context requires otherwise, references to “Asian Financial,” “the Company,” “we,” “our,” or “us,” refer to Asian Financial, Inc. and its consolidated subsidiaries.

Our Company

We design, manufacture, sell and distribute printing equipment used in all three stages of the offset printing process:  (i) prepress, with the manufacture of a printing plate as the end result; (ii) press, which involves the transfer of an image by applying pressure to an inked surface resting upon a media, the areas which print absorb ink while all other areas repel ink, and (iii) post-press, which is peripheral equipment used to cut, fold, bind and collate printed materials.  We produce single color and multi-color presses which are available in both small format and large format. Our principal operating subsidiary is headquartered in Beijing, China.

For the fiscal year ended June 30, 2006, we generated revenue of $43.75 million and net income of $12.90 million. Our net cash flow provided by operating activities was $3.67 million. For the fiscal year ended June 30, 2007, we had revenue of $68.38 million and net income of $13.98 million. Our net cash flow used in operating activities was $1.97 million.

For the six months ended December 31, 2007, we generated revenue of $49.1 million and net income of $15.2 million. Our net cash flow provided by operating activities was $12.24 million.

Our Industry

We operate in the printing equipment industry which we believe is highly correlated with the overall printing industry. However, due to the replacement of machinery, caused by, for example, breakage or upgrades to new environmental standards or improved efficiency; and overall economic trends, such as increased capital expenditure by corporations during economic expansion, we believe both industries combine to serve as a guide to overall equipment industry dynamics and total expenditures on printing equipment.

Each year China imports a large amount of high-end printing equipment to meet end-users’ requirements. Domestic printing equipment manufacturers have focused on investing in research and development, or R&D, to improve the quality and increase market share in the high-end printing equipment sector. Chinese printing equipment manufacturers have increasingly been introducing their products to the international markets. According to the Printing and Printing Equipment Industries Association of China, or PEIAC, in 2006, Chinese manufacturers exported $531 million worth of printing equipment, a 39% increase from 2005 and 13.27 times the amount of what was exported five years ago.

The rapid development in the printing industry has fueled growth in the printing equipment industry in China, as evidenced by the growth of the output value of the domestic printing equipment industry in China at an average rate of 24.7% per year from 2002 to 2006, according to PEIAC.

Company Information

Asian Financial, Inc. was originally organized in the State of Nevada on August 10, 1998. On July 27, 2005, we merged with Asian Financial, Inc., a Wyoming corporation, for the purpose of changing our domicile to Wyoming. We had no operations, revenues or employees (apart from officers and directors) until August 31, 2006, when we entered into a definitive Equity Transfer Agreement with Duoyuan Investments, a British Virgin Islands company with operating subsidiaries in the People’s Republic of China, pursuant to which we issued to Duoyuan Investments 47,100,462 shares (pre-split shares) (equivalent to 17,562,353 post-split shares) of our common stock to purchase all of the equity interest of Duoyuan China (the “Equity Transfer”). As a result, Duoyuan China became our wholly-owned subsidiary and represents all of our commercial operations, and Wenhua Guo, the sole shareholder of Duoyuan Investments, became our controlling shareholder.

Our principal executive offices are located on 4/F, No. 3 Jinyuan Road, Daxing District Industrial Development Zone, Beijing, Peoples’ Republic of China, 102600 and our telephone number is +86 10 6021 2222.

The Offering

Common Stock Offered by Selling Shareholders	Up to 7,437,695 shares.

Offering Price
The selling shareholders will sell our shares of common stock at $5.22 per share until our common stock becomes quoted on the OTC Bulletin Board, and thereafter at prevailing market or privately negotiated prices. We determined our offering price considering, among other factors, our estimated enterprise value and our estimate of the value of the common stock based on the product of our audited basic and diluted earnings per share of $0.61 (post the 1-for-2.68189924 reverse stock split that became effective on July 17, 2007) for our immediate past fiscal year ended June 30, 2007 multiplied by the average price earnings ratio for U.S. listed companies in the diversified machinery industry as of November 16, 2007 with an adjustment factor of 50% to account for the absence of a public trading market.

Common Stock Outstanding
As of March 31, 2008, we had 25,000,050 shares of our common stock outstanding. As of the same date, warrants to purchase 1,226,973 shares of our common stock had been granted but no warrants have been exercised. See “Description of Securities to be Registered.” We effected a reverse share split in July, 2007 of 1:268189924. Figures shown herein are presented post-split.

Use of Proceeds	The selling shareholders will receive all net proceeds from the offering of our common stock covered by this prospectus. We will not receive any proceeds from this offering.

Plan of Distribution
The offering is made by the selling shareholders named in this prospectus, to the extent that they sell any shares of common stock. Sales may be made initially  at a fixed price of $5.22 per share until our common stock is quoted on the OTC Bulletin Board, and thereafter at the prevailing market or privately negotiated prices. See “Plan of Distribution.”

OTC Bulletin Board	We plan to apply to trade on the OTC Bulletin Board in [ ] 2008.

Risk Factors	See “Risk Factors” and other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in shares of our common stock.

Summary Consolidated Financial Data

You should read the summary consolidated financial data set forth below in conjunction with our consolidated financial statements, the notes to our consolidated financial statements, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained elsewhere in this prospectus. The consolidated statements of income data for each of the three years ended June 30, 2005, 2006 and 2007 and the selected consolidated balance sheet data as of June 30, 2005, 2006 and 2007 have been derived from our audited consolidated financial statements that are included elsewhere in this prospectus. We prepared the unaudited consolidated financial information on the same basis as the audited consolidated financial statements. The unaudited financial information includes all adjustments, consisting only of normal and recurring adjustments that we consider necessary for a fair presentation of its financial position and operating results for the periods presented. The consolidated financial statements are prepared and presented in accordance with generally accepted accounting principles in the United States, or U.S. GAAP. Our historical results are not necessarily indicative of results to be expected for future periods.

Consolidated Statements of	Years Ended June 30,			Six Months ended December 31,
Income Data (in thousands)	2005	2006	2007	2006	2007
				(unaudited)	(unaudited)
Revenues	$26,469	$43,747	$68,383	$38,958	$49,084

Cost of sales	16,887	22,478	37,694	21,444	23,401

Gross profit	9,582	21,269	30,689	17,514	25,683

Selling, general and administrative expenses	6,111	7,686	11,628	6,046	7,936

Income (loss) from operations	3,471	13,583	19,061	11,468	17,747

Liquidated damage expenses	0	0	2,119	0	706

Other income (expense), net	492	(239	(915)	(335)	(393)

Income before minority interests and provision for income taxes	3,963	13,344	16,027	11,133	16,648

Minority interest	86	187	241	175	246

Provision for income taxes	0	261	1,807	939	1,203

Net income	3,877	12,896	13,979	10,019	15,199

Other comprehensive income Foreign currency translation adjustment	0	426	1,834	691	2,987

Comprehensive income	3,877	13,322	15,813	10,710	18,186

The following table presents consolidated balance sheet data (in thousands):

	As of June 30,			As of December 31,
Consolidated Balance	2005	2006	2007	2007
Sheet Data:				(unaudited)
Cash, cash equivalents and short-term investments	$294	$3,740	$7,816	$17,661
Working capital	(6,405)	6,945	30,935	44,089
Total assets	37,467	50,544	80,280	98,991
Total liabilities	28,406	27,962	20,332	20,601
Minority Interests	327	527	801	1,058
Total shareholders’ equity	8,734	22,055	59,147	77,332

The following table presents consolidated cash flow data (in thousands):

	Years ended June 30,			Six months ended December 31,
Consolidated Statements of	2005	2006	2007	2006	2007
Cash Flows Data:				(unaudited)	(unaudited)
Cash flow provided by (used in) operating activities	$(9,883)	$3,668	$(1,966)	$10,018	$15,198
Cash flow used in investing activities	(2,609)	(298)	(13,315)	$(1,193)	$(5,041)
Cash flow provided by financing activities	11,858	0	19,171	17,473	2,097

RISK FACTORS

Investment in our common stock involves risks. You should carefully consider the risks we describe below before deciding to invest. The market price of our common stock could decline due to any of these risks, in which case you could lose all or part of your investment. In assessing these risks, you should also refer to the other information included in this prospectus, including our consolidated financial statements and the accompanying notes. You should pay particular attention to the fact that we are a holding company with substantial operations in China and are subject to legal and regulatory environments that in many respects differ from that of the United States.  Our business, financial condition or operating results could be affected materially and adversely by any of the risks discussed below and any others not foreseen. This discussion contains forward-looking statements.

Risks Related to Our Business and Industry

We conduct substantially all of our operations through our subsidiaries, and our performance will consequently depend upon the performance of our subsidiaries.

We have no operations independent of those of Duoyuan China and its subsidiaries. As a result, we are dependent upon the performance of Duoyuan China and its subsidiaries and will be subject to the financial, business and other factors affecting such subsidiaries as well as general economic and financial conditions. As substantially all of our operations are conducted through our subsidiaries, we are dependent on the cash flow of our subsidiaries to meet our obligations.

Because virtually all of our assets are held by our operating subsidiaries, the claims of our shareholders will be structurally and legally subordinate to all existing and future liabilities and obligations, and trade payables of such subsidiaries. In the event of a bankruptcy, liquidation or reorganization of the Company, our assets and those of our subsidiaries will be available to satisfy the claims of our shareholders only after all of Duoyuan China and its subsidiaries’ liabilities and obligations have been paid in full. If Duoyuan China and its subsidiaries fail to meet such liabilities and obligations in full, the claims of our shareholders will be adversely affected.

The market for offset presses is very competitive and if we are unable to compete successfully, our business may be harmed.

The printing equipment industry is extremely competitive and is characterized by rapid technological changes. Our printing presses compete against several top-tier domestic companies and international companies, particularly German and Japanese companies. We believe the main competitive advantages of our overseas competitors are in their branding, financial capability, quality, design and functionalities; however, these advantages are offset by the prices of their products, which are generally three to four times higher than those of the presses produced by Chinese domestic companies. In recent years, Chinese domestic companies have been improving in terms of quality, design and functionalities, while still maintaining their price advantage.

Some competitors, particularly international competitors, have significantly greater financial, technical, manufacturing, sales, marketing and other resources than we do and have achieved greater name recognition for their products and technologies than we have. Because of this, we may not be able to successfully increase our market penetration or our overall share of the printing equipment market in China or internationally. In addition, companies not currently in direct competition with us may introduce competing products in the future. Although we attempt to develop and support innovative products that our customers demand, products or technologies developed by competing suppliers could render our products or technologies obsolete or noncompetitive. Customers may defer their purchasing decisions in anticipation of the introduction of new products or the actual introduction of new products by us and our competitors.

Increased competition may result in price reductions, increased sales incentive offerings, lower gross margins, and loss of market share which could require increased investments in inventory, research and development, sales expenses, marketing programs and expenditures to expand channels to market. Our competitors may offer products with better market acceptance, better price or better performance. We may be adversely affected if we are unable to maintain current product cost reductions, or achieve future product cost reductions, including warranty costs.

We may be adversely affected if we are unable to time new product introductions in a way that minimizes the economic impact of customers delaying purchases of existing products in anticipation of new product releases.

If we fail to address any of these competitive challenges, there could be a material adverse effect on our business, financial condition and operating results.

We do not typically have long term purchase contracts with our distributors, and they have in the past and could at any time in the future reduce or cease purchasing products from us, thereby harming our business, financial condition and operating results.

We typically do not have long-term volume purchase contracts with our distributors, and they are not obligated to purchase products from us. Accordingly, they could at any time reduce their purchases from us or cease purchasing our products altogether. In addition, any decline in demand for our products and any other negative development affecting our major distributors or the printing industry in general, would likely harm our operating results. For example, several of our distributors have in the past experienced serious financial difficulties which led to a decline in sales of our products to them. If any significant customers should simply elect to purchase products from another manufacturer  for whatever reason,  our operating results could be harmed through, among other things, decreased sales volumes and write-offs of accounts receivables and inventory related to products we have manufactured for these distributors.

A substantial portion of our backlog is scheduled for delivery within 90 days or less, and our customers may cancel orders and change volume levels or delivery times for products they have ordered from us without penalty. In addition, a significant portion of our operating expenses are fixed in advance based on projected sales levels and margins, sales forecasts from our customers and product development programs. Accordingly, if sales are below expectations in any given quarter, the resulting impact on our financial results will be more significant given our inability to adjust spending in the short term to compensate for this shortfall.

We operate in an industry characterized by fast technological change and evolving industry standards.

The printing equipment industry is extremely competitive and is characterized by evolving technological change, frequent new product developments, periodic product obsolescence, high industry standards, changing information technologies and evolving distribution channels. We must adapt quickly to changing technological, application and solutions needs, and the introduction of new technologies and products offering improved features and functionality. We could incur substantial cost to keep pace with the technological changes, and may fail to adapt to these changes.

Our future success largely depends upon our ability to continuously develop new products with the quality levels our customers demand, and develop new services to support them. Notwithstanding investment in our R&D, in spite of our efforts, we may fail to develop new products. Our new products may not achieve market acceptance or be manufactured at competitive costs or in sufficient volume. Our failure to enhance our existing products and services or to develop and introduce new products and services that meet changing customer requirements and evolving technological standards would adversely impact our ability to sell our products and would have an adverse effect on our financial condition and operating results.

Failure to protect our proprietary technologies or maintain the right to certain technologies may negatively affect our ability to compete.

We believe that the protection of our intellectual property rights will continue to be important to the success of our business. We rely on a combination of patent, copyright, trademark and trade secret laws and restrictions on disclosure to protect our intellectual property rights. We have also entered into confidentiality or license agreements with our employees, business partners and other third parties, and have implemented procedures to control access to and distribution of our documentation and other proprietary information. These efforts may fail to adequately protect our intellectual property rights. Further, these agreements do not prevent others from independently developing technologies that are equivalent to or superior to our technology. In addition, unauthorized parties may attempt to copy or otherwise obtain and use our proprietary technology. Monitoring unauthorized use of technology is difficult, particularly in the PRC, where the laws may not protect our proprietary rights as fully as do the laws of the United States.

We currently have four patents registered and four patent applications pending in China. Patents might not be issued for our pending applications and any issued patents may not protect or benefit us or otherwise give us adequate protection from competing products. For example, issued patents may be circumvented or challenged and declared invalid or unenforceable or provide only limited protection for our technologies. We also cannot be certain that others will not design around our patented technology, independently develop our unpatented proprietary technology or develop effective competing technologies on their own.

If demand for our products declines, or if increases in demand do not outpace selling price decreases, our selling prices and overall sales will decrease.

Demand for our products is affected by a number of factors, including price, product features, quality and reliability as well as the general demand for the products in the end markets that we serve. A vast majority of our sales revenues are derived from end-users who use our products to provide commercial printing services. A variety of factors, including economic, regulatory, political and social instability could contribute to a slowdown in the demand for commercial printing services with demand for commercial printing services highly correlated with general economic activities. In addition, we believe the average price charged for regular and low-end commercial printing services has been on the downward trend and the average selling price of offset presses has also been on the downward trend. As a result, if there is a decrease in demand for commercial printing services or if the demand for our products is outpaced by a corresponding decrease in the selling price, our overall sales revenues would decrease.

We may face increased risk of inventory obsolescence related to our offset presses.

We procure raw materials and build our offset presses based on our sales forecasts. Building offset presses involves significant capital expenditures. If we do not accurately forecast demand for our products, we may have inadequate or excess inventory. If we have excess printing machines or other products we may have to lower prices to stimulate demand. We also risk new material inventory obsolescence if we do not sell components before the end of their shelf life.

We have sustained losses in the past and cannot guarantee profitability in the future.

Although our primary printing subsidiaries, Duoyuan China and Langfang Duoyuan have been profitable since the fiscal year ended June 30, 2004 and Hunan Duoyuan has been profitable since the fiscal year ended June 30, 2005, they may not remain profitable in the future. A variety of factors may cause our operating results to decline and financial condition to worsen, including:

•	competitors offering comparable products at cheaper prices;

•	continuing downward pressure on the average selling prices of our products caused by intense competition in our industry and other reasons;

•	superior product innovations by competitors;

•	rising raw materials and manufacturing costs;

•	changes to management and key personnel; and

•	increased operating expenses relating to research and development, sales and marketing efforts and general and administrative expenses as we seek to grow our business.

As a result of these and additional factors, we could fail to achieve our revenue targets or experience higher than expected operating expenses, or both. As a result, we cannot assure you that we will remain profitable in the future.

We face risks associated with our efforts to expand into international markets.

Our long-term business strategy relies on the expansion of our international distribution network by targeting distributors outside of China, such as in Africa, the Middle East and other parts of Asia. Risks affecting our international expansion include challenges caused by geographic distance, language and cultural differences and the burdens of complying with a wide variety of laws and regulations which are different than those to which we are accustomed, including international import and export legislation, foreign tax consequences, trade and tariff restrictions, quotas and other market barriers. These risks could result in unexpected costs associated with penetrating, operating in and servicing international markets, which could in turn materially and adversely affect our business and financial condition.

Our business is capital intensive and our growth strategy may require additional capital which may not be available on favorable terms or at all.

We believe that our current cash and cash flow from operations will be sufficient to meet our present and reasonably anticipated cash needs. We may, however, require additional cash resources due to changed business conditions, implementation of our strategy to expand our manufacturing capacity and product offerings (for example, our plans to expand on our existing property to build a packaging equipment factory) or other investments or acquisitions we may decide to pursue. If our own financial resources are insufficient to satisfy our capital requirements, we may seek to sell additional equity or debt securities or obtain additional credit facilities. The sale of additional equity securities could result in dilution of your holdings. The incurrence of indebtedness would result in increased debt service obligations and could require us to agree to operating and financial covenants that would restrict our operations. Financing may not be available in amounts or on terms acceptable to us, if at all. Any failure by us to raise additional funds on terms favorable to us, or at all, could limit our ability to expand our business operations and could harm our overall business prospects.

If we fail to accurately project demand for our products, we may encounter problems of inadequate supply or oversupply, which would materially and adversely affect our financial condition and operating results, as well as damage our reputation and brand.

Our distributors typically order our products on a purchase order basis. In addition, our contracts with our distributors are typically renewable on an annual basis. Our distributor contracts contain annual sales targets for each distributor, and we take such targets into account when we formulate our overall operation plans. We project demand for our products based on rolling projections from our distributors, distributor inventory levels that may affect demand for our products. The varying sales and purchasing cycles of our distributors, however, make it difficult for us to forecast future demand accurately.

If we overestimate demand, we may purchase more raw materials or components than required. If we underestimate demand, our third-party suppliers may have inadequate raw material or product component inventories, which could interrupt our manufacturing and delay shipments, and could result in lost sales. In particular, we are seeking to reduce our procurement and inventory costs by matching our inventories closely with our projected manufacturing needs and by, from time to time, deferring our purchase of raw materials and components in anticipation of supplier price reductions. As we seek to balance reduced inventory costs and production flexibility, we may fail to accurately forecast demand and coordinate our procurement and production to meet demand on a timely basis. Our inability to accurately predict our demand and to timely meet our demand could materially and adversely affect our business, financial condition and operating results as well as damage our reputation and corporate brand.

If we cannot obtain sufficient raw materials and components that meet our production standards at a reasonable cost or at all, then our ability to produce and market our products, and thus our business, could suffer.

The key raw materials and components used in the manufacturing of our products are steel and pig iron. With exception to some of our electrical component requirements, all of our raw materials and components are purchased from suppliers in China.

For the years ended June 30, 2005, 2006 and 2007, purchases from our largest supplier accounted for 8.9%,  13.3% and 9.5%, respectively, of our total of raw materials and component purchases. For the same periods, our five largest suppliers combined accounted for 38.0%, 48.0% and 41.0%, respectively, of our total raw materials and component purchases. If any supplier is unwilling or unable to provide us with high quality raw materials and components in required quantities and at acceptable costs, we may not be able to find alternative sources on satisfactory terms in a timely manner, or at all. Our inability meet the qualifications and standards required by our customers or inability to find or develop alternative supply sources could result in delays or reductions in manufacturing and product shipments. The prices of required raw materials and components could also increase, and we may not be able to pass these price increases on to our customers. If any of these events occur, our competitive position, reputation and business could suffer.

Any interruption in our production process could impair our financial performance and negatively affect our brand.

Our manufacturing operations are complicated and integrated, involving the coordination of raw materials and components (some sourced from third parties), internal production processes and external distribution processes. While these operations are modified on a regular basis in an effort to improve manufacturing and distribution efficiency and flexibility, we may experience difficulties in coordinating the various aspects of our manufacturing processes, thereby causing downtime and delays. We manufacture, assemble and store almost all of our products, as well as conduct some of our primary research and development activities, at two principal facilities located in China. We do not maintain back-up facilities, so we depend on these facilities for the continued operation of our business. A natural disaster or other unanticipated catastrophic events, including power interruptions, water shortage, storms, fires, earthquakes, terrorist attacks and wars, could significantly impair our ability to manufacture our products and operate our business, as well as delay our research and development activities. Our facility and certain equipment located in this facility would be difficult to replace and could require substantial replacement lead-time. Catastrophic events may also destroy any inventory located in our facility. The occurrence of such an event could materially and adversely affect our business. In addition, any stoppage in production, even if temporary, or delay in delivery to our customers could severely affect our business or reputation. We currently do not have business interruption insurance to offset these potential losses and an interruption of our business operations could have a materially adverse effect our business, financial condition and operating results.

We do not have insurance coverage to protect us against losses.

We do not maintain insurance coverage for our equipment or manufacturing facilities, and we do not have any business liability, loss of data or business interruption insurance coverage for our operations in China. If any claims for injury are brought against us, or if we experience any business disruption, litigation or natural disaster, we might incur substantial costs and diversion of resources, which would materially and adversely affect our business, financial condition and operating results.

Our limited operating history may not serve as an adequate basis to judge our future prospects and operating results.

We have a limited operating history with respect to our current business, which may not provide a sufficient basis on which to evaluate our business or future prospects. Although through our subsidiaries our sales have grown rapidly in recent years, we cannot assure you that we will maintain profitability or that we will not incur net losses in the future. We expect that our operating expenses will increase as we expand. Failure to realize anticipated sales growth could result in significant operating losses. We will continue to encounter risks and difficulties frequently experienced by companies at a similar stage of development, including our potential failure to:

•	implement our business model and strategy and adapt and modify them as needed;

•	maintain our current, and develop new relationships with customers;

•	manage our expanding operations and product offerings, including the integration of any future acquisitions;

•	maintain adequate control of expenses;

•	attract, retain and motivate qualified personnel;

•	protect our reputation and enhance customer loyalty; and

•
anticipate and adapt to changing conditions in the offset printing industry as well as the impact of any changes in government regulation, mergers and acquisitions involving our competitors, technological developments and other significant competitive and market dynamics.

If we are not successful in addressing any or all of these risks, our business may be materially and adversely affected.

We may not be able to sustain our current growth rates and, even if we maintain them, we are susceptible to many challenges relating to our growth.

Our net sales have grown from $26.5 million in fiscal 2005, to $43.7 million in fiscal 2006 and to $68.4 million in fiscal 2007. If we are unable to manage our growth effectively, we may not be able to take advantage of market opportunities, develop new products, enhance our technological capabilities, satisfy customer requirements, execute our business plan or respond to competitive pressures. To successfully manage our growth, we believe we must effectively:

•	hire, train, integrate and manage additional qualified engineers, sales and marketing personnel and financial and information technology personnel;

•	implement additional and improve existing administrative, financial and operations systems, procedures and controls;

•	continue to enhance manufacturing and customer resource management systems;

•	continue to expand and upgrade our multicolor presses;

•	manage our investments into expanding and building new facilities, including the packaging equipment factory for corrugated machinery we are currently preparing for construction;

•	manage multiple relationships with foundries, distributors, suppliers and certain other third parties; and

•	manage our financial condition.

Our success also depends largely on our ability to anticipate and respond to expected changes in future demand for our products. If the timing of our expansion does not match market demand, our business strategy may need to be revised, and there could be delays in our roll-out of new products, which may adversely affect our growth and future prospects. If we over-expand and demand for our products does not increase as we may have projected, our financial results will be materially and adversely affected. However, if we do not expand, and demand for our products increases sharply, our business could be seriously harmed because we may not be as cost-effective as our competitors due to our inability to take advantage of increased economies of scale. In addition, we may not be able to satisfy the needs of current customers or attract new customers, and we may lose credibility and our relationships with our customers may be negatively affected. Moreover, if we do not properly allocate our resources in line with future demand for particular products, we may miss changing market opportunities and our business and financial results could be materially and adversely affected. We cannot assure you that we will be able to successfully sustain our current growth rate or that we will be able to manage our growth in the future.

The loss of key personnel, the failure to attract or retain specialized technical and management personnel, the absence of an employment agreement with our Chief Executive Officer, his failure to devote sufficient time to our business, and the recent loss of our Chief Financial Officer could impair our ability to grow our business.

We rely heavily on the services of our key employees, including Wenhua Guo, our Chief Executive Officer, who does not have an employment agreement, and in addition, our engineers and other key technical personnel are a significant asset and are the source of our technological and product innovations. We believe our future success will depend upon our ability to retain these key employees and attract and retain other skilled managerial, engineering, technical and sales and marketing personnel. The competition for such personnel, particularly technical personnel, is intense in the industry in which we operate. We may not be successful in attracting and retaining sufficient numbers of technical personnel to support our anticipated growth. Despite the incentives we provide, our current employees may not continue to work for us, and if additional personnel were required for our operations, we may not be able to obtain the services of additional personnel necessary for our growth. We recently announced the departure of our Chief Financial Officer, who stepped down on December 20, 2007. In China there is competition for senior financial executives familiar with U.S. GAAP and during the time period before we hired a permanent Chief Financial Officer, and for a transition period even after that, certain of the Company’s projects were subject to delay or put on hold which may have a material adverse effect on our financial condition and operating results.

We do not maintain “key person” life insurance for any of our senior management or other key employees. The loss of key employees or the inability to attract or retain qualified personnel, including engineers, could delay the development and introduction of, and have an adverse effect on our ability to sell our products as well as our overall growth.

In addition, if any other members of our senior management or any of our other key personnel join a competitor or form a competing company, we may not be able to replace them easily and we may lose customers, business partners, key professionals and staff members as a result. Substantially all of our senior executives and key personnel have entered into confidentiality and non-disclosure agreements with us. In the event of a dispute with senior executives or key personnel, these provisions may not be enforceable in China due to uncertainties in the Chinese legal system.

Our CEO, Wenhua Guo, has not entered into an employment agreement with the Company because, as majority shareholder, he did not feel a need for such an agreement. We estimate that he currently spends approximately 65% of his total professional time to our business and 35% of his professional time to his other businesses. If our CEO does not perform his duties in the same way as CEOs bound by written employment agreements or if he is unable to devote all the time needed to our business and respond promptly to our business needs, our business and our ability to succeed and grow will be materially affected.

Mr. Wenhua Guo, our Chief Executive Officer, controls approximately 70.4% of our outstanding common stock and is able to  exert significant control over us. His interests may conflict with our public shareholders.

Mr. Wenhua Guo, our Chief Executive Officer, beneficially owns approximately 70.4% of the outstanding shares of our common stock.  As a result of being the majority shareholder, for transactions that require shareholder approval, he has control over decisions to enter into any of them, which could result in the approval of transactions that might not maximize shareholders’ value, and has the ability to prevent entry into any of them.  This could delay, defer or prevent a change in control, impede a merger, consolidation, takeover or other business combination involving us, or discourage a potential acquirer from attempting to obtain control of us. In addition, he can control the election of members of the Company’s board, has the ability to appoint new members to the Company’s management team and can control the outcome of matters submitted to a vote of the holders of the Company’s common stock.  The interests of Mr. Wenhua Guo may at times conflict with the interests of our other shareholders.

Our profitability is affected by various factors, several of which are outside of our control.

Our profitability is affected by a number of factors, in particular by our operating costs and our tax position. We use a broad range of manufactured components and raw materials in our products, including steel, iron, rubber rollers and electronic components. Because it may be difficult to pass increased prices for these items on to our customers, a significant increase in the prices of the components and materials could materially increase our operating costs and adversely affect our profit margins and profitability. The termination of tax exemptions and deductions is another factor that may affect our profitability.

We are exposed to potential product liability claims that may be costly and for which we have no insurance coverage.

As a manufacturer of printing equipment, our business exposes us to product liability risks. Claims against us may also result from actions taken by our subcontractors over whom we exercise little to no control. Claims, including product liability claims, may be expensive to defend and may potentially result in large financial judgments being made against us. Moreover, we do not maintain liability insurance so we are responsible for any claims-related expenses we might incur, the result of which could adversely affect our financial performance. Even if a product liability or other claim is not successful, the adverse publicity and time and expense of defending such a claim may interfere with, or negatively impact, our business and materially and adversely impact our results of operations and financial condition.

We may be unsuccessful in developing and selling new products or in penetrating new markets required to maintain or expand our business.

Our revenue growth has been primarily from sales of our offset presses. Our future success depends, in part, on our ability to develop successful new offset presses in a cost-effective and timely manner. We continually evaluate expenditures for planned product developments and choose among alternatives based upon our expectations of future market trends. The development of our offset printers is highly complex, and successful product development and market acceptance of our products depends on a number of factors, including:

•	Our accurate prediction of the changing requirements of our customers;

•	Our timely completion and introduction of new designs;

•	The quality, price and performance of our products and those of our competitors;

•	Our management of our sales channels; and

•	Our customer service capabilities and responsiveness.

Failure to effectively manage these factors may result in our inability to successfully develop new products and expand into new markets, which could materially and adversely affect our financial condition and results of operations, and result in a loss of business opportunities.

If preferential tax treatments currently available to us are reduced or repealed, our business, financial condition and operating results could suffer.

Prior to January 1, 2008, the companies established in China were generally subject to an enterprise income tax at the rate of 33%, subject to applicable preferential tax treatments, and manufacturing foreign investment enterprises established in certain types of economic zones were subject to the reduced tax rate of 24%. A manufacturing foreign investment enterprise scheduled to operate for a period of not less than ten years was, from the first profitable year, entitled to a 100% tax exemption from income tax in the first and second years and 50% tax reduction in the third to fifth years. Under such rules, Duoyuan China had an income tax exemption for its first two profitable years (2004 and 2005) following its conversion into a wholly foreign-owned enterprise and a 50% income tax reduction for the succeeding three years (2006 through 2008). The 50% exemption for Duoyuan China is set to expire in 2009.

The new tax law imposes a single uniform income tax rate of 25% for all foreign-invested enterprises, and contemplates a transition period of up to 5 years in which preferential tax treatment for foreign-invested enterprises can remain effective. According to the Circular of State Council on the Implementation of Interim Preferential Enterprise Income Tax Treatment, enterprises entitled to periodical tax exemption and reduction, such as “two-year-tax-exemption and three-year-tax-reduction” or “five-year-tax-exemption and five-year-tax-reduction” may continue enjoying their preferential tax treatment from January 1, 2008 until the expiry of such preferential tax treatment. The expiry of preferential enterprise income tax treatment would adversely affect our business, financial condition and operating results.

The newly enacted PRC tax law affects tax exemptions on dividends received by us and increases the enterprise income tax rate applicable to us.

We are a company incorporated in Wyoming and we get all of our interests from our Chinese subsidiary. According to the PRC enterprise income tax law applicable prior to January 1, 2008, dividends derived by foreign legal persons from business operations in China were not subject to the Chinese enterprise income tax. However, such tax exemption ceased after January 1, 2008, when the new PRC Enterprise Income Tax Law and its implementation rules became effective. In addition, under the new tax law, if an enterprise incorporated outside China has its “de facto management organization” located within China, such enterprise would be recognized as a Chinese tax resident enterprise and thus would be subject to enterprise income tax at the rate of 25% on all its income on a worldwide basis. According to the Implementing Rules of PRC Enterprise Income Tax Law, “de facto management organization” means organizations implementing substantive and comprehensive management and control over the production and business operations, staff, accounts and property of an enterprise. As substantially all members of our management are located in China, we would be considered a Chinese tax resident enterprise and therefore subject to an enterprise income tax rate of 25% on our worldwide income, excluding dividends received directly from another Chinese tax resident. As a result of such changes, our historical tax rates will not be indicative of our tax rates for future periods.

Risks Related to Doing Business in China

If the China Securities Regulation Commission, or CSRC, or another PRC regulatory agency, determines that CSRC approval is required for this offering, it could adversely affect our business and reputation and the resale price of our shares, and may also create uncertainties for this offering.

On August 8, 2006, six Chinese regulatory agencies, including the Ministry of Commerce, the State Assets Supervision and Administration Commission, the State Administration for Taxation, the State Administration for Industry and Commerce, the CSRC, and the State Administration of Foreign Exchange, or SAFE, jointly issued the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, which became effective on September 8, 2006. This regulation, among other things, includes provisions that require that an offshore special purpose vehicle formed for purposes of overseas listing of equity interests in Chinese companies and controlled directly or indirectly by Chinese companies or individuals obtain the approval of the CSRC prior to the listing and trading of such special purpose vehicle’s securities on an overseas stock exchange.

On September 21, 2006, the CSRC published on its website procedures regarding its approval of overseas listings by special purpose vehicles. The CSRC approval procedures require the filing of a number of documents with the CSRC and it would take several months to complete the approval process.

The application of this new regulation remains unclear with no consensus currently existing among leading Chinese law firms regarding the scope or the applicability of the CSRC approval requirement. Commerce & Finance Law Offices, which we have engaged in relation to these CSRC rules, has advised us that, based on the their understanding of current Chinese laws, regulations and rules, including the new M&A rule and the CSRC procedures announced on September 21, 2006:

☐	The CSRC currently has not issued any definitive rule or interpretation requiring offerings like this offering pursuant to this prospectus to be subject to this new procedure; and

☐
Considering that we completed our restructuring and established its overseas holding structure and completed its restructuring before September 8, 2006, the effective date of the new M&A rule, this regulation does not require an application to be submitted to the CSRC for its approval of this offering of our shares and their listing and trading on the OTC Bulletin Board unless we are clearly required to do so by possible later rules of the CSRC.

If the CSRC requires that we obtain its approval prior to the completion of this offering, this offering will be delayed until we obtain CSRC approval, which may take several months or may be unattainable. If prior CSRC approval is required but not obtained, we may face regulatory actions or other sanctions from the CSRC or other Chinese regulatory agencies. These regulatory agencies may impose fines and penalties on our operations in China, limit our operating privileges in China or take other actions that could have a material adverse effect on our business, financial condition, results of operations, reputation and prospects, as well as the trading price of our shares. The CSRC or other Chinese regulatory agencies may also take actions requiring us, or making it advisable for us, to halt this offering before settlement and delivery of the shares offered hereby. Consequently, if you engage in market trading or other activities in anticipation of and prior to settlement and delivery, you do so at the risk that settlement and delivery may not occur.

Also, if the CSRC subsequently requires that we obtain its approval, we may be unable to obtain a waiver of the CSRC approval requirement, if and when procedures are established to obtain such a waiver. Any uncertainties and/or negative publicity regarding this CSRC approval requirement could have a material adverse effect on the trading price of our shares.

Compliance with the new regulations is likely to be more time consuming and expensive than in the past and the government can now exert more control over the combination of two businesses. Accordingly, due to this regulation, our ability to engage in business combination transactions has become significantly more complicated, time consuming and expensive, and we may not be able to negotiate a transaction that is acceptable to our stockholders or sufficiently protect their interests in a transaction. The new regulation allows Chinese government agencies to assess the economic terms of a business combination transaction. Parties to a business combination transaction may have to submit to the Ministry of Commerce and other relevant government agencies an appraisal report, an evaluation report and the acquisition agreement, all of which form part of the application for approval, depending on the structure of the transaction. The regulations also prohibit a transaction at an acquisition price obviously lower than the appraised value of the Chinese business or assets and in certain transaction structures, require that consideration must be paid within defined periods, generally not in excess of a year. The regulation also limits our ability to negotiate various terms of the acquisition, including aspects of the initial consideration, contingent consideration, holdback provisions, indemnification provisions and provisions relating to the assumption and allocation of assets and liabilities. Transaction structures involving trusts, nominees and similar entities are prohibited. Therefore, such regulation may impede our ability to negotiate and complete a business combination transaction on financial terms that satisfy our investors and protect our investors’ economic interests.

Recent Chinese regulations relating to the establishment of offshore special purpose companies by Chinese residents may subject our Chinese resident shareholders to personal liability and limit our ability to acquire Chinese companies or inject capital into our Chinese subsidiaries, limit our Chinese subsidiaries’ ability to distribute profits to us, or otherwise materially and adversely affect us.

The SAFE issued the Notice on Issues Relating to the Administration of Foreign Exchange in Fund-Raising and Reverse Investment Activities of Domestic Residents Conducted via Offshore Special Purpose Companies in October 2005, which became effective in November 2005, and an implementing rule in May 2007, collectively the SAFE Rules. According to the SAFE Rules, Chinese residents, including both legal persons and natural persons and Chinese citizens and foreign citizens who reside in China, are required to register with the SAFE or its local branch before establishing or controlling any company outside China, referred to in the SAFE rules as an “offshore special purpose company,” for the purpose of financing that offshore company with their ownership interests in the assets of or their interests in any Chinese enterprise. In addition, a Chinese resident that is a shareholder of an offshore special purpose company is required to amend its SAFE registration with the local SAFE branch with respect to that offshore special purpose company in connection with the injection of equity interests or assets of a Chinese enterprise in the offshore company or overseas fund raising by the offshore company, or any other material change in the capital of the offshore company, including any increase or decrease of capital, transfer or swap of share, merger, division, long-term equity or debt investment or creation of any security interest. The SAFE Rules apply retroactively. As a result, Chinese residents who have established or acquired control of offshore companies that have made onshore investments in China in the past were required to complete the relevant registration procedures with the competent local SAFE branch. If any resident of China failed to file its SAFE registration for an existing offshore entity, any dividends remitted by the onshore entity to its overseas parent since April 21, 2005 will be considered to be an evasion of foreign exchange purchase rules, and the payment of the dividend will be illegal. As a result of any illegal action of this type, both the onshore entity and its actual controlling person(s) can be fined. In addition, failure to comply with the registration procedures may result in restrictions on the relevant onshore entity, including prohibitions on the payment of dividends and other distributions to its offshore parent or affiliate and capital inflow from the offshore entity. Chinese resident shareholders of the offshore entity may also be subject to penalties under Chinese foreign exchange administration regulations.

Our majority shareholder, Duoyuan Investments Limited, is wholly owned by Wenhua Guo, who is our Chairman and a PRC citizen as defined in the SAFE Rules. We have asked Mr. Guo, and will ask our future shareholders and beneficial owners who are Chinese residents, to make the necessary applications and filings as required under Notice 75 and other related rules. Mr. Guo has submitted the application and the review process is underway but not yet complete as he has not yet received his registration certificate, so we cannot provide any assurances that he can obtain such SAFE registration. Moreover, due to uncertainty concerning the reconciliation of Notice 75 with other approval or registration requirements, it remains unclear how Notice 75, and any future legislation concerning offshore or cross-border transactions, will be interpreted, amended and implemented by the relevant government authorities. We will attempt to comply, and attempt to ensure that Mr. Guo and our future shareholders and beneficial owners who are subject to these rules comply, with the relevant requirements. However, we cannot provide any assurances that all of our shareholders and beneficial owners who are Chinese residents will comply with our request to make or obtain any applicable registrations or comply with other requirements required by Notice 75 or other related rules. The failure or inability of our Chinese resident shareholders or beneficial owners to register with the SAFE in a timely manner pursuant to the SAFE Rules, or the failure or inability of any future Chinese resident shareholders or beneficial owners to make any required SAFE registration or comply with other requirements under the SAFE Rules, may subject these shareholders or beneficial owners to fines or other sanctions and may also limit our ability to contribute additional capital into or provide loans to our Chinese subsidiaries (including using the proceeds from this offering for these purposes), limit our Chinese subsidiaries’ ability to pay dividends to us, repay shareholder loans or otherwise distribute profits or proceeds from any reduction in capital, share transfer or liquidation to us, or otherwise adversely affect us.

Because our operations are all located outside of the United States and are subject to Chinese laws, any change of Chinese laws may adversely affect our business.

All of our operations are outside of the United States and in China, which exposes us to risks, such as exchange controls and currency restrictions, currency fluctuations and devaluations, changes in local economic conditions, changes in Chinese laws and regulations and exposure to possible expropriation or other Chinese government actions. These factors may have a material adverse effect on our business financial condition and operating results.

We may have difficulty establishing adequate management, legal and financial controls in China, which could impair our planning processes and make it difficult to provide accurate reports of our operating results.

China has historically not followed Western-style management and financial reporting concepts and practices, and its access to modern banking, computer and other control systems has been limited. We may have difficulty in hiring and retaining a sufficient number of qualified employees to work in China in these areas. As a result, we may experience difficulty in establishing management, legal and financial controls, collecting financial data and preparing financial statements, books of account and corporate records and instituting business practices that meet U.S. standards, making it difficult for our management to forecast our needs and to present the operating results of accurately at all times.

We rely principally on dividends and other distributions on equity paid by our operating subsidiaries to fund cash and financing requirements, and limitations on the ability of our operating subsidiary to pay dividends to us could have a material adverse effect on our ability to conduct our business.

We are a holding company, and we rely principally on dividends and other distributions on equity paid by our two wholly owned Chinese operating subsidiaries for our cash and financing requirements, including the funds necessary to pay dividends and other cash distributions to our shareholders, service any debt we may incur and pay our operating expenses. If either of our operating subsidiaries incurs debt on its own behalf, the instruments governing the debt may restrict its ability to pay dividends or make other distributions to us. Furthermore, relevant Chinese laws and regulations permit payments of dividends by each of our operating subsidiaries only out of its retained earnings after tax, if any, determined in accordance with Chinese accounting standards and regulations.

Under Chinese laws and regulations, each of our operating subsidiaries is required to set aside a portion of its net income each year to fund certain statutory reserves. These reserves, together with the registered equity, are not distributable as cash dividends. As of December 31, 2007, the Company had statutory reserves of $3,282,601 and total shareholder equity in the amount of $77,332,096. As a result of these Chinese laws and regulations, each of our operating subsidiaries is restricted in its ability to transfer a portion of its net assets to us whether in the form of dividends, loans or advances. Limitations on the ability of our operating subsidiaries to pay dividends to us could adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our businesses, pay dividends, or otherwise fund and conduct our business.

If relations between the United States and China deteriorate, our share price may decrease and we may have difficulty accessing U.S. capital markets.

At various times during recent years, the United States and China have had disagreements over political and economic issues. Controversies may arise in the future between these two countries. Any political or trade controversies between the United States and China could adversely affect the market price of our common stock and our ability to access U.S. capital markets.

Because Chinese law governs almost all of our material agreements, we may not be able to enforce our legal rights in China or elsewhere, which could result in a significant loss of business, business opportunities, or capital.

While we are incorporated in the State of Wyoming, U.S., substantially all of our operations are in China. As a result, most of our material agreements are governed by Chinese law. Since substantially all of our revenues will be derived from our operations in China, our business, financial condition and our results of operations are subject to the legal developments in China. There is no assurance that we will be able to enforce any of our material agreements or that remedies will be available outside of China in respect of the same. The system of laws and the enforcement of existing laws in China may not be as certain in implementation and interpretation as in the United States. The Chinese judiciary is relatively inexperienced in enforcing corporate and commercial law, leading to a higher than usual degree of uncertainty as to the outcome of any litigation. The inability to enforce or obtain a remedy under any of our future agreements could result in a significant loss of business, business opportunities or capital.

Additionally, substantially all of our assets are located outside of the United States and all of our officers and directors reside outside of the United States. As a result, it may not be possible for United States investors to enforce their legal rights, to effect service of process upon our directors or officers or to enforce judgments of United States courts predicated upon civil liabilities and criminal penalties of the directors and officers under federal securities laws. Moreover, we have been advised that China does not have treaties providing for the reciprocal recognition and enforcement of judgments of courts with the United States. Further, it is unclear if extradition treaties now in effect between the United States and China would permit effective enforcement of criminal penalties of the federal securities laws of the United States.

The Chinese government could change its policies toward private enterprises, which could adversely affect our business.

Our business is subject to political and economic uncertainties in China and may be adversely affected by its political, economic and social developments. Over the past several years, the Chinese government has pursued economic reform policies including the encouragement of private economic activity and greater economic decentralization. The Chinese government may not continue to pursue these policies or may alter them to our detriment from time to time. Changes in policies, laws and regulations, or in their interpretation or the imposition of confiscatory taxation, restrictions on currency conversion, restrictions or prohibitions on dividend payments to shareholders, devaluations of currency or the nationalization or other expropriation of private enterprises could have a material adverse effect on our business. Nationalization or expropriation could result in the total loss of our investment in China.

Economic, political and social conditions in China could affect our business.

All of our business, assets and operations are located in China. The economy of China differs from the economies of most developed countries in many respects, including government involvement, level of development, growth rate, control of foreign exchange, and allocation of resources. The economy of China has been transitioning from a planned economy to a more market-oriented economy. Although the Chinese government has recently implemented measures emphasizing the utilization of market forces for economic reform, the reduction of state ownership of productive assets and the establishment of sound corporate governance in business enterprises, a substantial portion of productive assets in China is still owned by the Chinese government. In addition, the Chinese government continues to play a significant role in regulating industry by imposing industrial policies. It also exercises significant control over China’s economic growth through the allocation of resources, controlling payment of foreign currency-denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies. Therefore, the Chinese government’s involvement in the economy could adversely affect our business, financial condition or operating results. The Chinese government has implemented various measures from time to time to control the rate of economic growth. Some of these measures benefit the overall economy of China, but may have a negative effect on your business, financial condition and operating results.

The new provisions of the PRC Employment Contract Law may substantially increase our labor-related costs in the future

The PRC Employment Contract Law, which became effective as of January 1, 2008, contains many more provisions favorable to employees than existing labor regulations in effect in China. This may substantially increase our labor-related costs in our future operations. According to the new law, an employee is entitled to terminate his or her employment relationship with his or her employer for certain causes, such as delay in payment of wages or social insurance contribution or dissatisfactory labor protection, and under such circumstances the employer is liable to pay compensation to the employee. The amount of such compensation payment shall be one month's salary for each year that the employee has served the employer, subject to a cap of twelve months' salary. An employer shall also be liable to compensate an employee when the employer decides not to renew an existing employment contract that is about to expire. In addition, an employer is obligated to conclude an open-ended employment contract with an employee after two consecutive terms of fixed-term employment, which means the employer will be liable to pay damages to an employee if it terminates this employee without cause, until the employee reaches an age at which he or she is eligible for pension payment. We may have greater difficulty terminating underperforming employees and may incur higher level of labor costs in order to comply with the provisions of the new law, which may have a material adverse effect on our business, financial condition and operating results.

Government control of currency conversion and future movements in exchange rates may adversely affect the Company’s operations and financial results.

We receive substantially all of our revenues in Renminbi, the currency of China. A portion of such revenues may be converted into other currencies to meet our foreign currency obligations. In addition, we incur approximately 1% of our expenses in foreign currencies, mostly for professional services such as auditors, attorneys and other intermediaries. Foreign exchange transactions under our capital account, including principal payments in respect of foreign currency-denominated obligations, continue to be subject to significant foreign exchange controls and require the approval of the State Administration of Foreign Exchange in China. These limitations could affect our ability to obtain foreign exchange through debt or equity financing, or to obtain foreign exchange for capital expenditures.

The Chinese government controls its foreign currency reserves through restrictions on imports and conversion of Renminbi into foreign currency. Although the exchange rate of the Renminbi to the U.S. dollar has been stable since January 1, 1994 to May 15, 2006, and the Chinese government has stated its intention to maintain the stability of the value of Renminbi, the exchange rate of the Renminbi to the U.S. dollar has been continuously revalued since 2006 and the exchange rates may further change.

Conducting business in currencies other than U.S. dollars subjects us to fluctuations in currency exchange rates that could have a negative impact on our reported operating results. Fluctuations in the value of the U.S. dollar relative to other currencies impact our revenues, cost of revenues and operating margins and result in foreign currency translation gains and losses and as a result, our results of operations may be materially adversely affected solely as a result of exchange rate fluctuations. Our financial condition and results of operations may also be affected by changes in the value of certain currencies other than Renminbi in which our earnings and obligations are denominated.

Historically, we have not engaged in exchange rate hedging activities. Although we may implement hedging strategies to mitigate this risk, these strategies may not eliminate our exposure to foreign exchange rate fluctuations and may involve costs and risks of their own, such as ongoing management time and expertise, external costs to implement the strategy and potential accounting implications.

Uncertainties with respect to the Chinese legal system could limit the protections available to you and us.

The Chinese legal system is based on written statutes and their interpretation by the Supreme People’s Court. Although the Chinese government has introduced new laws and regulations to modernize its business, securities and tax systems, China does not yet possess a comprehensive body of business law. Because Chinese laws and regulations are relatively new, interpretation, implementation and enforcement of these laws and regulations involve uncertainties and inconsistencies and it may be difficult to enforce contracts. These uncertainties, including the inability to enforce our contracts, could materially and adversely affect our business, financial condition and operating results. In addition, as the Chinese legal system develops, changes in such laws and regulations, their interpretation or their enforcement may have a material adverse effect on our business operations. Moreover, interpretative case law does not have the same precedential value in China as in the United States, so legal compliance in China may be more difficult or expensive. These uncertainties could limit the legal protections available to us and other foreign investors, including you.

We may be exposed to infringement or misappropriation claims by third parties, which, if determined adversely against us, could disrupt our business and subject us to significant liability to third parties.

We rely upon certain proprietary confidential information, trademarks, unpatented know-how, unpatented trade secrets and improvements and continuing technological innovation to develop and maintain our competitive position. In addition, we currently have four patents that we use in our business and additional patent applications pending. Competitors may claim that one or more of our products or our various processes infringe upon their patents or other intellectual property. A successful claim of patent or other intellectual property infringement could subject us to significant damages or an injunction preventing the manufacture, sale or use of our affected products or otherwise limit our freedom to operate. The legal protection of intellectual property in China is significantly more limited than in the United States and many other countries and may afford us little or no effective protection.

There may also be technologies licensed to and relied on by us that are subject to infringement or other corresponding allegations or claims by others which could damage our ability to rely on such technologies. In addition, although we endeavor to ensure that companies that work with us possess appropriate intellectual property rights or licenses, we cannot fully avoid the risks of intellectual property rights infringement created by suppliers of components used in our products or by companies with which we work in cooperative research and development activities. Our current or potential competitors, many of which have substantial resources and have made substantial investments in competing technologies, may have obtained or may obtain patents that will prevent, limit or interfere with our ability to make, use or sell our products in China or other countries. The defense of intellectual property claims, including patent infringement suits, and related legal and administrative proceedings can be both costly and time consuming, and may significantly divert the efforts and resources of our technical and management personnel. Furthermore, an adverse determination in any such litigation or proceeding to which we may become a party could cause us to:

•	pay damage awards;

•	seek licenses from third parties;

•	pay additional ongoing royalties, which could decrease our profit margins;

•	redesign our products; or

•	be restricted by injunctions.

These factors could effectively prevent us from pursuing some or all of our business and result in our customers or potential customers deferring, canceling or limiting their purchase or use of our products, which could have a material adverse effect on our financial condition and results of operations.

It may be difficult to serve us with legal process or enforce judgments against us or our management.

We are incorporated in Wyoming, our operating subsidiaries are formed under Chinese law and all of our assets are located in China. In addition, all of our officers, and all but two of our directors, are non-residents of the United States, and all or substantial portions of the assets of such non-residents are located outside the United States. As a result, it may not be possible to effect service of process within the United States upon such persons to originate an action in the United States. Moreover, there is uncertainty that the courts of China would enforce judgments of United States courts against us or our directors and officers based on the civil liability provisions of the securities laws of the United States or any state, or entertain an original action brought in China based upon the securities laws of the United States or any state. Furthermore, an original action may be brought in China against our assets and our subsidiaries, our directors and executive officers and experts named in this prospectus only if the actions are not required to be arbitrated by Chinese law and only if the facts alleged in the complaint give rise to a cause of action under Chinese law. In connection with any such original action, a Chinese court may award civil liability, including monetary damages.

Risks Associated with this Offering and Our Common Stock

Our stock is not traded and our shareholders may not be able to liquidate their investment at all, or may only be able to liquidate their investment at a price less than our value.

Our common stock currently is not traded on any securities market or over-the-counter quotation system, and the price of our common stock, if traded in the future or transferred in privately negotiated transactions, may not reflect the value of our business. Consequently, investors may not be able to liquidate their investment at all, or if they are able to liquidate it may only be at a price that does not reflect the value of the business. We plan to apply for a quotation of our common stock on the OTC Bulletin Board; however, even if a trading market of our common stock develops, the trading volume may be very thin and the price may be highly volatile. Because the securities price for our stock, if traded, may be low, many brokerage firms may not be willing to effect transactions in our securities. Even if an investor finds a broker willing to effect a transaction in our stock, the combination of brokerage commissions, transfer fees, taxes, if any, and any other selling costs may exceed the selling price. Further, many lending institutions will not permit the use of common stock like ours as collateral for any loans.

Because we are subject to the “penny stock” rules, sale of our stock by investors may be difficult.

We are subject to the Securities and Exchange Commission’s, or the SEC, “penny stock” rules. Penny stocks generally are equity securities with a price of less than $5.00. The penny stock rules require broker-dealers to deliver a standardized risk disclosure document required by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer must also provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson, and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker-dealer and salesperson compensation information must be given to the customer orally or in writing prior to completing the transaction and must be given to the customer in writing before or with the customer’s confirmation.

In addition, the penny stock rules require that prior to a transaction, the broker and/or dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. The penny stock rules are burdensome and may reduce purchases of any offerings and reduce the trading activity for our common stock. As long as our common stock is subject to the penny stock rules, the holders of such common stock may find it more difficult to sell their shares.

Our stock prices could decrease if a substantial number of shares are sold under Rule 144.

A substantial majority of our outstanding shares of common stock are “restricted securities” within the meaning of Rule 144 under the Securities Act of 1933, as amended, or the Securities Act. As restricted shares, these shares may be resold only pursuant to an effective registration statement or under the requirements of Rule 144 or other applicable exemptions from registration under the Securities Act and as required under applicable state securities laws. Rule 144 provides in essence that a person who has held restricted securities for a prescribed holding period may, under certain conditions, sell a number of shares subject to certain volume and manner of sale limitations. There is no limit on the amount of restricted securities that may be sold by a non-affiliate after the restricted securities have been held by the owner for at least a six-month period (subject to certain information requirements for an additional six-month period). If a substantial number of shares of our stock are sold under Rule 144 or other exemptions, it could cause the price of our stock to decrease.

The conversion of outstanding derivative securities could cause your ownership in the Company to be diluted and may decrease the value of your investment.

Outstanding derivative securities and current and future obligations to issue our securities to various parties may dilute the value of your investment. We have issued warrants to Roth Capital Partners, LLC to purchase 613,260 shares (post-split) with a strike price equal to $4.21 (post-split), a term of five years starting from July 1, 2008 and exercisable at any time after June 30, 2008 on cashless or net exercise basis. In addition, in January 2008 we issued to 25 of our investors warrants to purchase a total of 576,425 shares of common stock. The warrants have a strike price equal to $5.76 (post-split), a term of five years starting on June 30, 2008 and are exercisable at any time after June 30, 2008 on a cashless basis at all times. For the length of time these warrants are outstanding and exercisable, the warrant holder will have an opportunity to profit from a rise in the market price of our common stock without assuming the risks of ownership. This may have an adverse effect on the terms upon which we can obtain additional capital. It should be expected that the warrant holder would exercise the warrants at a time when we would be able to obtain equity capital on terms more favorable than the exercise prices provided by the warrants. Holders of our common stock do not have pre-emptive rights.

We do not intend to pay dividends in the foreseeable future.

As a result, a return on an investment in shares of our common stock may be realized only through a sale of such shares if at all. Our Board of Directors does not intend to pay any dividends in the foreseeable future. We do not plan on making any cash distributions in the manner of a dividend or otherwise. Our Board of Directors presently intends to follow a policy of retaining all earnings, if any, for use in our business operations. The holders of our common stock are entitled to receive dividends when, as and if declared by our Board of Directors out of legally available funds. To date, we have paid no dividends.

We have the right to issue additional shares of our common stock and preferred stock without the consent of our shareholders. This would have the effect of diluting your ownership in us and could decrease the value of your stock.

As of March 31, 2008, we had 100,000,000 common stock authorized for issuance, among which only 25,000,050 shares of common stock were issued and outstanding. Approximately 74,999,950 authorized shares of common stock are available for issuance for any purpose without shareholder approval that would dilute a shareholder’s percentage ownership of us. We have outstanding warrants to acquire 1,226,973 shares of our common stock.

In addition, our articles of incorporation authorize the issuance of shares of preferred stock, the rights, preferences, designations and limitations of which may be set by our Board of Directors. While no preferred stock is currently outstanding or subject to be issued, our articles of incorporation have authorized issuance of up to 1,000,000 shares of preferred stock in the discretion of our Board of Directors. Such preferred stock may be issued upon filing of amended articles of incorporation and the payment of required fees; no further shareholder action is required. If issued, the rights, preferences, designations and limitations of such preferred stock would be set by our Board of Directors and could operate to the disadvantage of the outstanding common stock. Such terms could include, among others, preferences as to dividends and distributions on liquidation.

We did not hold any annual shareholder meetings before we acquired Duoyuan China in 2006.

We have not held an annual meeting of shareholders since inception. Under Wyoming law, the district court of the county where a corporation's principal office may summarily order a meeting to be held upon application of any member or other person entitled to participate in an annual or regular meeting, if an annual meeting was not held within fifteen months after its last annual meeting. Because we have not held regular shareholders’ meetings, our shareholders’ ability to exercise their voting rights may be limited. As a Section 12(g) registrant, we plan to call a shareholder meeting in compliance with SEC proxy regulations as soon as practicable after this registration statement has become effective.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains certain forward-looking statements. When used in this filing or in any other presentation, statements which are not historical in nature, including the words “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend” “may,” “will,” “project,” “aim,” “plan” or “continue,” and similar expressions are intended to identify forward-looking statements. They also include statements containing a projection of revenues, earnings or losses, capital expenditures, dividends, capital structure or other financial terms.

The forward-looking statements in this filing are based upon our management’s beliefs, assumptions and expectations of our future operations and economic performance, taking into account the information currently available to them. These statements are not statements of historical fact. Forward-looking statements involve risks and uncertainties, some of which are not currently known to us that may cause our actual results, performance or financial condition to be materially different from the expectations of future results, performance or financial condition we express or imply in any forward-looking statements. These forward-looking statements are based on our current plans and expectations and are subject to a number of uncertainties and risks that could significantly affect current plans and expectations and our future financial condition and results.

We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this filing might not occur.  We qualify any and all of our forward-looking statements entirely by these cautionary factors.  As a consequence, current plans, anticipated actions and future financial conditions and results may differ from those expressed in any forward-looking statements made by or on our behalf.  You are cautioned not to unduly rely on such forward-looking statements when evaluating the information presented herein.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of shares of our common stock by the selling shareholders. We will bear all costs, expenses and fees in connection with the registration of shares of our common stock to be sold by the selling shareholders. The selling shareholders will bear all commissions and discounts, if any, attributable to their respective sales of shares.

DETERMINATION OF OFFERING PRICE

Because there is no established public trading market for our common stock, the offering price per share post-reverse stock split of $5.22 is our estimate of the value of the common stock based on the product of our audited basic and diluted earnings per share of $0.61 (post the 1-for-2.68189924 reverse stock split that became effective on July 17, 2007) for our immediate past fiscal year ended June 30, 2007 multiplied by the average price earning ratio for U.S. listed companies in the diversified machinery industry as of November 16, 2007, with an adjustment factor of 50% to account for the absence of an established public trading market for our common stock. The selling shareholders are required to sell our shares at a fixed price of $5.22 per share until our shares of common stock are quoted on the OTC Bulletin Board, and thereafter at prevailing market prices or privately negotiated prices. As of March 31, 2008, there are warrants to purchase 1,226,973 shares of our common stock which have been granted but no warrants have been exercised.

DILUTION

Because the selling shareholders are offering for sale of shares of our common stock that are already issued and outstanding, the sale by the selling shareholders of their shares of our common stock pursuant to this prospectus will not result in any dilution to our shareholders.

DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY
AND RELATED SHAREHOLDER MATTERS

No dividends have been declared or paid on the Company’s securities. As of March 31, 2008, we had approximately 90 holders of common stock of record.

SELECTED FINANCIAL INFORMATION

The following summary of consolidated financial data should be read in conjunction with “Management's Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the notes thereto that are included elsewhere in this prospectus. Historical results are not necessarily indicative of the results that may be expected for any future period.  Certain factors that affect the comparability of the information set forth in the following table are described in the notes to those financial statements.  When you read this historical selected financial data, it is important that you read along with it the historical financial statements and related notes and “Management's Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

The consolidated financial statements are prepared and presented in accordance with generally accepted accounting principles in the United States, or U.S. GAAP. We prepared the unaudited consolidated financial information on the same basis as the audited consolidated financial statements. The unaudited financial information includes all adjustments, consisting only of normal and recurring adjustments that we consider necessary for a fair presentation of its financial position and operating results for the periods presented.==

	Year Ended June, 30					Six Months Ended December 31,
	2003	2004	2005	2006	2007	2006	2007
	(unaudited)					(unaudited)	(unaudited)
	(in thousands, except for per share amount)
Statement of operations data:
Revenue	$5,512	$12,891	$26,469	$43,747	$68,383	$38,958	$49,084

Cost of sales	4,452	8,924	16,887	22,478	37,694	21,444	23,401

Gross profit	1,060	3,967	9,582	21,269	30,689	17,514	25,683

Selling, general and administrative expenses	1,696	4,364	6,111	7,686	11,628	6,046	7,936

Income (Loss) from operations	(636)	(397)	3,471	13,583	19,061	11,468	17,747

Liquidated damage expenses	0	0	0	0	2,119	0	706

Other income (expense), net	0	36	492	(239)	(915)	(335)	(393)

Income before minority interests and provision for income taxes	(636)	(361)	3,963	13,344	16,027	11,133	16,648

Minority interest	0	4	86	187	241	175	246

Provision for income taxes	0	0	0	261	1,807	939	1,203

Net income (loss)	(636)	(365)	3,877	12,896	13,979	10,019	15,199

Comprehensive income Foreign currency translation adjustment	0	0	0	426	1,834	691	2,987

Comprehensive income (loss)	$(636)	$(365)	$3,877	$13,322	$15,813	10,710	18,186

EPS - basic and diluted	$(0.04)	$(0.02)	$0.221	$0.73	$0.61	$0.48	$0.61

Weighted average number of shares outstanding - basic and diluted	17,562	17,562	18,867	18,867	23,041	20,715	25,000

						Six Months Ended
	Year Ended June 30,					December 31,
Consolidated Balance Sheets	2003	2004	2005	2006	2007	2007
	(Unaudited)					(Unaudited)
Current Assets	$7,113,037	$16,706,040	$22,001,699	$34,906,390	$51,267,370	$64,689,512
Total Assets	$17,599,363	$30,144,508	$37,467,181	$50,544,359	$80,279,865	98,991,336
Current Liabilities	$12,140,985	$25,046,847	$28,406,269	$27,961,760	$20,332,147	20,600,968
Total Liabilities & Minority Interest	$12,377,946	$25,288,189	$28,733,264	$28,489,006	$21,132,913	21,659,240
Total Stockholder's equity	$5,221,417	$4,856,319	$8,733,917	$22,055,353	$59,146,952	77,332,096

Exchange Rate Information

As of March 31, 2008, the latest practicable date, the exchange rate between U.S. dollars and Renminbi is 7.01. The table below sets forth certain information concerning exchange rates between U.S. dollars and Renminbi for the periods indicated. All exchange rates are based on the published Federal Reserve Bank of New York noon buying rate.

Year	Period End	Average	High	Low
2004	8.28	8.28	8.28	8.28
2005	8.07	8.19	8.27	8.07
2006	7.80	7.97	8.07	7.80
2007	7.29	7.61	7.81	7.29
Month:
January	7.18	7.24	7.30	7.18
February	7.11	7.16	7.20	7.11
March	7.01	7.07	7.11	7.01

CORPORATE HISTORY AND STRUCTURE

The Acquisition of Duoyuan

Since our inception and prior to the Equity Transfer described below,  we were  a shell company that did not have any operations, had not generated any revenues and had no employees other than officers and directors. Our primary activity before the Equity Transfer in 2006 was seeking merger or acquisition candidates which it could either merge with or acquire.

In 2006, Mr. Guo, the owner (through his BVI Company Duoyuan Investments Limited) of  Duoyuan Digital Printing Technology Industries (China) Co., Ltd. ("Duoyuan China"), was interested in finding a shell company in the U.S. that Duoyan China could merge with to become a public company through a reverse takeover transaction. Originally Mr. Guo planned on using a public shell that was already traded on the OTC Bulletin Board. After Mr. Guo had started looking for public shells, Jonathan Mork introduced Asian Financial, a non-traded fully reporting shell that was controlled by his father, Dempsey Mork, as an alternative that would not require any cash payment from Mr. Guo and which would also meet Mr. Guo's terms for overall share dilution. Jonathan Mork is a shareholder of the Company through his consulting firm, Millennium Group. He is also a director of Roth Capital Partners LLC, which completed a private placement for the Company after its acquisition of Duoyuan China. Because the primary consideration of Mr. Guo was a public vehicle with no liabilities or contingent liabilities, and since the Company met Mr. Guo's requirements and on better than expected terms, in October 2006 Mr. Guo and the Company agreed the terms of a commercial transaction between them and the Company completed the acquisition of Duoyan China (and its two subsidiaries, a 99.4% ownership Hunan Duoyuan Printing Machinery Co., Ltd. and 95% ownership in Langfang Duoyuan Digital Technology Co., Ltd) pursuant to the Equity Transfer Agreement, or the Equity Transfer, and Duoyuan China then became our wholly-owned subsidiary.

Dempsey Mork controls other public shells (including others with no contingent liabilities) but did not present Mr. Guo with other public shells, nor did Mr. Guo present opportunities other than Duoyuan China to Mr. Mork. We are not aware of what considerations Mr. Mork made in suggesting the Company for a possible transaction with Duoyuan China other than he felt it suitability met Mr. Guo's desire to find a U.S. reporting vehicle with no liabilities and no or little risk of contingent liability on favorable commercial terms.

On November 2, 2006, we closed the transactions contemplated by a Securities Purchase Agreement dated October 24, 2006 by and among us and certain unrelated investors, or the Securities Purchase Agreement. In accordance with the Securities Purchase Agreement, we issued an aggregate of 16,447,019 shares (equivalent to 6,132,601 post- split shares) of our common stock for a purchase price of approximately $1.43 ($3.84 post-split) per share or an aggregate purchase price of $23,549,188. This private equity financing was made pursuant to the exemption from the registration provisions of Section 4(2) of the Securities Act for issuances not involving a public offering and Rule 506 of Regulation D promulgated thereunder.

Duoyuan China. Duoyuan China was originally established and wholly-owned by Duoyuan Industries (Holding), Inc., which was incorporated in the British Virgin Islands (“Duoyuan Industries”).  In September 2002, Duoyuan Industries entered into an agreement with Duoyuan BVI, whereby Duoyuan BVI acquired 100% of the equity in Duoyuan China from Duoyuan Industries.  Mr. Wenhua Guo is the sole shareholder of both Duoyuan Industries and Duoyuan Investments. The purpose of this equity transfer was to simplify and clarify the structure and operations of Duoyuan China: After the equity transfer, Duoyuan Industries became the sole shareholder of Duoyuan Information Technology Industries (China) Co. Ltd. (“Duoyuan Information”), and Duoyuan BVI became the sole shareholder of Duoyuan China. As a consequence, the businesses of Duoyuan Information and Duoyuan China do not have any overlap and do not compete with each other.

Duoyuan’s origin in offset press engineering began in 1994 when Beijing Duoyuan Electric Co. Ltd or Duoyan Electric was established by Mr. Wenhua Guo and Beijing Duoyuan Electric Group Co. Ltd., a company also controlled by Mr. Wenhua Guo, which produced its first generation of single-color small-format offset presses.  Besides printing presses, Duoyuan Electric also manufactured water treatment equipment and fax machines. As the printing industry in China developed, we took a long-term view on our printing press business and decided to spin off the printing business into a new entity. On June 21, 2001, Duoyuan China was established to focus on development, manufacturing and marketing of printing equipment. Duoyuan China acquired only relevant intellectual property comprising trademark rights and know-how on printing presses from Duoyuan Electric and otherwise Duoyuan China procured assets on its own from third parties. The remaining unrelated assets and liabilities of Duoyuan Electric were not acquired by Duoyuan China in the asset purchase because Duoyuan Electric is still a separate operating company with business in water treatment equipment and fax machines, and the facilities and equipment formerly used for offset press manufacturing remained useful at Duoyuan Electric after the spin-off. Duoyuan Electric engages in different industry sectors from Duoyuan China and does not compete with Duoyuan China. Duoyuan China is our operating headquarters with strategic planning, management, financing, research and development, sales and marketing, after-sales service and headquarters administration functions.

Langfang Duoyuan.    In October 2000, Beijing Yinghang Yinlu Advertisement Co. Ltd and Beijing Huiyuan Duoyuan Digital Printing Technology Research Institute (“Huiyuan Institute”), both controlled by Mr. Wenhua Guo, established Duoyuan Digital Printing Technology Industries (China) Co., Ltd. (“Langfang Duoyuan”) in the Langfang, Hebei Province of China as a production base for offset presses.  Yinghang Yinlu and Huiyuan Institute held 5% and 95% of the capital interest of Langfang Duoyuan, respectively.

In March 2002, Duoyuan China acquired the 5% capital interest in Langfang Duoyuan that was previously held by Yinghang Yinlu.  In October 2005, Duoyuan China acquired from Huiyuan Institute a 90% capital interest in Langfang Duoyuan for a price of RMB 36 million.  After this transaction, Duoyuan China and Huiyuan Institute held 95% and 5% of the capital interest of Langfang Duoyuan, respectively.  Langfang Duoyuan is the manufacturing base for small-format offset presses.  The prepress and postpress equipment are currently manufactured at Langfang Duoyuan. This Share Transfer Agreement is filed herewith as Exhibit 10.9.

Hunan Duoyuan.  Hunan Duoyuan now is the manufacturing base for large-format offset presses. Duoyuan China acquired Hunan Duoyuan Printing Equipment Manufacturer Co., Ltd. (“Hunan Duoyuan”) in March 2004, in which Duoyuan China and Langfang Duoyuan acquired 88% and 12% of the capital interest, respectively.  Prior to this acquisition, Hunan Duoyuan was known as Hunan Printing Machinery Co., Ltd. and was formerly a state-owned enterprise founded in 1969.  Hunan Duoyuan was historically one of the three major large-format offset press manufacturers in China and was designated to produce multicolor presses.  Duoyuan acquired Hunan Duoyuan to increase the production capacity to meet the market demand for large-format offset presses.  According to a Bankrupt Estate Purchase Agreement entered into between Duoyuan China (as purchaser) and the local governmental authority in charge of the predecessor of Hunan Duoyuan (as seller) on December 12, 2003, the predecessor had been declared bankrupt by the local court and Duoyuan China had won the predecessor's bankrupt estate in a public auction at the price of RMB 38 million; the bankrupt estate was exclusive of any pre-existing liabilities, and the seller represented that no creditor shall have any claim or recourse against the bankrupt estate.

The chart below shows our ownership structure, including its subsidiaries and affiliated companies, prior to the closing of the Equity Transfer.

As a result of the Equity Transfer, the operations of Duoyuan China and its subsidiaries became our principal operations and the management of Duoyuan China became our management, and therefore all the information provided in “Business” includes the operations of Duoyuan China, which is now our subsidiary.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

Except for statements of historical facts, this section contains forward-looking statements involving risks and uncertainties. You can identify these statements by forward-looking words including “believes,” “considers,” “intends,” “expects,” “may,” “will,” “should,” “forecast,” or “anticipates,” or the negative equivalents of those words or comparable terminology, and by discussions of strategies that involve risks and uncertainties. Forward-looking statements are not guarantees of our future performance or results, and our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under “Risk Factors.” This section should be read in conjunction with our consolidated financial statements.

The following discussion presents information on our business on a consolidated basis and analyzes its financial condition and results of operations for the years ended June 30, 2005, 2006 and 2007, and the six months ended December 31 for 2006 and 2007. The discussion and analysis of our financial condition present below are based upon our consolidated financial statements prepared in accordance with U.S. GAAP.

Our Business

Overview

We are engaged in the business of designing, manufacturing, selling and distributing printing equipment in the PRC. We combine technical innovation with PRC cost advantages to offer a broad range of offset printing equipment at substantial price discounts to Western models.

Our products cover all three stages of the offset printing process, including prepress, press, and postpress. Our press products include four types of offset printing presses: single-color small-format presses, single-color large-format presses, multicolor small-format presses and multicolor large-format presses. We have manufacturing facilities in Langfang Duoyuan and Hunan Duoyuan and are headquartered in Beijing, China.  To serve the Chinese market, we have developed a large distribution and service network that has a presence in over 80 cities in China. We also have an in-house marketing team of over 200 specialists, composed of seven regional teams.

As a result of strong growth in all forms of printed media, the demand for commercial printing equipment in China continues to rise. By offering better prices than Western competitors and better flexibility, speed and service than state-owned Chinese competitors, we have achieved an increasing share of the printer market in China.

While our primary market is the PRC, where we distribute nationally, we are currently in the process of adding distributors in certain regions, including Africa, the Middle East and certain parts of Asia where customers seek a similar quality and price standard as China.

Uncertainties that Affect Our Financial Condition

In addition to the uncertainties related to the political, economic and currency environments in China, the primary challenge to us is the ability to continue to keep pace with the offset printing industry in China, to launch new products and upgraded versions of products that will be accepted by our customers, provide products and services in a cost-effective way to remain profitable, and protect our own intellectual property rights to fend off imitations and copycat products.

Critical Accounting Policies and Estimates

The discussion and analysis of our financial condition presented in this section are based upon our consolidated financial statements, which have been prepared in accordance with the generally accepted accounting principles in the United States. During the preparation of the financial statements we are required to make estimates and judgment that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an ongoing basis, we evaluate our estimates and judgments, including those related to sales, returns, pricing concessions, bad debts, inventories, investments, fixed assets, intangible assets, income taxes and other contingencies. We base our estimates on historical experience and on various other assumptions that it believes are reasonable under current conditions. Actual results may differ from these estimates under different assumptions or conditions.

We identified the most critical accounting principals that we believe are the most important to the portrayal of our financial condition and results of operations, and require management’s most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effects of matters that are inherently uncertain. We determined that those critical accounting policies include use of estimates, revenue recognition, accounts receivable, trade and allowance for doubtful accounts, inventories, and liquidated damages, impairment of long-lived assets - including intangible assets and fixed assets and income tax.

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles of the United States of America requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. For example, we estimate the allowance for doubtful accounts. Management believes that the estimates utilized in preparing its financial statements are reasonable and prudent. Actual results could differ from these estimates.

Revenue recognition

We recognizes revenue in accordance with SAB 104, which specifies that revenue is realized or realizable and earned when four criteria are met:

•	Persuasive evidence of an arrangement exists. (We consider our sales contracts to be persuasive evidence of an arrangement.)

•	Delivery has occurred or services have been rendered.

•	The seller's price to the buyer is fixed or determinable.

•	Collectibility payment is reasonably assured.

We sell our products solely to our distributors. Master distribution agreements are signed with each distributor. The agreements list all terms and conditions with the exception of delivery, price and quantity terms, which are evidenced separately in purchase orders. We do not sell to distributors on consignment and there are no instances where receivables from our distributors are not due and payable until purchased goods sold by the distributor. There is no right of return after shipping and we have never experienced any returns. Titles are transferred after the products are shipped, and we do not lend products for display or demonstration.

We recognize revenue when the goods are delivered and title has passed. Sales revenue represents the invoiced value of goods, net of a value-added tax, or VAT. All of our products that are sold in China are subject to Chinese VAT at a rate of 17% of the gross sales price or at a rate approved by the Chinese local government. This VAT may be offset by the VAT paid by us on raw materials and other materials included in the cost of producing the finished product. Our distributors are able to install our products without our assistance. As a result, there is no substantial performance required on our part.

Purchase prices of our products are fixed and customers are not allowed to renegotiate pricing after the contracts are signed. Our distribution agreements do not include cancellation or termination clauses.

The contracts include a one-year warranty. Some of our contracts will include an obligation to provide spare parts to distributors, however these terms are rare. The cost associated with our one year warranty, in aggregate, equals approximately 1.5% of total sales. There is no statutory product warranty in China.

Accounts receivable, trade and allowance for doubtful accounts

During the normal course of business, we extend unsecured credit to our distributors by selling on various credit terms. Credit limits are assigned to each distributor. As a distributor builds a sales history with us, the credit limit can be increased. Credit limits are reviewed by management from time to time and reductions are made if deemed necessary.

Distributors are not granted sales returns. Our distributors are all equipped to install our products and we are not contractually obligated to perform any installation services. As a result, our revenue recognition is not impacted.

For single-color printing presses, distributors are required to pay 100% of the purchase price before shipment. For multicolor printing presses, distributors are required to pay between 50%-70% of the purchase price before shipment. The remaining 30%-50% of the purchase price are to be paid within, generally, one year. For sales of the Company’s multicolor printing presses, the negotiation involves 3 parties - distributors, end-users and our sales representatives. During the negotiation, our sales representatives evaluate the creditworthiness of the distributor and determine the payment schedule for the remaining 30-50% of the purchase price. Payment installment schedules are fixed/finalized upon signing of the sales contract and strictly followed. If we have reason to believe that a distributor cannot pay according to its payment installment schedules, we will not recognize the revenue until we are comfortable that the payment can be paid. If collectibility is reasonably assured then we recognize revenue upon shipment as no further performance by us or the distributor is required to make the printers ready for use.

Management reviews its accounts receivable on a quarterly basis to determine if the allowance for doubtful accounts is adequate. An estimate for doubtful accounts is recorded when collection of the full amount is no longer probable. Our existing reserve is consistent with our historical experience and considered adequate by the management.

Inventories

Inventories are recorded at the lower of cost or market, using the weighted average method.

We review our inventory on a regular basis for possible obsolete goods determined by looking at the shelf life of the products as well as reviewing product demand from distributors to determine if any reserves are necessary for potential obsolescence.

As of December 31, 2007, June 30, 2007, 2006 and 2005, we determined that no reserves were necessary.

Liquidated damages

The liquidated damages associated with the registration of the shares and the settlement of all outstanding related party balances are treated in accordance with FAS 5.

The registration penalty meets the definition of a registration payment arrangement as defined in EITF 00-19-2. In accordance with EITF 00-19-2 paragraph 7 where the contingent obligation to make future payments or otherwise transfer consideration under a registration payment arrangement is recognized and measured separately. In accordance with FIN14, we have recorded an expense and a liability equal to the minimum estimated loss.

Impairment of long-lived assets, including intangible assets and fixed assets

We review our long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may no longer be recoverable.

When these events occur, we measure impairment by comparing the carrying value of the long-lived assets to the estimated undiscounted future cash flows expected to result from the use of the assets and their eventual disposition. If the sum of the expected undiscounted cash flow is less than the carrying amount of the assets, we would recognize an impairment loss based on the fair value of the assets. We have not suffered any impairment of long-lived assets.

Income Tax

Deferred income taxes are recognized for temporary differences between the tax basis of assets and liabilities and their reported amounts in the financial statements, net operating loss carry-forwards and credits by applying enacted statutory tax rates applicable to future years.

Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Current income taxes are provided for in accordance with the laws of the relevant tax authorities.

PRC Tax

Prior to January 1, 2008, our subsidiaries were governed by the Income Tax Law of the People’s Republic of China, or PRC, concerning Foreign Investment Enterprises and Foreign Enterprises and various local income tax laws, referred to as the old Income Tax Laws.

Beginning January 1, 2008, the new Enterprise Income Tax Law has replaced the existing laws for domestic enterprises and foreign invested enterprises. The new standard Enterprise Income Tax rate of 25% has replaced the 33% rate currently applicable to both domestic enterprises and foreign invested enterprises.

Under the old Income Tax Laws, foreign investment enterprises, or FIE, generally were subject to an income tax at an effective rate of 33%, broken down as 30% state income taxes plus 3% local income taxes, on income as reported in their statutory financial statements after appropriate tax adjustments unless the enterprise is located in specially designated regions for which more favorable effective tax rates apply. Effective January 1, 2008, China has unified the corporate income tax rule on foreign invested companies and domestic companies. The unified corporate income tax rate has become 25%, subject to applicable “grandfathering” provisions.

Upon approval by the PRC tax authorities, FIEs scheduled to operate for a period of 10 years or more and engaged in manufacturing and production may be exempt from income taxes for two years, commencing with their first profitable year of operations, after taking into account any losses brought forward from prior years, and thereafter with a 50% reduction for the next three years. For tax filing purpose in the PRC, all yearly periods refer to calendar years.

In 2001, Duoyuan China became a FIE. This status allows Duoyuan China a two-year income tax exemption and a 50% income tax reduction for the following three years. Duoyuan China had operating losses prior to the calendar year ended December 31, 2003 and started to generate a net profit for the calendar year ended December 31, 2004. As a result, Duoyuan China has an income tax exemption for calendar years ending December 31, 2004 and 2005 and 50% income tax reduction for the calendar years ending December 31, 2006, 2007 and 2008. We believe Duoyuan China will be subject to an income tax rate of 25% starting January 1, 2009, under the newly unified corporate income tax rate.

Langfang Duoyuan is located in a Special Economic and High Technology Zone and the PRC tax authority has offered a special income tax rate to Langfang Duoyuan for doing business in the special zone. With the approval of the local government, Langfang Duoyuan is exempt from income taxes for five years, commencing with its first profitable year of operations. Langfang Duoyuan has operating losses prior to the calendar year ended December 31, 2002 and started to generate a net profit for the calendar year ending December 31, 2003. Therefore, Langfang Duoyuan has an income tax exemption for the years ending December 31, 2003 through December 31, 2007. We believe Langfang Duoyuan will be subject to an income tax rate of 25% starting January 1, 2008, under the newly unified corporate income tax rate.

Prior to acquiring Hunan Duoyuan, we negotiated with Hunan Shaoyang Treasure Department to obtain an income tax exemption benefit. The Treasure Department granted Hunan Duoyuan a five-year income tax exemption commencing with the first profitable year of operations. In addition, the Treasure Department granted a 50% refund of income taxes based upon the amount of income taxes paid by Hunan Duoyuan. Hunan Duoyuan suffered an operating loss in the first year of operations ended December 31, 2004 and started to generate a net profit for the calendar year ended December 31, 2005. Therefore, Hunan Duoyuan has an income tax exemption for the years ended December 31, 2005 through December 31, 2009. We believe Hunan Duoyuan will become subject to income tax at the rate of 25% starting January 1, 2010, under the newly unified corporate income tax rate.

The following table reconciles the U.S. statutory rates to our effective tax rate for the fiscal years ended June 30, 2006 and 2007:

	2006	2007
U.S. statutory rates	34.0%	34.0%
Foreign income not recognized in USA	(34.0)	(34.0)
China income taxes	33.0	33.0
China income tax exemption	(33.0)	(16.5)
Effective income tax rates	-%	16.5%

Value Added Tax

Enterprises or individuals who sell commodities, engage in repair and maintenance or import and export goods in the PRC are subject to a value added tax, VAT, in accordance with Chinese laws. The VAT standard rate is 17% of the gross sales price. A credit is available whereby VAT paid on the purchases of semi-finished products or raw materials used in the production of the Company’s finished products can be used to offset the VAT due on sales of the finished product.

Contractual Obligations

The contractual obligations presented in the table below represent our estimates of future payments under fixed contractual obligations and commitments as of June 30, 2007. Changes in our business needs or interest rates, as well as actions by third parties and other factors, may cause these estimates to change. Because these estimates are complex and necessarily subjective, our actual payments in future periods are likely to vary from those presented in the table.

Obligations		Total Ending Balance	Less Than One Year		1- 3 Years	3-5 Years		More than 5Years
Long Term Debt Obligations	$-	$-		$-			$-		$-

Capital Lease Obligations	-	-		-			-		-

Operating Lease Obligations (1)	$$35,998 (for rental of premises); $11,617 (for rental of vehicles in Langfang)	$$35,998 (for rental of premises); $11,617 (for rental of vehicles in Langfang)	$		$	$		$

Purchase Obligations	-	-

Repayment Obligations under Line of Credit	12,887,000	12,887,000

Total	$12,934,615	$12,934,615			$	$		$

(1)
The operating lease obligations consist of two parts. First, we have a one-year bus lease agreement with a bus leasing company, renewable at the end of the initial term. We use these buses to pick up employees in Beijing and Langfang and send them to work in our Langfang Duoyuan facility. We signed an annual agreement with the bus lease company. The total payment for a year is $46,468. Second, Duoyuan China had a five year office lease agreement with Duoyuan Clean Water Technology Industries (China) Co., Ltd. This agreement expired in December 2007. We have renewed our office lease agreement on December 25, 2007 for a one-year term. The future minimum rent commitment is $154,121.

Results of Operations

Comparison of the Six Months Ended December 31, 2007 and 2006

Net Revenue. Net Revenues were $49,083,984 for the six months ended December 31, 2007, an increase of $10,126,001, or 26.0%, compared to $38,957,983 for the same period last year. This increase in net revenue was mainly attributed to increases in both the unit price and number of units sold, especially multi-color printing machine item DY474, DYA452 and PZ4660, which are 66% of our total net revenue. We do not typically raise the prices of existing products but rather offer new products at higher prices than existing products, which has the effect of pushing up the total average prices of our products. At the same time, we have shifted our strategic focus in development from single color presses that are offered at lower prices to multi-color presses that achieve a much higher price, as well as from small format to large format. The market demand for multicolor presses continued to grow during the six months ended December 31, 2007. We have also continued to provide more support to our distributors in various ways in order to buttress their marketing efforts on our behalf. For example, we have been providing more training to their sales teams than we did previously, and assisting them with advertising efforts in order to develop the local market together. We believe that once our distributors know more about the multicolor presses and have more confidence in us through these sorts of initiatives, the overall marketing effort will continue to improve. Additionally, we kept expanding our sales network for multicolor presses. The combined effect was a higher number of multicolor presses sold. At the same time, we were continuously improving our processing techniques, resulting in improved quality of our parts and components as well as the improved quality of whole printing presses. In addition, we continuously applied our technical developments onto our products, resulting in better performance and enhanced functionalities of our printing presses.

Cost of Sales. Cost of sales was $23,400,924 for the six months ended December 31, 2007, an increase of $1,957,152 or 9.13%, compared to $21,443,772 for the same period last year. This increase was less than the increase in net revenue. As a percentage of net revenue, the costs of sales for the six months ended December 31, 2007 and 2006 were 47.7% and 55.0%, respectively. The decrease of cost of sales as a percentage of net revenue was mainly attributed to lower labor cost paid due to our skilled employees having improved their efficiency in production. We also placed into service significant numbers of new production equipment by the end of fiscal year ended June 30, 2007, which contributed to reduce our labor cost.

Gross Profit. Gross profit was $25,683,060 for the six months ended December 31, 2007, an increase of $8,168,849, or 46.6%, compared to $17,514,211 for the same period last year. The gross profit as a percent of sales was 52.3% and 45.0% for 2007 and 2006 respectively. This increase in gross profit percentage was the result of increased sales prices and increased efficiency in our production teams in producing the multi-color printers.

Selling, General and Administrative Expenses. Selling, general and administrative expenses were approximately $7,602,417 for the six months ended December 31, 2007, an increase of $2,282,075, or 42.9%, compared to $5,320,342 for the same period last year. The increase was mainly due to increased sales.

Research and Development Expense. Research and develop expense for the six months ended December 31, 2007 and 2006 amounted to $333,605 and $725,934, respectively.

Income from Operations. Income from operations was $17,747,038 for the six months ended December 31, 2007, an increase of 6,279,103 or 54.8%, compared to $11,467,935 in the same prior period last year. This reflects an increase in Gross Profit due to an increase in sales prices and the increased efficiency of our production teams.

Liquidated Damage Expenses. We recorded $706,476 in liquidated damage expenses in the six months ended December 31, 2007. We did not have such expenses in the same period last year. On October 25, 2006, we entered into a definitive Securities Purchase Agreement, or the Purchase Agreement, whereby we sold approximately $23 million shares of our stock in a private placement and agreed to register the resale of those shares with the SEC within 90 days of the closing pursuant to the Registration Rights Agreement. Failure to file the registration statement resulted in a monthly cash penalty of 1% of the proceeds with a cap of 8% pursuant to Section 2(e) of the Registration Rights Agreement. As of December 31, 2007, the Company had accrued $1,883,936 for the liquidated damages pursuant to that agreement. This amount has been included in liquidated damage expenses on the income statement in accordance with EITF 00-19-2. The Company has since settled the liquidated damage expenses by issuing warrants and making cash payments to its investors in January and February 2008. See “Description of Securities to be Registered - Registration Rights”.

Related Party Expense. In connection with the private placement, under Section 4.11 of the abovementioned Purchase Agreement, we agreed to cease all related party transactions and to settle all outstanding balances due to or from related parties by December 31, 2006. Failure to cease all related party transactions results in a monthly cash penalty of 1% of the proceeds with a cap of 4%. We began accruing costs associated with this penalty in January 2007. As of December 31, 2007, we accrued $941,968 for the “related party penalty expense” pursuant to that agreement. This amount has been included as liquidated damage expenses on the income statement in accordance with EITF 00-19-2. We have since settled the related party penalty by issuing warrants and making cash payments to its investors in January and February 2008. See “Certain Relationships, Related Party Transactions and Director Independence - Related Party Expenses”.

Provision for Income Taxes. Provision for income taxes for the six months ended December 31, 2007 and 2006 were $1,203,445 and $939,478, respectively. Duoyuan China started to pay income tax since January 1, 2006. The current income tax rate for Duoyuan China is 7.5% of taxable income. The current income tax rate will last until December 31, 2008, after which the income tax rate will be 25%.

Net Income. Net income was $15,197,906 for the six months ended December 31, 2007, an increase of 5,179,426, or 51.7% compared to $10,018,480 in the same period last year. The percentage increase was mainly attributed to the increase in sales price and improved production efficiencies of the multi-color print machines.

Comparison of the Years Ended June 30, 2007 and 2006

Net Revenue. Net Revenues were $ 68,383,014 for the year ended June 30, 2007, an increase of $ 24,636,453, or 56%, compared to $ 43,746,561 for the same period last year. This increase in net revenue was mainly attributed to increase in the number of units sold, especially multi-color printing machine item DY 474, DYA452 and PZ4660, which together account for 66% of the total net revenue. During the fiscal year ending June 30, 2007, we eliminated two product types that were produced during fiscal year 2006 (i.e. PZ 1660 and YP1A1), and launched four new product types (i.e. DY4524, DY52, YP1102 and YP2102).

Cost of Sales. Cost of sales was $ 37,693,679 for the year ended June 30, 2007, an increase of $15,215,774, or 68%, compared to $ 22,477,905 for the same period last year. This increase was higher than the increase in net revenue. As a percentage of net revenue, the costs of sales for the year ended June 30, 2007 and 2006 were 55% and 51%, respectively. The increase of cost of sales as a percentage of net revenue was mainly attributed to higher labor cost associated to lower productivity as some workers were just shifted to produce large-format multicolor printing presses. Also the increase in price of material and utilities contributed the increase in cost of sales.

Gross Profit. Gross profit was $30,689,335 for the year ended June 30, 2007, an increase of $9,420,679, or 44%, compared to $21,268,656 for the same period last year. The gross profit as a percent of sales fell from 48.6% to 44.9%. This decrease in gross profit percentage was due to the emphasis on higher end equipment and the learning curve required to change production from the lower end products and single color printers to the larger multi-color printers. The percentage is expected to return to the 48% to 50% range.

Selling, General and Administrative Expenses.  Selling, general and administrative expenses were approximately $11,628,005 for the year ended June 30, 2007, an increase of $3,942,155, or 51.3%, compared to $7,685,850 for the same period last year.  The increase was mainly due to increased selling and promotional expenses on trade shows, conferences, advertising and commissions related to building up the multicolor press distribution network, which had been built in 2006. As a percentage of revenues, selling, general and administrative expenses were 17.0% and 17.6% for the years ended June 30, 2007 and 2006, respectively.

Research and Development. Research and development expenses were $1,045,543 for the year ended June 30, 2007, compared to $1,036,570 for the previous year.

Income from Operations. Income from operations was $19,061,330 for the years ended June 30, 2007, an increase of 40.3%, compared to $13,582,806 in the same prior period last year. The percentage of sales represented by the Income from Operations fell from 31% in 2006 to 27.9% in 2007 primarily as a result of the decrease in the Gross Profit Margin noted in “Gross Profit” above. Management expects to return to a margin of 31% in 2008.

Liquidated damage expenses. We booked $2,119,428 in liquidated damage expenses in the year ended June 30, 2007. We did not have such expenses in the same period last year. On October 25, 2006, we entered into a definitive Securities Purchase Agreement, or the Purchase Agreement, whereby we sold approximately $23 million shares of our stock in a private placement and agreed to register the resale of those shares with the SEC within 90 days of the closing pursuant to the Registration Rights Agreement. Failure to file the registration statement resulted in a monthly cash penalty of 1% of the proceeds with a cap of 8% pursuant to Section 2(e) of the Registration Rights Agreement. As of June 30, 2007, we had accrued $1,177,460 for the liquidated damages pursuant to that agreement. This amount has been included in liquidated damage expenses on the income statement in accordance with EITF 00-19-2. Additionally, we agreed to cease all related party transactions and to settle all outstanding balances due to or from related parties by December 31, 2006. Failure to cease all related party transactions results in a monthly cash penalty of 1% of the proceeds with a cap of 4%. We began accruing costs associated with this penalty in January 2007. As of June 30, 2007, we have accrued $941,968 for the ”related party penalty expense” pursuant to that agreement. This amount has been included in the income statement in accordance with EITF 00-19-2.

Other Income / (Expense). Other income/(expense) was $(915,228) for the year ended June 30, 2007, an increase of $676,254 or 283%, compared to $(238,974) for the same period in the prior year.

Provision for Income Taxes.    Provision for income taxes for the years ended June 30, 2007 and 2006 were $1,806,943 and $261,133, respectively. Duoyuan China started to pay income tax since January 1, 2006. The current income tax rate for Duoyuan China is 16.5% of taxable income. The current income tax rate will last until December 31, 2008, after which the income tax rate will be 33% under the prevailing tax rule.

Net Income. Net income was $13,979,147 for the year ended June 30, 2007, an increase of 8.4%, compared to $12,895,579 in the same period last year. The percentage of net income decreased from 29.5% for the year ended June 30, 2006 to 20.4% for the year ended June 30, 2007. The 9% decrease was mainly attributed to the accrual of liquidated damages and the related party transaction penalty which together was equivalent to over 3% of net revenue. The tax exemption for Duoyuan China ended on December 31, 2006. The prior year provision for income tax for the year ended June 30, 2006 only included six months income tax. Duoyuan China was subjected to 15% income tax rate for the year ended June 30, 2006. The income tax increased 2.6% of net revenue in 2007. Increase in cost of sale contributed 2.2% decrease in net sales as well.

Comparison of the Years Ended June 30, 2006 and 2005

Net Revenue. Net revenues were $43.7 million for the year ended June 30, 2006, an increase of $17.2 million, or 65.3%, compared to $26.5 million for the year ended June 30, 2005. This increase was mainly attributed to continued increase in sales of our multicolor offset printing presses as a result of new models offered and growth in our sales channels. The demand for higher quality and color-printing service continued to grow rapidly during our fiscal year 2006 resulting in continued increase in market demand for multicolor printing presses. Due to significantly higher technical and capital entry barrier, only a few companies are able to supply multicolor presses, which have a much higher average unit price than that of single-color presses. At the same time, revenue from large-format multicolor offset press increased significantly too. It was mainly driven by Duoyuan China's acquisition and successful post-acquisition development of Hunan Printing Machinery - now Hunan Duoyuan - which is one of the major large-format offset press suppliers in China. This acquisition and post-acquisition development greatly increased Duoyuan China's production capacity of large-format presses and added new models to the product portfolio to meet the market demand. In single-color press product, the general market condition is such that the unit price continued to drop during fiscal 2006 due to low technical entry barrier and fierce competition in pricing. Relying on the superb product quality and established brand, Duoyuan China's strategy is to avoid competition at lower end and supply premier products at premier prices. In fiscal year 2006, Duoyuan China continued to shift more resources to produce and market multicolor presses. The number of small-format single-color press unit sold decreased. At the same time, Duoyuan China reduced the prices of the old models of single-color presses to clear the inventory and prepare for the launch of new models. The combined effect of reduced number of unit sold and reduced average price resulted in a slight revenue decrease in single-color press product.

Cost of Sales. Cost of sales was $22.5 million for the year ended June 30, 2006, an increase of $5.6 million, or 33.1%, compared to $16.9 million for the year ended June 30, 2005.  This increase was noticeably lower than the increase in the revenues.  As a percentage of revenues, the costs of sales for the year ended June 30, 2006 and 2005 were 51.4% and 63.8%, respectively.  The decrease in cost of sales as a percentage of revenues was mainly attributed to larger percentage of sales revenue from higher margin multicolor presses and increased in-house processing work, and to a lesser extent attributed to the decrease of steel prices. Because of the continued strategic shift to produce and sell more multicolor presses, our average selling price and gross margin continued to increase in fiscal 2006. After we acquired Hunan Duoyuan, we now own and continuously improve our in-house casting and molding capability. We now produce more parts and components in-house, instead of outsourcing from outside suppliers. This helped us to reduce parts and component costs. Steel consists of a significant part of cost of sales for our products as our printing presses are mainly made of steel.. Steel prices in China increased significantly during fiscal 2005 but dropped to long-term historical average during fiscal 2006, which to a certain extent eased the cost pressure in our materials purchase.

Gross Profit. Gross profit was $21.3 million for the year ended June 30, 2006, an increase of $11.7 million, or 122.0%, compared to $9.6 million for the year ended June 30, 2005.  The overall gross profit margin was 48.6% and 36.2% for the years ended June 30, 2006 and 2005.

Selling, General and Administrative Expenses. Selling, general and administrative expenses were approximately $7.7 million for the year ended June 30, 2006, an increase of $1.6 million, or 25.8%, compared to $6.1 million for the prior year.  The increase was mainly due to increased selling expenses to expand the sales channel for multicolor offset presses and the cost associated to prepare for entry into the international offset markets.  As a percentage of revenues, selling, general and administrative expenses were 17.6% and 23.1% for the year ended June 30, 2006 and 2005, respectively.  The decrease in selling, general and administrative expenses as a percentage of the revenues for the year ended June 30, 2006 was attributable to the significant increase in revenues.

Research and Development. Research and development expenses increased substantially to $1,036,570 from $680,270 in 2005, as out income from operations had risen sharply and allowed more flexibility and resources to develop new products.

Income from Operations. Income from operations was $13.6 million for the year ended June 30, 2006, an increase of 291.3%, compared to $3.5 million the prior year for the aforementioned reasons.

Other Income / (Expense). Other expenses amounted to $238,974 for the year ended June 30, 2006, compared to income of $492,287 for the prior year.  In fiscal year 2005, Langfang Duoyuan received rental income by leasing part of their plant to a third-party manufacturer. In addition, Duoyuan China also had income from the disposal of scrap steel, generated during the course of press production. In 2006, the rental income ceased and the income from scrap steel sales decreased as Duoyuan China now recycles more and more of these scrap steel in its own foundry plant. Other expenses consisted mainly of interest expense on short-term borrowings from local banks.

Provision for Income Taxes. Provision for income taxes for the year ended June 30, 2006 and 2005 were $261,133 and $0, respectively. Duoyuan China started to pay income tax for the year ended 30, 2006 and was exempt from paying income taxes for year ended 30, 2005.

Net Income. Net income was $12.9 million for the year ended June 30, 2006, an increase of 232.6%, compared to $3.9 million in the prior year for the aforementioned reasons.

Comparison of the Years Ended June 30, 2005 and 2004

Net Revenues. Net revenues were $26.5 million for the year ended June 30, 2005, an increase of $13.6 million, or 105.4%, compared to $12.9 million for the prior year. This increase was mainly attributed to a significant increase in sales of small-format multicolor offset presses, large-format single-color and multicolor offset presses. The demand for higher quality and color-printing service continued to grow rapidly during fiscal year 2005 resulting in growing demand for multicolor printing presses. Revenue from small-format multicolor offset presses more than doubled in fiscal 2005 mainly because of a combination of new model releases and further development of sales channels for multicolor presses. At the same time, market demand continued to be strong for these types of presses. The significant revenue increase in large-format single-color and multicolor offset press was mainly driven by our acquisition of Hunan Printing Machinery, which is one of the major large-format offset press suppliers in China. This acquisition greatly increased our production capacity for large-format presses and added new large-format multicolor press models to the product portfolio to meet the market demand. In the small-format single-color press segment, the general market condition is that the unit price continued to drop during fiscal 2005 due to a low technical entry barrier and fierce competition in pricing. Relying on our high standards in terms of product quality and established brand, our strategy in this segment is to avoid competition at the lower end and to supply higher end products at higher prices. In fiscal 2005, we managed to increase both the small-format single-color press unit sold and the average price, resulting in a revenue increase in this segment. We also started sales of the CTP system in the third quarter of fiscal 2005.

Cost of Sales. Cost of sales was $16.9 million for the year ended June 30, 2005, an increase of $8.0 million, or 89.2%, compared to $8.9 million for the year ended June 30, 2004. This increase was considerably lower than the increase in revenues. As a percentage of revenues, the cost of sales for the year ended June 30, 2005 and 2004 was 63.8% and 69.2%, respectively. The decrease in cost of sales as a percentage of revenues was attributed to the sale of higher margin products, partially offset by the increase of steel prices. Because of the strategic shift to focus on multicolor presses and to provide premier single-color presses, unit prices and margins for all of our presses except for large-format single-color presses increased in fiscal year 2005. We purchase components and parts mainly made of steel as our main raw materials for production. Steel is a significant part of cost of sales for our products. Steel prices in China increased significantly during our fiscal year 2005, partly offsetting the reduction in cost of sales.

Gross Profit. Gross profit was $9.6 million for the year ended June 30, 2005, an increase of $5.6 million, or 142%, compared to $4.0 million for the year ended June 30, 2004. The overall gross profit margin was 36.2% and 30.8% for the years ended June 30, 2005 and 2004.

Selling, General and Administrative Expenses. Selling, general and administrative expenses were approximately $6.1 million for the year ended June 30, 2005, an increase of $1.7 million, or 40.0%, compared to $4.4 million for the prior year. The increase was mainly due to increased selling expenses to expand the sales channel for multicolor offset presses. As a percentage of revenues, selling, general and administrative expenses were 23.1% and 33.9% for the year ended June 30, 2005 and 2004, respectively. The decrease in selling, general and administrative expenses as a percentage of the revenues for the year ended June 30, 2005 was attributable to the significant increase in revenues.

Income from Operations. Income from operations was $3.5 million for the year ended June 30, 2005, compared to a loss of $396,727 in the prior year, for the aforementioned reasons.

Other Income. Income was $492,287 for the year ended June 30, 2005, an increase of $456,277, or 1,267.1%, compared to $36,010 for the prior year. The increase in other income was mainly attributed to the rental income received by Langfang Duoyuan from a third-party company for using the vacant plant and the disposal of scrap steels generated during the course of press production. Income from disposal of scrap steel is expected to continue but the magnitude of this income is expected to drop as we will recycle more and more of this scrap steel to be used in our production process.

Provision for Income Taxes. Provision for income taxes for the year ended June 30, 2005 and 2004 was $0 and $0, respectively. We were exempted from income taxes during both years.

Minority Interest. Minority interest was $85,653 for the year ended June 30, 2005, compared to $4,381 for the year ended June 30, 2004.

Net Income. Net income was $3.9 million for the year ended June 30, 2005, compared to a net loss of $365,098 in the prior year, for the aforementioned reasons.

Liquidity and Capital Resources

We have relied primarily on cash flow from investing activities and operating activities for our capital requirements. As of December 31, 2007 and June 30, 2007, we had cash and cash equivalents of $17.7 million and $7.8 million, respectively. As of December 31, 2007, our accounts receivable net of allowance, amounted to $24.1 million and inventories amounted to $22.9 million. Our working capital was approximately $44.1 million and our equity was $77.3 million as of December 31, 2007. Management believes that our cash balance, current operating activities and existing line of credit will enable us to meet our anticipated cash requirements for fiscal 2008. Our long-term needs for cash, including the funding of any potential acquisitions and research and development project, are expected to be financed by a combination of internally generated funds from operations and the proceeds from equity and debt financings by external financing sources.

Net cash provided by operating activities. Net cash provided by operating activities for the six months ended December 31, 2007 totaled $12,236,591, compared to net cash used by operating activities of $1,206,441 in the same period last year. The operating cash flow increased by $13,443,032. During the six months ending December 31, 2006 the company used a portion of its private placement proceeds to reduced its account payables by $7,583,306. During the six months ending December 31, 2007 account payables were only reduced by $830,716. In addition, for the six months ended December 31, 2007 compared to the same period last year we increased revenue by $10,126,001 and net income by $5,179,426, respectively, which added to our cash provided by operating activities.

Net cash used in investing activities. Our main uses of cash for investing activities are prepayments for equipment purchases and payments for construction in progress. Net cash used in investing activities was $5,040,599 for the six months ended December 31, 2007, compared to net cash used in investing activities of $1,193,320 in the same period last year. The increase in the net cash used in investing activities for the six months ended December 31, 2007 was primarily due to preliminary expenses incurred during that period in relation to the planned launch of a new post-press product. Management believes that the growing Chinese economy will lead to a demand in not only print media but also a growth in logistics, which would in turn lead to more demand for packaging. After researching China’s logistics growth and opportunities, we have decided to expand the post-press segment of our business by entering the corrugated packing machine business. We have identified certain technologies which we believe would allow us to make higher quality packing machines with lower cost and higher efficiency. We are currently in the process of finalizing the terms of the purchase of these technologies from a third party and expect to enter into an agreement with such party in the second half of this year. Subject to our acquiring the related technology, we plan to build a new factory at our existing facilities in Langfang Duoyuan to manufacture cold set corrugated printing presses. In relation to the launch of the proposed cold set corrugated printing press project described above in “Net cash used in investing activities”. For this we have incurred expenses of $3.07 million (approximately RMB 23 million): $2.47 million (approximately RMB 18.5 million) for set-up of initial municipal facilities (pipes, lines, roads, and regular municipal fees payable), $560,000 (approximately RMB 4.2 million) for designing of the manufacturing facilities, and $40,000 (approximately RMB 0.3 million) for miscellaneous preliminary activities (including traveling and negotiation-related expenses).

Net cash provided by financing activities. Net cash provided by financing activities were $2,097,490 for the six months ended December 31, 2007, compared to net cash provided by financing activities of $17,473,244 in the same period last year which were mainly due to the private placement in 2006. The company did not engage in any private placement activities during the six months ended December 31, 2007.

As of December 31, 2007, the maturities for the bank loans are as follows:

	December 31,	June 30,
	2007	2007
Loan from Bank of Agriculture, Chongwen branch due
March 14, 2008. Quarterly interest only payment at
6.138% per annum, secured by plant and machinery	$1,371,000	$1,315,000

Loan from Bank of Agriculture, Chongwen branch due
June 29, 2008. Quarterly interest only payment at
6.732% per annum, secured by plant and machinery	2,742,000	2,630,000

Loan from Bank of Agriculture, Chongwen branch due
July 12, 2008. Monthly interest only payment at
6.732% per annum, secured by plant and machinery	2,742,000	2,630,000

Loan from Bank of Agriculture, Chongwen branch due
July 19, 2008. Monthly interest only payment at
7.227% per annum, secured by plant and machinery	3,838,800	3,682,000

Loan from Bank of Agriculture, Chongwen branch due
July 26, 2008. Quarterly interest only payment at
7.227% per annum, secured by plant and machinery	2,742,000	2,630,000

Totals	$13,435,800	$12,887,000

As shown in the above table, we had $13.4 million and $12.9 million in loans outstanding as of December 31, 2007 and June 30, 2007, however although the total amount of RMB loans outstanding remained RMB 98 million on both dates, the change in U.S. dollar amounts here was due to fluctuations in the U.S. dollar RMB exchange rate between those periods.  We plan to either repay the debt as it matures or refinance the debt with other debt. The above loans are under our revolving line of credit with the bank, which has a maximum credit limit of RMB 100,000,000 (approximately $13 million) and a term of one year. We believe that we will be able to repay these loans by borrowing new loans with the same bank when the current loans mature, because of our positive credit history with the bank and good results of operations. The bank does not require us to repay the loans in cash at maturity; instead, we are allowed to repay these loans by entering into new short-term loan agreements within our credit limit. Banks in China are subject to national banking regulations and may withdraw the loans/credit line if the regulation or bank policy changes. If the bank ever withdrew the credit line granted to us, we would use cash generated from operations and external financings to repay the loans. On March 15, 2007, we refinanced the bank loan from the Bank of Agriculture, Chongwen branch due on February 23, 2007 with a new bank loan from the same branch of Bank of Agriculture due on March 14, 2008. The new bank loan carries the same principal amount and terms as the old bank loan.

Off-Balance Sheet Arrangements

The Company has not entered into any off-balance sheet arrangements.

QUANTITATIVE AND QUALITATIVE INFORMATION ABOUT MARKET RISK

Exchange Rate Sensitivity

We maintain our books and records in Renminbi, the currency of the PRC, its functional currency.  The exchange rate between U.S. Dollar and Renminbi is subject to the foreign exchange quotation publicized by the People's Bank of China on the specific day.  The conversion between overseas convertible foreign currency and Renminbi are reflected using the temporal method.  Under this method, all monetary items are translated into the functional currency at the rate of exchange prevailing at the balance sheet date.  Non-monetary items are translated at historical rates. Income and expenses are translated at the rate in effect on the transaction dates.  Transaction gains and losses, if any, are included in the determination of net income (loss) for the period.

The value of the Renminbi, the main currency used in the PRC, fluctuates and is affected by, among other things, changes in China's political and economic conditions. In addition, the Renminbi is not readily convertible into dollars or other foreign currencies.  All foreign exchange transactions continue to take place either through the Bank of China or other banks authorized to buy and sell foreign currencies at the exchange rate quoted by the People's Bank of China. The conversion of Renminbi into foreign currencies such as the dollar has been generally based on rates set by the People's Bank of China, which are set daily based on the previous day's interbank foreign exchange market rates and current exchange rates on the world financial markets. Until 1994, the Renminbi experienced a significant devaluation against the U.S.dollar but since then and until May 15, 2006 the value of the Renminbi relative to the U.S.dollar has remained stable. However, China adopted a floating rate with respect to the Renminbi, with a 0.3% fluctuation. As a result, the exchange rate of the Renminbi gradually rose thereafter, and as of January 31, 2008 the exchange rate has risen to 7.18 against the dollar. This floating exchange rate, and any appreciation of the Renminbi that may result from such rate, could have various adverse effects on our business, as described in   the Risk Factors section.

Our currency exchange rate risks consist primarily of currency from financing.  Our financing activities were settled in U.S. dollars and deposited in its bank account in U.S. dollars, while we conduct virtually all of our business and investment activity in China and the value of our business is effectively denominated in Renminbi.  We will convert U.S. dollars into Renminbi to conduct our investment activities and business. We currently do not hedge our Renminbi - U.S. dollar exchange rate exposure.

We may choose to reduce our exposures through financial instruments (hedges) that provide offsets or limits to our exposures when considered appropriate.

Exchange Controls

Chinese law allows enterprises owned by foreign investors to remit their profits, dividends and bonuses earned in China to other countries, and the remittance does not require prior approval by the SAFE regulations formerly required extensive documentation and reporting, some of which was burdensome and delayed payments. If there is a return to payment restrictions and reporting, the ability of a Chinese company to attract investors will be reduced. Also, current investors may not be able to obtain the profits of the business which they own as a result of other restrictions that the Chinese government may impose.  Relevant Chinese law and regulation permit payment of dividends only from retained earnings, if any, determined in accordance with Chinese accounting standards and regulations. It is possible that the Chinese tax authorities may require changes in our reported income that would limit our ability to pay dividends and other distributions. Chinese law requires companies to set aside a portion of net income to fund certain reserves which amounts are to distributable as dividends. These rules and possible changes could restrict a company in China from repatriating funds to us and our shareholders as dividends.

Interest Rate Risk

As of December 31, 2007, we have $13,435,800 outstanding on our bank lines of credit which is subject to interest rate change risk.

INDUSTRY BACKGROUND

Overview

We operate in the printing equipment industry which we believe is highly correlated with the overall printing industry. However, due to the replacement of machinery, caused by, for example, breakage or upgrades to new environmental standards or improved efficiency; and overall economic trends, such as increased capital expenditure by corporations during economic expansion, we believe both industries combine to serve as a guide to overall equipment industry dynamics and total expenditures on printing equipment.

Each year China imports a large amount of high-end printing equipment to meet end-users’ requirements. Domestic printing equipment manufacturers have focused on investing in research and development, or R&D, to improve the quality and increase market share in the high-end printing equipment sector. Chinese printing equipment manufacturers have increasingly been introducing their products to the international markets. Overall trends show that imports of printing equipment are decreasing while exports are increasing.  According to PEIAC, in 2006, Chinese manufacturers exported $531 million worth of printing equipment, a 39% increase from 2005 and 13.27 times the worth of printing equipment that was exported five years ago.

The rapid development in the printing industry has fueled growth in the printing equipment industry in China, as evidenced by the growth of the output value of the domestic printing equipment industry in China at an average rate of 24.7% per year from 2002 to 2006, according to PEIAC.

The Global Printing Market

According to a PIRA research report, the total market value of the global printing industry was $619 billion in 2007, and is expected to increase to $653 billion in 2012, at a compound annual growth rate, or CAGR, of 1.1% in real terms (constant value of 2007). The U.S., Japan, China, Germany and the U.K. were the world’s top five printing markets in 2007, with a total market share of 64.3%. China is projected to grow at CAGR of 6.4% from 2007 to 2012, and is expected to remain as the third largest printing market in 2012 with a total market value of $67 billion.

Top 5 Country Printing Market, 2007, in Billion USD$

				CAGR(% )
	2002	2007	2012	2002-2007	2007-2012	2002-2012
US	177.8	183.7	179.3	0.7%	(0.5)%	0.1%
Japan	80.1	91.7	90.3	2.8%	(0.3)%	1.2%
China(1)	30.0	49.2	67.0	10.4%	6.4%	8.4%
Germany	38.9	38.6	39.4	(0.2)%	0.4%	0.1%
UK	33.7	34.6	34.7	0.5%	0.1%	0.3%
Others	203.3	221.2	242.3	1.7%	1.8%	1.8%
Total(2)	563.7	619.0	653.1	1.9%	1.1%	1.5%

Source: Pira International Ltd

(1)	China including Hong Kong

(2)	All monetary values are translated from the original currency at constant 2007 values with 2006 year average exchange rate

The five largest countries in the printing industry will continue to dominate the world market with a projected total market share of 63% in 2012. However, with higher investment and growth rates in developing countries, increasing popularity of the internet and other new media and more competition from low-cost suppliers in developing countries such as China, relatively mature printing markets like the U.S. and Japan are projected to have less robust growth rates while China is projected to be the fastest growing printing market until the year 2012. The strong growth in China is a result of the continuing trend of exporting print into developed markets with a low-cost advantage as well as rising domestic demand fuelled by economic growth and increasing literacy.

Global Printing Equipment Market

According to a PIRA research report, the total market value of the global printing machinery industry was $23.1 billion in 2007, and is expected to decrease slightly to $22.9 billion in 2012, at an annual growth rate of -0.2% in real terms (constant value of 2007). The U.S., Japan, China, Germany and the U.K. were the world’s top five printing machinery markets in 2007, with a total market share of 63.7%. China is projected to grow at CAGR of 5.9% from 2007 to 2012, and is expected to be the third largest printing machinery market in 2012 with a total market value of $2.6 billion.

Top 5 Country Printing Machinery Market, 2007, in Billion USD$

				CAGR(% )
	2002	2007	2012	2002-2007	2007-2012	2002-2012
US	8.0	6.7	6.5	(3.6)%	(0.6)%	(2.1)%
Japan	3.0	3.3	3.0	2.1%	(1.7)%	0.2%
China(1)	1.7	1.9	2.6	2.4%	5.9%	4.1%
UK	1.6	1.5	1.4	(1.7)%	(0.7)%	(1.2)%
Germany	1.7	1.4	1.2	(3.8%	(2.6)%	(3.2)%
Others	10.3	8.4	8.2	(4.1)%	(0.5)%	(2.3)%
Total(2)	26.3	23.1	22.9	(2.5)%	(0.2)%	(1.4)%

Source: Pira International Ltd

(1)	China including Hong Kong

(2)	All monetary values are translated from the original currency at constant 2007 values with 2006 year average exchange rate

As depicted in the above chart, overall expenditures in the global printing machinery market have decreased slightly since 2002 and the trend is expected to continue to 2012. This decline was primarily due to the marginal growth of the global printing market and the continuing improvement in efficiency of printing machinery causing capital expenditures on machinery to decrease and the increased competition from lower cost providers like ourselves driving down prices of machinery. However, worldwide declines have largely been offset by the robust growth of the industry in China, which is the only country of the major industry players with projected increases in expenditures.

The Printing Industry in China

As the economy is growing rapidly and the export sector is booming in China, demand for publication printing work, such as newspapers, magazines and books, and commercial printing work, such as packages, corporate brochures, product categories, conference materials, also grows.  From 2001 to 2006, the total output of the printing industry grew at CAGR of 12% per annum, according to the PEIAC report.  The following graph sets forth the total output for China's printing industry from 2001 to 2006.

Source: PEIAC

In dollar value, in 2006, package printing was the largest category with nearly $15.8 billion in output, representing 33% of the total industry, and books, magazines and newspaper printing representing the second and third largest categories, with about 21% and 14% of total output respectively, according to PEIAC.  This growth was largely driven by a combination of improved printing work quality and the low price charged for providing the printing service.

The printing industry in China is currently undergoing a wholesale transition from single-color printing to multicolor printing.  Historically, most high quality multicolor printing work was handled by large specialized printing companies in the coastal areas, especially in the Pearl River Delta region.  Now, almost every major city has concentrated printing companies that can handle a wide spectrum of printing works, from simple single-color works to relatively high quality multicolor printing works.

The Printing Equipment Industry in China

Including domestically-made and imported printing equipment, the printing industry in China spent more than $3.1 billion on printing equipment in 2006.  Printing equipment spending has grown at an average rate of about 11.3% per annum from 2002 to 2006.  Leading domestic printing equipment manufacturers have been investing increasing amounts in research and development and have worked to improve engineering standards to compete with international players.  As a result, they are gaining market share more quickly than overseas suppliers.

Although the total value of domestically-made printing equipment is still less in total dollar value than the value of those imported from abroad PEIAC estimates that the market share increased from 34.5% in 2002 to 45.8% in 2006. During the same time period, the output value of the domestic printing equipment industry in China increased at an average rate of 24.7% per annum, according to PEIAC.

The follow table shows the development of China’s printing equipment industry from 2002 to 2006.

Source: PEIAC

Printing companies in China generally have two sources from which to purchase printing equipment: domestic manufacturers and overseas manufacturers. Each year China continues to import a relatively large amount of high-end printing equipment.  According to PEIAC, based on Chinese Customs Office statistics, China imported $1.6 billion worth of printing equipment during 2006.  This was about 3.1 times the worth of printing equipment made and sold abroad.

BUSINESS

Overview

We are one of the leading offset printing equipment manufacturers in China.  We design, manufacture, sell and distribute printing equipment used in the three stages of the offset printing process: (i) prepress, with the manufacture of a printing plate as the end result; (ii) press, which involves the transfer of an image by applying pressure to an inked surface resting upon a media, the areas which print absorb ink while all other areas repel ink, and (iii) post-press, which is peripheral equipment used to cut, fold, bind and collate printed materials. We combine technological innovation and precise engineering to offer a broad range of high quality and durable offset printing products at competitive prices.

We believe over 20,000 companies in China currently use our products, or approximately 15% of the total offset press market. We are ranked as one of the top three printing equipment providers in China, in terms of sales revenue, by the PEIAC. The printing industry’s output value in China has grown to $40.6 billion in 2006 from $23.1 billion in 2001, representing a compound annual growth rate of 12%, according to PEIAC. We believe we are well positioned to benefit from the rapid growth of the printing industry and correlated expenditures on printing equipment in China.

Our offset press segment, which represents the majority of our sales, offers 27 models across four segments of sheet-fed offset presses:

•	single-color small-format,

•	single-color large-format,

•	multicolor small-format and

•	multicolor large-format presses.

Within these categories, our multicolor small-format presses currently generate the majority of our sales. We manufacture approximately 70% of our parts and components in-house and offer a wide-ranging product lines.

We have an integrated marketing, sales and service team of over 200 employees covering seven regional markets in China. We believe we have one of the largest distribution and service networks in China consisting of 106 sales agents in over 80 cities in China. We offer trade shows, exhibitions, seminars and training programs. In addition, we offer pre-sale services including consulting clients on budgeted best-fit solution based on print work type and size, as well as post-sales standard one-year warranty and replacement parts distributed locally to assure minimal downtime for our customers.

We believe our design and development of offset printing equipment in China distinguishes us from our major domestic competitors. Our research and development centers are located in the Hunan and Hebei provinces and employ over 200 engineers who are focused on launching of new products with improved quality and functionality. We currently have 4 patents and 30 technology awards, with an additional four patents pending in China. We have used our research and development capabilities to develop cost advantages allowing us to offer products many times at one-quarter to one-third the price of our international competitors.

Our Strengths

Established Market Position. We estimate that we have established a 15% market share in China in the offset printing equipment market, with much of the current market share driven historically by sales in our small-format segment but increasingly in the large-format offset press segment. Our subsidiary Hunan Duoyuan was established in March 2004 through an acquisition of the assets of a government-owned entity, Hunan Printing Machinery. Hunan Printing Machinery suffered operating losses for many years prior to its acquisition and was in bankruptcy at the time of the acquisition, however, despite such losses, it was able to develop a large customer base. After the acquisition, Hunan Printing Machinery, now Hunan Duoyuan, was profitable by 2005 and we continue to capitalize on its existing domestic brand recognition, market share and customer base. We also intend to continue leveraging Hunan Duoyuan’s production capacity and existing customer base to grow our multicolor and large-format offset press segments, which are also the largest and fastest growing segments of the print equipment industry.

Technologically Enabled Low—Cost Producer.  Our pricing is competitive among domestic producers and about one-quarter to one-third the price of imported machines of our international competitors.  These cost advantages allow us to offer quality products at significantly lower prices than our international competitors, thus making our offerings attractive to certain markets outside of China.  For example, we are currently in the initial stages of expanding our distributor network to price-conscious markets such as Africa, the Middle East and other parts of Asia.

Large Sales, Distribution and Service Network. We believe we have one of the largest sales and service networks of all domestic offset printing equipment producers, with over 200 sales professionals covering over 100 cities and 23 provinces throughout China.  We have wide geographic coverage and deep penetration in many local markets in China.  Our comprehensive service and quick response in post-sales maintenance and repair seek to minimize downtime for our customers.

Research and Development Capabilities.  We believe we have one of the largest R&D capabilities among Chinese offset printing equipment producers. We have over 200 engineers performing research and design-related work at our two R&D facilities with total floor space of 59,180 square feet. We have invested significant capital and resources to the continual development of new product offerings. In 2007, 1.53% of our annual sales revenues was channeled into R&D projects.  We believe our investment in R&D enables us to compete in fine-tuning our existing products and in developing new technologies and allows us to offer new products in the marketplace in a short amount of time.

Market-oriented Operations. We are a non-government owned entity with a market-oriented and client-centric approach. We have an established an operating system that we believe has enabled us to introduce new technologies and launch new products faster than our domestic competitors. We actively participate in trade shows and industry conferences in order to keep apprised of changes and preferences in the market and with our customers.

Our Strategy

We intend to continue to grow our business by pursuing the following strategies:

Focused Market Expansion.  Through our research and development capabilities, we offer functionality that we expect will enhance our ability to offer products to a wider range of geographical markets.  Currently, our primary market is China, however we are building relationships to distribute to non Western countries, including countries in Africa, the Middle East, and parts of Asia, and to a lesser extent, other price-conscious international markets.  We offer our products at attractive discounts to other major international competitors and believe we could begin to capture certain parts of the U.S. and additional Western markets where standard printing presses can be offered in some cases at half the cost of our competitors or where the international manufacturers in those markets have turned their focus to more complex printing projects.

Expand Prepress, Post-press and Large-format Multicolor Press Product Offerings.  We plan to offer more prepress and post-press products.  In prepress, our computer-to-plate, or CTP, systems are experiencing strong growth.  We plan to increase production and expand our market presence in China.  In post-press, we currently offer automatic booklet makers and automatic cutters, both of which we plan to push into new markets.  In addition, we have several other post-press equipment offerings in trial production, which we plan to introduce to the broader markets.  For example, we are in the preparation stages of building a packaging equipment factory to manufacture cold set corrugated printing press machinery that will help us to expand our post-press product offering with equipment that we believe can provide greater efficiency and energy savings to our customers. Cold set printing presses make corrugated cardboard boxes used for packaging from cardboard paper using cold set gluing to corrugate the cardboard paper. It combines the functions of printing on, corrugating, folding and box-shaping into one machine. We believe the cold set corrugated printing presses has advantages over traditional corrugating machines which use hot set gluing that can result in warping and lower quality products. Hot set gluing also tends to require higher equipment and operating costs. We also plan on developing multicolor offset presses with a maximum sheet width of 1,040 mm (40.94 inches) to widen our large-format multicolor press offering.

Continually Advance Product Functionality.  Our cost advantages are principally attributed to lower labor costs, however, our international competitors offer presses which some have increased functionality and durability for which Western and more developed markets are accustomed.  We intend to reach these standards by continuing to research new materials and design, while still pricing our products competitively.

Growth through Acquisition.  We intend to grow our business through strategic acquisitions of related printing software and hardware developers and their technologies.  Specifically, we plan to acquire workflow management solutions to integrate our prepress, press and post-press equipment product offerings.

Our Products

We currently offer prepress, press and post-press equipment.  The chart below demonstrates the basic process for the printing press industry, as well as a summary of the products that we offer in respect of certain functions:

The chart below breaks down the types of offset presses and shows the systems and products involved during the various stages of the printing process:

Prepress Printing Equipment

Computer-to-Plate (or CTP) Systems

CTP systems use advanced digital formatting and processing to transfer a digital image onto a printing plate, which once imaged, can be mounted on a conventional offset printing press, thereby improving the quality of presswork and improving the efficiency of printing process   by avoiding the labor and chemical intensive multiple step process associated with traditional plates. CTP technology offers better consistency and higher quality because it eliminates the risk of human error.  The price of CTP plates is significantly higher than that of traditional plates, thus proving a barrier to entry for Chinese printing companies.  Since its inception, CTP has quickly been adopted by commercial printing, package printing and newspaper printing companies in Europe and the U.S., but it was not widely used in China until 2002. Currently, the majority of CTP systems in China are imported from overseas suppliers, principally from Japan and the U.S.   We believe we are one of the first companies in China to develop CTP systems as well as being the first offset press maker able to commercially produce them.  With increased investment in CTP plate technology, the output increases and price decreases, thus boosting sales of CTP systems.

We currently produce two models of CTP systems: the CTP600 and the CTP800.  CTP800 has more product enhancements than the CTP600.  To date, all CTP systems that have been sold were CTP800s.

Plate Developer and Automatic Plate Punch-Maker. We produce traditional plate developers and automatic plate punch-makers.  Traditional plate development involves the transfer of an image to a press plate.  Plate developers are typically sold together with offset presses, not as a stand-alone product.  Automatic plate punch-makers punch holes of specific measurements through a plate to fit different offset presses.  We market our automatic plate punch-makers as complementary products.

Sheet-Fed Offset Printing Presses

Single-Color Small-Format Press

We are currently offering approximately 10 products under this category. A single-color small-format offset press has one set of press rollers dedicated to one color. To make color print with a single color press, a sheet of paper typically must be processed four times, each requiring precise adjustments for overprint, a time-consuming and inefficient process. Generally speaking, a small-format offset press has a maximum sheet in-take width of 520 mm (about 24.47 inch). This type of press is typically suited for customers who are entering offset printing from type-set printing, or print works that are mostly single-colored, such as books. A single-color small-format press requires low initial investment and low operating skills.

Single-Color Large-Format Press

Like the single-color small-format offset press, the single-color large-format offset press has one set of press rollers dedicated to one color. It has a maximum sheet in-take width larger than 520 mm (about 24.47 inch) and is able to handle thick and ultra-thick paper sheets. A single-color large-format offset press is an entry-level solution for package printing. A large-format offset press requires relatively low initial investment and relatively low operating skills for simple package and multicolor print projects. We are currently offering approximately 5 products under this category.

Multicolor Small-Format Offset Press

A multicolor small-format offset press typically will have four sets of rollers dedicated to separate colors - typically black, magenta, cyan, and yellow - widely used in the printing industry, to generate all colors. A multicolor small-format offset press offers a relatively low-cost solution for higher quality and higher margin multicolor print works. It requires relatively higher operating skills. A multicolor small-format offset press is suitable for a variety of multicolor print works, including corporate brochures, product catalogues, labels and small packages. We are currently offering approximately three products under this category.

Multicolor Large-Format Offset Press

A multicolor large-format offset will also have four sets of rollers dedicated to separate colors - typically black, magenta, cyan, and yellow. It combines multiple color capabilities with large paper sheet printing ability. This is the most robust printing solution and is suited for high quality, high margin and timely projects. A multicolor large-format offset press requires the highest engineering skill to manufacture and operate and typically requires a large investment from printing companies. We are currently offering approximately three products under this category.

Post-press Equipment

Automatic Paper Cutter. We manufacture an automatic paper cutter typically packaged together with our offset presses.

Automatic Booklet Maker.  we manufacture an automatic booklet maker which combines the function of collating, folding, stitching and cutting into one machine.  We have the ability to commercially produce automatic booklet makers but the product has not started to generate sales.

Recognition for our Products

We have received approximately 30 technology awards from May 1, 1995 to August 1, 2006 from the Chinese government, various industry associations and consumer interest associations for our technology achievement and the quality and trustworthiness of our products, and our offset presses are endorsed by the China Consumer Protection Fund as trustworthy products. None of these associations are affiliated with us or compensated by us for such awards.

Technology

We believe we combine technical innovation and precise engineering to offer a broad range of high quality and durable offset printing equipment at competitive prices.  We have proprietary technologies and applications that make our products competitive with those offered by our competitors in China.  These technologies also increase the quality of printing and reduce operator workload through enhanced automation.  We have accumulated and implemented many technologies and applications to our production, mainly associated with automation process as it relates to sheet-feeding and transfer, ink dispense, and overall centralized control ability.  These technologies decrease error and increase efficiency. The following table provides a brief description of this proprietary technology and its application and function.

Technology	Application and Function
Sheet-feeding system	Automatic measure and adjustment for sheet-placing and sheet-advancing

Sheet-guiding technology	Reduction of paper jams and smoothes paper transfer

Centralized monitoring and automatic regulation	Central control system and automatically regulates paper arrival time and slant sheet misregistration

Centralized subsystems	Regulates and readies all sub-systems, such as sheet-feeding, front and side lay and reduces make-ready time

Cam-controlled hem front design	Increases both printing speed and accuracy of sheet transfer

Multiple front lay guides	Increase efficiency of press while in operation

The combination of front lay and transfer gripping sheet control and localizing technology	Improves operating stability and printing speed

Photoelectric detecting and auto lock-up	Automatically detects errors in printing and stops press if necessary

Double-diameter impression cylinders	Produces higher quality print work, and handles thicker paper

Anti-triangle 7 o’clock cylinder alignment	Layout assures consistent inking and prevents dot deformation.

Data memory	Data storage on memory chip for repeated print work

Semiautomatic plate-changing	Aids manual changing of press plate, which reduces the make-ready time and increases efficiency

Pneumatic engagement and disengagement unit	Improves accuracy of any adjustment

Continuous alcohol	Improves quality of color application and can automatically match press speed

CPC technology	Add-on sub-system to centrally control the amount of ink dispensed on to press rollers and adjusting color hue as needed

CTP Technology

We have also developed proprietary technologies used in our CTP systems.  These technologies enable better customization of each plate according to various customer requirements.  This includes an open data interface technology that allows customers to use custom workflow control systems, multiple plate compatibility that allows various plate threshold ranges, and data storage network that can be shared for varying types of CTP plates.   The following table provides a brief description of this proprietary technology and its application and function as it relates to our CTP systems.

Technology	Application and Function
Variable laser modulation	Increased number of laser scanners translates into faster speed and increased efficiency.

Intelligent data center	Multiple outputs enables files to be transferred to any CTP system through a network, to share resources

Open data interface	Ability to select custom workflow control systems from different suppliers to match CTP needs

User-friendly interface	Ensures simple and safe operation

Plate-compatibility	Enables system to use various types of thermo-plates

Types of Customers

With a wide range of products and knowledge of the printing industry, we offer open and scalable products to printing companies with various requirements, at different stages and within pre-determined operating budgets.  This ability to offer complete and flexible solutions is one of the key competitive advantages for us in the changing environment of the Chinese printing equipment industry.  We offer a broad range of products that meet the diverse needs of our customers and can be custom-fit for each type of customer, ranging from low-cost, low operation skills for small print projects to more advanced, high-quality robust printing projects.  The following table is an example of our product offering from 1-6 categorized by an economy solution at 1, and the more robust solution at 6.

Solution	Target Client	Features of Solution
1. Economy	Transitioning from type-set printing to offset printing	Requires small investment, lower operation skills and small space. Products include: Plate Developer, Small-size single-color offset press and Cutter

2. Premium	Thick paper and/or multicolor printing	High quality printing using thick and ultra-thick paper. Products include: CTP System, Plate Developer, Single-color small-format offset press, Automatic Booklet Maker and Cutter

3. Note	Large amount of commercial note printing and multicolor printing	Handles extra-thin paper, Multiple projects processed simultaneously. Products include: CTP System, Plate Developer, Single-color small-format offset press and Cutter

4. Multicolor	High quality and higher margin multicolor print projects	High quality inexpensive printing. Products include: CTP System, Plate Developer, Multicolor offset press, Automatic Booklet Maker and Cutter

5. Packaging	Small-format package print	High quality inexpensive package print solution. Products include: Single-color large-format offset press

6. Advanced	Highest quality and timely printing tasks	Low operating expenses with highest quality output. Products include: CTP System, Plate Developer, Multicolor offset press, Automatic Booklet Maker and Cutter

Research & Development

R&D Centers.  Our R&D emphasis in the initial years was to develop new printing press models, especially multicolor presses and additional functionality. In 2006, our emphasis gradually shifted to improving existing features and performance based on customers’ feedback. This requires our R&D facilities to be close to our production sites so that any improvement change can be effectively and more efficiently incorporated in production. Our Hebei and Hunan facilities produce different lines of products. Therefore, in late 2006, we moved our R&D facilities from Beijing to two centers in Hebei and Hunan.

Our R&D center in Hebei currently occupies approximately 26,900 square feet of floor space and focuses on the improvement of small-format single-color and multicolor printing presses, as well as development of new press models and prepress and post-press equipment.

Our R&D center in Hunan occupies approximately 32,280 square feet of floor space and focuses on the improvement of large-format single-color and multicolor printing presses. Since Hunan is also the production base for key parts used in all of our models, the center is also engaged in development and improvement of foundry casting techniques and mechanical processing techniques.

The expertise of our R&D engineers covers a broad range of disciplinary knowledge bases, including printing theory, image processing, mechanical engineering, automation, and computer sciences.  They work in eight specified project teams and experienced engineers, who have spent decades in offset printing product designs and development lead project work and supervise overall design.  Some of them participate in manufacturing process designs and provision of technical services, which help them better meet practical needs in performing their R&D tasks. We believe design experience and precise working style form the basis for high design quality and sound design structure on which our products are based.

Software and Design Tools.  We believe our R&D centers are equipped with the top design and test tools in the industry.  For example, we use Inventor 3D designing software for product design, one of the premier product design software suites available, as well as using an established software-based printing equipment simulation platform to test design and process control.  We can design specific printing parts in the Inventor 3D software and export them directly to the simulation platform where the parts are tested for real-world applications. We believe this software and design tool improves design efficiency and lowers the cost of new product development.

File Management System.  We use a file management system to better use and manage resources.  Our R&D ideas come from tracking the latest design technologies and applications used in offset printing equipment and, importantly, the feedback from our sales and service teams.  Our sales and technical staff hold monthly calls to each of our major customers to determine market needs.  These ideas are collected, categorized, filed, and prioritized.  Project-based teams then work on each customer suggestion to determine feasibility.  All files are electronically stored and managed by our product documentation management.  We believe this process keeps us in touch with our customers’ needs and helps us to focus on design efficiency, consistency and accuracy.

Strategic Relationships.  In addition to our in-house team, we have established a long-term relationship with Beijing Printing Machinery Research Institute, Xi’an Technology University and the Beijing Institute of Graphic Communication.  We also have cooperative research arrangements with aerospace research and engineering institutes for product reliability and latest technology trends. We have provided a summary of these arrangements below:

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Cooperation with Beijing Aeronautic  Manufacturing Technology Research Institute, “Beijing Aeronautic”. Pursuant to a Framework Agreement on Cooperation in Research and Development of Stability Technology for Offset Printing Machines and New Technologies, between Duoyuan China and Beijing Aeronautic dated May 16, 2005, Duoyuan China and Beijing Aeronautic agreed to cooperate on the research and development of mechanical and electric product stability technology for offset printing machines and the development of new technology. Duoyuan China’s responsibilities are to provide to Beijing Aeronautic at no cost a prototype offset printing machine for the purpose of performing research and experiments, to fund Beijing Aeronautic’s research by providing Beijing Aeronautic with free access to Duoyuan China’s research facilities while doing certain joint projects, and to act as the base for the transformation and industrialization of the results of Beijing Aeronautic’s research. Beijing Aeronautic’s responsibilities are to carry out pertinent research using the prototype machine supplied by Duoyuan China, to inform and prioritize Duoyuan China regarding the transfer of the research results, and to cooperate with Duoyuan China on future development of offset printing machine stability and other new technology. The agreement does not have an express term but instead provides that the duration of the agreement should be discussed and determined mutually as appropriate.

•
Cooperation with Beijing Institute of Graphic Communication, (“Beijing Graphic”). Pursuant to an agreement on Joint Provision of Advanced Course for Master’s Degree, between Duoyuan China and Beijing Graphic dated January 8, 2002, Duoyuan China and Beijing Graphic agree to develop and provide training for engineering and project management personnel of Duoyuan China. These personnel will ultimately obtain a Master’s Degree from China People’s Liberation Army Information Engineering University, with which Beijing Graphic will cooperate in providing the Master’s Course. Under the agreement, Duoyuan China will provide at least 20 personnel to participate in a two-year course starting from March 9, 2002, at a cost of RMB 8000 per trainee; and to assist in and oversee the implementation of the teaching plan. Beijing Graphic will provide all teachers, teaching facilities and materials.

•
Cooperation with Beijing Printing Machinery Research Institute. Pursuant to a Design Research and Development Contract, between Duoyuan China and Beijing Printing Machinery Research Institute dated March 11, 2002, Duoyuan China engaged Beijing Printing Machinery Research Institute to design, manufacture, install, and commission all components, including mechanical, electrical, and hydraulic components, of an offset printing machine assembly line for Duoyuan China and special structures throughout the assembly line, until the assembly line meets the design and operational requirements of Duoyuan China. Total consideration is RMB 1.88 million, to be paid to Beijing Printing Machinery Research Institute in accordance with a progress schedule outlined in the contract, which is filed as Exhibit 10.17 to the registration statement that includes this prospectus. Duoyuan China will provide to Beijing Printing Machinery Research Institute utility supplies, vehicles, and related civil engineering expenses at no cost. The contract provides for the satisfaction of performance tests before the product line is accepted by Duoyuan China and for a one-year warranty period from the time of final acceptance of the product line. The warranty period will be extended in the case of discovery of a material defect to one year from the time of correction of the defect. The contract remains effective until the expiration of the warranty period.

Although Duoyuan China agreed in the Framework Agreement for cooperation with Beijing Aeronautic to provide funding to support Beijing Aeronautic’s R&D efforts, both parties have come into the mutual unwritten understanding that Duoyuan China should provide funding to Beijing Aeronautic only if Beijing Aeronautic has presented proposals on R&D projects and an expert panel convened by Duoyuan China determine such proposal to be of practical significance for Duoyuan China. As Duoyuan China has not received any such project proposal from Beijing Aeronautic since the making of this agreement, Duoyuan China has not had any cash funding commitment to Beijing Aeronautic’s R&D activities to date.

•
Cooperation with Xi’an Technology University (“Xi’an Technology”). Pursuant to a Technical Cooperation Agreement on Elimination of Idle Condition between Metering Roller and Dampening Distributor of Printing Machine, between Duoyuan China, and Xi’an Technology dated April 22, 2006, Duoyuan China and Xi’an Technology agreed to develop technology to eliminate the idle condition between the metering roller and the dampening distributor of printing machines in order to guarantee their stable operation. The parties’ technology research and development personnel will work together in the plant of Duoyuan China to diagnose problems and will then develop and finalize an improvement plan. Duoyuan China will provide to Xi’an Technology a model machine and will cover all expenses incurred in Beijing by the personnel of Xi’an Technology. The ownership and intellectual property rights to the research and development results will vest in Duoyuan China, except that Xi’an Technology will own the copyright of the results in the academic domain and have the right to use the results, but Xi’an Technology will not have the right to transform the results into products. As a precondition of acceptance of the results, the sample machine must be free of the idle condition phenomenon after trial operation for more than half a year. This agreement is effective from April 22, 2006 to April 21, 2008, and is filed as Exhibit 10.16 to the registration statement that includes this prospectus.

Customer Service and Support

Due to the nature of the product offering, offset printing equipment requires reliable sales-related and post-sales services.  Our representatives consult with customers and agents to customize a best-fit solution based on the type and amount of project work generally required while taking into consideration the budget constraints of our customers.  After product delivery, we are responsible for the installation and configuration of the machines.  Our team consists of staff from the sales, service, and R&D departments.  The team works around pre-set timetables to ensure timely installation and operation.  After a product is installed and operational, our service team performs trial runs to test performance to the customers’ satisfaction.  In addition, we provide training to our client’s operators.  For large format machines, we often keep staff at customer sites to assist with fulfilling initial orders and simultaneously provide in-depth individualized training to operators.

Our products have warranty periods that last between six months to one year. In post-sales services, we have a parts supply distribution network and post-sales service.  Our representative offices act as local distribution points for replacement parts and by producing our own key parts offer customers a 24-hour response time.  We have a multi-tiered post-sales service process, where common problems are handled by our agents, more sophisticated problems are handled by local representatives, and the most complex problems are handled from our Beijing headquarters.

Our service staff calls our customers monthly and senior management visits them annually to assist with customers' business strategy and ensure client satisfaction.  This post-sales customer focus is an integral part in determining the dynamics of the printing industry as it relates to market needs and changing demands.  We also provide regular overhaul and upgrade services.

Manufacturing

Our products are manufactured in-house in our Hebei and Hunan facilities.  Hebei focuses on small-format offset presses, prepress and post-press products, while Hunan focuses on large-format offset presses.  Both Hebei and Hunan are equipped with advanced and high-precision processing machines, tools and measuring devices.  We use Statistic Processing Control/Statistic Processing Diagnostics in workflow management and Six Sigma management.

We manufacture our key machinery parts internally. We source raw materials, electrical components and standard parts from diversified third-party suppliers in China and we procure from single source of suppliers only for certain specialized components (e.g., springs).  We apply just-in-time inventory management to improve quality and lower costs.  Our suppliers produce for us pursuant to designs that we specify in our drawings, and we do not believe we would have difficulty finding replacements if any of them becomes unable to supply to us.    Our manufacturing facilities in Hunan Duoyuan have been producing printing presses since 1969, long before they were acquired by Duoyuan China, and its 13 workshops cover a long chain of working processes, including model casting, heat treatment, raw finishing, refined finishing and mechanical processing of components, and assembly of components into finished products. The main type of raw material that Hunan Duoyuan sources is metal, and Hunan has its own foundry plant to produce casting for its offset presses. By such vertical integration of manufacturing processes and in-house production of key and avoiding off-the-shelf parts, we are able to better ensure quality, protect our intellectual property, reduce production costs, and limit out exposure to supplier-related risks. We emphasize precision and quality in our production and assembly. We have been certified with the ISO9001 and ISO14001 systems.

We produce both standardized and customized products.  Small-format presses are a relatively standard and are kept at an optimum inventory level.  Most large-format presses are built when ordered, with sub-systems that can be added later if desired.  Our Hebei facility created the first production line in China to produce small-format offset presses.  As a result, we realize flexible production ability in models based on the standard platform to meet changing market demands and reduce production costs.

Competition

We operate in a competitive industry characterized by demanding precision requirements and evolving industry standards. We compete primarily on the basis of customer recognition and industry reputation, comprehensive product offerings, quality and performance, established nationwide distribution network, research and development strength and competitive cost structure. As a result of generally lower operation, labor and raw material costs in China, we are often able to charge lower prices than our international competitors while maintaining comparable quality. Our vertically integrated approach allows us to lower material and component costs through the use of common components and materials within and across product categories, reduce production costs and dependency on key suppliers through the use of components manufactured in-house, and improve workflow and quality control through the use of common manufacturing and assembly practices.

Sheet-fed Offset Presses

Small Format Presses Producers.  In small-format sheet-fed offset press sector, we believe there are three tiers of producers in China top tier; middle-tier and bottom tier. Top tier companies have internal research and development and large distribution networks. They have the majority of the market share and are able to command higher prices. As the market demand for higher end machines increase, top tier companies are increasingly focusing on multicolor small-format. The top tier includes companies such as Yingkou Gronhi Printing Machinery Co., Ltd., Yingkou Saxin Printing Machine Co., Ltd, Shandong Weifang Huaguang Printing Machinery Co., Ltd., Duoyuan China, Shandong Weihai Hamada (JV) Printing Machinery Co., Ltd. and Shandong Weihai Printing Machinery Co., Ltd.

Among our international competitors, the majority of German press producers have ceased producing single-color presses.  Heidelberger Druckmaschinen AG is the only German press producer that still produces multicolor small-format presses.  Japanese producers supply most of the small-format presses in the international markets, both single-color and multicolor models.  Major Japanese small format press suppliers include Hamada Printing Press Co., Ltd. and Ryobi, Ltd.  Most Japanese producers focus on large-format presses and only keep small-format presses as legacy products.

Large Format Press  Producers.  There are a few domestic companies producing single-color, large-format presses and of these many are not capable of producing multicolor large-format offset presses. Competition is mainly from overseas companies for domestic market share.  Major domestic producers in this sector include Beiren Printing Machinery Holdings Limited, Shanghai Electric Group Printing & Packaging Machinery Co., Ltd., and Zhongjing Group.

German and Japanese companies have dominated the multicolor large-format press sector.  German and Japanese Companies represent the top five suppliers in the world, including Heidelberger Druckmaschinen AG, MAN Roland Druckmaschinen AG, Koenig & Bauer Group (KBA), Mitsubishi Heavy Industries, Ltd., and Komori Corporation.  Other important producers include Shinohara Machinery Company, Sakurai Graphic Systems Corp, and Ryobi Limited from Japan, and Adast, the largest manufacturer of printing press from Eastern Europe.

These German and Japanese producers possess stronger research and development capabilities and established recognition in the global market. Their products are more user-friendly to serve sophisticated needs of certain high-end customers. However, their products are typically priced three to four times as much as our products, and many local printers still find our products attractive when they need to perform high-volume regular printing tasks.

Marketing, Sales and Services

Sales Network.  We have integrated sales, marketing and service capabilities with over 200 employees.  At our headquarters, sales and service staff are divided into seven regional teams, covering Northeast China, North China, East China, Southeast China, Middle China, South China and Southwest China markets.  We have established sales channels that we developed through our 28 local representative offices in 23 provinces with 106 agents and distributors in over 80 cities.  All of our sales are accomplished through our agents. As our local agent network matures, some agents have begun to assume responsibility for regional sales, thereby reducing the need for as many local representative offices in those areas. Our representatives are responsible for supporting our agents’ sales efforts and providing sales service to our customers. Our sales network provides us with established access to end-user customers throughout China, enables us to respond to local market demand, allows us to effectively diversify our customer base and enhances our ability to further penetrate the market within a short period of time.

Distributorship Agreements. We manage our sales agents through distributorship arrangements and provide incentives in the form of a performance-based year-end rebating system.  We sign local agent agreements for each local market and may also designate multiple agents for various models in a single market. We have made conscious efforts to prevent a single distributor from covering too large a distribution territory, thus maintaining balance and variety between different distributors. Distributors of our single-color presses typically sell exclusively for us, whiles some distributors of our multi-color presses also sell offset presses of other suppliers. Our local representatives develop key local customers who in turn are referred to local agents at the time of purchase.  In case the purchase agreement is signed directly between us and an end-customer, payment for purchase is typically made in full immediately after shipment is received.  Credit is not extended to small-format press buyers.  In the event that a purchase agreement is signed between an end-customer and our agent, the agent must pay in full or sign a definitive installment schedule before shipment, and such installment is usually six months for multicolor large format presses.  The maximum amount of credit that we may grant to our agent is three times the monthly average sales we realized during the previous year. Agents may have a variety of payment arrangements with their customers, but those arrangements will not affect our payment collection.  In order to support our agent’s sales efforts, we assess agent credit worthiness and lend products accordingly for display and demonstration purposes.  The lending period varies from one to three months.

We enter into annual agency agreements with distributors. We regularly evaluate the performance of our distributors and terminate distributors that fail to meet their sales targets at the end of their agreement term so as to maximize our penetration of target markets and our sales opportunities.

Advertising and Exhibitions.  We use advertisements and exhibitions to promote products to new customers and reinforce existing market positions.  We advertise in industrial journals and publications and at the local level to support our local agents while new markets are being developed.  Industrial exhibitions are the most important means to promote our product and corporate image and provide opportunities for demonstration and new product offerings.  For example, we launched our new multicolor product line at the Sixth Beijing International Printing Technology Exhibition, or China Print 2005, one of the largest exhibitions in the global printing industry, in May 2005.  In 2006 and 2007, we attended the 14 th and 15 th Shanghai International Advertisement, Printing, Packing and Paper Exposition, one of the biggest exhibitions in Asia in this industry. We were also participants in the "All In Print China 2006" Exposition and the fourth China International Printing Equipment & Materials Exposition in 2007, both of which are among the most important exhibitions for the printing industry in China.

Pre-sales Service.  Our sales and marketing efforts are closely integrated with pre-sales service activities.  We provide several types of product brochures and materials to our agents and potential and existing customers in an effort to familiarize them with specific products and the benefits of our product offering.  We also regularly hold seminars and training programs focused on the latest developments in printing technologies, products implementation and related skills.  Our potential and existing distributors and long-term end-customers can send staff to these seminars and training programs to learn how to master these technologies and skills and to practice on our demo products.  These types of efforts help us to convert these potential customers into buyers.  We have found that by creating a model client, that is by allowing customers to test machines at our facilities, additional potential buyers might also be persuaded to become customers as they can see examples of existing customers.

Customers

Our customers are local distributors who sell our products to printing companies as end users.  We have a diverse group of end-user customers throughout China for our products, and our sales are not concentrated in one or a few major distributors. There are no customer with purchases equating to sales revenues exceeding 5% of our total revenues for fiscal years 2005, 2006 or 2007.  In 2007, no single distributor accounted for more than 3.52% of our sales, and our top five distributors accounted for no more than 15.44%. The typical revenue from each distributor is around 1%-2%. We believe our customer and distributor diversity reduces our exposure to potential market risks. The change of the composition of the customer each year is not significant.

Financial Information about Products & Geographic Areas

Revenue breakdown by products

The following is a chart showing the percentage of the revenue generated from each category of our products in our total sales:

	Year ended June 30,			Three months ended September 30,
	2005	2006	2007	2006	2007

Single-color Small-format Presses	31.4%	18.1%	8.8%	10.1%	4.9%

Single-color Large-format Presses	28.6%	18.0%	14.3%	15.1%	13.0%

Multicolor Small-format Presses	22.3%	19.4%	25.6%	22.0%	21.7%

Multicolor Large-format Presses	15.3%	39.2%	45.8%	46.8%	57.2%

Prepress (CTP)	2.4%	5.3%	5.5%	6.0%	3.3%

Total	100.0%	100.0%	100.0%	100.0%	100.0%

Our sales of single-color printing presses has been consistently declining as a percentage of sales while sales of multicolor and particularly large-format, presses have been increasing as percentages of total net revenue due to the shift in customer demands for larger format and multicolor capabilities. Sales of our CTP products have also seen growth since 2005.

The following is a chart showing the percentage of the revenue generated from each specific product type in our total sales during 2005, 2006 and 2007.

		Type of Machine	2005	2006	2007
Pre-press	-	CTP	2.40%	4.45%	5.77%
Press	single-color	YP1A3A	3.89%	1.05%	0.26%
	small-format	YP1A3B	3.56%	0.97%	0.31%
	press	YP1A3C	4.81%	1.68%	1.76%
		YP1A3D	4.58%	2.10%	0.53%
		DY47C	4.54%	3.37%	2.17%
		DY47D	3.46%	2.48%	1.30%
		DY52C	3.36%	2.39%	1.57%
		DY52D	3.24%	3.70%	0.58%
		DY52T	0%	0%	0.24%
		DY56C	0%	0.06%	0.39%
		Single-color small-format press in total	31.44%	17.80%	9.11%
	single-color	J4105	10.62%	8.52%	3.77%
	large-format	J4109	0%	0.04%	1.07%
	press	DY166	7.77%	4.04%	2.78%
		DY174	10.25%	9.82%	7.20%
		Single-color large-format press in total	28.64%	22.42%	14.83%
	multi-color	DY456	0%	0.29%	3.36%
	small-format	DY452II	0%	0%	0.40%
	press	DY452	22.28%	17.41%	20.54%
		Multi-color small-format press in total	22.28%	17.70%	24.30%
	multi-color	PZ4660	8.50%	19.86%	21.38%
	large-format	DY474	6.74%	17.76%	24.62%
	press	DY4104	0.00%	0.00%	0.00%
		Multi-color large-format press in total	15.24%	37.63%	46%
Post-press		Paper cutter Automatic Booklet Maker

Financial Information about Geographic Areas

	Year ended June 30,			Three months ended September 30,
	2005	2006	2007	2006	2007
North China	9.0%	12.4%	13.0%	12.5%	11.5%

South China	18.5%	20.0%	18.0%	16.2%	19.4%

Middle China	18.3%	20.0%	22.0%	21.0%	20.0%

East China	10.0%	10.7%	9.5%	14.4%	16.0%

Northeast China	9.3%	6.4%	7.4%	8.4%	7.2%

Northwest China	16.4%	13.8%	14.2%	12.5%	11.0%

Southwest China	17.1%	15.5%	10.6%	13.8%	13.5%

Outside China	1.4%	1.2%	1.1%	1.2%	1.4%

Total	100.0%	100.0%	100.0%	100.0%	100.0%

Substantially all of our net revenue is from customers in China. Overseas sales only represent approximately 1.2% of our net revenue. In China, our sales are relatively spread across seven of our key regional markets. Middle China is our single largest and a fast-growing market, representing about 25% of our total sales.

Intellectual Property

We currently have four patents registered with the China Patent Bureau: (1) a vacuum chamber paper sheet lifting and advancing device, with a duration of ten years starting from the date of application, May 22, 2003; (2) a single-fiber field pattern used in multicolor press imaging systems, with a duration of ten years starting from the date of application, May 22, 2003; (3) an offset print appearance design, with a duration of ten years starting from the date of application, January 31, 2005 and (4) an automatic offset press printing oil supply quick cleaning device, with a duration of ten years starting from the date of application, September 25, 2000.  We have four additional patents pending acceptance by the China Patent Bureau.

Our research and development team conduct search of existing patents at the beginning of product development processes so that our products do not infringe on any third party patent rights.

We currently own two word trademarks, one of which means “Duoyuan” in Chinese. A PRC-based company indirectly controlled by Mr. Wenhua Guo, Duoyuan Clean Water Technology Industries (China) Co., Ltd, or Duoyuan Water, has granted to us a perpetual, royalty free license to use the word mark for “Duoyuan” in three different categories of products. In addition, we have a pending application for trademark registration, and its filing was acknowledged by the PRC Trademark Office on June 5, 2007.

Employees

As of December 31, 2007, we had 1,333 employees.  All employees are based in China and are full-time employees, and most have executed employment agreements with us, which are governed by Chinese law.  All of our employment contracts are for a fixed period of one year and may be renewed upon notice from an employee and with our consent, and we will adopt a new form of employment contract pursuant to the PRC Labor Contract Law after the current employment contracts expire. After 10 years of employment, an employee may enter into an employment agreement with us for an indefinite period of time.  We may terminate an employment agreement for cause, without notice or severance.  If we lay off an employee because of an economic downturn or terminate an employee because the employee is not suitable for the job or is not able to work due to sickness or injury, we are obligated to give 30-day advance notice or pay one month's salary in lieu of notice, and pay such employee severance in the amount of one month’s salary for each year that he or she has served with us, subject to a maximum severance amount of 12 months’ salary.  An employee may terminate his/her employment agreement without cause upon one month’s notice, or for cause but without notice.  The labor union of Duoyuan has always maintained a cooperative relationship with us, and we are not a party to any collective bargaining agreement. An English summary of the form of employment Contract is filed as Exhibit 10.8 to the registration statement that includes this prospectus.

We may incur additional labor costs due to the implementation of the PRC Labor Contract Law that became effective on January 1, 2008. For details, please see “Risk Factors - The new provisions of the PRC Employment Contract Law may substantially increase our labor-related costs in the future.”

DESCRIPTION OF PROPERTIES

Hunan Duoyuan was granted land use rights from the Chinese government for 231,241 square meters of land for industrial use located at No. 362 Baoqing Xi Road Shaoyang, Hunan Province, China. The land use rights have a 50-year term and will expire on May 19, 2054. In addition to the land use rights, Hunan Duoyuan also has ownership of 70,052 square meters of office building and production facilities located at this site. All of Hunan Duoyuan’s land and buildings have been mortgaged under a Maximum Amount Mortgage Contract (which will expire in July 2010) to China Agricultural Bank as security interests of Duoyuan China’s debt obligations. The Maximum Amount Mortgage Contract is filed as Exhibit 10.21 to the registration statement that includes this prospectus.

Langfang Duoyuan was granted land use rights from the Chinese government for 133,333 square meters of land located to the east of Jinzhiguang Electronic Company, Langfang Economic-Technological Development Area, Langfang, Hebei Province, China. The land use rights have a 50-year term and will expire on September 29, 2052. In addition to the land use rights, Langfang Duoyuan also has ownership of 5,133 square meters of office building and 21,593 square meters of production facilities located at this site. Langfang Duoyuan currently does not have an outstanding mortgage or pledge on the properties located at this site.

Duoyuan China leases 3,079.86 square meters of space, located at No. 3 Jinyuan Road, Daxing District Industrial Development Area, Beijing, China, from Duoyuan Clean Water Technology Industries (China) Co., Ltd. a company owned by Mr. Wenhua Guo. The property is used as an office building and research and development center. The lease had an initial five-year term from January 1, 2003 to December 31, 2007 and which has been extended on the same terms. The annual rent is US$136,022.

We believe our properties and facilities have been adequately maintained, are generally in good condition, and are suitable and adequate for our business.

We are also in the planning stages of building a packaging equipment factory to manufacture cold set corrugated printing presses. The plant will be located in the premises of Langfang Duoyuan, located at No. 12, Yaohua Road, Langfang Economy & Technology Development Zone, Hebei, China.  The plant will expand our post-press offering with equipment that we believe can provide greater efficiency and energy savings to our customers than traditional corrugating machines.  We have started planning, to design workshops and production lines and to procure equipment, however construction and material commitments will not begin until we enter into definitive agreements relating to the acquisition of technology necessary to undertake this project.

LEGAL PROCEEDINGS

Neither we nor any of our direct or indirect subsidiaries is a party to, nor is any of our property the subject of, any legal proceedings other than ordinary routine litigation incidental to our respective businesses. There are no proceedings pending in which any of our officers, directors, promoters or control persons are adverse to us or any of our subsidiaries in which they are taking a position or have a material interest that is adverse to us. There are no proceedings pending in which any of the officers, directors, promoters or control persons of ours are adverse to us.

We are not a party to any administrative or judicial proceeding arising under federal, state or local environmental laws or their Chinese counterparts.

DIRECTORS, EXECUTIVE OFFICERS, AND CONTROL PERSONS

The following table sets forth information regarding the members of our Board of Directors and executive officers and other significant employees as of March 31, 2008.  In connection with the closing of the Equity Transfer, Asian Financial’s officers and directors resigned and were completely replaced with Duoyuan China’s officers and directors, who were appointed on the closing date of the Equity Transfer.  All directors hold office for one-year terms until the election and qualification of their successors.  Officers are elected annually by our Board of Directors and serve at the discretion of our Board of Directors.  There is no family relationship between the directors and executive officers.

Also provided herein are brief descriptions of the business experience of each director and executive officer during the past five years and an indication of directorships held by each director in other companies.

Name	Age	Position
Directors
Wenhua Guo	46	Chairman of the Board of Directors, Chief Executive Officer
Xiqing Diao	38	Director, Chief Operating Officer
Christopher Patrick Holbert	37	Director
Lianjun Cai	58	Director
Punan Xie	72	Director
Executive Officers
William Milewski	45	Chief Financial Officer
Baiyun Sun	53	Controller
Lixin Wang	41	Vice President of Research and Development
Zhiguo Hao	44	Vice President of Production
Wenzhong Liu	40	Vice President of Marketing and Sales
Yinqing Zhang	41	Vice President of Logistics
Lide Chen	64	Vice President of International Business Development
Yongzeng Wang	45	Interim General Manager of Langfang Duoyuan

Executive Biographies

The biographies of each director and executive officer are as follows:

Wenhua Guo, Chairman of our Board of Directors and Chief Executive Officer.  Mr. Guo is the founder of Duoyuan China and has served as its Chairman and Chief Executive Officer since the commencement of Duoyuan China’s operations in 2001.  Before Mr. Guo founded Duoyuan China, he was a physics teacher at Beijing Chemical Institute.  Mr. Guo is also Chairman of Duoyuan Electric Group.  Mr. Guo obtained a bachelor’s degree in physics from Beijing Normal University. Mr. Guo devotes approximately 65% of his time to our business and about 35% of this time to his other business.

Xiqing Diao, Director and Chief Operating Officer. Mr. Diao has been a Director and Chief Operating Officer since November 2005.  He was vice general manager of Duoyuan Water Environment Technology Co., Ltd. from August to November 2005, assistant to general manager of Duoyuan Electric (Tianjin) Auto Water Pump Co., Ltd. from January to July 2005, and general manager of operations of Duoyuan Electric Group from January 2003 to December 2004.  From May 2001 to December 2002, Mr. Diao was general manager of No. 1 division of Duoyuan Water Environment Technology Co., Ltd.  Mr. Diao obtained a bachelor’s degree in mechanics from Tianjin Textile Technology Institute in July 1993.  He was also an ISO9001:2000 Internal Auditor, ISO 14000 Internal Auditor and ISO14000 Internal Auditor in 2004.

Christopher Patrick Holbert, Director.     On July 18, 2007, Mr. Christopher Patrick Holbert was appointed as an Independent Director, chair of the Audit Committee and member of the Compensation and Nominating Committees. Since July 2006, he has been the chief financial officer of Techfaith Wireless Technology Limited, a company that designs and develops customized handset solutions. From 2005 to 2006, he was the Director of Finance for CDC Corporation, a company that provides enterprise software, online games, mobile services and applications, and internet and media services. From 2004 to 2005, he was director of Sarbanes Oxley Compliance at Chinadotcom Corporation, the predecessor of CDC Corporation. From 2003 to 2004, he was Vice President of Finance of Newpalm China, a subsidiary of Chinadotcom Corporation that provides mobile value added application service. From 2001 to 2003, he was the founding partner of Expat-CFO Services Limited, a Shanghai-based financial consultancy providing advice on doing business in China. From 2000 to 2001, he was a consultant with Williams Adley & Co., a company providing accounting and management consulting services to U.S. companies and government agencies. From 1995 to 2000, he was an auditor and consultant with Deloitte Touche Tohmatsu, an international professional services company focusing on accounting and auditing services. He is a Certified Public Accountant and has 12 years of experience in the field of accounting and financial management. Mr. Holbert received a bachelor’s degree in science with a concentration in Accounting from Bowie State University in Maryland.

Lianjun Cai, Director. Mr. Cai has been a Director and Compensation Committee chairman of the Company since April 23, 2007. Mr. Cai was a Director of Industrial Committee of Daxing Industrial Development Zone Beijing from 2001 to 2004. Before that, he was General Manager of Management Committee of Daxing Industrial Development Zone. Mr. Cai received a bachelor’s degree in economy management.

Punan Xie, Director. Mr. Xie has been a Director and chairman of our Nominating Committee since April 23, 2007. Mr. Xie taught at Beijing Institute of Printing from 1978-2001, was section chief of the research department, director of faculty of printing faculty and assistant to President of Institute 1985-1987 and was sub decanal at Beijing Institute of Printing, 1987-2001. He was also director of the program of print engineering of the National Higher Education Committee, vice director of the National Standard Committee of printing equipment, vice director of Educational Committee of China Printing Technical Association, Technical committee member of China Printing Equipment and Appliance Association, Counselor of the Expert Consultative Committee of Beijing government, Valuator of the National Science and Technology Achievement Award and National expert of evaluation of light-industry products and printing equipments import. Mr. Xie received a Bachelor of Science in printing mechanism from Moscow Institute of Printing.

William Milewski, Chief Financial Officer. Mr. Milewski joined the Company as of March 1, 2008 with extensive experience in accounting and finance, beginning his career in public accountancy with Ernst & Young from 1989 in the United States. He has spent more than 15 years working in Asia Pacific and in particular in Greater China. Mr. Milewski worked for ABB over 9 years serving as the Vice President - Audit for Asia Pacific and later Chief Financial Officer for ABB’s Taiwan businesses. Most recently he worked at Foster Partners Asia, where he served as the Chief Financial Officer since 2006. Previously, Mr. Milewski was the Co-Founder and Chief Financial Officer of Bbmao.com Co. Ltd., China’s first metasearch engine provider. From 2003 to 2005 he was the Chief Financial Officer of POINTek, Inc., an optical components manufacturer. Mr. Milewski received his MBA from the University of Hartford and his Bachelor’s Degree in Economics and French from George Washington University. He has also taken various accounting and finance and executive management courses.

Baiyun Sun, Controller.  Ms. Sun served as Interim Chief Financial Officer from December 20, 2007 until March 1, 2008. Prior to that, she was our Chief Financial Officer from October 6, 2006 to July 18, 2007, our Director and Vice President between June 2001 and   April 2007, and chief accountant of Duoyuan Electric Group from January 1994 to May 2001.  Ms. Sun received a bachelor’s degree in accounting from Beijing Finance and Commerce Institute in July 1985.

Lixin Wang, Vice President of Research and Development.  Mr. Wang has been Vice President of Research and Development of Duoyuan China since October 2005.  Mr. Wang was also member of our Board of Directors until he resigned on April 23, 2007. From June 2001 to September 2005, he was director of research and development of Duoyuan China.  From January 2001 to May 2001, he was director of research and development of Duoyuan Electric Group.  Mr. Wang received a bachelor’s degree in science from Bengbu Tank Institute in July 1988 and a master’s degree in signaling and information processing from Fuzhou University in January 1997.

Zhiguo Hao, Vice President of Production.  Mr. Hao has been Director and Vice President of Production since August 2003.  On   April 23, 2007, Mr. Hao resigned from the director position. He was general manager of the customer service center of Duoyuan China from May 2002 to July 2003, vice general manager of Duoyuan Electric Electronics Co., Ltd, a subsidiary of Duoyuan Electric Group from July 2001 to April 2003, and quality manager of the research and development center and quality supervision office manager of Duoyuan Electric Group from June 1999 to June 2001.  Mr. Hao received a bachelor’s degree in science from Harbin Electric Engineering Institute in July 1985 and a master’s degree in science from Beijing Aeronautics and Aviation University in July 1998.  He was certified as an ISO9001 Internal Auditor and ISO14000 Internal Auditor in 1998.

Wenzhong Liu, Vice President of Sales.  Mr. Liu has been Vice President of Sales since November 2005.  He was Assistant General Manager of Sales of Duoyuan China from July to October 2005, interim general manager of sales of Duoyuan China from November 2004 to June 2005, and sales representative of Duoyuan China from January 2001 to October 2004.  Mr. Liu received a bachelor’s degree in science from Luoyang Engineering Institute in July 1993.

Yinqing Zhang, Vice President of Logistics and Quality Assurance. M r. Zhang has been Vice President of Logistics and Quality Assurance of Langfang Duoyuan since July 2003.  Prior to that, he was Assistant Director and Vice General Manager of the logistics and quality assurance department of Duoyuan China from June 2001 to July 2003.  Mr. Zhang received a bachelor’s degree in mechanical designing from Tianjin Textile Technology Institute in July 1986.   He was certified as an ISO9001 2000 Internal Auditor in 2002 and a Quality Engineer in 2003.

Lide Chen, Vice President of International Business Development.  Mr. Chen has been our Vice President of International Business Development since May 2006.  Mr. Chen served as   President of China National Aero-Technology International Engineering Co., Ltd. since 1992.  Prior to that, he held various positions at China National Aero-Technology Import & Export Corporation, including Deputy Director of Spare Parts Export Division, Director of Aircraft and Engine Export Division, Managing Director of Aircraft and Engine Sales Division and Assistant to President.  Mr. Chen obtained a bachelor’s degree in English from Beijing Foreign Language University in 1968, earning “Top Class” distinction, and served as an interpreter for key government leaders from 1976 to 1980.

Yongzeng Wang, Interim General Manager of Langfang Duoyuan.  Mr. Wang has been our Interim Manager of the Manufacturing Department of Langfang Duoyuan since January 2006.  He was Electric Procurement Manager of the logistics department of Duoyuan China from January 2004 to December 2005 and logistics and procurement department manager of Langfang Duoyuan from June 2001 to December 2003.  Mr. Wang received a bachelor’s degree in science from the Mechanical Engineering School of Beijing United University in July 1988.

Former Executive Officer

Mr. Gene Bennett served as our Chief Financial Officer between July 18, 2007 and December 20, 2007, when he stepped down and executed a letter of resignation and a separation agreement and release of all claims (the “Separation Agreement”) with us. According to the Separation Agreement, he will continue to serve us as an independent outside consultant for a six-month period until June 20, 2008, during which period we will pay him $5,000 per month. Baiyun Sun was promoted to our Interim Chief Financial Officer, from December 20, 2007 until March 1, 2008. Ms. Sun did not enter into any new employment agreement for her temporary position, and she remains bound by her current standard form employment agreement. We appointed a new Chief Financial Officer, Mr. William Milewski, as of March 1, 2008.

Involvement in Certain Legal Proceedings

To the best of our knowledge, during the past five years, none of our directors or executive officers was involved in any of the following: (1) any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time; (2) any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses); (3) being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his/her involvement in any type of business, securities or banking activities; and (4) being found by a court of competent jurisdiction (in a civil action), the SEC or the Commodities Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed,  suspended or vacated.

Compensation Discussion and Analysis

Prior to our private placement in October 2006 and until April 2007, our compensation recommendations were made by a committee consisting of three persons in the following positions: Jingqiu Li , our human resources manager, Ms. Baiyun Sun as a representative of our Board of Directors, and Fusheng Yu as a representative of a labor union. This committee reviewed and made recommendations with respect to the salary of executive officers and directors. Final approval of the committee’s recommendations was made by our chief executive officer. In April 2007, our Board of Directors established a Compensation Committee consisting only of Board members, which is responsible for setting our compensation policies, making decisions approving the amount and form of compensation and benefits and administering our benefit plans. The Compensation Committee Charter is filed as Exhibit 3.3 to the registration statement that includes this prospectus.

At the end of fiscal year 2007, our Compensation Committee consisted of Messrs. Lianjun Cai (Chairman), Gene Michael Bennett and Punan Xie. In July 2007, Mr. Bennett resigned from the Compensation Committee in connection with his appointment as our CFO and Christopher Patrick Holbert became a member of the Compensation Committee. On December 20, 2007, Mr. Bennett resigned.

The primary goals of our Compensation Committee with respect to executive compensation are to attract and retain highly talented and dedicated executives and to align executives’ incentives with stockholder value creation. Our Compensation Committee will evaluate individual executive performance with a goal of setting compensation at levels our Compensation Committee believes are comparable with executives at two publicly listed companies in China: Bei Ren Printing Machinery Holdings Limited, or Bei Ren and Shanghai Electric Printing & Package Machinery Co., Ltd., or Shanghai Electric, which are Chinese companies of similar size and stage of development operating in the printing equipment industry. In using these two similarly situated companies to benchmark compensation, specifically described below in the “Elements of Compensation” section, we continue to take into account our relative performance and our own strategic goals.

We have not retained a compensation consultant to review our policies and procedures with respect to executive compensation. We will conduct an annual review of the aggregate level of our executive compensation, as well as the mix of elements used to compensate our executive officers. We compare compensation levels with amounts currently being paid to executives at the two similar companies noted above, specifically described below in the “Elements of Compensation” section, and most importantly with local practices in China.   We are satisfied that our compensation levels are appropriate under local conditions.

Elements of compensation

Our executive compensation consists of following elements:

Base Salary. Base salaries for our executives are established to be amounts of compensation that are similar to those paid by other publicly listed companies to executives in similar positions and with similar responsibilities as the executives of Duoyuan China. Base salaries are adjusted from time to time to realign salaries with market levels after taking into account individual responsibilities, performance and experience.   Under such criteria, in 2007 we increased the salaries of our executive officers on average by a factor of 1.3.

For example, the reported 2006 annualized total compensation was approximately $52,200 for the Chairman and approximately $40,800 for the General Manager of Bei Ren, the reported 2006 total compensation was approximately $57,333 for the Executive General Manager of Shanghai Electric and our Compensation Committee estimated that base salaries represented about half of their total compensation. In 2007, we raised the salary of our CEO Mr. Guo to $25,615. Such increase was not only based upon Mr. Guo's performance, but also was meant to maintain consistency with other Chinese public printing machinery manufacturing companies, such as Bei Ren and Shanghai Electric as noted above. For example, in 2007 we increased Mr. Guo’s salary from $19,800 to $25,615 by a factor of 1.3 from his 2006 salary, partly because we want to maintain consistency with Bei Ren and Shanghai Electric by paying our CEO similar amount as these similar companies. We also increased Ms. Sun’s 2006 salary by 30% in 2007 to maintain consistency with Bei Ren and Shanghai Electric partly because these companies paid their CFO the increased salary amount. Our Compensation Committee determined that these adjustments maintained consistency.

For our Chief Financial Officers, the Compensation Committee of the Company, in setting the base salary of Mr. Gene Bennett and Mr. William Milewski, used a methodology that was different from those for the other executives of the Company who do not have prior work experience outside China in developed economies. For Messrs. Bennett and Milewski, the Company considered as a benchmark the prevalent salary of the Chief Financial Officers of a number of China-based companies listed in the United States (including eLong, Dragon Asia, sohu.com, sina.com., AsiaInfo Holding and Comtech Group Inc., Wuxi Pharmatech Inc., E-House (China) Holdings Ltd., Perfect World Co., Ltd., Spreadtrum Communications Inc., Yingli Green Energy Holding Co. Ltd., LDK Solar Hi-tech Co. Ltd., China Sunergy Co., Ltd., Acorn International, Inc, Qiao Xing Mobile Communication Co., Ltd., Simcere Pharmaceutical Group, Tongjitang Chinese Medicines Co, Xinhua Finance Media Ltd., JA Solar, 3SBio Inc., Solarfun Power Holdings Co Ltd., Fuwei Films Holdings Co. Ltd.., Trina Solar Ltd., Canadian Solar Inc., Home Inns & Hotels Management Inc., Mindray Medical International Ltd., New Oriental Education & Technology Group., Verigy Ltd., Himax Technologies Inc., China GrenTech Corp Ltd., Suntech Power Holdings Co. Ltd., Actions Semiconductor Co Ltd., Vimicro International Corp., China Medical Technologies Inc., Baidu.com Inc., Focus Media Holding Ltd., China Techfaith Wireless Communication Tech., and Hurray! Holding Co Ltd). These companies are in a wide range of industries and are not restricted to the printing industry. Some of the companies are bigger than we are, and some are smaller. A number of PRC companies listed in the U.S. are of a much larger size than we are with significant market capitalization, but they mostly have state-owned backgrounds, and we do not consider them to be among our benchmarks. Based on our survey of the CFO compensation of these benchmark companies, we determined that the prevalent level of CFO compensation among them was close to $130,000; accordingly we decided to work with a range for CFO compensation between $120,000 - $200,000. Within this range, we take a number of factors into consideration in determining the compensation of a specific candidate, such as the past experiences of the CFO candidate and the personal expectations of the candidate. Determinants of the number of such premium are essentially subjective factors rather than a mathematical formula, and are subject to the deliberations of our Compensation Committee and the particular negotiations with the candidate. For example, in the case of our Company and others similarly situated in China, a Chief Financial Officer who is familiar with U.S. GAAP and is bilingual in English and Chinese will command a substantially higher salary than domestic candidates who are conversant only in Chinese GAAP and language. Accordingly, we have paid Mr. Milewski higher compensation than his predecessor  because he had these qualities as well as a stronger track record (including working experiences with listed companies).   The Company may choose to pay an executive officer compensation in the higher end within this range when he or she has had good performance in a given year, and pay compensation in the lower end within a particular range when the performance of an executive officer in a certain year is not deemed satisfactory, or when the experience level is not comparable to others in similar positions.

Base salaries are reviewed annually. Base salaries are generally increased annually in the event that an individual’s performance and accomplishments during the year result in our attainment of specific corporate objectives, such as successful accomplishment of taking the company public. In 2007, we adjusted base salaries as follows: the amount of $5,815 increase in Mr. Guo’s base salary due to achievement of the 2007 business target was $3,200 and maintenance of consistency with other Chinese public printing machinery manufacturing companies was $2,615, and the amount of increase in Ms. Sun’s base salary due to achievement of the 2007 business target was $3,200 and maintenance of consistency with other Chinese public printing machinery manufacturing companies was $2,615. In other years, achievement of business targets such as attainment of certain annual revenue or earnings amounts contributes to salary increases as follows: a business target that was 90-100% fulfilled during the year caused an annual adjustment of base salary by a factor of 1.2; a business target that was 80-89% fulfilled during the year caused an annual adjustment of base salary by a factor of 1.0 and a business target that was 70-79% fulfilled during the year caused an annual adjustment of base salary by a factor of 0.8.

Our Compensation Committee established a salary structure to determine base salaries and is responsible for initially setting executive officer compensation in employment agreements with each individual. The base salary, taking 2007 numbers for example (included below), reflects our philosophy that the base salary should attract experienced individuals who will contribute to the success of the company’s business goals (which are specifically noted above) and represent cash compensation that is commensurate with the compensation of individuals at similarly situated companies. Another way that we adjust salary to be consistent with the similar companies mentioned above is with our salary structure. Our structure includes a basic annual salary amount for each category of directors and officers. The initial base salary is increased by a “position subsidy” and a “household subsidy” which represent a living allowance. In determining the split among basic salary, position subsidy and household subsidy, the Compensation Committee has used the principle of approximately 75%, 15% and 10% of total compensation. We historically used this percentage split in the past and the Compensation Committee determines that this percentage split is a familiar method by company employees and will be kept in the future.

Position	Basic Salary	Position Subsidy	Household Subsidy
CEO	$19,200	$3,850	$2,565
CFO	$19,200	$3,850	$2,565

Discretionary Annual Bonus. Our Compensation Committee has the authority to award discretionary annual bonuses to our executive officers. Bonuses awarded as specified below were intended to compensate officers for achieving financial and operational goals and for achieving individual annual performance objectives. These objectives vary depending on the individual executive, but relate generally to strategic factors such as the financial performance, results of operation, per share performance of our common stock and the level of responsibility of each individual’s position. The actual amount of discretionary bonus is determined following a review of each executive’s individual performance and contribution to our strategic goals conducted during the first quarter of the next fiscal year following the year subject to review and is specified below. The objective that we evaluate to determine whether an individual has earned an annual bonus is the individual contribution of the officer to our increased revenue from one year to the next.

In determining the bonus pool , our Compensation Committee sets a specific percentage for each year in consideration of the general industry/market conditions, the Company's realized sales and profit growth, its realized gross margin and net profit margin, as well as how realized growth rates and margins compared to targeted growth rates and margins set at the beginning of our fiscal year. In setting the bonus pool percentage in a given year, the Company will first conduct performance reviews of the top executives who may be entitled to bonuses. Each top executive under review will be assigned a score pursuant to the results of his or her performance. The Company will calculate the scores of all the executives to get an average score, which in turn is factored into a formula so that the annual bonus rate varies between 0.5% and 1% of the annual increase in revenue. With a very low average performance score, the bonus pool will be near 0.5% of the annual increase in revenues, and with a very high score, the rate will be close to 1% of the annual increase. The total bonus pool amount was calculated based on .62% of annual increase in revenue in fiscal year 2007.

Individual executive officers are eligible to receive a distribution from the bonus pool based on a proportionate amount in connection with the individual’s position. The Compensation Committee established an internal bonus structure for discretionary distributions to individuals, which is included below. Maximum percentage from bonus pool is assigned to each position due to the acknowledged seniority of responsibilities of each offer. Executive officers were paid different bonus amounts during the same year because bonuses are awarded to compensate officers for their individual contribution to the achievement of our strategic and financial performance objectives throughout the year. These objectives vary depending on the individual executive, but relate generally to strategic factors such as the financial performance, results of operation and per share performance of our common stock.

A total of 9 senior officers are eligible to receive annual bonus from the bonus pool. Each senior officer’s annual objective is set at the beginning of the year. The CEO’s objective includes our overall sales and profit growth, and accomplishment of strategic activities such as major financing, M&A or strategic corporate alliance activities. In fiscal year 2007, Mr. Guo was awarded a bonus of $21,500 because of his significant contributions to achieving both our goal of going public (50% of his total bonus) and revenue and profit growth (50% of his total bonus). The CFO’s objective includes timely and accurate preparation of our financial data, implement effective internal control system, and assisting CEO to accomplish strategic activities. Ms. Sun, our former interim CFO was awarded a bonus of $19,200 in fiscal year 2007 because she accomplished the goal set in the beginning of the year (50% for achieving our goal of going public and 50% for improving internal controls). Our COO’s objective includes our overall sales and profit growth and uninterrupted operation of our business. Mr. Diao, our COO, was awarded $19,200 in fiscal year 2007 because he accomplished the goal of increasing revenue and profit growth at the pre-agreed rates and smooth operation during the past year. The objective of our VP of Production includes specified production quantity and quality requirements and production cost-saving, reflected in minimum gross margin, requirement. Our VP of Production Mr. Hao successfully managed our production in fiscal year 2007 to achieve required production quantity and quality and maintained our gross margin above the pre-specified level for this year, so he was awarded a bonus of $19,200. The objective of our VP of Research and Development includes specified major breakthrough of new technology and/or new product development and continued improvement of our existing products set in the beginning of a year. Our VP of Research and Development Mr. Wang led his team developed the prototype of our large-format color printing press and implemented several automation technologies on to our existing product models to increase these products’ competitiveness in the market place in fiscal year 2007. He was awarded an annual bonus of $19,200. The objectives of our plant general managers and deputy general managers are to achieve the comprehensive performance targets of their plants, which include maintaining smooth operation, producing assigned quantity of printing presses with required quality level and keep cost-saving goals, etc. Our general managers for both Langfang Duoyuan and Hunan Duoyuan achieved their pre-specified goals for fiscal year 2007 and were awarded an annual bonus of $15,400, respectively. Both deputy general managers also achieved their pre-specified goals in assisting their superiors to accomplish respective plant performance targets. Each of them was awarded an annual bonus of $12,300 for fiscal year 2007.

The following chart shows the ratio and bonuses for our senior officers for fiscal 2007:

Position	Ratio for Bonus	Amount of Bonus (USD)
CEO	14%	$21,500
CFO	12.5%	$19,200
COO	12.5%	$19,200
VP of Production	12.5%	$19,200
VP of R&D	12.5%	$19,200
General Managers (2 persons)	10%	$15,400
	10%	$15,400
Deputy General Managers (2 persons)	8%	$12,300
	8%	$12,300

Options/SAR Grants. During the last fiscal year, neither we nor our subsidiaries granted any stock options or stock appreciation rights to any executive officers or other individuals listed in the table above.

Aggregated Option/SAR Exercises and Fiscal Year-End Option/SAR Value. Neither our executive officers nor other individuals listed in the tables below exercised any options or SARs during the last fiscal year.

Long-Term Incentive Plan Awards. We currently do not have a stock option plan, stock appreciation rights plan or other long-term incentive plans. We may implement a long-term incentive plan in the future; however because of Chinese tax laws, we currently do not consider these types of awards desirable.

Defined Benefit or Actuarial Plan. Our employees in China participate in defined contribution pension programs organized by Chinese municipal and provincial governments. We are required to contribute to the programs at the rate of 20% of the monthly base salary each month. This monthly base salary for calculating pension contribution purpose has a range of 60%-300% of the average month salary of the last year in a city, surveyed and publicized by the city statistics bureau. If an employee’s actual monthly salary falls within this range, his/her monthly salary becomes the monthly base salary to calculate pension contribution. If an employee’s actual monthly salary is higher (lower) than 300% (60%) of the average monthly salary of the last year in a city, 300% (60%) of the average monthly salary of the last year in a city becomes the monthly base salary to calculate pension contribution. Each employee is required to contribute 8% of the monthly base salary from his/her total amount of monthly salary to the same defined contribution pension programs, although we withhold and pay such percentage on behalf of the employee. Our 20% contribution to the defined contribution pension programs is reflected in the “All Other Compensation” column of the compensation summary table. The amount in the “Salary” column includes the employee’s 8% contribution. No benefits are determined by final compensation and years of service.

Other Compensation. Other than the annual salary for our executive officers, the bonus that may be awarded to executive officers at the discretion of our Compensation Committee and arrangements with executive officers for the use of a car owned by us, we do not have any other benefits and perquisites for our executive officers. However, our Compensation Committee in its discretion may provide benefits and perquisites to these executive officers if it deems it advisable.

Employment contracts and termination of employment and change-in-control arrangements

We entered into an employment agreement for the position of Chief Financial Officer with Mr. Bennett on July 18, 2007. This agreement is filed at Exhibit 10.22 to the registration statement that includes this prospectus. However, on December 20, 2007, he stepped down and executed a letter of resignation and separation agreement (the “Separation Agreement”). According to the Separation Agreement, he will continue to serve us as an independent outside consultant for a six-month period until June 20, 2008, during which period we will pay him $5,000 per month. The Separation Agreement is filed as Exhibit 10.20 to the registration statement that includes this prospectus. Ms. Baiyun Sun was promoted to our Interim Chief Financial Officer, from December 20, 2007 until March 1, 2008. Ms. Sun did not enter into any new employment agreement for her temporary position and she remains bound by her current standard form employment agreement. We appointed a new Chief Financial Officer, Mr. William Milewski, as of March 1, 2008. Mr. Milewski’s employment agreement is filed as Exhibit 10.23 to the registration statement that includes this prospectus. According to his Employment Agreement, Mr. Milewski is eligible for a discretionary bonus. He is also entitled to insurance and health benefits provided by the Company, as well as certain termination benefits that extend his base salary for three months following termination without “Cause” by the Company or if he terminates the agreement for “Good Reason”, each as defined in the Employment Agreement. Each of these termination scenarios require 30 days’ written notice to the other party.

Except for our CEO (who has not entered into any employment agreement) and our CFO, all of our executive officers have executed standard employment agreements with us, which are governed by Chinese law. Other than the amount of compensation, the terms and conditions of the employment agreements with the executive officers are substantially the same as those of our standard employment agreements with non-executive employees. Our standard employment agreements are for a fixed period of one year and may be renewed upon notice from the employee and our consent. After ten years of employment, an employee may enter into an employment agreement with us for an indefinite period of time. We may terminate an employment agreement for cause, without notice or severance. We may also terminate an employment agreement upon thirty days’ notice if an employee is not suitable for the job due to medical or other reasons. If we lay off an employee because of an economic downturn or terminates an employee because the employee is not suitable for the job or is not able to work due to sickness or injury, it is obligated to pay up to twelve months’ salary as severance. An employee may terminate his or her employment agreement without cause upon one month’s notice or for cause, without notice.

Security ownership guidelines

We do not have a stock grant policy or any stock ownership guidelines.

Accounting and tax treatment

Given our current levels of compensation, the accounting and tax considerations have not significantly impacted our forms of compensation. Our Board of Directors considers as one factor the impact of accounting and tax treatment on compensation in our compensation programs.

Material changes since fiscal year 2007

In July 2007, Mr. Bennett resigned from the director’s position upon appointment as CFO. At that time, Mr. Holbert was appointed as an independent director. In December 2007, Mr. Bennett resigned as our CFO but will continue to serve as an independent consultant for a six-month period until June 20, 2008 during which period we will pay him $5,000 per month. Ms. Sun acted as the interim CFO until our new CFO, Mr. William Milewski, was appointed as of March 1, 2008.

Director Compensation

The following table presents information regarding the compensation paid during fiscal year 2007 to our directors:

Name	Fees Earned or Paid in Cash (1)	Stock Awards	Options Awards (1)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total (1)
Wenhua Guo, CEO and Chairman (2)	0	0	0	0	0	0	0
Baiyun Sun, former interim CFO and Director (2)(3)	0	0	0	0	0	0	0
Zhiguo Hao, Vice President of Production and Director (3)	0	0	0	0	0	0	0
Lixin Wang, Vice President of Research and Development and Director (3)	0	0	0	0	0	0	0
Xiqing Diao	0	0	0	0	0	0	0
Gene Michael Bennett, former Director (3)	$4,846	0		0	0	0	$4,846
Lianjun Cai, Director (3)	$3,000	0	0	0	0	0	$3,000
Punan Xie, Director (3)	$3,000	0	0	0	0	0	$3,000

(1) Fees earned or paid in cash, value of option awards and total compensation are reported in U.S. dollars.

(2) Mr. Guo is a director but is a named executive officer under paragraph (a) of Item 402 and the compensation for his service as an executive officer is fully reflected in the “Summary Compensation Table”. Mr. Guo does not get any compensation for his service as a director. Ms. Sun was a director but was a named executive officer under paragraph (a) of Item 402 Regulation S-K and the compensation for her service is fully reflected in the “Summary Compensation Table”. Ms. Sun did not get any compensation for her service as a director.

(3) Mr. Hao and Mr. Wang did not get any compensation for their services as directors.

Effective April 23, 2007, Ms. Baiyun Sun, Messrs. Zhiguo Hao and Lixin Wang resigned as our directors. Effective July 18, 2007, Ms. Sun resigned as an interim CFO. Ms. Sun again became the interim CFO on December 20, 2007 when our former CFO resigned and served in this capacity until March 1, 2008 when the new CFO, Mr. William Milewski, was appointed.

On April 23, 2007, our Board of Directors appointed Messrs. Gene Michael Bennett, Lianjun Cai and Punan Xie, each as an independent director, to serve on our Board of Directors until his successor is duly elected and qualified or until his/her earlier death, resignation or removal; and our Board appointed Messrs. Gene Michael Bennett, Lianjun Cai and Punan Xie to serve on our Audit Committee, Compensation Committee and Nominating Committee. Each independent director receives gross pay of $12,000 per year, except that Mr. Bennett receives gross pay of $20,000 as director and chairman of the Audit Committee. In addition, the independent directors receive $1,000 for attending each meeting of our Board of Directors at which there is a quorum, whether in person or by telephone, up to a maximum of $5,000 per fiscal year. There are no other fees or reimbursements.

The $4,846 amount reflects Mr. Bennett's services as a director between April 23, 2007 and July 18, 2007 for a monthly fee of $1,000, plus ancillary fees for attending board meetings. For their services as independent directors between April 2007 and June 30, 2007, Messrs. Cai and Xie were each entitled to fees of $1,000 x 3 = $3,000. The amounts reported for Messrs. Bennett, Cai and Xie are earned but not paid in fiscal year 2007.

Although Mr. Bennett resigned as CFO on December 20, 2007, he originally resigned from the director’s position upon his appointment as our CFO on July 18, 2007, and Mr. Holbert was appointed on the same date the independent director and Audit Committee chairman, for which positions he receives a gross pay of $17,000, and he receives $1,000 for attending each meeting of our Board of Directors at which there is a quorum, whether in person or by telephone, up to a maximum of $5,000 per fiscal year. There are no other fees or reimbursements.

Compensation Committee Report

The Compensation Committee of our Board of Directors has reviewed and discussed the Compensation Discussion and Analysis contained in this registration statement with management. Based on our Compensation Committee’s review of and the discussions with management with respect to the Compensation Discussion and Analysis, our Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this registration statement for filing with the SEC.

The foregoing report is provided by the following directors, who constitute the Compensation Committee: Messrs. Lianjun Cai, Punan Xie, and Christopher Patrick Holbert.

Summary Compensation Table

The following table sets forth information regarding compensation for the fiscal year ended June 30, 2007 received by the individuals who served as our Chief Executive Officer and Chief Financial Officer as well as two individuals who served as our executive officers in 2005, but resigned upon the closing of the Equity Transfer, “Named Executive Officers”. The compensation of other executive officers (including Lixin Wang, Zhiguo Hao and Xiqin Diao) did not exceed $100,000 per year.

Name	Principal Position	Year	Salary (1) (5)	Bonus (1)	Stock Awards (1)		Option Awards	Nonequity Incentive Plan Compensation	Change in Pension Value & Nonqualified Deferred Compensation	All Other Compensation (3)	Total (1)
Guo Wenhua	CEO	2007	$25,615	$21,500	0		0	0	0	$2,587	$47,115
Baiyun Sun	Former Interim CFO	2007	$25,615	$19,200	0		0	0	0	$2,587	$44,815
Dempsey Mork (2)	Former CEO	2007	0	0	0	(4)	0	0	0	0	0	(4)
Norbert LeBoeuf (2)	Former CFO	2007	0	0	0		0	0	0	0	0

(1) Salary, bonus amounts, stock awards and total compensation are reported in U.S. dollars.

(2) Upon the closing of the Equity Transfer, Messrs. Mork and LeBoeuf resigned from Asian Financial, Inc., the public company which became the parent company in October 2006. No additional amounts are due to the resigned directors and officers.

(3) During the period year between April 2006 to March 2007, the monthly base salary as set by the local government for calculating pension contribution purpose has a range of RMB 580 - 8,202, and such monthly base was adjusted to be RMB 1,203 - 9,024 for the period year between April 2007 to March 2008. Monthly salaries of both Wenhua Guo and Baiyun Sun exceeded the upper limit of the range, and the monthly bases for them were RMB 8,202 and RMB 9,024 for applicable periods. Therefore, our monthly contribution to the defined contribution pension program for each of them was: RMB 8,202 x 20% x 9 + RMB 9,024 x 20% x 3 = RMB 20,177 = $2,587. Our annual contribution for each of them was $2,587. Our executive officers and the executive officers of Duoyuan China were not granted any perquisites or other personal benefits other than an arrangement with Duoyuan China for each of the executive officers to use a company car. The total value to each individual of this perquisite is less than $10,000, therefore we have not disclosed any amount in the “Summary Compensation Table” as permitted under Item 402(c)(2)(ix)(A) of Regulation S-K.

(4) Prior to the Equity Transfer, we accrued $50,000 during fiscal years ended December 31, 1995 through December 31, 1999 for management services rendered by our majority shareholder/President pursuant to a convertible promissory note. These notes were non-interest bearing and convertible at a rate of $0.05 per share for 1,000,000 shares (pre-split shares) (or 372,870 post-split shares) of common stock at the option of the holder. Mr. Mork converted the note to 1,000,000 shares of our common stock on September 15, 2006. Also prior to the Equity Transfer, we accrued $20,000 during fiscal years ended December 31, 2003 and December 31, 2004 for management services rendered by an affiliate of our majority shareholder/President pursuant to the terms of a separate convertible promissory note. These notes were non-interest bearing and convertible at a rate of $0.02 per share for 1,000,000 common shares at the option of the holder. Mr. Mork converted the note to 1,000,000 shares (pre-split shares) (or 372,870 post-split shares) of our common stock on September 15, 2006. The two convertible promissory notes have been filed as Exhibits 10.18 and 10.19 to the registration statement that includes this prospectus.

However, the notes were assignable, debt obligations issued to Mr. Mork in fiscal years 1995, 1996, 1997, 1998, 1999, 2003 and 2004 and constituted taxable property (as cash equivalents) at that time. Therefore, these amounts are not reported as compensatory Stock Awards made during this fiscal year in the Stock Award column above.

(5) The amount in the “Salary” column includes the employees’ 8% contribution to the defined contribution pension program. We withhold and pay such percentage on behalf of the employees. For Wenhua Guo and Baiyun Sun, their contribution was approximately $1,035 in fiscal year 2007, respectively (i.e. RMB 8,202 x 8% x 9 + RMB 9,024 x 8% x 3 = RMB 8,070 = $1,035).

Board Committees

In April 2007, our Board of Directors established audit, nominating and Compensation Committees. At the time, three of our five directors were independent directors under the rules of the SEC and the listing standards of the Nasdaq Stock Market: Messrs. Gene Michael Bennett, Lianjun Cai and Punan Xie. Mr. Bennett had been a director and chairman of our Audit Committee since April 2007 until he was appointed as our Chief Financial Officer on July 18, 2007, but he has since resigned this position as of December 20, 2007. On July 18, 2007, Mr. Holbert was appointed independent director, chairman of our Audit Committee and member of our Compensation and Nominating Committees.

Audit Committee. The Audit Committee currently consists of Messrs. Christopher Patrick Holbert (chairman), Lianjun Cai and Punan Xie. Our Board of Directors has determined that all members of our Audit Committee are independent directors under Rule 10A-3 of the Securities Exchange Act of 1934, as amended, or the Exchange Act and each of them is able to read and understand fundamental financial statements. Our Board of Directors has determined that Mr. Holbert qualified as an “Audit Committee financial expert” as defined by the rules of the SEC. The purpose of our Audit Committee is to oversee our accounting and financial reporting processes and audits of our financial statements. The responsibilities of the Audit Committee include appointing and providing the compensation of the independent accountants to conduct the annual audit of our accounts, reviewing the scope and results of the independent audits, reviewing and evaluating internal accounting policies, and approving all professional services to be provided to us by our independent accountants. Our Audit Committee oversees our accounting and financial reporting processes and audits of our financial statements. Our Audit Committee operates under a written charter adopted by our Board of Directors. The Audit Committee Charter is filed as Exhibit 3.4 to the registration statement that includes this prospectus.

Compensation Committee. Our Compensation Committee currently consists of Messrs. Lianjun Cai, Christopher Patrick Holbert and Punan Xie. Our Board of Directors has determined that all members of the Compensation Committee are independent directors under Rule 10A-3 of the Exchange Act. The Compensation Committee administers our benefit plans, reviews and administers all compensation arrangements for executive officers, and establishes and reviews general policies relating to the compensation and benefits of our executive officers, consultants and employees. The Compensation Committee Charter is filed as Exhibit 3.3 to the registration statement that includes this prospectus.

Nominating Committee. Our Nominating Committee currently consists of Messrs. Punan Xie (chairman), Christopher Patrick Holbert and Lianjun Cai, each of whom our Board of Directors had determined was an independent director under Rule 10A-3 of the Exchange Act. Our Nominating Committee’s responsibilities include recommending to the Board of Directors nominees for possible election to our Board of Directors and providing oversight with respect to corporate governance. The Nominating Committee Charter is filed a Exhibit 3.5 to the registration statement that includes this prospectus.

Our Board of Directors met once during the fiscal year ended June 30, 2007. Our audit, nominating and Compensation Committees were not established until after the end of fiscal 2006. Each member of our Board of Directors attended 75% or more of the Board meetings.

Compensation Committee Interlocks and Insider Participation

None of our executive officers or the executive officers of Duoyuan China served as a member of our Compensation Committee or the equivalent of another entity during fiscal year 2005, 2006 or 2007. None of our executive officers or the executive officers of Duoyuan China served as a director of another entity, other than affiliates of Duoyuan China, during fiscal year 2005, 2006 and 2007.

CERTAIN RELATIONSHIPS, RELATED PARTY TRANSACTIONS AND DIRECTOR INDEPENDENCE

The following is a description of our related party transactions:

Related Party Expenses and Make Good Escrow Agreement. Pursuant to the Securities Purchase Agreement made between us and certain private placement investors in October 2006, we agreed to cease all then-existing related party transactions and to settle all outstanding balances due to or from related parties by December 31, 2006. In connection with this agreement, our Chairman and Chief Executive Officer Mr. Wenhua Guo entered into a Make Good Escrow Agreement, pursuant to which if we do not meet certain performance benchmarks for the fiscal years 2006, 2007 or 2008, 1/3 of the escrow shares will be transferred to the investors for each year when the performance benchmarks are not satisfied. Mr. Wenhua Guo retains the voting power and dividend rights of the escrow shares before such shares are delivered to the investors, if ever. We satisfied the performance benchmark for the fiscal year ended June 30, 2006, therefore 1/3 of the escrow shares have been returned to Mr. Guo. On November 28, 2007, we entered into an amendment to the Purchase Agreement pursuant to which the parties agreed that in computing whether the applicable performance benchmarks as defined under the Make Good Escrow Agreement have been achieved, we are not required to include any penalties it accrued under the Securities Purchase Agreement and the Registration Rights Agreement dated October 24, 2006 as expenses, charges or any other deductions from revenue. In light of this, the investors deemed our after-tax net income so computed to have satisfied the performance benchmark for the 2007 fiscal year, and accordingly a further 1/3 of the escrow shares were released to Mr. Guo as of January 22, 2008. With respect to the related parties, we failed to settle the balances and thereby we (and not the related parties) accrued a monthly liquidated damage penalty of 1% of the proceeds of such transactions, with a cap of 4%. As of June 30, 2007, we had reached the cap and had accrued unpaid penalties in an aggregate amount of $941,968 in this regard. There was no interest charge for late payment. In January 2008, we offered to settle with the investors the respective amounts either in the form of cash or in warrants for shares of common stock. Each investor made its own election and, accordingly, we distributed to 25 of our investors warrants to purchase a total of 576,425 shares of our common stock, and we paid cash to 10 of our investors in the total amount of $436,000. The investors agreed that the our issuance of such warrants and our payments of such cash constituted the satisfaction in full of our obligations to pay liquidated damages to each investor as provided in the Securities Purchase Agreement (as well as for expenses incurred in respect of the Registration Rights Agreement, see “Description of Securities to the Registered - Registration Rights”). The investors thus agreed to discharge us from future liabilities in connection with such liquidated damages. On November 28, 2007,we entered into an Amendment to the Securities Purchase Agreement, or the Amendment, with our shareholders that owned in aggregate a majority of our outstanding shares, pursuant to which the parties agreed that in computing whether the applicable performance benchmarks had been achieved, we would not be required to include any penalties we accrued under the Securities Purchase Agreement and the Registration Rights Agreement as expenses, charges or any other deductions from revenue. The Securities Purchase Agreement and Amendment are filed as Exhibit 4.1 and 4.4, and the form of warrant and our notice are filed as Exhibit 4.3 to the registration statement that includes this prospectus.

Indebtedness to Former Management. Of the 7,437,695 shares we are registering, 922,205 shares of common stock were issued to Dempsey Mork, Norbert L. LeBoeuf and their affiliates, referred to as the “Mork Group” as compensation and in consideration for their services as former executive officers of the Company, including 176,463 shares issued on August 20, 1998 and 745,742 shares issued upon the conversion of convertible notes in the aggregate principal amount of $70,000.   Pursuant to a five-year convertible promissory note with a term that commenced in 1995 and concluded in 1999, we accrued $50,000 for management services and other organizational expenses to members of the Mork Group.   This note was non-interest-bearing and convertible at a rate of $0.05 per share for 1,000,000 shares of common stock (372,871 post-split shares) at the option of the holder, and the note was converted on September 15, 2006. Pursuant to the terms of a separate convertible promissory note, we accrued $20,000 during 2003 and 2004 for management services rendered by an affiliate of our majority shareholder and President, Millennium Capital. This note was also non-interest-bearing and convertible at a rate of $0.02 per share for 1,000,000 shares of common stock (372,871 post-split shares) at the option of the holder, and was likewise converted on September 15, 2006.   The promissory notes have been filed as Exhibits 10.18 and 10.19, respectively, to the registration statement that includes this prospectus. For more information on the Mork Group and affiliated entities including Roth Capital Partners, LLC, see “Plan of Distribution - Roth Capital Partners, LLC”.

Indebtedness of Management. There is no indebtedness of management to us.

Lease of Office Space. Duoyuan China leases 3,079.86 square meters of office space located at No. 3 Jinyuan Road, Daxing District Industrial Development Area, Beijing, China, from Duoyuan Clean Water Technology Industries (China) Co., Ltd., or Duoyuan Water, of which Mr. Wenhua Guo is the sole shareholder. The office space is used by us as an administrative and research and development center. The lease had an initial five-year term that commenced on January 1, 2003 with annual rent of RMB 1,124,148.90 ($136,022). This lease has been renewed on December 25, 2007 for a one year term. The future minimum commitment is $154,121 and the new lease is filed as Exhibit 10.10 to the registration statement that includes this prospectus. The rental payments are inclusive of electricity and water utility bills. During the term of the lease, Duoyuan Water paid Duoyuan China’s portion of the electricity and water bill associated with the office lease. As a consequence, the amount of the electricity and water bills became Duoyuan China’s payable to Duoyuan Water. In addition, Duoyuan China transferred some of its employees to Duoyuan Water. The social welfare tax associated with these employees occurred before their transfer and became Duoyuan China’s payable to Duoyuan Water. As of December 31, 2006, Duoyuan China had failed to settle this related-party transaction in violation of the contractual agreement in the Securities Purchase Agreement in respect of related-party transactions. Between July 2007 and December 2007, Duoyuan China paid to Duoyuan Water rental payments that Duoyuan China had accrued during calendar years 2005 - 2007 in the amount of RMB 2,810,398 ($385,514). By December 31, 2007, all rental payments owed from Duoyuan China to Duoyuan Water under the initial lease agreement had been settled.

Use of Intellectual Property. Duoyuan China uses the trademark “Duoyuan” under a license agreement with Duoyuan Water, of which Mr. Wenhua Guo is the sole shareholder.  The trademark license does not have a term. As the cost of obtaining the trademark is minimal, the license is provided to Duoyuan China at no charge.  As at December 31, 2006, Duoyuan China had failed to settle this related-party transaction, in violation of the contractual agreement in the Securities Purchase Agreement in respect of related-party transactions. The Letter of Trademark Use authorization is filed as Exhibit 10.13 to the registration statement that includes this prospectus.

By assignment agreement dated December 26, 2002 with Huiyuan Institute, Duoyuan China obtained ownership of a patent it used previously pursuant to a license. However, prior to the execution of a Termination of the Letter of Patent Use Authorization dated March 11, 2008, Duoyuan China made use of a patent for “an automatic offset press printing oil supply quick clearing device” under a license agreement with Huiyuan Institute, of which Mr. Wenhua Guo is the sole shareholder. The patent license did not have a term and was provided to Duoyuan China at no charge.  The Termination of the Letter of Patent Use Authorization and Assignment Agreement are filed as Exhibits 10.24 and 10.25 to the registration statement that includes this prospectus.

Parts Supply Arrangement. Duoyuan China previously engaged Tianjin Automobile Water Pump Co., Ltd., Tianjin Automobile of which Mr. Wenhua Guo is the sole shareholder, as its supplier of certain key parts of the offset presses, such as frame panels and rollers. Duoyuan China pre-paid Tianjin Automobile for these parts. These pre-payments became related party receivables to Duoyuan China. As at December 31, 2006, Duoyuan China had failed to settle this related-party receivable account, which amounted to $38,716. This was in violation of the contractual agreement in the Securities Purchase Agreement in respect of related-party transactions. As at June 30, 2007, the receivable account had been fully settled. We do not plan to engage in any further related party transactions with Tianjin Automobile in the future.

Sale of Surplus Construction Material. Following the completion of the Langfang Duoyuan plant, there was approximately $442,019 worth of certain surplus construction materials remaining. When Duoyuan Langfang Water Recycle Equipment Manufacturing Co., Ltd., of which Mr. Wenhua Guo is the sole shareholder, undertook the construction of its own plant, Langfang Duoyuan sold these construction materials to us at cost. As at December 31, 2006, Duoyuan China had failed to settle this account, in violation of the contractual agreement in the Securities Purchase Agreement in respect of related-party transactions.   As of June 30, 2007, the receivable account in respect of this transaction had been fully settled.

Short Term Loans. During the construction phase of the Langfang Duoyuan plant, Duoyuan China Information Technology Industry Co., Ltd., of which Mr. Wenhua Guo is the sole shareholder, paid on behalf of Langfang Duoyuan the municipal infrastructure allocation fee utilities accounts and other expenses incurred. During the fiscal year ended June 30, 2005, Duoyuan China paid off such debt in the amount of $1,068,975.

In a separate transaction, Duoyuan China owed to Huiyuan Institute, the original shareholder of Langfang Duoyuan, $4,598,000 as of June 30, 2005 for the unpaid price for purchase of Huiyuan Institute’s 90% equity interest in Langfang Duoyuan. The purchase price was fully paid on May 16, 2006.

During 2006, Duoyuan China received various short term loans from Duoyuan Water, of which Mr. Guo is the sole shareholder. The loans were non-interest bearing and due on demand. These short term loans became related-party payables to Duoyuan Water. As at December 31, 2006, Duoyuan had failed to settle this account in the amount of $290,308 in violation of the contractual agreement in the Securities Purchase Agreement in respect of related-party transactions. As of June 30, 2007, the payable account in respect of this transaction had been fully settled.

Also during 2006, Duoyuan China made various short term loans to Duoyuan Water. The loans were non-interest bearing and due on demand. These short term loans became related party receivables to Duoyuan China. As at December 31, 2006, Duoyuan China had failed to settle this receivable account in violation of the contractual agreements in the Securities Purchase Agreement on related party transactions in the amount of $3,390,198. As of June 30, 2007, the receivable account in respect of this transaction had been fully settled.

Director Independence. Management has reviewed the directors’ responses to a questionnaire inquiring about their transactions, relationships and arrangements with us, as well as those of their immediate family members. The questionnaire also canvassed other potential conflicts of interest.  After reviewing this information, the Board of Directors determined that our Board of Directors is comprised of a majority of “independent directors” - as such term is defined in the Marketplace Rules of the NASDAQ Stock Market and Rule 10A-3 of the Exchange Act. Our independent directors are not engaged in any transaction, relationship or arrangement with us in this respect. Among our current five directors, Messrs. Christopher Patrick Holbert, Lianjun Cai and Punan Xie meet the Nasdaq and the Exchange Act standards for independent directors. The remaining two directors, Wenhua Guo and Xiqing Diao are executive officers and are not independent directors. Our Audit Committee is currently comprised of three independent directors, Messrs. Christopher Patrick Holbert (chairman), Lianjun Cai and Punan Xie. The Compensation Committee is comprised of three independent directors, Messrs. Lianjun Cai (chairman), Messrs. Christopher Patrick Holbert, and Messrs. Punan Xie. The Nomination Committee is comprised of three independent directors, Punan Xie (chairman), Christopher Patrick Holbert and Lianjun Cai.

As provided in our Audit Committee Charter, all related party transactions going-forward must be approved by our Audit Committee. As such, we will conduct a review of all related party transactions for potential conflict of interest situations on an ongoing basis and all such transactions relating to executive officers and directors must be approved by the Audit Committee. While there are no written policies and procedures regarding review of related party transactions in the charter of our Audit Committee, the independent directors who are members of the Audit Committee follow state fiduciary laws and have approved and may approve the related party transactions if they believe they are in our best interests.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of March 31, 2008: (a) the names and addresses of each beneficial owner of more than five percent (5%) of our common stock known to us, the number of shares of common stock beneficially owned by each such person, and the percent of our common stock so owned; and (b) the names and addresses of each director and executive officer, the number of shares our common stock beneficially owned, and the percentage of our common stock so owned, by each such person, and by all of our directors and executive officers as a group. Each person has sole voting and investment power with respect to the shares of our common stock, except as otherwise indicated. Beneficial ownership consists of a direct interest in the shares of common stock, except as otherwise indicated.

As of March 31, 2008, we had a total of 25,000,050 shares of common stock outstanding, which were our only issued and outstanding voting equity securities.

As used in this section, the term beneficial ownership with respect to a security is defined by Rule 13d-3 of the Exchange Act as consisting of sole or shared voting power (including the power to vote or direct the vote) and/or sole or shared investment power (including the power to dispose of or direct the disposition of) with respect to the security through any contract, arrangement, understanding, relationship or otherwise, subject to community property laws where applicable.

Name and Address of Beneficial Owner	Amount of Beneficial Ownership	Percentage Ownership
Pinnacle China Fund, L.P.	1,300,002	5.20%
Barry M. Kitt (1)	1,482,295	5.93%
Duoyuan Investments Limited (2)	17,562,355	70.25%
Wenhua Guo (2) (CEO)	17,562,355	70.25	%(3)
Lianjun Cai (director)	0	0%
Punan Xie (director)	0	0%
Baiyun Sun (former interim CFO)	0	0%
Christopher Patrick Holbert (director)	0	0%
Xiqing Diao (director, COO)	0	0%
Zhiguo Hao (VP)	0	0%
Lixin Wang (VP)	0	0%
Wenzhong Liu (VP)	0	0%
Yingqing Zhang (VP)	0	0%
Lide Chen (VP)	0	0%
Yongzeng Wang (Interim General Manager of Langfang Duoyuan)	0	0%
Dempsey Mork (4)	736,421	2.95%
Norbert L. LeBoeuf (5)	10,627	*
All Directors and Officers as a Group	17,562,355	70.25%

* indicates less than 1%

(1) Although Pinnacle China Fund, LP. (“Pinnacle”) and The Pinnacle Fund, L.P. (“Pinnacle Fund”) have the same mailing address, they are different entities. Whitebox Intermarket Partners, L.P. and Nite Capital, L.P. each entered into a Purchase Agreement with Pinnacle Fund dated January 18, 2008, pursuant to which they should transfer to Pinnacle Fund 130,209 and 52,084 shares of common stock they owned respectively in us. After the share transfer was closed in February 2008, Whitebox Intermarket Partners, L.P. and Nite Capital, L.P. do not own any of our shares, while Pinnacle Fund was the owner of 182,293 shares of common stock.

Pinnacle China Advisers, L.P. (“Advisers”) is the general partner of Pinnacle. Pinnacle China Management, LLC (“Management”) is the general partner of Advisers. Kitt China Management LLC is the manager of Management. Mr. Barry M. Kitt is the manager of Kitt China Management LLC. Mr. Kitt may be deemed to be the beneficial owner of the shares of common stock beneficially owned by Pinnacle. Mr. Kitt expressly disclaims beneficial ownership of all shares of common stock beneficially owned by Pinnacle.

Pinnacle Advisers, L.P. (“Fund Advisers”) is the general partner of Pinnacle Fund. Pinnacle Fund Management, LLC (“Fund Management”) is the general partner of Fund Advisers. Mr. Kitt is the sole member of Fund Management. Mr. Kitt may be deemed to be the beneficial owner of the shares of Common Stock beneficially owned by Pinnacle Fund. Mr. Kitt expressly disclaims beneficial ownership of all shares of common stock beneficially owned by Pinnacle Fund.

(2) Mr. Wenhua Guo is the sole shareholder of Duoyuan Investments, as such he may be viewed as having beneficial ownership over all 17,562,355 shares owned by Duoyuan Investments.

(3) Of the 17,562,355 shares of common stock beneficially owned by Mr. Wenhua Guo, 6,899,177 shares were deposited in escrow according to the Securities Agreement dated October 24, 2006, a copy of which is filed as Exhibit 4.1 to the registration statement that includes this prospectus and a Make Good Escrow Agreement dated October 24, 2006, a copy of which is filed as Exhibit 4.1 (Exhibit B to the Securities Purchase Agreement) to the registration statement that includes this prospectus, pursuant to which, if we do not meet certain performance benchmarks for the fiscal years 2006, 2007 or 2008, 1/3 of the escrow shares will be transferred to the investors pursuant to the Securities Purchase Agreement for each year when the performance benchmarks are not satisfied. Mr. Wenhua Guo retains the voting power and dividend rights of the escrow shares before such shares are delivered to the investors, if ever. We satisfied the performance benchmark for the fiscal year ended June 30, 2006, therefore 1/3 of the escrow shares have been returned to Mr. Guo. On November 28, 2007, we entered into an Amendment to Securities Purchase Agreement , or the Amendment,   with its several shareholders that owned in aggregate a majority of our outstanding shares, pursuant to which the parties agreed that in computing whether the applicable performance benchmarks as defined under the Make Good Escrow Agreement have been achieved, we are not required to include any penalties it accrued under the Securities Purchase Agreement and the Registration Rights Agreement dated October 24, 2006 as expenses, charges or any other deductions from revenue. In light of the Amendment, the investors deemed our after-tax net income so computed to have satisfied the performance benchmark for the 2007 fiscal year, and accordingly a further 1/3 of the escrow shares were released to Mr. Guo as of January 22, 2008. The Amendment is filed as Exhibit 4.4 to the registration statement that includes this prospectus.

(4) Dempsey Mork, our founder, President and CEO before his resignation at the closing of the Equity Transfer on August 31, 2006, and his son Jonathan Mork have investment control over the shares of Magellan Capital Defined Benefits Plan (167,792 shares), Magellan Capital Profit Sharing Plan (167,792 shares), and MCC Profit Sharing Plan (372,871 shares) and as such they may be viewed as having beneficial ownership over the aggregate amount of 708,455 shares owned by the three Plans. Dempsey Mork also owns 27,966 shares in his own name.

(5) Norbert Leboeuf was included in the table because he was a former CFO before the reverse merger in October 2006.

SELLING SECURITY HOLDERS

We are registering for resale certain shares of our common stock. The term “selling shareholder” includes the shareholders listed below and their transferees, pledgees, donees or other successors. Information concerning the selling shareholders may change after the date of this prospectus and changed information will be presented in a supplement to this prospectus if and when required.

By a unanimous written consent of our Board of Directors, we effected a 1-for-2.68189924 reverse stock split on July 17, 2007. With respect to fractional shares, each holder of our common stock who would otherwise have been entitled to a fraction of a share upon surrender of such holder’s certificate(s) received one share of our common stock outstanding. The number of our outstanding and issued shares prior to the reverse stock split was 67,047,481. Upon the effectiveness of the reverse stock split, the number of our outstanding and issued shares became 25,000,050. The following information about selling security holders reflects the reverse stock split described above.

Of the 7,437,695 shares we are registering, (i) 6,132,622 shares of common stock were issued and sold to the unrelated investors in a private placement pursuant to a Securities Purchase Agreement on October 24, 2006 , referred to as the  (2006 Investors); (ii) 922,205 shares of common stock issued to Dempsey Mork, Norbert L. LeBoeuf and their affiliates , referred to as the  Mork Group as compensation and in consideration for their services, including 176,463 shares issued on August 20, 1998 and 745,742 shares issued on December 15, 2006 upon the conversion of convertible notes in the aggregate principal amount of $70,000. No additional consideration was received by us at the time of conversion; and (iii) 382,868 shares of common stock were issued to investors in a private placement on December 30, 1998, in which most of the investors are affiliated with the Mork Group , referred to as the (1998 Investors).

The 6,132,622 shares of common stock issued to the 2006 Investors were issued in transactions exempt from the registration requirements of the Securities Act under Section 4(2) thereof to persons reasonably believed to be “accredited investors” as defined in Regulation D under the Securities Act. Pursuant to the terms of the Securities Purchase Agreement under which the shares were issued, we agreed to file this registration statement in order to permit those investors to sell the shares of common stock. None of the investors in the October 2006 private placement and any officers thereof had any prior material relationship with the Company. The 6,132,622 shares (post-split shares) of common stock were issued and sold to the investors for a purchase price of approximately $3.84 per share (post-split) or an aggregate purchase price of $23,549,268. We did not receive any consideration from the investors other than the proceeds of the October 2006 private placement.

The 922,205 shares of common stock issued to the Mork Group were issued in transactions exempt from the registration requirements of the Securities Act under Section 4(2) thereof, as the members of the Mork Group were directors, officers and affiliates of us prior to the Equity Transfer and were also reasonably believed to be “accredited investors” as defined in Regulation D under the Securities Act. Members of the Mork Group were the founders and management of us before they resigned at the closing of the Equity Transfer in connection with the acquisition of Duoyuan China. Mr. Dempsey Mork became President, our CEO and Director on August 10, 1998, and Mr. Norbert L. LeBoeuf became our CFO and Director on December 15, 2001. Mr. Jonathan Mork, Mr. Dempsey Mork’s son, has investment and voting control over the shares of Magellan Capital and Magellan Litigation. Mr. Jonathan Mork and Mr. Dempsey Mork have investment and voting control over the shares of Magellan Capital Defined Benefits Plan and Magellan Capital Profit Sharing Plan. They have not engaged in any transactions with us during the past three years other than the note conversions as disclosed in the section under the heading “Certain Relationship and Related Party Transactions; Director Independence” and “Plan of Distribution - Roth Capital Partners, LLC”.

The 382,868 shares of common stock issued to the 1998 Investors were issued in transactions exempt from the registration requirements of Section 4(2) of the Securities Act as the 1998 Investors were “accredited investors” as defined in Regulation D under the Securities Act or relative, spouse or relative of spouse of an accredited investor who share a same principal residence with the accredited investor. Ms. Patricia A. Mork is the wife of Mr. Dempsey Mork, and Ms. Sarah LeBoeuf is the wife of Mr. Norbert L. LeBoeuf. None of the 1998 Investors have engaged in any transactions with us during the past three years. These 382,868 shares were issued at par value of $0.001 for an aggregate of $1,025.75 in cash.

The table below shows the number of shares owned by the selling shareholders based upon information they have provided to us. Percent of shares beneficially owned by any person is calculated by dividing the number of shares of common stock beneficially owned by that person by the sum of the number of shares of common stock outstanding as of the date of this prospectus , and the number of shares of common stock as to which that person has the right to acquire voting or investment power as of the date of this prospectus, or within 60 days thereafter. Unless otherwise indicated, the selling shareholders have the sole power to direct the voting and investment over shares owned by them. We cannot estimate the number of shares the selling shareholders will hold after completion of this offering because they may sell all or a portion of the shares and there are currently no agreements, arrangements or understandings with respect to the number of shares to be sold by them. We have assumed for purposes of this table that none of the shares offered by this prospectus will be held by the selling shareholders after the completion of this offering. This information is based solely on information provided by or on behalf of the selling shareholders set forth below, and we have not independently verified the information. In addition, the selling shareholders identified below may have sold, transferred or disposed of all or a portion of their shares since the date on which they provided the information regarding their holdings in transactions exempt from the registration requirements of the Securities Act.

Except as provided below, to our knowledge, no selling shareholder nor any of their affiliates has held any position or office with, been employed by or otherwise has had any material relationship with us or any of our predecessors or affiliates within the past three years other than as a result of the ownership of our securities. We may amend or supplement this prospectus from time to time to update the disclosure set forth in it. Unless otherwise described below, the selling shareholders have confirmed to us that they are not broker-dealers or affiliates of a broker-dealer with the meaning of Rule 405 of the Securities Act.

	Shares of Common Stock Beneficially Owned Prior to the Offering			Shares of Common Stock Beneficially Owned After the Offering
Selling Shareholder **	Number of Shares Beneficially Owned	Percent of Class (%)	Number of Shares Being Offered	Number of Shares Beneficially Owned	Percent of Class (%)
Magellan Capital 69930 Highway 111, Suite 100 Rancho Mirage, CA 92270	83,896	*	83,896	0	*	(1)
Magellan Litigation 69930 Highway 111, Suite 100 Rancho Mirage, CA 92270	28,525	*	28,525	0	*	(2)
Dempsey Mork 69930 Highway 111, Suite 100 Rancho Mirage, CA 92270	27,966	*	27,966	0	*	(3)
Randall A. Baker 49542 Palo Verde Dr Morongo Valley, CA 92256	11,466	*	11,466	0	*	(4)
National Financial Services 200 Liberty Street, One World Financal Center New York, NY 10281	13,983	*	13,983	0	*	(51)
Norbert L. LeBoeuf P. O. Box 3171 Palm Springs, CA 92262	10,627	*	10,627	0	*	(5)
Millennium Group, Inc. 55051 Riviera Dr. La Quinta, California 92253	372,871	1.49	372,871	0	1.49	(52)
MCC Profit Sharing Plan 69930 Highway 111, Suite 100 Rancho Mirage, CA 92270	372,871	1.49	372,871	0	1.49	(53)
The Mork Group in total	922,205	3.69	922, 205	0	3.69

Magellan Capital Defined Benefits Plan 69930 Highway 111, Suite 100 Rancho Mirage, CA 92270	167,792	*	167,792	0	*	(6)
Magellan Capital Profit Sharing Plan 69930 Highway 111, Suite 100 Rancho Mirage, CA 92270	167,792	*	167,792	0	*	(7)
Jose Chavez 42-655 Caballeros Bermuda Dunes, CA 92201	224	*	224	0	*	(8)
Alex Jacoy 78196 Calle Norte La Quinta, CA 92253	187	*	187	0	*	(9)
Richard Stevenson P.O. Box 1350 Morongo Valley, CA 92256	224	*	224	0	*	(10)
Brenda Jose 42-655 Caballeros Bermuda Dunes, CA 92201	150	*	150	0	*	(11)
Sally McManus P.O. Box 53 Morongo Valley, CA 92256	187	*	187	0	*	(12)
Carolyn Howley P.O. Box 268 Morongo Valley, CA 92256	150	*	150	0	*	(13)

	Shares of Common Stock Beneficially Owned Prior to the Offering			Shares of Common Stock Beneficially Owned After the Offering
Selling Shareholder **	Number of Shares Beneficially Owned	Percent of Class (%)	Number of Shares Being Offered	Number of Shares Beneficially Owned	Percent of Class (%)
Helen Wright P.O. Box 1026 Morongo Valley, CA 92256	224	*	224	0	*	(14)
Christopher J. Marof P.O. Box 1025 Morongo Valley, CA 92256	187	*	187	0	*	(15)
Mary Buerke 11119 San Jacinto Street Morongo Valley, CA 92256	150	*	150	0	*	(16)
Kathy Jones P.O. Box 3854 Palm Desert, CA 92261	224	*	224	0	*	(17)
Kathryn N. LeBoeuf P.O. Box 3171 Palm Springs, CA 92263	5,929	*	5,929	0	*	(18)
Victor Soto 83-888 Avenue 51 Coachella, CA 92236	224	*	224	0	*	(19)
Antonio Soto 83-888 Avenue 51 Coachella, CA 92236	187	*	187	0	*	(20)
Jose Soto 83-888 Avenue 51 Coachella, CA 92236	150	*	150	0	*	(21)
Oscar Ballesteros 81-351 Avenue 46, Space 138 Indio, CA 92201	224	*	224	0	*	(22)
Sherry Evaro-Ham 77-777 Country Club Drive, #289 Palm Desert, CA 92211	187	*	187	0	*	(23)
Alyson Baca P.O. Box 3 La Quinta, CA 92253	150	*	150	0	*	(24)
Randy Baca P.O. Box 3 La Quinta, CA 92253	224	*	224	0	*	(25)
Laurie Healy 42-785 Cabelleros Bermuda Dunes, CA 92201	187	*	187	0	*	(26)
Sergio Luna 80-434 Sandscript Court Indio, CA 92201	150	*	150	0	*	(27)
Melecio Soto 83-888 Avenue 51 Coachella, CA 92236	224	*	224	0	*	(28)
Barbara Filiatreaux 17-545 Chillon La Quinta, CA 92253	2,573	*	2,573	0	*	(29)

	Shares of Common Stock Beneficially Owned Prior to the Offering			Shares of Common Stock Beneficially Owned After the Offering
Selling Shareholder **	Number of Shares Beneficially Owned	Percent of Class (%)	Number of Shares Being Offered	Number of Shares Beneficially Owned	Percent of Class (%)
Michael Baine Box 347 Lake Arrowhead, CA 92352	224	*	224	0	*	(30)
Annette Baine Box 347 Lake Arrowhead, CA 92352	187	*	187	0	*	(31)
UGTMA CA Cust for Michael Baine Box 347 Lake Arrowhead, CA 92352	150	*	150	0	*	(32)
UGTMA CA Cust for James Baine Box 347 Lake Arrowhead, CA 92352	224	*	224	0	*	(33)
Gary Peskin 6105 West 6 th Street Los Angeles, CA 90048	187	*	187	0	*	(34)
Rose Peskin 6105 West 6 th Street Los Angeles, CA 90048	150	*	150	0	*	(35)
UGTMA CA Cust for Zachary Peskin 6105 West 6 th Street Los Angeles, CA 90048	224	*	224	0	*	(36)
UGTMA CA Cust for Sarah Peskin 6105 West 6 th Street Los Angeles, CA 90048	187	*	187	0	*	(37)
UGTMA CA Cust for Jacob Peskin 6105 West 6 th Street Los Angeles, CA 90048	150	*	150	0	*	(38)
Sarah Le Boeuf P.O. Box 3171 Palm Springs, CA 92263	224	*	224	0	*	(39)
Daniel V. French 52645 Ramier Street La Quinta, CA 92253	224	*	224	0	*	(40)
UGTMA CA Cust for Carina Johnson 42-785 Cabelleros Bermuda Dunes, CA 92201	187	*	187	0	*	(41)
Conrad Dahl 72742 Willow Street, Apt. #4 Palm Desert, CA 92260	150	*	150	0	*	(42)
Hayley Smith 52-645 Ramirez Street La Quinta, CA 92253	224	*	224	0	*	(43)
Valarie Hahn 5195 Walnut Avenue, #14 Chino, CA 91790	187	*	187	0	*	(44)

	Shares of Common Stock Beneficially Owned Prior to the Offering			Shares of Common Stock Beneficially Owned After the Offering
Selling Shareholder **	Number of Shares Beneficially Owned	Percent of Class (%)	Number of Shares Being Offered	Number of Shares Beneficially Owned	Percent of Class (%)
Tiare Hatrak 74-460 Alisandro, #6 Palm Desert, CA 92260	150	*	150	0	*	(45)
Moea Shelley P.O. Box 2051 Arbor, OR 97415	224	*	224	0	*	(46)
John P. Spickard 4819 Eagle Rock Blvd., #1 Los Angeles, CA 90041	187	*	187	0	*	(47)
Patricia Bladh 51-407 Velasco La Quinta, CA 92253	150	*	150	0	*	(48)
Andrea Baca P.O. Box 3 La Quinta, CA 92253	224	*	224	0	*	(49)
Patricia A. Mork 50-855 Washington PMB 244 La Quinta, CA 92253	26,064	*	26,064	0	*	(50)
Irwin J. Kirz P.O. Box 1025 Morongo Valley, CA 92256	5,090	*	5,090	0	*	(54)
The 1998 Investors in total	382,868	1.53	382,868	0		1.53
Pinnacle China Fund, L.P. The Pinnacle China Fund, L.P. 4965 Preston Park Blvd., Suite 240 Plano, TX 75093	1,300,002	5.2	1,300,002	0	5.2	(55)
Renaissance US Growth Investment Trust PLC c/o RENN Capital Group, Inc. 8080 N. Central Expressway Suite 210 Dallas, TX 75206	390,626	1.56	390,626	0	1.56	(56)
US Special Opportunities Trust PLC c/o RENN Capital Group, Inc. 8080 N. Central Expressway Suite 210 Dallas, TX 75206	390,626	1.56	390,626	0	1.56	(57)
Renaissance Capital Growth & Income Fund III, Inc. c/o RENN Capital Group, Inc. 8080 N. Central Expressway Suite 210 Dallas, TX 75206	130,209	*	130,209	0	*	(58)
Premier RENN US Emerging Growth Fund Limited c/o RENN Capital Group, Inc. 8080 N. Central Expressway Suite 210 Dallas, TX 75206	130,209	*	130,209	0	*	(59)

	Shares of Common Stock Beneficially Owned Prior to the Offering			Shares of Common Stock Beneficially Owned After the Offering
Selling Shareholder **	Number of Shares Beneficially Owned	Percent of Class (%)	Number of Shares Being Offered	Number of Shares Beneficially Owned	Percent of Class (%)
Jayhawk Private Equity Fund, L.P. c/o Jayhawk Private Equity GP. L.P. 5410 West 61st Place, Suite 100 Mission, KS 66205	734,976	2.94	734,976	0	2.94	(60)
Jayhawk Private Equity Co-Invest Fund, L.P. c/o Jayhawk Private Equity GP. L.P. 5410 West 61st Place, Suite 100 Mission, KS 66205	46,276	*	46,276	0	0.19	(60)
Bear Stearns Security Corp FBO J Steven Emerson Roth IRA c/o Steve Emerson 1522 Ensley Ave Los Angeles, CA 90024	260,417	1.04	260,417	0	1.04	(61)
Bear Steams Security Corp FBO J Steven Emerson IRA R/O II c/o Steve Emerson 1522 Ensley Ave Los Angeles, CA 90024	260,417	1.04	260,417	0	1.04	(62)
Bear Stearns Security Corp FBO Emerson Family Foundation c/o Steve Emerson 1522 Ensley Ave Los Angeles, CA 90024	52,084	*	52,084	0	*	(63)
Lake Street Fund, L.P. c/o First Wilshire Securities Management, Inc. 1224 East Green Street, Suite 200 Pasadena, CA 91106	260,417	1.04	260,417	0	1.04	(64)
Fred L. Astman Wedbush Securities Inc. Cust IRA R/O Holding 10/13/92 c/o First Wilshire Securities Management, Inc. 1224 East Green Street, Suite 200 Pasadena, CA 91106	104,167	*	104,167	0	*	(65)
Gregory Cook Wedbush Sec Ctdn IRA Contributory 01-16-02 c/o Gregory Cook 2320 All Saints Lane Plano, TX 75025	19,531	*	19,531	0	*	(66)
George Loxsom Wedbush Sec Ctdn IRA SEP 12-16-92 c/o George Loxsom 3605 Asaro Place Plano, TX 75025	13,021	*	13,021	0	*	(67)

	Shares of Common Stock Beneficially Owned Prior to the Offering			Shares of Common Stock Beneficially Owned After the Offering
Selling Shareholder **	Number of Shares Beneficially Owned	Percent of Class (%)	Number of Shares Being Offered	Number of Shares Beneficially Owned	Percent of Class (%)
John Peter Selda Wedbush Sec Ctdn IRA Cont 08-27-96 c/o John Peter Selda 350 Sharon Park Drive #S-1 Menlo Park, CA 94025	13,021	*	13,021	0	*	(68)
Joseph Anthony Cardaropoli Wedbush Sec Ctdn IRA Rollover 01-12-06 c/o Joseph A Cardaropoli 8216 Chambray Ct Plano, TX 75025	11,198	*	11,198	0	*	(69)
The Mitchell W. Howard Trust c/o The Mitchell W. Howard Trust 1224 East Green Street, Suite 200 Pasadena, CA 91106	7,813	*	7,813	0	*	(70)
Chinamerica Fund, L.P. c/o Chinamerica Fund, LP 2909 St. Andrews Dr. Richardson, TX 75082	260,417	1.04	260,417	0	*	(71)
Westpark Capital, L.P. c/o Westpark Capital, L.P. 4965 Preston Park Blvd., Suite 220 Plano, TX 75093	260,417	1.04	260,417	0	1.04	(72)
Centaur Value Fund, L.P. c/o Centaur Capital Partners 1460 Main St. Ste. 234 Southlake, TX 76092	126,302	*	126,302	0	*	(73)
United Centaur Master Fund c/o Centaur Capital Partners 1460 Main St. Ste. 234 Southlake, TX 76092	69,011	*	69,011	0	*	(74)
Heller Capital Investments, LLC c/o Heller Capital Investments, LLC 700 East Palisade Avenue, 1 st Floor Englewood Cliffs, NJ 07632	156,251	*	156,251	0	*	(75)
Berlin Capital Growth, L.P. c/o Berlin Financial Ltd. 1325 Camegie Ave Cleveland, OH 44115	130,209	*	130,209	0	*	(76)
Lighthouse Consulting Limited c/o Lighthouse Consulting Limited Room 1001, Tung Chai Building 86 Wellington Street Central, Hong Kong	130,209	*	130,209	0	*	(77)
Precept Capital Master Fund, G.P. c/o Precept Capital Management 100 Crescent Court, Suite 850 Dallas, TX 75201	130,209	*	130,209	0	*	(78)

	Shares of Common Stock Beneficially Owned Prior to the Offering			Shares of Common Stock Beneficially Owned After the Offering
Selling Shareholder **	Number of Shares Beneficially Owned	Percent of Class (%)	Number of Shares Being Offered	Number of Shares Beneficially Owned	Percent of Class (%)
MidSouth Investor Fund LP c/o Heidtke & Company, Inc. 201 4 th Ave. North, Suite 1950 Nashville, TN 37219	130,001	*	130,001	0	*	(79)
Sandor Capital Master Fund, L.P. c/o Sandor Advisors, LLC 2828 Routh Street, Suite 500 Dallas, TX 75201	125,000	*	125,000	0	*	(80)
Crescent International Ltd. c/o Cantara (Switzerland) S.A. 84 Avenue Louis-Casai CH-1216 Cointrin Geneva, Switzerland	78,125	*	78,125	0	*	(81)
Diamond Opportunity Fund, LLC c/o Diamond Group 500 Skokie Blvd., Suite 300 Northbrook, IL 60062	65,104	*	65,104	0	*	(82)
Guerrilla Partners LP c/o Guerrilla Capital 237 Park Ave 9 th Fl New York, NY 10017	62,500	*	62,500	0	*	(83)
The Kircher Family Trust dtd 03/24/2004 c/o Stephen C. Kircher 6000 Greystone Place Granite Bay, CA 95746	52,084	*	52,084	0	*	(84)
Cascata Long / Short Fund, LP c/o Cascata Long / Short Fund 12221 Merit Dr, #375 Dallas, TX 75251	26,042	*	26,042	0	*	(85)
Outpoint Offshore Fund Ltd. c/o Outpoint Capital L.P. 237 Park Avenue, Suite 900 New York, NY 10017	23,438	*	23,438	0	*	(86)
Pinnacle Fund, L.P. The Pinnacle Fund, L.P. 4965 Preston Park Blvd., Suite 240 Plano, TX 75093	182,293	*	182,293	0	*	(87)
2006 Investors in total	6,132,622	24.53	6,132,622	0	24.53

*	denotes percentage that is less than 1%.

(1)
Jonathan Mork has investment and voting control over the shares of Magellan Capital. Jonathan Mork is the son of Dempsey Mork, who was our founder, President and CEO before he resigned at the closing of the Equity Transfer on August 31, 2006. Jonathan Mork is an affiliate of a broker-dealer, however, he purchased the shares being registered for resale in the ordinary course of business and at the time of the purchase he had no agreements or understandings, directly or indirectly, with any person to distribute the shares.

(2)
Jonathan Mork has investment and voting control over the shares of Magellan Litigation. Jonathan Mork is the son of Dempsey Mork, who was our founder, President and CEO before he resigned at the Closing of the Equity Transfer on August 31, 2006. Jonathan Mork is an affiliate of a broker-dealer, however, he purchased the shares being registered for resale in the ordinary course of business and at the time of the purchase he had no agreements or understandings, directly or indirectly, with any person to distribute the shares.

(3)	Dempsey Mork has investment and voting control over the shares. Dempsey Mork was our founder, President and CEO before he resigned at the closing of the Equity Transfer on August 31, 2006.

(4)	Randall A. Baker has investment and voting control over the shares. Randall A. Baker was one of our officers before he resigned in 2002.

(5)	Norbert L. LeBoeuf has investment and voting control over the shares. Norbert LeBoeuf was our CFO before he resigned at the closing of the Equity Transfer on August 31, 2006.

(6)
Jonathan Mork and Dempsey Mork have investment and voting control over the shares of Magellan Capital Defined Benefits Plan. Jonathan Mork is the son of Dempsey Mork, who was our founder, President and CEO before he resigned at the closing of the Equity Transfer on August 31, 2006. Jonathan Mork is an affiliate of a broker-dealer, however, he purchased the shares being registered for resale in the ordinary course of business and at the time of the purchase he had no agreements or understandings, directly or indirectly, with any person to distribute the shares.

(7)
Jonathan Mork and Dempsey Mork have investment and voting control over the shares of Magellan Capital Profit Sharing Plan. Jonathan Mork is the son of Dempsey Mork, who was our founder, President and CEO before he resigned at the closing of the Equity Transfer on August 31, 2006. Jonathan Mork is an affiliate of a broker-dealer, however, he purchased the shares being registered for resale in the ordinary course of business and at the time of the purchase he had no agreements or understandings, directly or indirectly, with any person to distribute the shares.

(8)	Jose Chavez has investment and voting control over the shares.

(9)	Alex Jacoy has investment and voting control over the shares.

(10)	Richard Stevenson has investment and voting control over the shares.

(11)	Brenda Jose has investment and voting control over the shares.

(12)	Sally McManus has investment and voting control over the shares.

(13)	Carolyn Howley has investment and voting control over the shares.

(14)	Helen Wright has investment and voting control over the shares.

(15)	Christopher J. Marof has investment and voting control over the shares.

(16)	Mary Buerke has investment and voting control over the shares.

(17)	Kathy Jones has investment and voting control over the shares.

(18)
Kathryn N. LeBoeuf has investment and voting control over the shares. Kathryn N. LeBoeuf is the wife of Norbert LeBoeuf, our former CFO, who resigned at the closing of the Equity Transfer on August 31, 2006.

(19)	Victor Soto has investment and voting control over the shares.

(20)	Antonio Soto has investment and voting control over the shares.

(21)	Jose Soto has investment and voting control over the shares.

(22)	Oscar Ballesteros has investment and voting control over the shares.

(23)	Sherry Evaro-Ham has investment and voting control over the shares.

(24)	Alyson Baca has investment and voting control over the shares.

(25)	Randy Baca has investment and voting control over the shares.

(26)	Laurie Healy has investment and voting control over the shares.

(27)	Sergio Luna has investment and voting control over the shares.

(28)	Melecio Soto has investment and voting control over the shares.

(29)	Barbara Filiatreaux has investment and voting control over the shares. Barbara Filiatreaux is the wife of Robert J. Filiatreaux.

(30)	Michael Baine has investment and voting control over the shares.

(31)	Annette Baine has investment and voting control over the shares.

(32)	Michelle Baine has investment and voting control over the shares.

(33)	James Baine has investment and voting control over the shares.

(34)	Gary Peskin has investment and voting control over the shares.

(35)	Rose Peskin has investment and voting control over the shares.

(36)	Zachary Peskin has investment and voting control over the shares.

(37)	Sarah Peskin has investment and voting control over the shares.

(38)	Jacob Peskin has investment and voting control over the shares.

(39)	Sarah LeBoeuf has investment and voting control over the shares. Sarah LeBoeuf is the wife of Norbert LeBoeuf, our former CFO, who resigned at the closing of the Equity Transfer on August 31, 2006.

(40)	Daniel V. French has investment and voting control over the shares.

(41)	Carina Johnson has investment and voting control over the shares.

(42)	Conrad Dahl has investment and voting control over the shares.

(43)	Hayley Smith has investment and voting control over the shares.

(44)	Valarie Hahn has investment and voting control over the shares.

(45)	Tiare Hatrak has investment and voting control over the shares.

(46)	Moea Shelley has investment and voting control over the shares.

(47)	John P. Spickard has investment and voting control over the shares.

(48)	Patricia Bladh has investment and voting control over the shares.

(49)	Andrea Baca has investment and voting control over the shares.

(50)
Patricia A. Mork has investment and voting control over the shares. She is the wife of Dempsey Mork, our former President and CEO, who resigned at the closing of the Equity Transfer on August 31, 2006.

(51)	Randall Baker has investment and voting control over the shares.

(52)
Jonathan Mork has investment and voting control over the shares of Millennium Group, Inc. Jonathan Mork is the son of Dempsey Mork. Jonathan Mork is an affiliate of a broker-dealer, however, he purchased the shares being registered for resale in the ordinary course of business and at the time of the purchase he had no agreements or understandings, directly or indirectly, with any person to distribute the shares.

(53)
Jonathan Mork and Dempsey Mork have investment and voting control over the shares of MCC Profit Sharing Plan. Jonathan Mork is the son of Dempsey Mork. Jonathan Mork is an affiliate of a broker-dealer, however, he purchased the shares being registered for resale in the ordinary course of business and at the time of the purchase he had no agreements or understandings, directly or indirectly, with any person to distribute the shares.

(54)	Irwin J. Kirz has investment and voting control over the shares.

(55)
Pinnacle China Advisers, L.P. (“Advisers”) is the general partner of Pinnacle China Fund, L.P. (“Pinnacle”). Pinnacle China Management, LLC (“Management”) is the general partner of Advisers. Kitt China Management LLC is the manager of Management. Mr. Barry M. Kitt is the manager of Kitt China Management LLC. As of March 1, 2007, Pinnacle was the beneficial owner of 1,300,002 (post-split) shares of common stock. Mr. Kitt may be deemed to be the beneficial owner of the shares of common stock beneficially owned by Pinnacle. Mr. Kitt expressly disclaims beneficial ownership of all shares of common stock beneficially owned by Pinnacle.

(56)
Russell Cleveland has investment and voting control over the shares of Renaissance U.S. Growth Investment Trust PLC as he is the President of RENN Capital Group, Inc. which is the investment advisor of Renaissance US Growth Investment Trust PLC.

(57)
Russell Cleveland has investment and voting control over the shares of U.S. Special Opportunities Trust PLC as he is the President of RENN Capital Group, Inc. which is the investment advisor of U.S. Special Opportunities Trust PLC.

(58)
Russell Cleveland has investment and voting control over the shares of Renaissance Capital Growth & Income Fund III, Inc. as he is the President of RENN Capital Group, Inc. which is the investment advisor of Renaissance Capital Growth & Income Fund III, Inc.

(59)
Russell Cleveland has investment and voting control over the shares of Premier RENN US Emerging Growth Fund Limited as he is the President of RENN Capital Group, Inc. which is the investment advisor of Premier RENN US Emerging Growth Fund Limited.

(60)
Kent McCarthy has investment and voting control over the shares of Jayhawk Private Equity Fund, L.P. and Jayhawk Private Equity Co-Invest Fund, L.P. as he is the managing member of Jayhawk Capital Management, L.L.C., which is the general partner of Jayhawk Private Equity GP, L.P., which in turn is the general partner of both Jayhawk Private Equity Fund, L.P. and Jayhawk Private Equity Co-Invest Fund, L.P.

(61)	J. Steven Emerson has investment and voting control over the shares of Bear Steams Security Corp FBO J Steven Emerson Roth IRA.

(62)	J. Steven Emerson has investment and voting control over the shares of Bear Steams Security Corp FBO J Steven Emerson IRA R/O II.

(63)	J. Steven Emerson has investment and voting control over the shares of Bear Steams Security Corp FBO Emerson Family Foundation.

(64)
Scott Hood has investment and voting control over the shares of Lake Street Fund, L.P. Scott Hood is a Managing Director for Lake Street Management, LLC which has authority (General Partner) over the Lake Street Fund, L.P.

(65)	Fred L. Astman Wedbush Securities Inc. Cust IRA R/O Holding 10/13/92 has investment and voting control over the shares.

(66)	Gregory Cook Wedbush has investment and voting control over the shares of Gregory Cook Wedbush Sec Ctdn IRA Contributory 01-16-02.

(67)	George Loxsom has investment and voting control over the shares of George Loxsom Wedbush Sec Ctdn IRA SEP 12-16-92.

(68)	John Peter Selda has investment and voting control over the shares John Peter Selda Wedbush Sec Ctdn IRA Cont 08-27-96.

(69)	Joseph Anthony Cardaropoli has investment and voting control over the shares of Joseph Anthony Cardaropoli Wedbush Sec Ctdn IRA Rollover 01-12-06.

(70)	Mitchell W. Howard has investment and voting control over the shares of The Mitchell W. Howard Trust.

(71)	Chris Efird, Stephen Taylor and Beau Johnson, all of whom are partners in Chinamerica Fund, L.P. have collective voting control over the shares of Chinamerica Fund, L.P.

(72)	Patrick J. Brosnahan is the General Partner of Westpark Capital, L.P. and is the only person with investment and voting control over the shares beneficially held by Westpark Capital, L.P.

(73)
Centaur Capital Partners, the investment manager of the funds, and Zeke Ashton, the managing partner of Centaur Capital Partners, have investment and voting control over the shares of Centaur Value Fund, L.P.

(74)
Centaur Capital Partners, the investment manager of the funds, and Zeke Ashton, the managing partner of Centaur Capital Partners, have investment and voting control over the shares of United Centaur Master Fund.

(75)	Ronald I. Heller, the Chief Investment Officer, has investment and voting control over the shares of Heller Capital Investments, LLC.

(76)
Thomas G. Berlin has investment and voting power over the shares of Berlin Capital Growth, L.P. as he is the managing member of Berlin Financial, Ltd, which is the general partner of Berlin Capital Growth, L.P.

(77)	Bai Ye Feng and Ignacio Badiola Menendez, the only shareholders and directors of Lighthouse Consulting Limited, have investments and voting power over the shares of Lighthouse Consulting Limited.

(78)	D. Blair Baker has investment and voting control over the shares held by Precept Capital Master Fund, G.P.

(79)	Lyman O. Heidtke is the General Partner for MidSouth Investor Fund LP and has sole investment and voting control over the shares beneficially held by them.

(80)	John S. Lemak, the General Partner of Sandor Capital Master Fund, L.P, has investment and voting power over the shares.

(81)
Maxi Brezzi and Bachir Taleb-Ibrahimi, in their capacity as managers of Cantara (Switzerland) SA, the investment advisor to Crescent International Ltd., have voting control and investment discretion over the shares owned by Crescent International Ltd. Maxi Brezzi and Bachir Taleb-Ibrahimi disclaim beneficial ownership of such shares.

(82)
David Hokin, Rob Rubin and Richard Marks, in their capacities as manager and managing directors, respectively, of Diamond Opportunity Fund, LLC, have the shared power to vote and dispose of the shares. Messrs. Hokin, Rubin and Marks disclaim beneficial ownership of such shares.

(83)	Peter Siris, the Managing Director, has investment and voting control over the shares of Guerrilla Partners LP.

(84)	Stephen C. Kircher has investment and voting control over the shares of the Kircher Family Trust dtd 03/24/2004.

(85)
Chris Cuzalina has investment and voting control over the shares of Cascata Long / Short Fund, LP. Cascata Capital Management, LP is the general partner of Cascata Long/Short Fund, LP. The general partner of Cascata Capital Management, LP is Cascata Capital LLC, which is controlled by Chris Cuzalina.

(86)	Jordan A. Grayson, who is the managing partner, has investment and voting control over the shares of Outpoint Offshore Fund Ltd.

(87)
Barry Kitt exercises investment discretion and control over the shares of common stock of the Company held by The Pinnacle Fund, L.P., a Texas limited partnership (“Pinnacle Fund”) and Pinnacle China Fund, L.P., a Texas limited partnership (“Pinnacle”). Pinnacle Advisers, L.P. (“Fund Advisers”) is the general partner of Pinnacle Fund. Pinnacle Fund Management, LLC (“Fund Management”) is the general partner of Fund Advisers. Mr. Kitt is the sole member of Fund Management. Mr. Kitt may be deemed to be the beneficial owner of the shares of Common Stock beneficially owned by Pinnacle Fund. Mr. Kitt expressly disclaims beneficial ownership of all shares of common stock beneficially owned by Pinnacle Fund.

Except as otherwise described above, none of the investors in the October 2006 private placement have any material relationship with us other than that private placement transaction.

PLAN OF DISTRIBUTION

The selling shareholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. Sales may be made initially at a price of $5.22 (post-split price) per share until common stock is listed on the OTC Bulletin Board, and thereafter at prevailing market prices or privately negotiated prices. The selling shareholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker dealer solicits purchasers;

•	block trades in which the broker dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker dealer as principal and resale by the broker dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales;

•	broker dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling shareholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker dealers engaged by the selling shareholders may arrange for other brokers dealers to participate in sales. Broker dealers may receive commissions or discounts from the selling shareholders (or, if any broker dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling shareholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling shareholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus, or under an amendment to this prospectus filed under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus. The selling shareholders also may transfer and donate the shares of common stock in other circumstances, in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling shareholders and any broker dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling shareholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers. The selling shareholders have informed us that they do not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock.

Roth Capital Partners, LLC

Roth Capital Partners, LLC is a registered broker dealer and a Financial Industry Regulatory Authority, Inc., or FINRA, member firm named in this prospectus as placement agent for our private placement offering that was completed on November 2, 2006. In conjunction with the private placement, Roth Capital Partners received, in addition to cash commissions and reimbursement of certain expenses, warrants to purchase an aggregate of 1,644,702 shares (pre-split shares) (613,260 post-split shares) of our common stock with an exercise price of $1.57 (pre-split price) (or $4.21 post-split) per share. The registration statement of which this prospectus forms a part does not include the shares underlying the warrants held by Roth Capital Partners, LLC.

The warrants held by Roth Capital Partners, LLC are exercisable after June 30, 2008 and expire on June 30, 2013. The warrant issued to Roth Capital Partners LLC is filed as Exhibit 4.2 to the registration statement of which this prospectus forms a part. In addition, Jonathan Mork, a director of Roth Capital Partners, LLC, is the son of Dempsey Mork, formerly the Chief Executive Officer of the Company. Dempsey Mork and his affiliates received 2,473,250 shares of common stock (equivalent to 922,201 post-split shares) as compensation for services, including 473,250 (equivalent to 176,460 post-split shares) issued on August 20, 1998 and 2,000,000 shares issued on December 15, 2006 upon note conversions (pre-split shares) (or 745,740 post-split shares). The shares of common stock issuable upon conversion of placement agent warrants received by Roth Capital Partners, LLC are restricted from sale, transfer, assignment, pledge or hypothecation or from being the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the securities by any person for a period of 180 days immediately following the effective date of the registration statement of which this prospectus forms a part, except transfers of the warrants to officers or partners of Roth Capital Partners, LLC as allowed under NASD Rule 2710 (g)(1) and (2).

Roth Capital Partners, LLC has indicated to us its willingness to act as selling agent on behalf of certain of the selling shareholders named in the prospectus under the section titled “Selling Security Holders” that purchased our privately placed securities. All shares sold, if any, on behalf of selling shareholders by Roth Capital Partners, LLC would be in transactions executed by Roth Capital Partners, LLC on an agency basis and commissions charged to its customers in connection with each transaction shall not exceed a maximum of 5% of the gross proceeds. Roth Capital Partners, LLC does not have an underwriting agreement with us and/or the selling shareholders and no selling shareholders are required to execute transactions through Roth Capital Partners, LLC. Further, other than any existing brokerage relationship as customers with Roth Capital Partners, LLC, no selling shareholder has any pre-arranged agreement, written or otherwise, with Roth Capital Partners, LLC to sell their securities through Roth Capital Partners, LLC.

NASD Rule 2710 requires FINRA members firms (unless an exemption applies) to satisfy the filing requirements of Rule 2710 in connection with the resale, on behalf of selling shareholders, of the securities on a principal or agency basis. NASD Notice to Members 88-101 states that in the event a selling shareholder intends to sell any of the shares registered for resale in this prospectus through a member of the FINRA participating in a distribution of our securities, such member is responsible for insuring that a timely filing, if required, is first made with the Corporate Finance Department of the FINRA and disclosing to the FINRA the following:

•	it intends to take possession of the registered securities or to facilitate the transfer of such certificates;

•	the complete details of how the selling shareholders' shares are and will be held, including location of the particular accounts;

•
whether the member firm or any direct or indirect affiliates thereof have entered into, will facilitate or otherwise participate in any type of payment transaction with the selling shareholders, including details regarding any such transactions; and

•
in the event any of the securities offered by the selling shareholders are sold, transferred, assigned or hypothecated by any selling shareholder in a transaction that directly or indirectly involves a member firm of the FINRA or any affiliates thereof, that prior to or at the time of said transaction the member firm will timely file all relevant documents with respect to such transaction(s) with the Corporate Finance Department of the FINRA for review.

No FINRA member firm may receive compensation in excess of that allowable under NASD rules, including Rule 2710, in connection with the resale of the securities by the selling shareholders, which total compensation may not exceed 8%.

The selling shareholders and any other persons participating in a distribution of the shares will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may restrict certain activities of, and limit the timing of purchases and sales of the shares by the selling shareholders and other persons participating in a distribution of the shares. Furthermore, under Regulation M, persons engaged in a distribution of the shares are prohibited from simultaneously engaging in market making and certain other activities with respect to the shares for a specified period of time prior to the commencement of such distributions subject to specified exceptions or exemptions. All of the foregoing may affect the marketability of the shares offered hereby.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling shareholder will sell any or all of the shares of common stock registered pursuant to the shelf registration statement, of which this prospectus forms a part.

We will pay all expenses of the registration of the shares of common stock pursuant to the registration rights agreement, including without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that a selling shareholder will pay all underwriting discounts and selling commissions, if any. In accordance with the registration rights agreements, we will indemnify the selling shareholders against losses, claims, damages, liabilities, costs (including, without limitation, costs of preparation and attorneys' fees) and expenses (collectively, “Losses”) , or the selling shareholders will be entitled to contribution if a claim for indemnification is due but unavailable. In accordance with the same registration rights agreement, we may be indemnified by the selling shareholders against Losses that may arise from any written information furnished to us by the selling shareholder or approved in writing by the selling shareholder, in each case specifically for use in this prospectus, or we may be entitled to contribution if a claim for indemnification is due but unavailable.

DESCRIPTION OF SECURITIES TO BE REGISTERED

Our authorized capital stock consists of 101,000,000 shares of stock, including 100,000,000 common stock and 1,000,000 preferred; each share has a par value of $0.001.  As of March 31, 2008, we had 25,000,050 shares of common stock issued and outstanding. As of the same date, warrants to purchase 1,226,973 shares of our common stock had been granted but no warrant had been exercised. The following summary description relating to our capital stock does not purport to be complete and is qualified in its entirety by reference to our Articles of Incorporation, as amended, and our bylaws, as amended and restated.

Common Stock

Holders of common stock are entitled to cast one vote for each share on all matters submitted to a vote of shareholders.  The holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by our Board of Directors out of funds legally available thereafter. Such holders do not have any preemptive or other rights to subscribe for additional shares.  All holders of common stock are entitled to share ratably in any assets for distribution to shareholders upon our liquidation, dissolution or winding up.  There are no conversion or sinking fund provisions applicable to the common stock.  The common stock is subject to redemption, purchase or acquisition by us for fair value.  All outstanding shares of common stock are fully paid and nonassessable.

On November 2, 2006, we closed the transactions contemplated by the Securities Purchase Agreement by and among us and certain unrelated investors. In accordance with the Securities Purchase Agreement, we issued an aggregate of 16,447,019 shares (equivalent to 6,132,601 post-split shares) of our common stock for a purchase price of approximately $1.43 per share ($3.84 per post-split share) for an aggregate purchase price of $23,549,237. This private equity financing was made pursuant to the exemption from the registration provisions of Section 4(2) of the Securities Act for issuances not involving a public offering and Rule 506 of Regulation D promulgated thereunder.

Pursuant to the Securities Purchase Agreement, if the dollar amount of current assets minus current liabilities as set forth in our audited consolidated financial statements for the fiscal year ended June 30, 2006 (“June 30 Audited Working Capital Amount”) is less than $3,500,000, then we are is required to immediately issue additional shares of common stock (“Additional Shares”) to each investor for no additional consideration. The number of such Additional Shares will be equal to the amount by which the $3,500,000 exceeds the June 30th Audited Working Capital Amount, divided by the per share purchase price at the closing of the Securities Purchase Agreement. Our June 30 Audited Working Capital Amount exceeded $3,500,000, accordingly, no additional shares have been issued to the investors.

In addition, our financial performance does not reach the following benchmarks required by the investors, our controlling shareholder, Mr. Wenhua Guo will transfer to the investors for no additional consideration up to 112.5% of the number of shares of common stock issued at the closing of the Securities Purchase Agreement, collectively, “Make Good Shares”, and such Make Good Shares will be deposited by Mr. Guo in an escrow account: (i) in the event that our after-tax net income for the fiscal year ended June 30, 2006 is less than $12 million, Mr. Guo will transfer to the investors 37.5% of the number of shares of common stock issued at the closing; (ii) in the event that either earnings per share for the fiscal year ending June 30, 2007 is less than $0.60 on a fully diluted basis or our after tax net income for the fiscal year ending June 30, 2007 is less than $16 million, Mr. Guo will transfer to the investors 37.5% of the number of shares of common stock issued at the closing; and (iii) in the event that either earnings per share for the fiscal year ending June 30, 2008 is less than $0.89 on a fully diluted basis or our after tax net income for the fiscal year ending June 30, 2008 is less than $23.9 million, Mr. Guo will transfer to the investors 37.5% of the number of shares of common stock issued at the closing. Mr. Wenhua Guo retains the voting power and dividend rights of the escrow shares until and unless such shares are delivered to the investors. Our after-tax net income for the fiscal year ended June 30, 2006 exceeded $12 million, and therefore we satisfied the performance benchmark for the fiscal year ended June 30, 2006. Accordingly, no shares were transferred from the escrow account to the investors and 1/3 of the shares deposited in escrow were returned to Mr. Guo. On November 28, 2007, we entered into the Amendment with shareholders that owned in aggregate a majority of our outstanding shares, pursuant to which the parties agreed that in computing whether the applicable performance benchmarks as defined under the Make Good Escrow Agreement had been achieved, we are not required to include any penalties it accrued under the Securities Purchase Agreement and the Registration Rights Agreement each dated October 24, 2006, as expenses, charges or any other deductions from revenue. In light of the Amendment, the investors deemed our after-tax net income so computed to have satisfied the performance benchmark for the 2007 fiscal year, and accordingly a further 1/3 of the escrow shares were released to Mr. Guo as of January 22, 2008. Currently 1/3 of the escrow shares remain in escrow. The Amendment is filed as Exhibit 4.4 to the registration statement that includes this prospectus.

We agreed to certain material covenants under the Securities Purchase Agreement, including an obligation to hire a chief financial officer within 120 days of the closing date who is an expert in U.S. GAAP and auditing procedures and with compliance for United States public companies, who has either previously acted as chief financial officer of a United States public company or been a partner in a United States accounting firm (including its overseas offices) and in such capacity as an audit partner for United States public companies. The investors deposited $2 million out of the aggregate purchase price into an escrow account and, if we failed to hire such chief financial officer, such funds would be returned to the investors. We also agreed that no later than 180 days following the closing and 30 days following the effective date of the registration statement referred to below, our Board of Directors would be comprised of a majority of “independent directors” as such term is defined in NASDAQ Marketplace Rule 4200(a)(15). The investors deposited an additional $2 million into an escrow account that would be returned to them if our Board of Directors did not include such independent directors. Additionally, we agreed to use commercially reasonable efforts to retain, by the 90 th day following the closing date, a nationally recognized investors relations firm (including its overseas offices or subsidiaries). Effective on April 23, 2007, we had satisfied the obligations regarding the chief financial officer and our Board of Directors. Consequently, the $4 million fund deposited in the escrow account has been released to us. We also engaged CCG Investor Relations to be our investor relationship firm on October 15, 2006.

Additionally, according to the Securities Purchase Agreement, we agreed to cease all related party transactions and to settle all outstanding balances due to or from related parties by December 31, 2006, and failure to do so would result in a monthly liquidated damage of 1% of the proceeds with a cap of 4%. We began accruing costs associated with this liquidated damage in January 2007.   We accrued the maximum damages for failing to terminate related party transactions in the prescribed time period, which were capped at $941,968. To satisfy the related party transaction penalty, we issued warrants and made cash payments to its investors in January 2008. See “ Warrants” below.

Taking into account all of the shares that were issued in connection with the private placement and the reverse stock split, as of March 31, 2008 we had 25,000,050 shares issued and outstanding, leaving approximately 74,999,950 authorized shares of common stock available for issuance for other purposes.  Authorized but unissued shares of common stock may be issued without shareholder approval.

Warrants

Duoyuan China entered into a stock purchase warrant with CCG Investor Relations Partners, LLC ("CCG") dated October 9, 2006, under which the Company granted CCG the right to purchase up to 100,000 pre-split shares of Duoyuan China at a price of $1.72 per share ($4.61 post-split).

On November 2, 2006, as part of the compensation to our placement agent, Roth Capital Partners, LLC, we issued to Roth Capital Partners, LLC warrants to acquire 1,644,702 shares of common stock (pre-split shares) (equivalent to 613,260 post-split shares), exercisable at any time after June 30, 2008. The warrants have a strike price equal to $1.57 (pre-split price) ($4.21 post-split price), have a term of five years starting from July 1, 2008 and will permit cashless or net exercise at all times after June 30, 2008 until they expire. The shares of common stock issuable upon the exercise of the warrants have registration rights, but they are not included in this Registration Statement.

In January and February 2008, after the liquidated damages penalties incurred from the Registration Rights Agreement (described below) and the Securities Purchase Agreement reached the maximum amount, we offered to the investors to pay the respective amounts either in the form of cash or in warrants, and each investor made its own election. Accordingly, in January 2008, we distributed to 25 of our investors warrants to purchase a total of 576,425 shares of our common stock. The warrants have a strike price equal to $5.76 (post-split) with a term of five years starting on June 30, 2008 and are exercisable at any time after June 30, 2008 on a cashless basis at all times. For those investors who elected to receive cash payments rather than warrants, in February 2008 we paid cash to 10 of our investors in the total amount of $436,000.

Registration Rights

Concurrently with the execution of the Purchase Agreement, we and the investors entered into a Registration Rights Agreement, a copy of which is filed as Exhibit 10.19 to the registration statement that includes this prospectus, pursuant to which we are required to file a resale registration statement on Form SB-2 or any other appropriate form within the earlier of (a) 90 days following the closing and (b) 20 days following the completion of the audit of the financial statements of Duoyuan China, for the fiscal year ended June 30, 2006 for purposes of registering the resale of shares of common stock issued at the closing on November 2, 2006, shares of common stock issuable upon the delivery of Additional Shares (as defined therein), if any, and upon the exercise of the warrants. The Make Good Shares, when and if released from the escrow account to the investors, will also have registration rights. We agreed to make the registration statement effective no later than the 150th day following the closing date or the fifth trading day following the date on which we are notified by the SEC that such registration statement will not be reviewed or is no longer subject to further review and comments, whichever date is earlier. The registration statement was not so filed and therefore we were required to pay the investors a monthly liquidated damage equal to 1% of the aggregate investment amount, which was capped at 8% of the total investment amount paid by the investors under the Securities Purchase Agreement.

In January and February 2008 , after the liquidated damages penalties incurred from the Registration Rights Agreement and the Securities Purchase Agreement (described above) reached the maximum amount, we offered to the investors to pay the respective amounts either in the form of cash or in warrants, and each investor made its own election. Accordingly, in January 2008, we distributed to 25 of our investors warrants to purchase a total of 576,425 shares of our common stock and February 2008 paid cash to 10 of its investors in the total amount of $436,000.

The Transfer Agent and Registrar for our common stock is BNY Mellon Shareowner Services   , whose address is 520 Pike Street Suite 1220, Seattle WA 98101   and whose phone number is (206) 674-3031.

Listing

We intend to apply for quotation of our common stock on the over-the-counter market of the National Association of Securities Dealers “Electronic Bulletin Board.”

Certain Provisions of Wyoming Law and of Our Amended Articles of Incorporation and Bylaws

The following description of certain provisions of Wyoming law and of our amended articles of incorporation and bylaws is only a summary. For a complete description, we refer you to our amended articles of incorporation and our bylaws that are exhibits to the registration statement of which this prospectus is a part.

Our Board of Directors

Our bylaws provide that our Board of Directors or shareholders have the power to increase or decrease the number of directors. This power is somewhat restricted by Wyoming law which provides: that our Board of Directors may increase or decrease the number of directors up to thirty (30) percent. A proposal to increase or decrease the number of directors by more than thirty (30) percent must be approved by the shareholders; and 2) if the shareholders have approved a variable range for the size of the corporation, the directors may increase or decrease the number of shareholders within that range. However, the shareholders must approve a change to the range and must approve a change from a fixed to a variable board.

Our Board of Directors will hold office until the first annual meeting of shareholders and until their successors have been duly elected and qualified or until there is a decrease in the number of directors. Thereafter, directors will be elected at the annual shareholders’ meeting and shall hold office until the annual meeting of the shareholders next succeeding his election, unless their terms are staggered in our articles of incorporation or bylaws, or until his prior death, resignation or approval.

Any vacancy on our Board of Directors occurring by reason of a decrease in the number of directors, or by reason of the death, resignation, disqualification, removal or inability to act, or other cause, shall be filled by an affirmative vote of a majority of the remaining directors.

Holders of shares of our common stock will have no right to cumulative voting in the election of directors, and our directors are elected by a plurality vote of the shareholders. Consequently, at each annual meeting of shareholders, the holders of a majority of the shares of our common stock will be able to elect all of our directors.

Removal of Directors

Our bylaws provide that a director may be removed with or without cause by the affirmative vote of the holders of at least two-thirds of our outstanding shares. At this juncture, we have not instituted or implemented specific voting group, nor is that anticipated. However, if we do implement different voting groups, and one particular voting group has elected a specific director or directors, then, under Wyoming law, only the shareholders of that voting group are empowered to remove that director or directors.

Under Wyoming law, a voting group is defined as all shares of one or more classes or series that under the articles of incorporation or this act are entitled to vote and be counted together collectively on a matter at a meeting of shareholders. All shares entitled by the articles of incorporation or this act to vote generally on the matter are for that purpose a single voting group. Under Wyoming law, a corporation has broad discretion in creating different classes of voting shares and/or series of shares. Pursuant to that power, a corporation may provide, for example, that a certain decision must be approved by a majority of shares in a certain class, even if overall the decision was approved by all other shareholders. A corporation, again as an example, may provide that only one class of shares has the power to decide a particular matter. We have two classes of shares -- preferred and common, but we have not created discrete voting groups. The holders of common shares have unlimited voting rights. We do not have any shares of preferred stock outstanding. Consequently, we have a single voting group comprised of the holders of our common shares.

Amendment to Our Bylaws

Generally speaking, our bylaws may be amended by our Board of Directors or shareholders. However, Wyoming law provides that certain bylaws must be approved by the shareholders. For example, a bylaw which would fix or increase the quorum or voting requirements for shareholders may only be approved by the shareholders. Also, a bylaw which was approved by the shareholders that established the quorum and voting requirements for our Board of Directors, may only be amended or repealed by the shareholders.

Advance Notice of Director Nominations and New Business

Under Wyoming law, notice of an annual meeting need not include a description of the purpose or purposes for which the meeting is called except in certain matters such as amending the articles of incorporation, voting on a plan of merger, voting on a sale of assets outside the regular course of business and voting on dissolution. Under Wyoming law, these fundamental corporate changes may be considered at an annual meeting only if referenced in the notice of meeting.

Special meeting notices shall contain a description of the purpose or purposes for which the meeting is called.

Limitations on Liability of Directors

A director is not liable for any action taken as a director, or for any action not taken, if he performs his duties in accordance with the statutory standard of conduct set forth under Wyoming law. This statutory standard of conduct requires the director to discharge his duties in good faith, with the care of an ordinarily prudent person in a like position and in a manner he believes to be in, or at least not opposed to, the best interests of the corporation. A director can rely on information, opinions, reports or statements, including financial statements and other financial data, if prepared by officers or employees of the corporation, legal counsel, public accountants and other experts whom the director reasonably believes to be reliable and competent in the matters presented.

Our Registered Agent in Wyoming

Our registered office and registered agent in Wyoming is Pioneer Corporate Services, 1720 Carey Avenue, Suite 600 Cheyenne, WY 82001.

Proposed Amendment to Articles of Incorporation

We intend to make the following amendments to its our articles of incorporation at our annual general shareholder meeting in compliance with SEC proxy rules, which we plan to hold as soon as practical after this registration statement becomes effective: a) to change our name from “Asian Financial, Inc.” to “Duoyuan Digital Printing Holdings Company”; b) to change the registered agent referred to in the articles of incorporation to Pioneer Corporate Services; c) to change the registered office referred to in the articles of incorporation to 1720 Carey Avenue, Suite 600, Cheyenne, Wyoming; d) to add an article eliminating director liability to the corporation and/or shareholders except in four circumstances provided for under the Wyoming Business Corporation Act; and e) to add an article on indemnifications of directors and executive officers.

As Asian Financial, Inc. is a subsidiary of Duoyuan Investments Limited, as well as being the parent company of its principal subsidiary, Duoyuan Digital Printing Technology Industry (China) Co., Ltd., our Board of Directors believes that it is in our best interest to change its name to “Duoyuan Digital Printing Holdings Company”.

The general rationale underlying the proposal to restrict director’s liability to four circumstances, and to indemnify the directors in the Restated Articles of Incorporation, is best stated by the American Bar Association’s Official Comment to the Revised Model Business Corporation Act: “Indemnification (including advances for expenses) provides financial protection by the corporation for its directors against exposure to expenses and liabilities that may be incurred by them in connection with legal proceedings based on an alleged breach of duty in their service to or on behalf of the corporation. Today when both the volume and cost of litigation have increased dramatically, it would be difficult to persuade responsible persons to serve as directors if they were compelled to bear personally the cost of vindicating the proprietary of their conduct in every instance in which it might be challenged.” According to the American Bar Association, the rationale underlying the indemnification the directors, except under the four circumstances provided for under the Wyoming Business Corporation Act, is to encourage qualified individuals to serve as directors and not to inhibit them from taking some risks, despite the fact that the directors may not always satisfy the due care requirement, but only if the directors satisfy the “good faith” and “corporation’s best interests” standard. The adoption of a provision which states that shareholders may only remove directors for cause will further our goal to recruit and retain the most qualified individuals to serve as directors.

Finally, the amendment to our articles of incorporation also includes some administrative clean-up changes relating to the change of the name and address of the registered agent.

EXPERTS

The financial statements of Asian Financial, Inc. as of and for each of the three fiscal years ended June 30, 2005, 2006 and 2007, included in this prospectus have been audited by Moore Stephens Wurth Frazer and Torbet, LLP, Certified Public Accountants, Walnut, California, an independent registered public accounting firm, as stated in its reports appearing herein. These financial statements have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

LEGAL MATTERS

The validity of shares of the common stock being offered hereby and certain other legal matters as to the law of the State of Wyoming will be passed on for us by Karpan and White Law Offices LC. Certain matters as to Chinese law relating to the application of the CSRC’s M&A rule to this offering will be passed on for us by the Commerce & Finance Law Office in Beijing.
WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1, including exhibits, schedules and amendments filed with this registration statement, under the Securities Act with respect to offers and resales of shares of our common stock by the selling shareholders identified in this prospectus. This prospectus, which constitutes part of the registration statement, does not include all of the information contained in the registration statement and its exhibits and schedules. For further information about us and the common stock that the selling security holders intend to offer or sell in this offering, you should refer to the registration statement and its exhibits and schedules filed as part of the registration statement for additional information. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits filed with the registration statement for copies of the actual contract, agreement or other documents. Statements contained in this prospectus as to the contents of any contract or other document referred to in this prospectus are not necessarily complete and, where that contract is an exhibit to the registration statement, each statement is qualified in all respects by reference to the exhibit to which the reference relates.

You can read, inspect without charge and obtain a copy of the registration statement or any of our other materials we file or filed with the SEC at the SEC’s Public Reference Room free of charge at the Headquarters Office at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain copies of the documents at prescribed rates by contacting the SEC’s Public Reference Room at (202) 551-8090. Please call the SEC, at its toll-free number at 1-800-SEC-0330 for further information on the operation of the public reference room. In addition, the SEC maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

We intend to furnish our shareholders written annual reports containing financial statements audited by our independent auditors, and make available to our shareholders quarterly reports containing unaudited interim financial statements.

PART 1 — FINANCIAL INFORMATION

Item 1. Financial Statements

ASIAN FINANCIAL INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 2007 AND JUNE 30, 2007

	December 31,	June 30,
	2007	2007
	(UNAUDITED)
ASSETS
CURRENT ASSETS:
Cash	$17,661,328	$7,816,361
Restricted cash	-	2,097,490
Accounts receivable, net of allowance of $519,883 and $498,648 as of December 31, 2007 and June 30, 2007, respectively	24,131,001	21,170,423
Inventories	22,870,730	20,074,605
Other receivables	26,453	68,160
Other assets	-	40,331
Total current assets	64,689,512	51,267,370

PLANT AND EQUIPMENT, net	26,566,820	25,332,554

OTHER ASSETS:
Intangible assets, net	3,814,073	3,679,941
Advances on equipment purchases	3,920,931	-
Total other assets	7,735,004	3,679,941

Total assets	$98,991,336	$80,279,865

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
Lines of credit	$13,435,800	$12,887,000
Accounts payable	1,829,007	2,572,061
Accrued liabilities	1,084,329	1,107,591
Other payables	196,808	198,000
Other payables - related parties	-	369,564
Taxes payable	1,229,120	1,078,503
Liquidated damages payable	2,825,904	2,119,428
Total liabilities	20,600,968	20,332,147

MINORITY INTEREST	1,058,272	800,766

COMMITMENTS AND CONTINGENT LIABILITIES	-	-

SHAREHOLDERS' EQUITY:
Preferred stock; $0.001 par value; 1,000,000 shares authorized; no shares issued and outstanding as of December 31, 2007 and June 30, 2007	-	-
Common stock; $0.001 par value; 100,000,000 shares authorized; 25,000,050 shares issued and outstanding at December 31, 2007 and June 30, 2007	25,000	25,000
Additional paid-in capital	27,263,040	27,263,040
Statutory reserves	3,282,601	3,282,601
Retained earnings	41,514,047	26,316,141
Accumulated other comprehensive income	5,247,408	2,260,170
Total shareholders' equity	77,332,096	59,146,952
Total liabilities and shareholders' equity	$98,991,336	$80,279,865

The accompanying notes are an integral part of these consolidated statements.

ASIAN FINANCIAL INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME AND OTHER COMPREHENSIVE INCOME
FOR THE THREE MONTHS AND SIX MONTHS ENDED DECEMBER 31, 2007 AND 2006
(UNAUDITED)

	Three months ended		Six months ended
	December 31		December 31
	2007	2006	2007	2006
REVENUES	$26,438,413	$21,421,801	$49,083,984	$38,957,983

COST OF SALES	12,190,669	11,675,082	23,400,924	21,443,772

GROSS PROFIT	14,247,744	9,746,719	25,683,060	17,514,211

RESEARCH AND DEVELOPMENT	170,148	544,868	333,605	725,934

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	4,629,150	2,405,034	7,602,417	5,320,342

INCOME FROM OPERATIONS	9,448,446	6,796,817	17,747,038	11,467,935

LIQUIDATED DAMAGE EXPENSES	-	-	706,476	-

OTHER EXPENSE, net	264,528	335,385	392,925	335,385

INCOME BEFORE MINORITY INTEREST AND PROVISION FOR INCOME TAXES	9,183,918	6,461,432	16,647,637	11,132,550

MINORITY INTEREST	152,744	102,724	246,286	174,592

INCOME BEFORE PROVISION FOR INCOME TAXES	9,031,174	6,358,708	16,401,351	10,957,958

PROVISION FOR INCOME TAXES	587,796	519,461	1,203,445	939,478

NET INCOME	8,443,378	5,839,247	15,197,906	10,018,480

OTHER COMPREHENSIVE INCOME
Foreign currency translation gain	2,079,488	81,329	2,987,238	691,254

COMPREHENSIVE INCOME	$10,522,866	$5,920,576	$18,185,144	$10,709,734

BASIC AND DILUTED WEIGHTED AVERAGE NUMBER OF SHARES	25,000,050	23,364,686	25,000,050	20,715,115

BASIC AND DILUTED EARNING PER SHARE	$0.34	$0.25	$0.61	$0.48

The accompanying notes are an integral part of these consolidated statements.

 ASIAN FINANCIAL INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
	Common Stock			Retained Earnings		Accumulated Other
	Number of Shares	Amount	Additional Paid in Capital	Statutory Reserves	Unrestricted	Comprehensive Income	Total
BALANCE, July 1, 2006	17,562,388	$17,562	$5,992,339	$1,871,198	$13,748,397	$425,857	$22,055,353

Shares due to reorganization on August 31, 2006	1,305,048	1,305	(1,305)				-
Net income					10,018,480		10,018,480
Shares issued for cash, $1.43 per share	6,132,614	6,133	21,272,006				21,278,139
Foreign currency translation adjustments						691,254	691,254
BALANCE, December 31, 2006, unaudited	25,000,050	$25,000	$27,263,040	$1,871,198	$23,766,877	$1,117,111	$54,043,226

Net income					3,960,667		3,960,667
Adjustment to statutory reserves				1,411,403	(1,411,403)		-
Foreign currency translation adjustments						1,143,059	1,143,059
BALANCE, June 30, 2007	25,000,050	$25,000	$27,263,040	$3,282,601	$26,316,141	$2,260,170	$59,146,952

Net income					15,197,906		15,197,906
Foreign currency translation adjustments						2,987,238	2,987,238
BALANCE, December 31, 2007, unaudited	25,000,050	$25,000	$27,263,040	$3,282,601	$41,514,047	$5,247,408	$77,332,096

The accompanying notes are an integral part of these consolidated statements.

ASIAN FINANCIAL INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE SIX MONTHS ENDED DECEMBER 31, 2007 AND 2006
(UNAUDITED)

	2007	2006
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$15,197,906	$10,018,480
Adjustments to reconcile net income to cash provided by (used in) operating activities:
Minority interest	246,286	174,592
Depreciation	1,042,717	343,370
Amortization	36,527	34,589
Liquidated damage penalties	706,476	-
Change in operating assets and liabilities
Accounts receivable	(2,006,309)	(4,357,135)
Inventories	(1,891,537)	2,183,572
Other receivables	43,468	(567,745)
Other receivables - related parties	-	(2,481,626)
Advances on inventory purchases	-	2,112,148
Other assets	40,972	(31,807)
Accounts payable	(830,761)	(7,583,306)
Customer deposits	-	(19,026)
Other payables	(9,378)	(254,042)
Other payables - related parties	(375,438)	(518,568)
Accrued liabilities	(66,345)	(483,619)
Taxes payable	102,007	223,682
Net cash provided by (used in) operating activities	12,236,591	(1,206,441)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of equipment	(1,122)	(1,193,320)
Prepayment for equipment	(3,846,398)	-
Payments for construction in progress	(1,193,079)	-
Net cash used in investing activities	(5,040,599)	(1,193,320)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from lines of credit	13,091,820	-
Payments for lines of credit	(13,091,820)	-
Proceeds from private placement	-	17,473,244
Restricted cash	2,097,490	-
Net cash provided by financing activities	2,097,490	17,473,244

EFFECT OF EXCHANGE RATE CHANGES ON CASH	551,485	100,330

INCREASE IN CASH	9,844,967	15,173,813

CASH, beginning of period	7,816,361	3,739,711

CASH, end of period	$17,661,328	$18,913,524

The accompanying notes are an integral part of these consolidated statements.

ASIAN FINANCIAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2007
(UNAUDITED)

Note 1 – Organization background and principal activities

Asian Financial, Inc. (“AFI”) was organized under the laws of the State of Nevada on August 10, 1998. On July 27, 2005, AFI merged with Asian Financial, Inc. (a Wyoming entity) for the purpose of changing its domicile from Nevada to Wyoming. AFI has no operations and generated no revenues since inception.

Duoyuan Investments Limited (“Duoyuan BVI”) is a British Virgin Islands company that owns 100% of the equity interest of Duoyuan Digital Printing Technology Industry (China) Co., Ltd. (“Duoyuan China”). Duoyuan China has two subsidiaries, a 99.4% ownership in Hunan Duoyuan Printing Machinery Co., Ltd. and 95% ownership in Langfang Duoyuan Digital Technology Co., Ltd (collectively referred to as the Duoyuan Interest).

On August 31, 2006, Asian Financial entered into a definitive Equity Transfer Agreement with Duoyuan BVI to acquire the “Duoyuan Interest” in exchange for 47,100,462 new (pre-split) shares of common stock in Asian Financial. Prior to the acquisition, Asian Financial had 3,500,000 (pre-split) shares of outstanding common stock. Accordingly, at the closing, there were 50,600,462 (pre-split) shares outstanding. The Equity Transfer Agreement became effective October 6, 2006. The stock exchange transaction has been accounted as a reverse acquisition and recapitalization of the Company whereby Duoyuan BVI is deemed to be the accounting acquirer (legal acquiree) and the Company to be the accounting acquiree (legal acquirer). The historical financial statements for periods prior to October 6, 2006 are those of Duoyuan BVI, except that the equity section and earnings per share have been retroactively restated to reflect the reverse acquisition. As a result of the equity transfer, Duoyuan China became Asian Financial’s wholly-owned subsidiary, and Mr. Wenhua Guo, the sole shareholder of Duoyuan BVI, became our controlling shareholder.

Duoyuan Digital Printing Technology Industry (China) Co., Ltd. (“Duoyuan China”) was originally established and wholly owned by Duoyuan Industries (Holding) Inc. (“Duoyuan Industries”), a British Virgin Islands company. In September 2002, Duoyuan Industries entered into an Equity Transfer Agreement with Duoyuan BVI, whereby Duoyuan BVI acquired 100% of the equity in Duoyuan China from Duoyuan Industries. Mr. Wenhua Guo is the sole shareholder of both Duoyuan Industries and Duoyuan BVI. Duoyuan China was incorporated in the People’s Republic of China (“PRC”) in 2001 with the registered capital $6,000,000. Duoyuan China has increased its registered capital to $19,000,000. As of June 30, 2007, $18,000,000 was contributed to Duoyuan China from the Company, and the remaining $1,000,000 was received in July and August 2007. The capital was raised through a private placement to accredited investors, see Note 11. On August 21, 2007, Duoyuan China received its business license requiring $25,000,000 registered capital. As of December 31, 2007, Duoyuan China received $25,000,000 registered capital. As of December 31, 2007, Duoyuan China owns 95.0% of Langfang Duoyuan Digital Technology Co., Ltd. and 88.0% of Hunan Duoyuan Printing Machinery Co., Ltd.

ASIAN FINANCIAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2007
(UNAUDITED)

Langfang Duoyuan Digital Technology Co., Ltd. (“Langfang Duoyuan”) is located in the city of Langfang, China and manufactures digital printing products. Langfang Duoyuan was originally called Langfang Duoyuan Digital Printing Technology Co., Ltd. when Beijing Huiyuan Duoyuan Research Institute Co., Ltd. (“Huiyuan Institute”) owned 95% and Beijing Yinlu Advertising Co., Ltd. (Yinlu) owned 5%. On March 21, 2002, Yinlu transferred its 5% ownership to Duoyuan China. On October 16, 2005, Huiyuan Institute transferred 90% of the equity of Langfang Duoyuan to Duoyuan China whereby Duoyuan China holds 95% of the equity of Langfang Duoyuan while Huiyuan Institute remains the holder of 5% of the Langfang Duoyuan equity. The consolidated financial statements have been presented as if the acquisition of the subsidiary occurred at the beginning of 2003 due to common management and ownership. As of December 31, 2007 Langfang Duoyuan owns 12.0% of Hunan Duoyuan Printing Machinery Co., Ltd.

Hunan Duoyuan Printing Machinery Co., Ltd. (“Hunan Duoyuan”) is located in Hunan, China and manufactures printing equipment. Hunan Duoyuan established on March 10, 2006, is owned 88% by Duoyuan China and 12% by Langfang Duoyuan. The business license expires March 2034.

Note 2 – Summary of significant accounting policies

The reporting entity

The consolidated financial statements of Asian Financial Inc. and subsidiaries (“the Company”) reflect activities of Asian Financial Inc., Duoyuan China – 100%, Langfang Duoyuan – 95.0%, and Hunan Duoyuan – 100%.

Basis of presentation

The fiscal year end of the Company is June 30. The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. In the opinion of management, the accompanying balance sheet, and related interim statements of income, stockholders’ equity and cash flows include all adjustments, consisting only of normal recurring items. All material inter-company transactions and balances have been eliminated in the consolidation.

Foreign currency translation

The reporting currency of the Company is the US dollar. The Company uses their local currency RMB, as their functional currency. Results of operations and cash flows are translated at average exchange rates during the period, assets and liabilities are translated at the unified exchange rate as quoted by the People’s Bank of China at the end of the period, and equity is translated at historical exchange rates.

Translation adjustments amounted to $5,247,408 and $2,260,170 as of December 31, 2007 and June 30, 2007, respectively. Asset and liability accounts at December 31, 2007, were translated at 7.29 RMB to $1.00 USD as compared to 7.60 RMB at June 30, 2007. Equity accounts were stated at their historical rate. The average translation rates applied to income statements for the six months ended December 31, 2007 and 2006 were 7.48 RMB and 7.91 RMB, respectively.

ASIAN FINANCIAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2007
(UNAUDITED)

Transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in the results of operations as incurred. Gains and losses from foreign currency transaction are included in the results of operation, no material transaction gains or losses for the six months ended December 31, 2007 and 2006, respectively.

Revenue recognition

The Company recognizes revenue in accordance with SAB 104, which specifies that revenue is realized or realizable and earned when four criteria are met:

•	Persuasive evidence of an arrangement exists. (The Company considers its sales contracts to be pervasive evidence of an arrangement.)
•	Delivery has occurred or services have been rendered.
•	The seller’s price to the buyer is fixed or determinable.
•	Collectibility payment is reasonably assured.

The Company sells its products solely to its distributors. Master distribution agreements are signed with each distributor. The agreements list all terms and conditions with the exception of delivery, price and quantity terms, which are evidenced separately in purchase orders. There are no instances where receivables from distributor are not due and payable until goods purchased from the Company are sold by the distributor. The Company does not sell products to distributors on a consignment basis. There is no right of return after shipping and the Company has never experienced any returns. Titles are transferred after the products are shipped.

The Company recognizes revenue when the goods are delivered and titles have passed. Sales revenue represents the invoiced value of goods, net of a value-added tax (VAT). All of the Company’s products that are sold in the PRC are subject to a Chinese value-added tax at a rate of 17% of the gross sales price or at a rate approved by the Chinese local government. This VAT may be offset by the VAT paid by the Company on raw materials and other materials included in the cost of producing their finished product. The Company’s distributors are able to install our products without our assistance. As a result, there is no substantial performance required on the Company’s part.

Purchase prices of our products are fixed and customers are not allowed to renegotiate pricing after the contracts are signed. The Company’s agreements with its distributors do not include cancellation or termination clauses.

Credit limits are assigned to each distributor. As a distributor builds a sales history with the Company, the credit limit can be increased. Credit limits are reviewed by management and reductions are made if deemed necessary.

ASIAN FINANCIAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2007
(UNAUDITED)

Distributors are all not granted sales returns. Our distributors are all equipped to install our products. We are not contractually obligated to perform any installation services. As a result, our revenue recognition is not impacted.

Shipping and handling costs related to costs of goods sold are included in selling, general and administrative costs. Shipping and handling costs amounted to $488,236 and $727,515, respectively, for the six months ended December 31, 2007 and 2006, and $290,921 and $307,355 for the three months ended December 31, 2007 and 2006.

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles of the United States of America requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. For example, the Company estimates the allowance for doubtful accounts. Management believes that the estimates utilized in preparing its financial statements are reasonable and prudent. Actual results could differ from these estimates.

Land use rights

All land in the People’s Republic of China is owned by the government and cannot be sold to any individual or company. However, the government grants the user a “land use right” (the Right) to use the land. Land use rights are valid for a limited period of time, depending on their use. Based upon PRC regulations, land use rights last for 50 years for industrial property. The Company has the right to use the land for 50 years and elected to amortize the cost of rights over 50 years using the straight-line method.

The land use rights consisted of the following:

	December 31, 2007 (UNAUDITED)	June 30, 2007
Intangible - land use right	$4,171,843	$4,001,439
Less accumulated amortization	(357,770)	(321,498)
Totals	$3,814,073	$3,679,941

Total amortization expense for the six months ended December 31, 2007 and 2006 amounted to $36,527 and $34,589, respectively. Total amortization expense for the three months ended December 31, 2007 and 2006 amounted to $16,374 and $17,748, respectively.

Intangible assets of the Company are reviewed annually as to whether their carrying value has become impaired. The Company considers assets to be impaired if the carrying value exceeds the future projected cash flows from related operations. The Company also re-evaluates the periods of amortization to determine whether subsequent events and circumstances warrant revised estimates of useful lives. As of December 31, 2007, the Company expects these assets to be fully recoverable.

ASIAN FINANCIAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2007
(UNAUDITED)

Plant and equipment

Plant and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets with 5% residual value. Estimated useful lives of the assets are as follows:

Estimated Useful Life
Buildings	30	Years
Office equipment	3-10	Years
Motor vehicles	4-10	Years
Machinery and equipment	5-10	Years

Construction in progress represents the costs incurred in connection with the construction of buildings or new additions to the Company’s plant facilities. No depreciation is provided for construction in progress until such time as the assets are completed and are placed into service. Maintenance, repairs and minor renewals are charged directly to expenses as incurred. Major additions and betterment to property and equipment are capitalized.

The cost and related accumulated depreciation and amortization of assets sold or otherwise retired are eliminated from the accounts and any gain or loss is included in the statement of operations.

Plant and equipment consist of the following:

	December 31, 2007 (UNAUDITED)	June 30, 2007
Buildings	$12,369,884	$8,201,747
Office equipment	835,052	797,941
Motor vehicles	305,466	292,989
Plant and machinery	15,685,413	18,709,322
Construction in progress	1,224,426
Total	30,420,241	28,001,999
Less: accumulated depreciation	(3,853,421)	(2,669,445)
Plant and equipment, net	$26,566,820	$25,332,554

The depreciation expense for the six months ended December 31, 2007 and 2006 amounted to $1,042,717 and $343,370, respectively. The depreciation expense for the three months ended December 31, 2007 and 2006 amounted to $528,617 and $122,526, respectively.

Long-lived assets of the Company are reviewed annually as to whether their carrying value has become impaired. The Company considers assets to be impaired if the carrying value exceeds the future projected cash flows from related operations. The Company also re-evaluates the periods of amortization to determine whether subsequent events and circumstances warrant revised estimates of useful lives. As of December 31, 2007, the Company expects these assets to be fully recoverable.

ASIAN FINANCIAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2007
(UNAUDITED)

Concentration of risk

Cash includes cash on hand and demand deposits in accounts maintained with state-owned banks within the People’s Republic of China and offshore banking account with DBS bank. Total cash in state-owned banks and DBS bank at December 31, 2007 and June 30, 2007 amounted to $17,347,883 and $7,764,148, respectively of which no deposits are covered by insurance. The Company has not experienced any losses in such accounts and believes it is not exposed to any risks on its cash in bank accounts.

For the six months ended December 31, 2007 and June 30, 2007, five suppliers accounted for approximately 30% and 69%, respectively, of the Company's purchases. These five suppliers represent 36% and 41% of the Company's total accounts payable as of December 31, 2007 and June 30, 2007.

The Company's operations are carried out in the PRC. Accordingly, the Company's business, financial condition and results of operations may be influenced by the political, economic and legal environments in the PRC, and by the general state of the PRC's economy. The Company's operations in the PRC are subject to specific considerations and significant risks not typically associated with companies in the North America and Western Europe. These include risks associated with, among others, the political, economic and legal environments and foreign currency exchange. The Company's results may be adversely affected by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.

Restricted cash

Restricted cash represents cash held in escrow in connection with the November 2006 private placement. As of December 31, 2007 and June 30, 2007, total of $0 and $2,097,490, respectively, was held in escrow.

Inventories

Inventories are recorded at the lower of cost or market, using the weighted average method and consist of the following:

	December 31, 2007 (UNAUDITED)	June 30, 2007
Raw materials	$5,657,465	$5,118,566
Work in process	12,797,492	9,265,459
Finished goods	4,415,773	5,690,580
Totals	$22,870,730	$20,074,605

ASIAN FINANCIAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2007
(UNAUDITED)

The Company reviews its inventory on a regular basis for possible obsolete goods to determine if any reserves are necessary. As of December 31, 2007 and June 30, 2007, the Company determined that no reserves were necessary.

Liquidated damages

The liquidated damages associated with the registration of the shares and the settlement of all outstanding related party balances are treated in accordance with EITF 00-19-2, which requires the Company to recognize an expense and a liability equal to minimum estimated losses.

Financial instruments

Statement of Financial Accounting Standards No. 107 (SFAS 107), “Disclosures about Fair Value of Financial Instruments” requires disclosure of the fair value of financial instruments held by the Company. SFAS 107 defines the fair value of financial instruments as the amount at which the instrument could be exchanged in a current transaction between willing parties. The Company considers the carrying amount of cash, accounts receivable, other receivables, accounts payable, accrued liabilities, other payables and line of credit to approximate their fair values because of the short period of time between the origination of such instruments and their expected realization and their current market rate of interest.

Accounts receivable, trade and allowance for doubtful accounts

The Company’s business operations are conducted in the People’s Republic of China. During the normal course of business, the Company extends unsecured credit to its customers by selling on various credit terms from three to nine months. Management reviews its accounts receivable on a quarterly basis to determine if the allowance for doubtful accounts is adequate. An estimate for doubtful accounts is recorded when collection of the full amount is no longer probable. The Company’s existing reserve is consistent with its historical experience and considered adequate by the management.

Accounts receivable, trade net of allowance for doubtful accounts outstanding at December 31, 2007 and June 30, 2007 amounted to $24,131,001 and $21,170,423, respectively. Management monitors accounts receivable aging and customer operating to determine if the allowance for doubtful accounts is adequate. An estimate for doubtful accounts is recorded when collection of the full amount is no longer probable. The Company has recorded an allowance for doubtful accounts for trade accounts receivables aged over nine months that have not been collected. As of December 31, 2007 and June 30, 2007, allowances for doubtful accounts were $519,883 and $498,648, respectively.

ASIAN FINANCIAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2007
(UNAUDITED)

The following represents the changes of allowance for doubtful accounts:

	December 31, 2007 (UNAUDITED)	June 30, 2007
Balance, beginning of period	$498,648	$159,725
Additional reserves	-	452,617
Recovery of amounts previously reserved	-	(113,694)
Foreign currency translation adjustments	21,235	-
Balance, end of period	$519,883	$498,648

Income taxes

The Company adopted Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes” (SFAS 109) that requires recognition of deferred income tax liabilities and assets for the expected future tax consequences of temporary differences between income tax basis and financial reporting basis of assets and liabilities. Provision for income taxes consist of taxes currently due plus deferred taxes. Since the Company had no operations within the United States there is no provision for US income taxes and there are no deferred tax amounts as of December 31, 2007 and June 30, 2007.

The Company adopted FASB Interpretation 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”), as of January 1, 2007. A tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. The adoption had no affect on the Company’s financial statements.

The charge for taxation is based on the results for the year as adjusted for items, which are non-assessable or disallowed. It is calculated using tax rates that have been enacted or substantively enacted by the balance sheet date. Deferred tax is accounted for using the balance sheet liability method in respect of temporary differences arising from differences between the carrying amount of assets and liabilities in the financial statements and the corresponding tax basis used in the computation of assessable tax profit. In principle, deferred tax liabilities are recognized for all taxable temporary differences, and deferred tax assets are recognized to the extent that it is probably that taxable profit will be available against which deductible temporary differences can be utilized.

Deferred tax is calculated at the tax rates that are expected to apply to the period when the asset is realized or the liability is settled. Deferred tax is charged or credited in the income statement, except when it related to items credited or charged directly to equity, in which case the deferred tax is also dealt with in equity. Deferred tax assets and liabilities are offset when they relate to income taxes levied by the same taxation authority and the Company intends to settle its current tax assets and liabilities on a net basis.

China Income Tax

The Company’s subsidiaries are governed by the Income Tax Law of the People’s Republic of China (PRC) concerning Foreign Investment Enterprises and Foreign Enterprises and various local income tax laws (the Income Tax Laws).

ASIAN FINANCIAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2007
(UNAUDITED)

Beginning January 1, 2008, the new Enterprise Income Tax (“EIT”) law will replace the existing laws for Domestic Enterprises (“DES”) and Foreign Invested Enterprises (“FIEs”).

The key changes are:

a.	The new standard EIT rate of 25% will replace the 33% rate currently applicable to both DES and FIEs, except for High Tech companies who pays a reduced rate of 15%;

b.
Companies established before March 16, 2007 will continue to enjoy tax holiday treatment approved by local government for a grace period of either for the next 5 years or until the tax holiday term is completed, whichever is sooner. These companies will pay the standard tax rate as defined in point “a” above when the grace period expires.

The Company and its subsidiaries were established before March 16, 2007 and therefore are qualified to continue enjoying the reduced tax rate as described before. Since the detailed guidelines of the new tax law were not publicized yet, the Company can not determine what the new tax rate (15% or 25%) will be applicable to the Company and its subsidiaries after the end of their respective tax holiday terms.

Upon approval by the PRC tax authorities, FIE's scheduled to operate for a period of 10 years or more and engaged in manufacturing and production may by exempt from income taxes for two years, commencing with their first profitable year of operations, after taking into account any losses brought forward from prior years, and thereafter with a 50% reduction for the subsequent three years.

Duoyuan China has become a wholly foreign owned enterprise since its inception. This entity status allows Duoyuan China a two-year income tax exemption and a 50% income tax reduction for the following three years. Duoyuan China also had operating losses prior to the calendar year ended December 31, 2003 and started to generate a net profit for the calendar year ended December 31, 2004. Therefore Duoyuan China has an income tax exemption for the calendar years ended December 31, 2004 and 2005 and 50% income tax reduction for the calendar years ended December 31, 2006, 2007 and 2008.

Langfang Duoyuan is located in a Special Economic and High Technology Zone and the PRC tax authority has offered a special income tax rate to Langfang Duoyuan for doing business in the special zone. With the approval of the local government, Langfang Duoyuan is exempt from income taxes for five years, commencing with their first profitable year of operations. Langfang Duoyuan has operating losses prior to the calendar year ended December 31, 2002 and started to generate a net profit for the calendar year ended December 31, 2003. Therefore Langfang Duoyuan has an income tax exemption for the years ended December 31, 2003, through December 31, 2007. We believe Langfang Duoyuan will become subject to an income tax rate of 25% starting January 1, 2008, under the newly unified corporate income tax rate.

ASIAN FINANCIAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2007
(UNAUDITED)

Prior to acquiring Hunan Duoyuan, the shareholders negotiated with Hunan Shaoyang Treasure Department to obtain an income tax exemption benefit. The Treasure Department granted the company a five-year income tax exemption commencing with the first profitable year of operations. In addition, the Treasure Department granted a 50% refund of income taxes based upon the amount of income taxes paid by Hunan Duoyuan. Hunan Duoyuan suffered an operating loss in the first year of operations ended December 31, 2004 and started to generate a net profit for the calendar year ended December 31, 2005. Therefore Hunan Duoyuan has an income tax exemption for the years ended December 31, 2005, through December 31, 2009. We believe Hunan Duoyuan will become subject to income tax at rate of 25% starting January 1, 2010, under the newly unified corporate income tax rate.

PRC law requires that before a foreign invested enterprise can legally distribute profits to its partners, it must satisfy all tax liabilities, provide for losses in previous years, and make allocations, in proportions made at the discretion of the board of directors, after the statutory reserve. The statutory reserves include the surplus reserve fund and the common welfare fund and represent restricted retained earnings.

During the six months ended December 31, 2007 and 2006 the provision for income taxes amounted to $1,203,445 and $939,478 respectively. The estimated tax savings due to this tax exemption for the six months ended December 31, 2007 and 2006 amounted to $4,565,928 and $2,731,380, respectively. The net effect on earnings per share had the income tax been applied would decrease basic and diluted earnings per share from $0.61 to $0.43 and $0.48 to $0.35 for the six months ended December 31, 2007 and 2006, respectively, and from $0.34 to $0.24 and $0.25 to $0.22 for the three months ended December 31, 2007 and 2006, respectively.

The following table reconciles the U.S. statutory rates to the Company’s effective tax rate for the six months and three months ended December 31, 2007 and 2006:

	2007	2006
U.S. Statutory rates	34.0%	34.0%
Foreign income not recognized in USA	(34.0)	(34.0)
China income taxes	33.0	33.0
China income tax exemption	(25.5)	(25.5)
Effective income tax rates	7.5%	7.5%

Value added tax

Enterprises or individuals who sell commodities, engage in repair and maintenance or import and export goods in the PRC are subject to a value added tax, VAT, in accordance with Chinese laws. The VAT standard rate is 17% of the gross sales price. A credit is available whereby VAT paid on the purchases of semi-finished products or raw materials used in the production of the Company’s finished products can be used to offset the VAT due on sales of the finished product.

ASIAN FINANCIAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2007
(UNAUDITED)

VAT on sales and VAT on purchases amounted to $15,106,046 and $10,437,053 for the six months ended December 31, 2007 and $6,748,028 and $3,021,148 for the six months ended December 31, 2006, respectively. VAT on sales and VAT on purchases amounted to $8,362,193 and $5,772,911 for the three months ended December 31, 2007 and $3,660,692 and $2,003,638 for the three months ended December 31, 2006, respectively. Sales and purchases are recorded net of VAT collected and paid as the Company acts as an agent because the VAT taxes are not impacted by the income tax holiday.

Advertising costs

The Company expenses the cost of advertising as incurred in selling, general and administrative costs. Advertising costs were $715,294 and $696,365 for the six months ended December 31, 2007 and 2006, respectively, and $328,630 and $310,771 for the three moths ended December 31, 2007 and 2006, respectively.

Research and development costs

Research and development costs are expensed as incurred. The costs of material and equipment that are acquired or constructed for research and development activities, and have alternative future uses, either in research and development, marketing, or sales, are classified as property and equipment or depreciated over their estimated useful lives.

Recently issued accounting pronouncements

In September 2006, the FASB issued SFAS No. 157, "Fair Value Measurements," which addresses the measurement of fair value by companies when they are required to use a fair value measure for recognition or disclosure purposes under GAAP. SFAS No. 157 provides a common definition of fair value to be used throughout GAAP which is intended to make the measurement of fair value more consistent and comparable and improve disclosures about those measures. SFAS No. 157 will be effective for an entity's financial statements issued for fiscal years beginning after November 15, 2007. The Company is currently evaluating the effect SFAS No. 157 will have on its consolidated financial position, liquidity, or results of operations.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115 (“SFAS 159”). SFAS 159 permits companies to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. The objective of SFAS 159 is to provide opportunities to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply hedge accounting provisions. SFAS 159 also establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities. SFAS 159 will be effective in the first quarter of fiscal 2009. The Company is evaluating the impact that this statement will have on its consolidated financial statements.

ASIAN FINANCIAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2007
(UNAUDITED)

In December 2007, the FASB issued SFAS No. 160,“Noncontrolling Interests in Consolidated Financial Statements - an amendment of Accounting Research Bulletin No. 51” (“SFAS 160”), which establishes accounting and reporting standards for ownership interests in subsidiaries held by parties other than the parent, the amount of consolidated net income attributable to the parent and to the noncontrolling interest, changes in a parent’s ownership interest and the valuation of retained non-controlling equity investments when a subsidiary is deconsolidated. The Statement also establishes reporting requirements that provide sufficient disclosures that clearly identify and distinguish between the interests of the parent and the interests of the non-controlling owners. SFAS 160 is effective for fiscal years beginning after December 15, 2008. The Company has not determined the effect that the application of SFAS 160 will have on its consolidated financial statements.

Reclassifications

Certain prior period amounts have been reclassified to conform to current period presentation. These reclassifications have no effect on net income or cash flows.

Note 3 – Earnings per share

The Company reports earnings per share in accordance with the provisions of SFAS No. 128, “Earnings Per Share.” SFAS No. 128 requires presentation of basic and diluted earnings per share in conjunction with the disclosure of the methodology used in computing such earnings per share. Basic earnings per share excludes dilution and is computed by dividing income available to common stockholders by the weighted average common shares outstanding during the period. Diluted earnings per share takes into account the potential dilution that could occur if securities or other contracts to issue common stock were exercised and converted into common stock.

All share and per share amounts used in the Company's financial statements and notes thereto have been retroactively restated to reflect the 1-for-2.68189924 reverse stock split, which occurred on July 17, 2007.

The following is a reconciliation of the basic and diluted earnings per share computation for the six months ended December 31, 2007 and 2006:

	2007	2006
	(Unaudited)	(Unaudited)
For the six months ended December 31, 2007 and 2006
Net income for earnings per share	$15,197,906	$10,018,480

Weighted average shares used in basic computation	25,000,050	20,715,115
Weighted average shares used in diluted computation	25,000,050	20,715,115

Earnings per share:
Basic	$0.61	$0.48
Diluted	$0.61	$0.48

For the three months ended December 31, 2007 and 2006
Net income for basic and diluted earnings per share	$8,443,378	$5,839,247

Weighted average shares used in basic computation	25,000,050	23,364,686
Weighted average shares used in diluted computation	25,000,050	23,364,686

Earnings per share:
Basic	$0.34	$0.25
Diluted	$0.34	$0.25

ASIAN FINANCIAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2007
(UNAUDITED)

For the six months ended December 31, 2007 and 2006, 1,644,702 warrants, whose exercise price is $1.57 was excluded from the calculation because of their antidilutive nature.

Note 4 - Supplemental disclosure of cash flow information

Interest expense paid amounted to $472,206 and $360,824 for the six months ended December 31, 2007 and 2006, respectively.

Income tax payments paid amounted to $1,409,521 and $698,373 for the six months ended December 31, 2007 and 2006, respectively.

Note 5 – Related party transactions

Mr. Guo Wenhua is the Company’s controlling shareholder and chief executive. The following is a summary of the amounts due from and to related parties:

Other payable - related parties	December 31, 2007 (UNAUDITED)	June 30, 2007
Duoyuan China Water Recycle Technology Industry Co., Ltd. - Mr. Guo Wenhua is the sole shareholder	$-	$369,564

Other receivables from related parties are generated by the Company making various cash advances and short term loans and allocation of various expenses to related parties. These are recurring transactions. The Company does not charge interest on these receivables. All related parties outstanding balances will be settled in the manner of cash payments.

The Company leases office space from Duoyuan China Water Recycle Technology Industry Co., a related party. See Note 9.

ASIAN FINANCIAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2007
(UNAUDITED)

Note 6 – Lines of credit

The lines of credit represent amounts due to various banks which are due on demand or normally within one year. These loans can be renewed with the banks. The Company had a total of $13,435,800 and $12,887,000 outstanding on these lines of credit as of December 31, 2007 and June 30, 2007, respectively. The loans consisted of the following:

	December 31,	June 30,
	2007	2007
	(UNAUDITED)
Loan from Bank of Agriculture, Chongwen branch due March 14, 2008. Quarterly interest only payment at 6.138% per annum, secured by plant and machinery	$1,371,000	$1,315,000

Loan from Bank of Agriculture, Chongwen branch due June 29, 2008. Quarterly interest only payment at 6.732% per annum, secured by plant and machinery	2,742,000	2,630,000

Loan from Bank of Agriculture, Chongwen branch due July 12, 2008. Monthly interest only payment at 6.732% per annum, secured by plant and machinery	2,742,000	2,630,000

Loan from Bank of Agriculture, Chongwen branch due July 19, 2008. Monthly interest only payment at 7.227% per annum, secured by plant and machinery	3,838,800	3,682,000

Loan from Bank of Agriculture, Chongwen branch due July 26, 2008. Quarterly interest only payment at 7.227% per annum, secured by plant and machinery	2,742,000	2,630,000

Totals	$13,435,800	$12,887,000

Total interest expense for the six months ended December 31, 2007 and 2006 amounted to $425,041 and $360,824, respectively. Total interest expense for the three months ended December 31, 2007 and 2006 amounted to $206,263 and $170,179, respectively.

The loans are secured by plant and machinery with carrying value of $17,064,844 and $16,925,753 as of December 31, 2007 and June 30, 2007, respectively.

ASIAN FINANCIAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2007
(UNAUDITED)

Note 7 – Taxes payable

Asian Financial, Inc. was incorporated in the United States and has incurred net operating losses for income tax purposes for the six months ended December 31, 2007. The net operating loss carry forwards for United States income taxes amounted to $4,358,488 which may be available to reduce future years’ taxable income. These carry forwards will expire, if not utilize, through 2027. Management believes that the realization of the benefits from these losses appears uncertain due to the company’s limited operating history and continuing losses for United States income tax purposes. Accordingly, the Company has provided a 100% valuation allowance on the deferred tax asset benefit to reduce the asset to zero. The valuation allowance at December 31, 2007 was $1,481,872. Management will review this valuation allowance periodically and make adjustments as warranted.

Under the existing Income Tax Laws of PRC, the Company is generally subject to an income tax at an effective rate of 33% (30% state income taxes plus 3% local income taxes) on income reported in the statutory financial statements after appropriate tax adjustments, unless the enterprise is located in a specially designated region where it allows foreign enterprises a two-year income tax exemption and a 50% income tax reduction for the following three years.

Taxes payable consisted of the following:

	December 31, 2007 (UNAUDITED)	June 30, 2007
VAT payable	$548,189	$256,175
Income tax payable	597,850	751,081
Others	83,081	71,247
Total taxes payable	$1,229,120	$1,078,503

Note 8 – Reserves and dividends

The laws and regulations of the People’s Republic of China require that before foreign invested enterprise can legally distribute profits, it must first satisfy all tax liabilities, provide for losses in previous years, and make allocations, in proportions determined at the discretion of the board of directors, after the statutory reserve. The statutory reserves include the surplus reserve fund and the common welfare fund.

Statutory surplus reserve fund

The Company is required to transfer 10% of its net income, as determined in accordance with the PRC accounting rules and regulations, to a statutory surplus reserve fund until such reserve balance reaches 50% of the Company’s registered capital.

The transfer to this reserve must be made before distribution of any dividends to shareholders. For the six months ended December 31, 2007 and 2006, the Company did not to this reserve. The reserve represents 10% of the current year’s net income determined in accordance with PRC accounting rules and regulations. The surplus reserve fund is non-distributable other than during liquidation and can be used to fund previous years’ losses, if any, and may be utilized for business expansion or converted into share capital by issuing new shares to existing shareholders in proportion to their shareholding or by increasing the par value of the shares currently held by them, provided that the remaining reserve balance after such issue is not less than 25% of the registered capital.

ASIAN FINANCIAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2007
(UNAUDITED)

Common welfare fund

The Company was required to transfer 5% to 10% of its net income, as determined in accordance with the PRC accounting rules and regulations, to the statutory common welfare fund through 2005. This fund can only be utilized on capital items for the collective benefit of the Company’s employees, such as construction of dormitories, cafeteria facilities, and other staff welfare facilities. This fund is non-distributable other than upon liquidation. The transfer to this fund must be made before distribution of any dividend to shareholders. Effective from January 1, 2006, the common welfare fund reserve is no longer required by the Chinese regulation.

The Chinese government restricts distributions of registered capital and the additional investment amounts required by a foreign invested enterprise. Approval by the Chinese government must be obtained before distributions of these amounts can be returned to the shareholders.

Note 9 - Operating leases

The Company leases office space from Duoyuan China Water Recycle Technology Industry Co., a related party, which Mr. Guo Wenhua is the sole shareholder.

Total lease expense for the six months ended December 31, 2007 and 2006 was $139,002 and $68,000, respectively. Total lease expense for the three months ended December 31, 2007 and 2006 was $89,855 and $32,679, respectively. Total future minimum lease payments at December 31, 2007, are as follows:

Year ended June 30,	Amount
2008	$77,060
Thereafter	77,060

Note 10 – Employee pension

The employee pension in the Company generally includes two parts: the first to be paid by the Company is 20% of the employee’s actual salary in the prior year. The other part, paid by the employee, is 8% of the actual salary. The Company made $1,048,102 contributions of employment benefits, including pension in the period ended December 31, 2007. The Company made $419,893 in contributions of employment benefits, including pension in the period ended December 31, 2006.

ASIAN FINANCIAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2007
(UNAUDITED)

Note 11 – Shareholders' equity

On October 25, 2006, Asian Financial, Inc. entered into a definitive Security Purchase Agreement with unrelated investors (the “Purchase Agreement”). On November 2, 2006, the transactions contemplated by the Purchase Agreement closed. In accordance with the Purchase Agreement, Asian Financial, Inc. issued an aggregate of 16,447,019 (pre-split) shares of common stock for a purchase price of approximately $1.43 per share or an aggregate purchase price of $23,549,200.

As of June 30, 2006, a total of $2,097,490 of the proceeds was held in the escrow account. After the Company appointed a majority of independent directors, the restricted cash of $2,010,404 was released to the Company on July 18, 2007.

The financing was conducted through a private placement to accredited investors and is exempted from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”). In conjunction with the private placement, the Company agreed to register the shares with the Securities and Exchange Commission within 90 days of the closing. The Company also agreed to make the registration statement effective no later than the 150th day following the closing date or the fifth trading day following the date on which the Company is notified by the Securities and Exchange Commission that such registration statement will not be reviewed or is no longer subject to further review and comments, whichever date is earlier. If the registration statement is not filed or declared effective pursuant to the above timeline or if the registration statement ceases to be effective for more than an aggregate of 45 trading days, the Company will be required to pay the investors a monthly liquidated damage equal to 1% of the aggregate investment amount. The total amount of the liquidated damages payable by the Company is capped at 8% of the total investment amount paid by the investors.

The Company filed its registration statement on March 22, 2007; as of December 31, 2007, the registration statement was still not declared effective. Therefore, the Company expensed $706,476 for liquidated damages during the period. Through December 31, 2007, the Company had accrued 8% of the total investment, totaling $1,883,936, representing the maximum liquidated damages due under the terms of the agreement.

Under the terms of the Agreement, the Company is required to meet various performance targets for the next two years. If the Company fails to meet those targets, the Company’s controlling shareholder and CEO, agreed to transfer his personal shares in the Company stock to each shareholder party to a Purchase Agreement up to 112% of the number of shares issued to such shareholder in the private placement.

Additionally, the Company agreed to cease all related party transactions and to settle all outstanding balances due to or from related parties by December 31, 2006. Failure to terminate the related party transactions will result in a monthly cash penalty of 1% of the proceeds with a cap of 4%. The Company began accruing costs associated with this penalty in January 2007. The 4% cap applies only to the penalty for having outstanding related party transaction at December 31, 2006, not to the delay in filing the registration statement. As of December 31, 2007, the Company had accrued $941,968, representing the maximum penalty due under the terms of the agreement.

ASIAN FINANCIAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2007
(UNAUDITED)

At the closing, as part of the compensation to the placement agent, Roth Capital Partners, LLC, the Company issued to Roth Capital warrants to acquire 1,644,702 (pre-split) shares of common stock, exercisable at any time after June 30, 2008. The warrants have a strike price equal to $1.57, have a term of five years starting from July 1, 2008 and will permit cashless or net exercise at all times. The shares underlying the warrants will have registration rights, but they are not covered by this Registration Statement. The warrant contains a standard adjustment provisions upon stock dividend, stock split, stock combination, recapitalization and a change of control transaction. The warrants meet the conditions for equity classification pursuant to FAS 133 “Accounting for Derivatives” and EITF 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company's Own Stock”. Therefore, these warrants were classified as equity and accounted as common stock issuance cost.

			Weighted	Average
	Warrants	Warrants	Average Exercise	Remaining
	Outstanding	Exercisable	Price	Contractual Life
Outstanding, June 30, 2007	-	-	-	-

Granted	1,644,702	1,644,702	$1.57	4.25
Forfeited	-	-	-	-
Exercised	-	-	-	-
Outstanding, December 31, 2007	1,644,702	1,644,702	$1.57	4.25

On July 17, 2007, the Company affected a 1-for-2.68189924 reverse stock split of its common stock. All share and per share amounts used in the Company's financial statements and notes thereto have been retroactively restated to reflect the 1-for-2.68189924 reverse stock split.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of
Asian Financial Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheets of Asian Financial Inc. and subsidiaries as of June 30, 2007 and 2006, and the related consolidated statements of income, and other comprehensive income, shareholders' equity, cash flows for each of the years in the three-year period ended June 30, 2007. These consolidated financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Asian Financial Inc. and subsidiaries as of June 30, 2007 and 2006, and the results of their operations and their cash flows for each of the years in the three-year period ended June 30, 2007, in conformity with accounting principles generally accepted in the United States of America.

/s/ Moore Stephens Wurth Frazer and Torbet, LLP

Walnut, California

September 13, 2007

ASIAN FINANCIAL INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
AS OF JUNE 30, 2007 AND 2006

	2007	2006
ASSETS
CURRENT ASSETS:
Cash	$7,816,361	$3,739,711
Restricted cash	2,097,490	-
Accounts receivable, net of allowance of $498,648 and $159,725 as of June 30, 2007 and 2006, respectively	21,170,423	11,231,897
Inventories	20,074,605	16,727,833
Other receivables	68,160	130,914
Other receivables-related parties	-	892,552
Other assets	40,331	-
Advances on inventory purchases	-	2,183,483
Total current assets	51,267,370	34,906,390

PLANT AND EQUIPMENT, net	25,332,554	12,065,863

OTHER ASSETS:
Intangible assets, net	3,679,941	3,572,106

Total assets	$80,279,865	$50,544,359

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
Lines of credit	$12,887,000	$12,269,600
Accounts payable	2,572,061	13,137,939
Accrued liabilities	1,107,591	752,666
Other payables	198,000	522,167
Other payables - related parties	369,564	796,753
Customer deposits	-	18,830
Taxes payable	1,078,503	463,805
Liquidated damages payable	2,119,428	-
Total liabilities	20,332,147	27,961,760

MINORITY INTEREST	800,766	527,246

COMMITMENTS AND CONTINGENT LIABILITIES	-	-

SHAREHOLDERS' EQUITY:
Preferred stock; $0.001 par value; 1,000,000 shares authorized; no shares issued and outstanding	-	-
Common stock; $0.001 par value; 100,000,000 shares authorized;25,000,050 and 18,867,436 shares issued and outstanding 25,000,050 and 18,867,436 shares issued and outstanding at June 30, 2007 and 2006	25,000	17,562
Additional paid-in capital	27,263,040	5,992,339
Statutory reserves	3,282,601	1,871,198
Retained earnings	26,316,141	13,748,397
Accumulated other comprehensive income	2,260,170	425,857
Total shareholders' equity	59,146,952	22,055,353
Total liabilities and shareholders' equity	$80,279,865	$50,544,359

The accompanying notes are an integral part of these consolidated statements.
See report of independent registered public accounting firm.

ASIAN FINANCIAL INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME AND OTHER COMPREHENSIVE INCOME
FOR THE YEARS ENDED JUNE 30, 2007, 2006 AND 2005

	2007	2006	2005
REVENUES	$68,383,014	$43,746,561	$26,468,783

COST OF SALES	37,693,679	22,477,905	16,886,926

GROSS PROFIT	30,689,335	21,268,656	9,581,857

RESEARCH AND DEVELOPMENT	1,045,543	1,036,570	680,270

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	10,582,462	6,649,280	5,430,623

INCOME FROM OPERATIONS	19,061,330	13,582,806	3,470,964

LIQUIDATED DAMAGE EXPENSES	2,119,428	-	-

OTHER INCOME (EXPENSE), net	(915,228)	(238,974)	492,287

INCOME BEFORE MINORITY INTEREST AND PROVISION FOR INCOME TAXES	16,026,674	13,343,832	3,963,251

MINORITY INTEREST	240,584	187,120	85,653

INCOME BEFORE PROVISION FOR INCOME TAXES	15,786,090	13,156,712	3,877,598

PROVISION FOR INCOME TAXES	1,806,943	261,133	-

NET INCOME	13,979,147	12,895,579	3,877,598

OTHER COMPREHENSIVE INCOME
Foreign currency translation gain	1,834,313	425,857	-

COMPREHENSIVE INCOME	$15,813,460	$13,321,436	$3,877,598

BASIC AND DILUTED WEIGHTED AVERAGE NUMBER OF SHARES	22,823,513	17,562,388	17,562,388

BASIC AND DILUTED EARNING PER SHARE	$0.61	$0.73	$0.22

The accompanying notes are an integral part of these consolidated statements.
See report of independent registered public accounting firm.

ASIAN FINANCIAL INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
FOR THE YEARS ENDED JUNE 30, 2007, 2006 AND 2005

	Common Stock			Retained Earnings
			Additional			Accumulated Other
	Number of		Paid in	Statutory		Comprehensive
	Shares	Amount	Capital	Reserves	Unrestricted	Income	Totals
BALANCE, July 1, 2004	17,562,388	$17,562	$5,992,239	$-	$(1,153,582)	$-	$4,856,319

Net income					3,877,598		3,877,598
Adjustment to statutory reserves				581,640	(581,640)		-
Foreign currency translation adjustments						-	-
BALANCE, June 30, 2005	17,562,388	$17,562	$5,992,339	$581,640	$2,142,376	$-	$8,733,917

Net income					12,895,579		12,895,579
Adjustment to statutory reserves				1,289,558	(1,289,558)		-
Foreign currency translation adjustments						425,857	425,857
BALANCE, June 30, 2006	17,562,388	$17,562	$5,992,339	$1,871,198	$13,748,397	$425,857	$22,055,353
Shares issued from reorganization on August 31, 2006	1,305,048	1,305	(1,305)
Net income					13,979,147		13,979,147
Adjustment to statutory reserves				1,411,403	(1,411,403)
Shares issued for cash, $1.43 per share	6,132,614	6,133	21,272,006				21,278,139
Foreign currency translation adjustments						1,834,313	1,834,313
BALANCE, June 30, 2007	25,000,050	$25,000	$27,263,040	$3,282,601	$26,316,141	$2,260,170	$59,146,952

The accompanying notes are an integral part of these consolidated statements.
See report of independent registered public accounting firm.

ASIAN FINANCIAL INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED JUNE 30, 2007, 2006 AND 2005

	2007	2006	2005
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$13,979,147	$12,895,579	$3,877,598
Adjustments to reconcile net income to cash provided by (used in) operating activities:
Minority interest	240,584	187,120	85,653
Depreciation	882,842	590,635	515,284
Amortization	70,047	67,821	66,896
Bad debt expense	322,305	-	25,361
Liquidated damage penalties	2,119,428	-	-
(Increase) decrease in assets:
Accounts receivable	(9,452,582)	(6,010,258)	(845,359)
Inventories	(2,440,076)	(1,390,188)	(4,688,238)
Other receivables	71,457	-	-
Other receivables - related parties	913,154	5,289	(181,621)
Advances on inventory purchases	2,233,885	(1,265,352)	(411,093)
Other assets	(43,198)	36,625	171,371
Increase (decrease) in liabilities:
Accounts payable	(10,935,839)	4,361,870	620,281
Customer deposits	(19,265)	18,653	-
Other payables	(341,354)	286,617	43,957
Other payables - related parties	(455,164)	(6,518,709)	(9,327,799)
Accrued liabilities	312,551	69,749	212,309
Taxes payable	576,025	332,069	(47,326)
Net cash (used in) provided by operating activities	(1,966,053)	3,667,520	(9,882,726)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of equipment	(13,314,596)	(190,422)	(2,609,193)
Payments for construction in progress	-	(107,137)	-
Net cash used in investing activities	(13,314,596)	(297,559)	(2,609,193)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from line of credit	15,050,400	-	11,858,000
Payment for line of credit	(15,060,400)	-	-
Proceeds from private placement	21,278,139	-	-
Restricted cash	(2,097,490)	-	-
Net cash provided by financing activities	19,170,649	-	11,858,000

EFFECT OF EXCHANGE RATE CHANGES ON CASH	186,650	75,316	-

INCREASE (DECREASE) IN CASH	4,076,650	3,445,277	(633,919)

CASH, beginning of year	3,739,711	294,434	928,353

CASH, end of year	$7,816,361	$3,739,711	$294,434

The accompanying notes are an integral part of these consolidated statements.
See report of independent registered public accounting firm.

ASIAN FINANCIAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2007

Note 1 - Organization background and principal activities

Asian Financial, Inc. (“AFI”) was organized under the laws of the State of Nevada on August 10, 1998. On July 27, 2005, AFI merged with Asian Financial, Inc. (a Wyoming entity) for the purpose of changing its domicile from Nevada to Wyoming. AFI has no operations and generated no revenues since inception.

Duoyuan Investments Limited (“Duoyuan BVI”) is a British Virgin Islands company that owns 100% of the equity interest of Duoyuan Digital Printing Technology Industry (China) Co., Ltd. (“Duoyuan China”). Duoyuan China has two subsidiaries, a 99.4% ownership in Hunan Duoyuan Printing Machinery Co., Ltd. and 95% ownership in Langfang Duoyuan Digital Technology Co., Ltd (collectively referred to as the Duoyuan Interest).

On August 31, 2006, Asian Financial entered into a definitive Equity Transfer Agreement with Duoyuan BVI to acquire the “Duoyuan Interest” in exchange for 47,100,462 new (pre-split) shares of common stock in Asian Financial that were issued to Duoyuan BVI. Prior to the acquisition, Asian Financial had 3,500,000 (pre-split) shares of outstanding common stock. Accordingly, at the closing, there were 50,600,462 (pre-split) shares outstanding. The Equity Transfer Agreement became effective October 6, 2006. Because the acquisition is treated as a reverse acquisition, the financial statements of the Company have been retroactively adjusted to reflect the acquisition from the beginning of the reported period included in the Registration Statement. The stock exchange transaction has been accounted as a reverse acquisition and recapitalization of the Company whereby Duoyuan BVI is deemed to be the accounting acquirer (legal acquiree) and the Company to be the accounting acquiree (legal acquirer). The historical financial statements for periods prior to October 6, 2006 are those of Duoyuan BVI, except that the equity section and earnings per share have been retroactively restated to reflect the reverse acquisition.

As a result of the equity transfer, Duoyuan China became Asian Financial’s wholly-owned subsidiary, and Mr. Wenhua Guo, the sole shareholder of Duoyuan BVI, became our controlling shareholder.

Duoyuan Digital Printing Technology Industry (China) Co., Ltd. (“Duoyuan China”) was originally established and wholly owned by Duoyuan Industries (Holding) Inc. (“Duoyuan Industries”), a British Virgin Islands company. In September 2002, Duoyuan Industries entered into an Equity Transfer Agreement with Duoyuan BVI, whereby Duoyuan BVI acquired 100% of the equity in Duoyuan China from Duoyuan Industries. Mr. Wenhua Guo is the sole shareholder of both Duoyuan Industries and Duoyuan BVI. Duoyuan China was incorporated in the People’s Republic of China (“PRC”) in 2001 with the registered capital $6,000,000. Duoyuan China has increased its registered capital by $19,000,000. As of June 30, 2007, $18,000,000 was contributed to Duoyuan China from the Company, and the remaining $1,000,000 was received in July and August 2007. The capital was raised through a private placement to accredited investors, see Note 12. On August 21, 2007, Duoyuan China received its business license requiring $25,000,000 registered capital. As of June 30, 2007, Duoyuan China owns 95.0% of Langfang Duoyuan Digital Technology Co., Ltd. and 88.0% of Hunan Duoyuan Printing Machinery Co., Ltd.

See report of independent registered public accounting firm.

ASIAN FINANCIAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2007

Langfang Duoyuan Digital Technology Co., Ltd. (“Langfang Duoyuan”) is located in the city of Langfang, China and manufactures digital printing products. Langfang Duoyuan was originally called Langfang Duoyuan Digital Printing Technology Co., Ltd. when Beijing Huiyuan Duoyuan Research Institute Co., Ltd. (“Huiyuan Institute”) owned 95% and Beijing Yinlu Advertising Co., Ltd. (Yinlu) owned 5%. On March 21, 2002, Yinlu transferred its 5% ownership to Duoyuan China. On October 16, 2005, Huiyuan Institute transferred 90% of the equity of Langfang Duoyuan to Duoyuan China whereby Duoyuan China holds 95% of the equity of Langfang Duoyuan while Huiyuan Institute remains the holder of 5% of the Langfang Duoyuan equity. The consolidated financial statements have been presented as if the acquisition of the subsidiary occurred at the beginning of 2003 due to common management and ownership. As of June 30, 2007, Langfang Duoyuan owns 12.0% of Hunan Duoyuan Printing Machinery Co., Ltd.

Hunan Duoyuan Printing Machinery Co., Ltd. (“Hunan Duoyuan”) is located in Hunan, China and manufactures printing equipment. Hunan Duoyuan was established by Duoyuan China and Langfang Duoyuan on March 10, 2004.

Hunan Duoyuan Printing Machinery Ltd. formerly known as HuNan Printing Machinery was a state-owned company with initial registered capital of RMB 92.35 million. HuNan Printing Machinery had suffered operating losses for many years. On December 1, 2003, HuNan Printing Machinery was reorganized by the state government. All liabilities were assumed by the state government and the company with its remaining assets which consisted of fixed assets, land use rights and inventory were offered for sale at a public auction. Duoyuan China and Langfang Duoyuan successfully acquired HuNan Printing Machinery for the price of RMB 38,000,000.

The Company allocated the purchase price of the assets pursuant to Statement of Financial Accounting Standards (SFAS) No. 141. None of the purchase price was allocated to goodwill. The excess purchase price was allocated to the non-current assets. An appraisal report dated April 23, 2004 assessed the fair market value of the acquired assets at RMB 105.9 million, approximately $13 million. Pursuant to SFAS 141, the excess of fair value of acquired net assets over cost was allocated as a pro rata deduction of the amount of Hunan Duoyuan’s fixed assets and intangible assets that would have been assigned to those assets. The Fair value of net assets acquired over cost was allocated as listed below:

Item	Original Allocated Fair Value	Re-allocated Fair Value
Current assets	$2,693,118	$2,693,118
Property, plant and equipment	3,131,890	589,262
Intangible assets	6,992,427	1,315,619
Total assets	$12,817,435	$4,597,999

After the auction, Duoyuan China and Langfang Duoyuan owned 88% and 12%, respectively. The company’s name was changed to Hunan Duoyuan Printing Machinery Ltd. and a new business license was obtained on March 10, 2004 with an operating term of 30 years. The company's initial registered capital was stated at RMB 105.9 million.

See report of independent registered public accounting firm.

ASIAN FINANCIAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2007

On July 17, 2007, the Company effected a 1-for-2.68189924 reverse stock split of its common stock. All share and per share amounts used in the Company's financial statements and notes thereto have been retroactively restated to reflect the 1-for-2.68189924 reverse stock split.

Note 2 - Summary of significant accounting policies

The reporting entity

The consolidated financial statements of Asian Financial Inc. and subsidiaries (“the Company”) reflect activities of Asian Financial Inc., Duoyuan China - 100%, Langfang Duoyuan - 95.0%, and Hunan Duoyuan - 99.4%. The consolidated financial statements have been presented as if the acquisition of Duoyuan China occurred at the beginning of fiscal 200 5 due to the reverse acquisition on October 6, 2006. The consolidated financial statements have been presented as if the acquisition of Langfang Duoyuan occurred at the beginning of fiscal 2005 due to common management and ownership.

Basis of presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. All material inter-company transactions and balances have been eliminated in the consolidation. The accompanying consolidated financial statements include the accounts of Duoyuan Digital Printing Technology Industry (China) Co., Ltd. and its subsidiaries (referred to as the “Company”). All material intercompany transactions and balances have been eliminated in the consolidation. Note - 1 Organization background and principal activities has more detail descriptions.

Foreign currency translation

The reporting currency of the Company is the US dollar. The Company uses their local currency RMB, as their functional currency. Results of operations and cash flows are translated at average exchange rates during the period, assets and liabilities are translated at the unified exchange rate as quoted by the People’s Bank of China at the end of the period, and equity is translated at historical exchange rates.

Translation adjustments amounted to $2, 260,170 and $425,857 as of June 30, 2007 and 2006, respectively. Asset and liability accounts at June 30, 2007 were translated at 7.60 RMB to $1.00 USD as compared to 7.99 RMB at June 30, 2006. Equity accounts were stated at their historical rate. The average translation rates applied to income statements for the year ended June 30, 2007 and 2006 were 7.81 RMB and 8.06 RMB, respectively. In accordance with Statement of Financial Accounting Standards No. 95, "Statement of Cash Flows," cash flows from the Company's operations is calculated based upon the local currencies using the average translation rate. As a result, amounts related to assets and liabilities reported on the statement of cash flows will not necessarily agree with changes in the corresponding balances on the balance sheet.

See report of independent registered public accounting firm.

ASIAN FINANCIAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2007

Transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in the results of operations as incurred. Gains and losses from foreign currency transactions are included in the results of operation, total transaction loss amounted to $0 and $0 for the years ended June 30, 2007 and 2006, respectively.

Revenue recognition

The Company recognizes revenue in accordance with SAB 104, which specifies that revenue is realized or realizable and earned when four criteria are met:

·	Persuasive evidence of an arrangement exists. (The Company considers its sales contracts to be pervasive evidence of an arrangement.)
·	Delivery has occurred or services have been rendered.
·	The seller’s price to the buyer is fixed or determinable.
·	Collectibility payment is reasonably assured.

The Company sells its products solely to its distributors. Master distribution agreements are signed with each distributor. The agreements list all terms and conditions with the exception of delivery, price and quantity terms, which are evidenced separately in purchase orders. There are no instances where receivables from distributor are not due and payable until goods purchased from the Company are sold by the distributor. The Company does not sell products to distributors on a consignment basis. There is no right of return after shipping and the Company has never experienced any returns. Titles are transferred after the products are shipped.

The Company recognizes revenue when the goods are delivered and titles have passed. Sales revenue represents the invoiced value of goods, net of a value-added tax (VAT). All of the Company’s products that are sold in the PRC are subject to a Chinese value-added tax at a rate of 17% of the gross sales price or at a rate approved by the Chinese local government. This VAT may be offset by the VAT paid by the Company on raw materials and other materials included in the cost of producing their finished product. The Company’s distributors are able to install our products without our assistance. As a result, there is no substantial performance required on the Company’s part.

Purchase prices of our products are fixed and customers are not allowed to renegotiate pricing after the contracts are signed. The Company’s agreements with its distributors do not include cancellation or termination clauses.

Credit limits are assigned to each distributor. As a distributor builds a sales history with the Company, the credit limit can be increased. Credit limits are reviewed by management and reductions are made if deemed necessary.

See report of independent registered public accounting firm.

ASIAN FINANCIAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2007

Distributors are all not granted sales returns. Our distributors are all equipped to install our products. We are not contractually obligated to perform any installation services. As a result, our revenue recognition is not impacted.

Shipping and handling costs related to costs of goods sold are included in selling, general and administrative costs. Shipping and handling costs amounted to $1,127,745, $623,323, and $437,971, respectively, for the years ended June 30, 2007, 2006 and 2005.

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles of the United States of America requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. For example, the Company estimates the allowance for doubtful accounts. Management believes that the estimates utilized in preparing its financial statements are reasonable and prudent. Actual results could differ from these estimates.

Land use rights

All land in the People’s Republic of China is owned by the government and cannot be sold to any individual or company. However, the government grants the user a “land use right” (the Right) to use the land. Land use rights are valid for a limited period of time, depending on their use. Based upon PRC regulations, land use rights last for 50 years for industrial property. The Company has the right to use the land for 50 years and elected to amortize the cost of rights over 50 years using the straight-line method. At June 30, 2007 and 2006, accumulated amortization amounted to $321,498 and $231,374.

The land use rights consisted of the following:

	June 30, 2007	June 30, 2006
Intangible - Land Use right	$4,001,439	$3,583,667
Idle intangible - Land use right	-	219,813
	4,001,439	3,803,480
Less Accumulated amortization	(321,498)	(231,374)
Totals	$3,679,941	$3,572,106

Intangible assets of the Company are reviewed annually as to whether their carrying value has become impaired. The Company considers assets to be impaired if the carrying value exceeds the future projected cash flows from related operations. The Company also re-evaluates the periods of amortization to determine whether subsequent events and circumstances warrant revised estimates of useful lives. As of June 30, 2007, the Company expects these assets to be fully recoverable.

See report of independent registered public accounting firm.

ASIAN FINANCIAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2007

Total amortization expense for the year ended June 30, 2007, 2006 and 2005 amounted to $70,047, $67,821 and $66,896, respectively.

Plant and equipment

Plant and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets with 5% residual value. Estimated useful lives of the assets are as follows:

Estimated Usefule Life

Buildings	30	years
Machinery and equipment	5-10	years
Other equipment	5-10	years
Furniture and Fixtures	3-5	years
Motor Vehicles	4-10	years

Construction in progress represents the costs incurred in connection with the construction of buildings or new additions to the Company’s plant facilities. No depreciation is provided for construction in progress until such time as the assets are completed and are placed into service. Maintenance, repairs and minor renewals are charged directly to expenses as incurred. Major additions and betterment to property and equipment are capitalized.

The cost and related accumulated depreciation and amortization of assets sold or otherwise retired are eliminated from the accounts and any gain or loss is included in the statement of operations.

Long-lived assets of the Company are reviewed annually as to whether their carrying value has become impaired. The Company considers assets to be impaired if the carrying value exceeds the future projected cash flows from related operations. The Company also re-evaluates the periods of amortization to determine whether subsequent events and circumstances warrant revised estimates of useful lives. As of June 30, 2007, the Company expects these assets to be fully recoverable.

Plant and equipment consist of the following:

See report of independent registered public accounting firm.

ASIAN FINANCIAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2007

	June 30, 2007	June 30, 2006
Buildings	$8,201,747	$5,866,081
Office equipment	797,941	595,049
Motor vehicles	292,989	99,634
Plant and machinery	18,709,322	4,956,060
Construction in progress	-	2,227,673
Total	28,001,999	13,744,497
Less: accumulated depreciation	(2,669,445)	(1,678,634)
Plant and equipment, net	$25,332,554	$12,065,863

The depreciation expense for the year ended June 30, 2007, 2006 and 2005 amounted to $882,842, $590,635 and $515,284, respectively.

Cash and concentration of risk

Cash includes cash on hand and demand deposits in accounts maintained with state-owned banks within the People’s Republic of China and offshore banking account with DBS bank. Total cash in state-owned banks and DBS bank at June 30, 2007 and 2006 amounted to $7,764,148 and $3,739,711, respectively of which no deposits are covered by insurance. The Company has not experienced any losses in such accounts and believes it is not exposed to any risks on its cash in bank accounts.

Restricted cash

Restricted cash represents cash held in escrow in connection with the November 2006 private placement. As of June 30, 2007, total of $ 2,097,490 was held in escrow.

Inventories

Inventories are recorded at the lower of cost or market, using the weighted average method and consist of the following:

	June 30, 2007	June 30, 2006
Raw materials	$5,118,566	$6,526,691
Work in process	9,265,459	6,690,862
Finished goods	5,690,580	3,510,280
Totals	$20,074,605	$16,727,833

The Company reviews its inventory on a regular basis for possible obsolete goods to determine if any reserves are necessary. As of June 30, 2007 and June 30, 2006, the Company determined that no reserves were necessary.

See report of independent registered public accounting firm.

ASIAN FINANCIAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2007

Liquidated damages

The liquidated damages associated with the registration of the shares and the settlement of all outstanding related party balances are treated in accordance with EITF 00-19-2. The registration penalty meets the definition of a registration payment arrangement as defined in EITF 00-19-2. In accordance with EITF 00-19-2 paragraph 7 the contingent obligation to make future payments or otherwise transfer consideration under a registration payment arrangement is recognized and measured separately. In accordance with FIN14, the Company has recorded an expense and a liability equal to the minimum estimated loss.

Impairment of long-lived assets, including intangible assets and fixed assets

The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may no longer be recoverable. Then these events occur, the Company measures impairment by comparing the carrying value of the long-lived assets to the estimated undiscounted future cash flows expected to result from the use of the assets and their eventual disposition. If the sum of the expected undiscounted cash flow is less than the carrying amount of the assets, the Group would recognize an impairment loss based on the fair value of the assets. The company has not suffered any impairment of long-lived assets.

Major suppliers

For the years ended June 30, 2007 and 2006, five suppliers accounted for approximately 69% and 60%, respectively, of the Company's purchases. These five suppliers represent 41% and 48% of the Company's total accounts payable as of June 30, 2007 and 2006.

Financial instruments

Statement of Financial Accounting Standards No. 107 (SFAS 107), “Disclosures about Fair Value of Financial Instruments” requires disclosure of the fair value of financial instruments held by the Company. SFAS 107 defines the fair value of financial instruments as the amount at which the instrument could be exchanged in a current transaction between willing parties. The Company considers the carrying amount of cash, accounts receivable, other receivables, accounts payable, accrued liabilities, other payables and line of credit to approximate their fair values because of the short period of time between the origination of such instruments and their expected realization and their current market rate of interest.

Accounts receivable, trade and allowance for doubtful accounts

The Company’s business operations are conducted in the People’s Republic of China. During the normal course of business, the Company extends unsecured credit to its customers by selling on various credit terms. Management reviews its accounts receivable on a quarterly basis to determine if the allowance for doubtful accounts is adequate. An estimate for doubtful accounts is recorded when collection of the full amount is no longer probable. The Company’s existing reserve is consistent with its historical experience and considered adequate by the management.

See report of independent registered public accounting firm.

ASIAN FINANCIAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2007

Accounts receivable, trade net of allowance for doubtful accounts outstanding at June 30, 2007 and 2006 amounted to $21,170,423 and $11,231,897, respectively. Management reviews its accounts receivable on a regular basis to determine if the allowance for doubtful accounts is adequate.

An estimate for doubtful accounts is recorded when collection of the full amount is no longer probable. The Company has recorded an allowance for doubtful accounts for trade accounts receivables aged over nine months that have not been collected. As of June 30, 2007 and 2006, allowances for doubtful accounts were $498,648 and $159,725, respectively. The following represents the changes of allowance for doubtful accounts:

	June 30,
	2007	2006
Balance, beginning of year	$159,725	$159,725
Additions to the reserve	452,617	-
Recovery of amounts previously reserved	(113,694)	-
Balance, end of year	$498,648	$159,725

Income taxes

The Company adopted Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes” (SFAS 109 ) that requires recognition of deferred income tax liabilities and assets for the expected future tax consequences of temporary differences between income tax basis and financial reporting basis of assets and liabilities. Provision for income taxes consist of taxes currently due plus deferred taxes. Since the Company had no operations within the United States there is no provision for US income taxes and there are no deferred tax amounts as of June 30, 2007 and 2006.

The charge for taxation is based on the results for the year as adjusted for items, which are non-assessable or disallowed. It is calculated using tax rates that have been enacted or substantively enacted by the balance sheet date. Deferred tax is accounted for using the balance sheet liability method in respect of temporary differences arising from differences between the carrying amount of assets and liabilities in the financial statements and the corresponding tax basis used in the computation of assessable tax profit. In principle, deferred tax liabilities are recognized for all taxable temporary differences, and deferred tax assets are recognized to the extent that it is probably that taxable profit will be available against which deductible temporary differences can be utilized.

Deferred tax is calculated at the tax rates that are expected to apply to the period when the asset is realized or the liability is settled. Deferred tax is charged or credited in the income statement, except when it related to items credited or charged directly to equity, in which case the deferred tax is also dealt with in equity. Deferred tax assets and liabilities are offset when they relate to income taxes levied by the same taxation authority and the Company intends to settle its current tax assets and liabilities on a net basis.

See report of independent registered public accounting firm.

ASIAN FINANCIAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2007

The Company adopted FASB Interpretation 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”), as of January 1, 2007. A tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. The adoption had no affect on the Company’s financial statements.

Chinese Income Tax

The Company’s subsidiaries are governed by the Income Tax Law of the People’s Republic of China (PRC) concerning Foreign Investment Enterprises and Foreign Enterprises and various local income tax laws (the Income Tax Laws).

Beginning January 1, 2008, the new Enterprise Income Tax (“EIT”) law will replace the existing laws for Domestic Enterprises (“DEs”) and Foreign Invested Enterprises (“FIEs”). The new standard EIT rate of 25% will replace the 33% rate currently applicable to both DEs and FIEs. The Company is currently evaluating the impact that the new EIT will have on its financial condition.

Under the existing Chinese Income Tax Laws, foreign investment enterprises (“FIEs”) generally are subject to an income tax at an effective rate of 33% (30% state income taxes plus 3% local income taxes) on income as reported in their statutory financial statements after appropriate tax adjustments unless the enterprise is located in specially designated regions for which more favorable effective tax rates apply. Starting on January 1, 2008, China will unify the corporate income tax rule on foreign invested enterprises and domestic enterprises. The unified corporate income tax rate is 25%.

Upon approval by the PRC tax authorities, FIE's scheduled to operate for a period of 10 years or more and engaged in manufacturing and production may by exempt from income taxes for two years, commencing with their first profitable year of operations, after taking into account any losses brought forward from prior years, and thereafter with a 50% reduction for the subsequent three years.

Duoyuan China has become a wholly foreign owned enterprise since its inception. This entity status allows Duoyuan China a two-year income tax exemption and a 50% income tax reduction for the following three years. Duoyuan China also had operating losses prior to the calendar year ended December 31, 2003 and started to generate a net profit for the calendar year ended December 31, 2004. Therefore Duoyuan China has an income tax exemption for the calendar years ending December 31, 2004 and 2005 and 50% income tax reduction for the calendar years ending December 31, 2006, 2007 and 2008.

See report of independent registered public accounting firm.

ASIAN FINANCIAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2007

Langfang Duoyuan is located in a Special Economic and High Technology Zone and the PRC tax authority has offered a special income tax rate to Langfang Duoyuan for doing business in the special zone. With the approval of the local government, Langfang Duoyuan is exempt from income taxes for five years, commencing with their first profitable year of operations. Langfang Duoyuan has operating losses prior to the calendar year ended December 31, 2002 and started to generate a net profit for the calendar year ending December 31, 2003. Therefore Langfang Duoyuan has an income tax exemption for the years ending December 31, 2003, through December 31, 2007. We believe Langfang Duoyuan will become subject to an income tax rate of 25% starting January 1, 2008, under the newly unified corporate income tax rate.

Prior to acquiring Hunan Duoyuan, the shareholders negotiated with Hunan Shaoyang Treasure Department to obtain an income tax exemption benefit. The Treasure Department granted the company a five-year income tax exemption commencing with the first profitable year of operations. In addition, the Treasure Department granted a 50% refund of income taxes based upon the amount of income taxes paid by Hunan Duoyuan. Hunan Duoyuan suffered an operating loss in the first year of operations ending December 31, 2004 and started to generate a net profit for the calendar year ended December 31, 2005. Therefore Hunan Duoyuan has an income tax exemption for the years ending December 31, 2005, through December 31, 2009. We believe Hunan Duoyuan will become subject to income tax at rate of 25% starting January 1, 2010, under the newly unified corporate income tax rate.

PRC law requires that before a foreign invested enterprise can legally distribute profits to its partners, it must satisfy all tax liabilities, provide for losses in previous years, and make allocations, in proportions made at the discretion of the board of directors, after the statutory reserve. The statutory reserves include the surplus reserve fund and the common welfare fund and represent restricted retained earnings.

During the year ending June 30, 2007 and 2006 the provision for income taxes amounted to $1,806,943 and $261,133 respectively. The estimated tax savings due to this tax exemption for the year ending June 30, 2007 and 2006 amounted to $4,509,810 and $4,154,255, respectively.

The following table reconciles the U.S. statutory rates to the Company’s effective tax rate for the year ended June 30, 2007 and 2006:

	2007	2006
U.S. Statutory rates	34.0%	34.0%
Foreign income not recognized in USA	(34.0)	(34.0)
China income taxes	33.0	33.0
China income tax exemption	(16.5)	(33.0)
Effective income tax rates	16.5%	-%

See report of independent registered public accounting firm.

ASIAN FINANCIAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2007

Value added tax

Enterprises or individuals who sell commodities, engage in repair and maintenance or import and export goods in the PRC are subject to a value added tax, VAT, in accordance with Chinese laws. The VAT standard rate is 17% of the gross sales price. A credit is available whereby VAT paid on the purchases of semi-finished products or raw materials used in the production of the Company’s finished products can be used to offset the VAT due on sales of the finished product.

VAT on sales and VAT on purchases amounted to $19,791,244 and $7,258,360 for the year ended June 30, 2007 and $12,931,347 and $9,326,775 for the year ended June 30, 2006, respectively. Sales and purchases are recorded net of VAT collected and paid as the Company acts as an agent because the VAT taxes are not impacted by the income tax holiday.

Both Langfang Duoyuan and Hunan Duoyuan get 12.5% and 5% refund respectively, on the VAT amount paid for the first five years of the operations.

Advertising costs

The Company expenses the cost of advertising as incurred in selling, general and administrative costs. Advertising costs were $1,118,480, $597,611 and $220,640 for the years ended June 30, 2007, 2006 and 2005, respectively.

Research and development costs

Research and development costs are expensed as incurred. The costs of material and equipment that are acquired or constructed for research and development activities, and have alternative future uses, either in research and development, marketing, or sales, are classified as property and equipment or depreciated over their estimated useful lives. Research and development expense amounted to $1,045,543, $1,036,570 and $680,270 for the years ended June 30, 2007, 2006 and 2005, respectively.

Recently issued accounting pronouncements

In June 2006, the Emerging Issues Task Force (EITF) reached a consensus on EITF No. 06-3, How Taxes Collected from Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement (EITF No. 06-3). EITF No. 06-3 permits that such taxes may be presented on either a gross basis or a net basis as long as that presentation is used consistently. The adoption of EITF No. 06-3 on January 1, 2007 did not impact our consolidated financial statements. We present the taxes within the scope of EITF No. 06-3 on a net basis.

In July 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes - an Interpretation of FASB Statement No. 109” (“FIN 48”). The Company adopted Interpretation No. 48 on January 1, 2007. (See Note 2)

See report of independent registered public accounting firm.

ASIAN FINANCIAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2007

In September 2006, the FASB issued SFAS No. 157, "Fair Value Measurements," which addresses the measurement of fair value by companies when they are required to use a fair value measure for recognition or disclosure purposes under GAAP. SFAS No. 157 provides a common definition of fair value to be used throughout GAAP which is intended to make the measurement of fair value more consistent and comparable and improve disclosures about those measures. SFAS No. 157 will be effective for an entity's financial statements issued for fiscal years beginning after November 15, 2007. The Company is currently evaluating the effect SFAS No. 157 will have on its consolidated financial position, liquidity, or results of operations.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115 (“SFAS 159”). SFAS 159 permits companies to choose to measure many financial instruments and certain other items at fair value that   are not currently required to be measured at fair value. The objective of SFAS 159 is to provide opportunities to mitigate volatility in reported earnings caused by   measuring related assets and liabilities differently without having to apply hedge accounting provisions. SFAS 159 also establishes presentation and disclosure   requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities. SFAS   159 will be effective in the first quarter of fiscal 2009. The Company is evaluating the impact that this statement will have on its consolidated financial   statements.

Reclassifications

Certain prior period amounts have been reclassified to conform to current period presentation. These reclassifications have no effect on net income or cash flows.

Company reporting year end

For US financial statement reporting purposes beginning from 2003, the Company has adopted June 30 as its fiscal year end.

Note 3 - Earnings per share

The Company reports earnings per share in accordance with the provisions of SFAS No. 128, “Earnings Per Share.” SFAS No. 128 requires presentation of basic and diluted earnings per share in conjunction with the disclosure of the methodology used in computing such earnings per share. Basic earnings per share excludes dilution and is computed by dividing income available to common stockholders by the weighted average common shares outstanding during the period. Diluted earnings per share takes into account the potential dilution that could occur if securities or other contracts to issue common stock were exercised and converted into common stock.

All share and per share amounts used in the Company's financial statements and notes thereto have been retroactively restated to reflect the 1-for-2.68189924 reverse stock split, which occurred on July 17, 2007.

See report of independent registered public accounting firm.

ASIAN FINANCIAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2007

All per share data including earnings per share has been retroactively restated to reflect the merger on August 31, 2006 as if it had occurred at the beginning of fiscal year 2006. For the year ended June 30, 2007, 2006 and 2005, basic and diluted earning per share amount to $0.61 and $0.73 and $0.22, respectively.

The following is a reconciliation of the basic and diluted earnings per share computation for the years ended June 30, 2007, 2006 and 2005:

	2007	2006	2005
Net income for earnings per share	$13,979,147	$12,895,579	$3,877,598

Weighted average shares used in basic computation	22,823,513	17,562,388	17,562,388
Diluted effect of warrants	-	-	-
Weighted average shares used in diluted computation	22,823,513	17,562,388	17,562,388

Earnings per share:
Basic	$0.61	$0.73	$0.22
Diluted	$0.61	$0.73	$0.22

At June 30, 2007, 1,644,702 warrants, whose exercise price is $1.57 was excluded from the calculation because of their antidilutive nature.

Note 4 - Supplemental disclosure of cash flow information

Interest expense paid amounted to $750,736, $721,764 and $505,636 for the years ended June 30, 2007, 2006 and 2005, respectively.

Income tax payments paid amounted to $1,355,095, $0 and $0 for the years ended June 30, 2007, 2006 and 2005, respectively.

In fiscal 2006, the Company received land use rights totaling $224,965 that was prepaid in prior year.

Note 5 - Advances on inventory purchases

Advances on inventory purchases are monies advanced to vendors for purchases. The inventory is normally delivered within six months after the monies have been advanced. The total outstanding amount was $0 and $2,183,483 as of June 30, 2007 and 2006, respectively.

Note 6 - Related party transactions

Mr. Guo Wenh ua is the Company’s controlling shareholder and chief executive. The following is a summary of the amounts due from and to related parties:

See report of independent registered public accounting firm.

ASIAN FINANCIAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2007

	June 30, 2007	June 30, 2006
Other receivable - related parties

Tianjin Automobile Water Pump Co., Ltd. - Mr. Guo Wenhua is the sole shareholder	$-	$231,603
Duoyuan China Water Recycle Technology Industry Co., Ltd. - Mr. Guo Wenhua is the sole shareholder	-	660,949
Totals	$-	$892,552

Other payable - related parties

Duoyuan China Water Recycle Technology Industry Co., Ltd. - Mr. Guo Wenhua is the sole shareholder	$369,564	$796,753

Other receivables from related parties are generated by the Company making various cash advances and short term loans and allocation of various expenses to related parties. These are recurring transactions. The Company does not charge interest on these receivables. All related parties outstanding balances will be settled in the manner of cash payments.

The Company has short term loans from related parties of $0 and $796,753 as of June 30, 2007 and 2006, respectively. These amounts were loaned to the Company for business operations. These amounts are short-term and are non-interest bearing.

The Company leases office space from Duoyuan China Water Recycle Technology Industry Co., a related party. See Note 10.

Note 7 - Lines of credit

The lines of credit represent amounts due to various banks which are due on demand or normally within one year. These loans can be renewed with the banks. The Company had a total of $12,887,000 and $12,269,600 outstanding on these lines of credit as of June 30, 2007 and 2006, respectively. The loans consisted of the following:

See report of independent registered public accounting firm.

ASIAN FINANCIAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2007

	June 30 2007	June 30, 2006
Loan from Bank of Agriculture, Chongwen branch due March 14, 2008. Quarterly interest only payment at 6.138% per annum, secured by plant and machinery	$1,315,000	$1,252,000

Loan from Bank of Agriculture, Chongwen branch due June 30, 2007. Quarterly interest only payment at 6.138% per annum, secured by plant and machinery	2,630,000	2,504,000

Loan from Bank of Agriculture, Chongwen branch due July 15, 2007. Monthly interest only payment at 6.138% per annum, secured by plant and machinery	2,630,000	2,504,000

Loan from Bank of Agriculture, Chongwen branch due July 20, 2007. Monthly interest only payment at 6.138% per annum, secured by plant and machinery	3,682,000	3,505,600

Loan from Bank of Agriculture, Chongwen branch due July 27, 2007. Quarterly interest only payment at 6.138% per annum, secured by plant and machinery	2,630,000	2,504,000
Totals	$12,887,000	$12,269,600

Total interest expense for the years ended June 30, 2007, 2006 and 2005 amounted to $750,736, $721,764 and $505,636, respectively.

Note 8 - Taxes

The Company is organized in the United States and no tax benefit is expected from tax credits in the future.

Beginning January 1, 2008, the new Enterprise Income Tax (“EIT”) law will replace the existing laws for Domestic Enterprises (“DES”) and Foreign Invested Enterprises (“FIEs”).
The key changes are:

a.	The new standard EIT rate of 25% will replace the 33% rate currently applicable to both DES and FIEs, except for High Tech companies who pays a reduced rate of 15%;

b.
Companies established before March 16, 2007 will continue to enjoy tax holiday treatment approved by local government for a grace period of either for the next 5 years or until the tax holiday term is completed, whichever is sooner. These companies will pay the standard tax rate as defined in point “a” above when the grace period expires.

See report of independent registered public accounting firm.

ASIAN FINANCIAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2007

The Company and its subsidiaries were established before March 16, 2007 and therefore are qualified to continue enjoying the reduced tax rate as described before. Since the detailed guidelines of the new tax law were not publicized yet, the Company can not determine what the new tax rate (15% or 25%) will be applicable to the Company and its subsidiaries after the end of their respective tax holiday terms.

Under the existing Income Tax Laws of PRC, the Company is generally subject to an income tax at an effective rate of 33% (30% state income taxes plus 3% local income taxes) on income reported in the statutory financial statements after appropriate tax adjustments, unless the enterprise is located in a specially designated region where it allows foreign enterprises a two-year income tax exemption and a 50% income tax reduction for the following three years.

Taxes payable consisted of the following as of June 30:

	2007	2006
VAT payable	$256,175	$158,173
Income tax payable	751,081	263,617
Others	71,247	42,015
Total taxes payable	$1,078,503	$463,805

Note 9 - Reserves and dividends

The laws and regulations of the People’s Republic of China require that before foreign invested enterprise can legally distribute profits, it must first satisfy all tax liabilities, provide for losses in previous years, and make allocations, in proportions determined at the discretion of the board of directors, after the statutory reserve. The statutory reserves include the surplus reserve fund and the common welfare fund.

Statutory surplus reserve fund

The Company is required to transfer 10% of its net income, as determined in accordance with the PRC accounting rules and regulations, to a statutory surplus reserve fund until such reserve balance reaches 50% of the Company’s registered capital.

The transfer to this reserve must be made before distribution of any dividends to shareholders. For the years ended June 30, 2007 and 2006, the Company transferred $1,411,403 and $1,289,558 to this reserve which represents 10% of the current year’s net income determined in accordance with PRC accounting rules and regulations. The surplus reserve fund is non-distributable other than during liquidation and can be used to fund previous years’ losses, if any, and may be utilized for business expansion or converted into share capital by issuing new shares to existing shareholders in proportion to their shareholding or by increasing the par value of the shares currently held by them, provided that the remaining reserve balance after such issue is not less than 25% of the registered capital.

See report of independent registered public accounting firm.

ASIAN FINANCIAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2007

Common welfare fund

The Company was required to transfer 5% to 10% of its net income, as determined in accordance with the PRC accounting rules and regulations, to the statutory common welfare fund through 2005. This fund can only be utilized on capital items for the collective benefit of the Company’s employees, such as construction of dormitories, cafeteria facilities, and other staff welfare facilities. This fund is non-distributable other than upon liquidation. The transfer to this fund must be made before distribution of any dividend to shareholders. Effective from January 1, 2006, the common welfare fund reserve is no longer required by the Chinese regulation.

The Chinese government restricts distributions of registered capital and the additional investment amounts required by a foreign invested enterprise. Approval by the Chinese government must be obtained before distributions of these amounts can be returned to the shareholders.

Note 10 - Operating leases

The Company leases office space from Duoyuan China Water Recycle Technology Industry Co., a related party, which Mr. Guo Wenhua is the sole shareholder.

Total lease expense for the years ended June 30, 2007 and 2006 was $143,992 and $136,022, respectively. Total future minimum lease payments at June, 2007, are as follows:

Year ended June 30,	Amount
2008	$71,996
Thereafter	-

Note 11 - Current vulnerability due to certain concentrations

The Company's operations are carried out in the PRC. Accordingly, the Company's business, financial condition and results of operations may be influenced by the political, economic and legal environments in the PRC, and by the general state of the PRC's economy.

The Company's operations in the PRC are subject to specific considerations and significant risks not typically associated with companies in the North America and Western Europe. These include risks associated with, among others, the political, economic and legal environments and foreign currency exchange. The Company's results may be adversely affected by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.

See report of independent registered public accounting firm.

ASIAN FINANCIAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2007

Note 12 - Shareholders' equity

On October 25, 2006, Asian Financial, Inc. entered into a definitive Security Purchase Agreement with unrelated investors (the “Purchase Agreement”). On November 2, 2006, the transactions contemplated by the Purchase Agreement closed. In accordance with the Purchase Agreement, Asian Financial, Inc. issued an aggregate of 16,447,019 (pre-split) shares of common stock for a purchase price of approximately $1.43 per share or an aggregate purchase price of $23,549,200.

A total of $2,097,490 of the proceeds is being held in escrow until the Company appoints a majority of independent directors and the restricted cash has been released to the Company on July 18, 2007.

The financing was conducted through a private placement to accredited investors and is exempted from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”). In conjunction with the private placement, Asian Financial agreed to register the shares with the Securities and Exchange Commission within 90 days of the closing. The Company also agreed to make the registration statement effective no later than the 150th day following the closing date or the fifth trading day following the date on which the Company is notified by the Securities and Exchange Commission that such registration statement will not be reviewed or is no longer subject to further review and comments, whichever date is earlier. If the registration statement is not filed or declared effective pursuant to the above timeline or if the registration statement ceases to be effective for more than an aggregate of 45 trading days, the Company will be required to pay the investors a monthly liquidated damage equal to 1% of the aggregate investment amount. The total amount of the liquidated damages payable by the Company is capped at 8% of the total investment amount paid by the investors.

The Company filed its registration statement on March 22, 2007, as of June 30, 2007, the registration statement was still not declared effective. Therefore, the Company accrued $1,177,460 for liquidated damages pursuant to that agreement. The accrued amount is calculated at 1% of the net proceeds raised in the 2006 private placement ($23,549,200). This amount has been included in liquidated damage expenses on the income statement in accordance with EITF 00-19-2. Since none of the estimates is better than the other, in accordance with FIN14, the Company has recorded an expense and a liability equal to the minimum estimated loss.

Under the terms of the Agreement, the Company is required to meet various performance targets for the next two years. If the Company fails to meet those targets, the Company’s controlling shareholder and CEO, agreed to transfer his personal shares in the Company stock to each shareholder party to a Purchase Agreement up to 112% of the number of shares issued to such shareholder in the private placement.

Additionally, the Company agreed to cease all related party transactions and to settle all outstanding balance due to or from related parties by December 31, 2006. Failure to terminate the related party transactions will result in a monthly cash penalty of 1% of the proceeds with a cap of 4%. The Company began accruing costs associated with this penalty in January 2007. The 4% cap applies only to the penalty for having outstanding related party transaction at December 31, 2006, not to the delay in filing registration statement. As of June 30, 2007, the Company had accrued $941,968 for such liquidated damages pursuant to that agreement but had not paid any amount of such damages. The accrued amount is calculated at 1% of the net proceeds raised in the 2006 private placement ($23,549,200). This amount has been included in liquidated damage expenses on the income statement in accordance with EITF 00-19-2. Since none of the estimates is better than the other, in accordance with FIN14, the Company has recorded an expense and a liability equal to the minimum estimated loss.

See report of independent registered public accounting firm.

ASIAN FINANCIAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2007

At the closing, as part of the compensation to the placement agent, Roth Capital Partners, LLC, Asian Financial, Inc. issued to Roth Capital warrants to acquire 1,644,702 shares of common stock, exercisable at any time after June 30, 2008. The warrants have a strike price equal to $1.57, have a term of five years starting from July 1, 2008 and will permit cashless or net exercise at all times. The shares underlying the warrants will have registration rights, but they are not covered by this Registration Statement. The warrant contains a standard adjustment provisions upon stock dividend, stock split, stock combination, recapitalization and a change of control transaction. The warrants meet the conditions for equity classification pursuant to FAS 133 “Accounting for Derivatives” and EITF 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company's Own Stock”. Therefore, these warrants were classified as equity and accounted as common stock issuance cost.
	Warrants Outsanding	Warrants Exercisable	Weighted Average Exercise Price	Average Remaining Contractual Life
Outstanding, June 30, 2006	-	-	-	-
Granted	1,644,702	1,644,702	$1.57	4.75
Forfeited	-	-	-	-
Exercised	-	-	-	-
Outstanding, June 30, 2007	1,644,702	1,644,702	$1.57	4.75

Note 13 - Subsequent Events

Reverse stock split

Effective as of July 17, 2007, Asian Financial, Inc. adopted by unanimous written consent of the Board, the Company effected a 1-for-2.68189924 reverse stock split on July 17, 2007.

The outstanding and issued shares of the Company at the date of resolution were 67,047,481 and upon the effectiveness of the reverse stock split, the outstanding and issued shares were approximately 25,000,050 shares.

See report of independent registered public accounting firm.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of
Asian Financial Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheets of Asian Financial Inc. and subsidiaries as of June 30, 2007 and 2006, and the related consolidated statements of income, and other comprehensive income, shareholders' equity, cash flows for each of the years in the three-year period ended June 30, 2007. These consolidated financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Asian Financial Inc. and subsidiaries as of June 30, 2007 and 2006, and the results of their operations and their cash flows for each of the years in the three-year period ended June 30, 2007, in conformity with accounting principles generally accepted in the United States of America.

/s/ Moore Stephens Wurth Frazer and Torbet, LLP

Walnut, California

September 13, 2007

	2007	2006
ASSETS
CURRENT ASSETS:
Cash	$7,816,361	$3,739,711
Restricted cash	2,097,490	-
Accounts receivable, net of allowance of $498,648 and $159,725
as of June 30, 2007 and 2006, respectively	21,170,423	11,231,897
Inventories	20,074,605	16,727,833
Other receivables	68,160	130,914
Other receivables-related parties	-	892,552
Other assets	40,331	-
Advances on inventory purchases	-	2,183,483
Total current assets	51,267,370	34,906,390

PLANT AND EQUIPMENT, net	25,332,554	12,065,863

OTHER ASSETS:

Intangible assets, net	3,679,941	3,572,106
Total assets	$80,279,865	$50,544,359

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Lines of credit	$12,887,000	$12,269,600
Accounts payable	2,572,061	13,137,939
Accrued liabilities	1,107,591	752,666
Other payables	198,000	522,167
Other payables - related parties	369,564	796,753
Customer deposits	-	18,830
Taxes payable	1,078,503	463,805
Liquidated damages payable	2,119,428	-
Total liabilities	20,332,147	27,961,760

MINORITY INTEREST	800,766	527,246

COMMITMENTS AND CONTINGENT LIABILITIES	-	-

SHAREHOLDERS' EQUITY:
Preferred stock; $0.001 par value; 1,000,000 shares authorized;
no shares issued and outstanding	-	-
Common stock; $0.001 par value; 100,000,000 shares authorized;
25,000,050 and 18,867,436 shares issued and outstanding
at June 30, 2007 and 2006	25,000	17,562
Additional paid-in capital	27,263,040	5,992,339
Statutory reserves	3,282,601	1,871,198
Retained earnings	26,316,141	13,748,397
Accumulated other comprehensive income	2,260,170	425,857
Total shareholders' equity	59,146,952	22,055,353
Total liabilities and shareholders' equity	$80,279,865	$50,544,359

The accompanying notes are an integral part of these consolidated statements.
See report of independent registered public accounting firm.

ASIAN FINANCIAL INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME AND OTHER COMPREHENSIVE INCOME
FOR THE YEARS ENDED JUNE 30, 2007, 2006 AND 2005

	2007	2006	2005
REVENUES	$68,383,014	$43,746,561	$26,468,783

COST OF SALES	37,693,679	22,477,905	16,886,926

GROSS PROFIT	30,689,335	21,268,656	9,581,857

RESEARCH AND DEVELOPMENT	1,045,543	1,036,570	680,270

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	10,582,462	6,649,280	5,430,623

INCOME FROM OPERATIONS	19,061,330	13,582,806	3,470,964

LIQUIDATED DAMAGE EXPENSES	2,119,428	-	-

OTHER INCOME (EXPENSE), net	(915,228)	(238,974)	492,287

INCOME BEFORE MINORITY INTEREST AND
PROVISION FOR INCOME TAXES	16,026,674	13,343,832	3,963,251

MINORITY INTEREST	240,584	187,120	85,653

INCOME BEFORE PROVISION FOR INCOME TAXES	15,786,090	13,156,712	3,877,598

PROVISION FOR INCOME TAXES	1,806,943	261,133	-

NET INCOME	13,979,147	12,895,579	3,877,598

OTHER COMPREHENSIVE INCOME
Foreign currency translation gain	1,834,313	425,857	-

COMPREHENSIVE INCOME	$15,813,460	$13,321,436	$3,877,598

BASIC AND DILUTED WEIGHTED AVERAGE NUMBER OF SHARES	22,823,513	17,562,388	17,562,388

BASIC AND DILUTED EARNING PER SHARE	$0.61	$0.73	$0.22

The accompanying notes are an integral part of these consolidated statements.
See report of independent registered public accounting firm.

ASIAN FINANCIAL INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
FOR THE YEARS ENDED JUNE 30, 2007, 2006 AND 2005

	Common Stock		Additional	Retained Earnings		Accumulated Other
	Number of Shares	Amount	Paid in Capital	Statutory Reserves	Unrestricted	Comprehensive Income	Totals
BALANCE, July 1, 2004	17,562,388	$17,562	$5,992,239	$-	$(1,153,582)	$-	$4,856,319

Net income					3,877,598		3,877,598
Adjustment to statutory reserves				581,640	(581,640)		-
Foreign currency translation adjustments						-	-
BALANCE, June 30, 2005	17,562,388	$17,562	$5,992,339	$581,640 $	2,142,376	$-	$8,733,917

Net income					12,895,579		12,895,579
Adjustment to statutory reserves				1,289,558	(1,289,558)		-
Foreign currency translation adjustments						425,857	425,857
BALANCE, June 30, 2006	17,562,388	$17,562	$5,992,339	$1,871,198	$13,748,397	$425,857	$22,055,353
Shares issued from reorganization on August 31,

2006	1,305,048	1,305	(1,305)
Net income					13,979,147		13,979,147
Adjustment to statutory reserves				1,411,403	(1,411,403)
Shares issued for cash, $1.43 per share	6,132,614	6,133	21,272,006				21,278,139
Foreign currency translation adjustments						1,834,313	1,834,313
BALANCE, June 30, 2007	25,000,050	$25,000	$27,263,040	$3,282,601	$26,316,141	$2,260,170	$59,146,952

The accompanying notes are an integral part of these consolidated statements.

See report of independent registered public accounting firm.

ASIAN FINANCIAL INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED JUNE 30, 2007, 2006 AND 2005

	2007	2006	2005
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$13,979,147	$12,895,579	$3,877,598
Adjustments to reconcile net income to cash
provided by (used in) operating activities:
Minority interest	240,584	187,120	85,653
Depreciation	882,842	590,635	515,284
Amortization	70,047	67,821	66,896
Bad debt expense	322,305	-	25,361
Liquidated damage penalties	2,119,428	-	-
(Increase) decrease in assets:
Accounts receivable	(9,452,582)	(6,010,258)	(845,359)
Inventories	(2,440,076)	(1,390,188)	(4,688,238)
Other receivables	71,457	-	-
Other receivables - related parties	913,154	5,289	(181,621)
Advances on inventory purchases	2,233,885	(1,265,352)	(411,093)
Other assets	(43,198)	36,625	171,371
Increase (decrease) in liabilities:
Accounts payable	(10,935,839)	4,361,870	620,281
Customer deposits	(19,265)	18,653	-
Other payables	(341,354)	286,617	43,957
Other payables - related parties	(455,164)	(6,518,709)	(9,327,799)
Accrued liabilities	312,551	69,749	212,309
Taxes payable	576,025	332,069	(47,326)
Net cash (used in) provided by operating activities	(1,966,053)	3,667,520	(9,882,726)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of equipment	(13,314,596)	(190,422)	(2,609,193)
Payments for construction in progress	-	(107,137)	-
Net cash used in investing activities	(13,314,596)	(297,559)	(2,609,193)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from line of credit	15,050,400	-	11,858,000
Payment for line of credit	(15,060,400)	-	-
Proceeds from private placement	21,278,139	-	-
Restricted cash	(2,097,490)	-	-
Net cash provided by financing activities	19,170,649	-	11,858,000

EFFECT OF EXCHANGE RATE CHANGES ON CASH	186,650	75,316	-

INCREASE (DECREASE) IN CASH	4,076,650	3,445,277	(633,919)

CASH, beginning of year	3,739,711	294,434	928,353

CASH, end of year	$7,816,361	$3,739,711	$294,434

The accompanying notes are an integral part of these consolidated statements.

See report of independent registered public accounting firm.

ASIAN FINANCIAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2007

Note 1 - Organization background and principal activities

Asian Financial, Inc. (“AFI”) was organized under the laws of the State of Nevada on August 10, 1998. On July 27, 2005, AFI merged with Asian Financial, Inc. (a Wyoming entity) for the purpose of changing its domicile from Nevada to Wyoming. AFI has no operations and generated no revenues since inception.

Duoyuan Investments Limited (“Duoyuan BVI”) is a British Virgin Islands company that owns 100% of the equity interest of Duoyuan Digital Printing Technology Industry (China) Co., Ltd. (“Duoyuan China”). Duoyuan China has two subsidiaries, a 99.4% ownership in Hunan Duoyuan Printing Machinery Co., Ltd. and 95% ownership in Langfang Duoyuan Digital Technology Co., Ltd (collectively referred to as the Duoyuan Interest).

On August 31, 2006, Asian Financial entered into a definitive Equity Transfer Agreement with Duoyuan BVI to acquire the “Duoyuan Interest” in exchange for 47,100,462 new (pre-split) shares of common stock in Asian Financial that were issued to Duoyuan BVI. Prior to the acquisition, Asian Financial had 3,500,000 (pre-split) shares of outstanding common stock. Accordingly, at the closing, there were 50,600,462 (pre-split) shares outstanding. The Equity Transfer Agreement became effective October 6, 2006. Because the acquisition is treated as a reverse acquisition, the financial statements of the Company have been retroactively adjusted to reflect the acquisition from the beginning of the reported period included in the Registration Statement. The stock exchange transaction has been accounted as a reverse acquisition and recapitalization of the Company whereby Duoyuan BVI is deemed to be the accounting acquirer (legal acquiree) and the Company to be the accounting acquiree (legal acquirer). The historical financial statements for periods prior to October 6, 2006 are those of Duoyuan BVI, except that the equity section and earnings per share have been retroactively restated to reflect the reverse acquisition.

As a result of the equity transfer, Duoyuan China became Asian Financial’s wholly-owned subsidiary, and Mr. Wenhua Guo, the sole shareholder of Duoyuan BVI, became our controlling shareholder.

Duoyuan Digital Printing Technology Industry (China) Co., Ltd. (“Duoyuan China”) was originally established and wholly owned by Duoyuan Industries (Holding) Inc. (“Duoyuan Industries”), a British Virgin Islands company. In September 2002, Duoyuan Industries entered into an Equity Transfer Agreement with Duoyuan BVI, whereby Duoyuan BVI acquired 100% of the equity in Duoyuan China from Duoyuan Industries. Mr. Wenhua Guo is the sole shareholder of both Duoyuan Industries and Duoyuan BVI. Duoyuan China was incorporated in the People’s Republic of China (“PRC”) in 2001 with the registered capital $6,000,000. Duoyuan China has increased its registered capital by $19,000,000. As of June 30, 2007, $18,000,000 was contributed to Duoyuan China from the Company, and the remaining $1,000,000 was received in July and August 2007. The capital was raised through a private placement to accredited investors, see Note 12. On August 21, 2007, Duoyuan China received its business license requiring $25,000,000 registered capital. As of June 30, 2007, Duoyuan China owns 95.0% of Langfang Duoyuan Digital Technology Co., Ltd. and 88.0% of Hunan Duoyuan Printing Machinery Co., Ltd.

See report of independent registered public accounting firm.

ASIAN FINANCIAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2007

Langfang Duoyuan Digital Technology Co., Ltd.  (“Langfang Duoyuan”) is located in the city of Langfang, China and manufactures digital printing products. Langfang Duoyuan was originally called Langfang Duoyuan Digital Printing Technology Co., Ltd. when Beijing Huiyuan Duoyuan Research Institute Co., Ltd. (“Huiyuan Institute”) owned 95% and Beijing Yinlu Advertising Co., Ltd. (Yinlu) owned 5%. On March 21, 2002, Yinlu transferred its 5% ownership to Duoyuan China. On October 16, 2005, Huiyuan Institute transferred 90% of the equity of Langfang Duoyuan to Duoyuan China whereby Duoyuan China holds 95% of the equity of Langfang Duoyuan while Huiyuan Institute remains the holder of 5% of the Langfang Duoyuan equity. The consolidated financial statements have been presented as if the acquisition of the subsidiary occurred at the beginning of 2003 due to common management and ownership. As of June 30, 2007, Langfang Duoyuan owns 12.0% of Hunan Duoyuan Printing Machinery Co., Ltd.

Hunan Duoyuan Printing Machinery Co., Ltd. (“Hunan Duoyuan”) is located in Hunan, China and manufactures printing equipment. Hunan Duoyuan was established by Duoyuan China and Langfang Duoyuan on March 10, 2004.

Hunan Duoyuan Printing Machinery Ltd. formerly known as HuNan Printing Machinery was a state-owned company with initial registered capital of RMB 92.35 million. HuNan Printing Machinery had suffered operating losses for many years. On December 1, 2003, HuNan Printing Machinery was reorganized by the state government. All liabilities were assumed by the state government and the company with its remaining assets which consisted of fixed assets, land use rights and inventory were offered for sale at a public auction. Duoyuan China and Langfang Duoyuan successfully acquired HuNan Printing Machinery for the price of RMB 38,000,000.

The Company allocated the purchase price of the assets pursuant to Statement of Financial Accounting Standards (SFAS) No. 141. None of the purchase price was allocated to goodwill. The excess purchase price was allocated to the non-current assets. An appraisal report dated April 23, 2004 assessed the fair market value of the acquired assets at RMB 105.9 million, approximately $13 million. Pursuant to SFAS 141, the excess of fair value of acquired net assets over cost was allocated as a pro rata deduction of the amount of Hunan Duoyuan’s fixed assets and intangible assets that would have been assigned to those assets. The Fair value of net assets acquired over cost was allocated as listed below:
	Original
	Allocated	Re-allocated
Item	Fair Value	Fair Value
Current assets	$2,693,118	$2,693,118
Property, plant and equipment	3,131,890	589,262
Intangible assets	6,992,427	1,315,619
Total assets	$12,817,435	$4,597,999

After the auction, Duoyuan China and Langfang Duoyuan owned 88% and 12%, respectively. The company’s name was changed to Hunan Duoyuan Printing Machinery Ltd. and a new business license was obtained on March 10, 2004 with an operating term of 30 years. The company's initial registered capital was stated at RMB 105.9 million.

See report of independent registered public accounting firm.

ASIAN FINANCIAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2007

On July 17, 2007, the Company effected a 1-for-2.68189924 reverse stock split of its common stock. All share and per share amounts used in the Company's financial statements and notes thereto have been retroactively restated to reflect the 1-for-2.68189924 reverse stock split.

Note 2 - Summary of significant accounting policies

The reporting entity

The consolidated financial statements of Asian Financial Inc. and subsidiaries (“the Company”) reflect activities of Asian Financial Inc., Duoyuan China - 100%, Langfang Duoyuan - 95.0%, and Hunan Duoyuan - 99.4%. The consolidated financial statements have been presented as if the acquisition of Duoyuan China occurred at the beginning of fiscal 200 5 due to the reverse acquisition on October 6, 2006. The consolidated financial statements have been presented as if the acquisition of Langfang Duoyuan occurred at the beginning of fiscal 2005 due to common management and ownership.

Basis of presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. All material inter-company transactions and balances have been eliminated in the consolidation. The accompanying consolidated financial statements include the accounts of Duoyuan Digital Printing Technology Industry (China) Co., Ltd. and its subsidiaries (referred to as the “Company”). All material intercompany transactions and balances have been eliminated in the consolidation. Note - 1 Organization background and principal activities has more detail descriptions.

Foreign currency translation

The reporting currency of the Company is the US dollar. The Company uses their local currency RMB, as their functional currency. Results of operations and cash flows are translated at average exchange rates during the period, assets and liabilities are translated at the unified exchange rate as quoted by the People’s Bank of China at the end of the period, and equity is translated at historical exchange rates.

Translation adjustments amounted to $2, 260,170 and $425,857 as of June 30, 2007 and 2006, respectively. Asset and liability accounts at June 30, 2007 were translated at 7.60 RMB to $1.00 USD as compared to 7.99 RMB at June 30, 2006. Equity accounts were stated at their historical rate. The average translation rates applied to income statements for the year ended June 30, 2007 and 2006 were 7.81 RMB and 8.06 RMB, respectively. In accordance with Statement of Financial Accounting Standards No. 95, "Statement of Cash Flows," cash flows from the Company's operations is calculated based upon the local currencies using the average translation rate. As a result, amounts related to assets and liabilities reported on the statement of cash flows will not necessarily agree with changes in the corresponding balances on the balance sheet.

See report of independent registered public accounting firm.

ASIAN FINANCIAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2007

Transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in the results of operations as incurred. Gains and losses from foreign currency transactions are included in the results of operation, total transaction loss amounted to $0 and $0 for the years ended June 30, 2007 and 2006, respectively.

Revenue recognition

The Company recognizes revenue in accordance with SAB 104, which specifies that revenue is realized or realizable and earned when four criteria are met:

•	Persuasive evidence of an arrangement exists. (The Company considers its sales contracts to be pervasive evidence of an arrangement.)

•	Delivery has occurred or services have been rendered.

•	The seller’s price to the buyer is fixed or determinable.

•	Collectibility payment is reasonably assured.

The Company sells its products solely to its distributors. Master distribution agreements are signed with each distributor. The agreements list all terms and conditions with the exception of delivery, price and quantity terms, which are evidenced separately in purchase orders. There are no instances where receivables from distributor are not due and payable until goods purchased from the Company are sold by the distributor. The Company does not sell products to distributors on a consignment basis. There is no right of return after shipping and the Company has never experienced any returns. Titles are transferred after the products are shipped.

The Company recognizes revenue when the goods are delivered and titles have passed. Sales revenue represents the invoiced value of goods, net of a value-added tax (VAT). All of the Company’s products that are sold in the PRC are subject to a Chinese value-added tax at a rate of 17% of the gross sales price or at a rate approved by the Chinese local government. This VAT may be offset by the VAT paid by the Company on raw materials and other materials included in the cost of producing their finished product. The Company’s distributors are able to install our products without our assistance. As a result, there is no substantial performance required on the Company’s part.

Purchase prices of our products are fixed and customers are not allowed to renegotiate pricing after the contracts are signed. The Company’s agreements with its distributors do not include cancellation or termination clauses.

Credit limits are assigned to each distributor. As a distributor builds a sales history with the Company, the credit limit can be increased. Credit limits are reviewed by management and reductions are made if deemed necessary.

See report of independent registered public accounting firm.

ASIAN FINANCIAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2007

Distributors are all not granted sales returns. Our distributors are all equipped to install our products. We are not contractually obligated to perform any installation services. As a result, our revenue recognition is not impacted.

Shipping and handling costs related to costs of goods sold are included in selling, general and administrative costs. Shipping and handling costs amounted to $1,127,745, $623,323, and $437,971, respectively, for the years ended June 30, 2007, 2006 and 2005.

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles of the United States of America requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. For example, the Company estimates the allowance for doubtful accounts. Management believes that the estimates utilized in preparing its financial statements are reasonable and prudent. Actual results could differ from these estimates.

Land use rights

All land in the People’s Republic of China is owned by the government and cannot be sold to any individual or company. However, the government grants the user a “land use right” (the Right) to use the land. Land use rights are valid for a limited period of time, depending on their use. Based upon PRC regulations, land use rights last for 50 years for industrial property. The Company has the right to use the land for 50 years and elected to amortize the cost of rights over 50 years using the straight-line method. At June 30, 2007 and 2006, accumulated amortization amounted to $321,498 and $231,374.

The land use rights consisted of the following:
	June 30,	June 30,
	2007	2006
Intangible - Land Use right	$4,001,439	$3,583,667
Idle intangible - Land use right	-	219,813
	4,001,439	3,803,480
	(321,498)	(231,374)
Less Accumulated amortization	$3,679,941	$3,572,106
Totals

Intangible assets of the Company are reviewed annually as to whether their carrying value has become impaired. The Company considers assets to be impaired if the carrying value exceeds the future projected cash flows from related operations. The Company also re-evaluates the periods of amortization to determine whether subsequent events and circumstances warrant revised estimates of useful lives. As of June 30, 2007, the Company expects these assets to be fully recoverable.

See report of independent registered public accounting firm.

ASIAN FINANCIAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2007

Total amortization expense for the year ended June 30, 2007, 2006 and 2005 amounted to $70,047, $67,821 and $66,896, respectively.

Plant and equipment

Plant and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets with 5% residual value. Estimated useful lives of the assets are as follows:

Estimated
Usefule Life

Buildings	30	years
Machinery and equipment	5-10	years
Other equipment	5-10	years
Furniture and Fixtures	3-5	years
Motor Vehicles	4-10	years

Construction in progress represents the costs incurred in connection with the construction of buildings or new additions to the Company’s plant facilities. No depreciation is provided for construction in progress until such time as the assets are completed and are placed into service. Maintenance, repairs and minor renewals are charged directly to expenses as incurred. Major additions and betterment to property and equipment are capitalized.

The cost and related accumulated depreciation and amortization of assets sold or otherwise retired are eliminated from the accounts and any gain or loss is included in the statement of operations.

Long-lived assets of the Company are reviewed annually as to whether their carrying value has become impaired. The Company considers assets to be impaired if the carrying value exceeds the future projected cash flows from related operations. The Company also re-evaluates the periods of amortization to determine whether subsequent events and circumstances warrant revised estimates of useful lives. As of June 30, 2007, the Company expects these assets to be fully recoverable.

Plant and equipment consist of the following:

See report of independent registered public accounting firm.

ASIAN FINANCIAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2007

	June 30,	June 30,
	2007	2006
Buildings	$8,201,747	$5,866,081
Office equipment	797,941	595,049
Motor vehicles	292,989	99,634
Plant and machinery	18,709,322	4,956,060
Construction in progress	-	2,227,673
Total	28,001,999	13,744,497
Less: accumulated depreciation	(2,669,445)	(1,678,634)
Plant and equipment, net	$25,332,554	$12,065,863

The depreciation expense for the year ended June 30, 2007, 2006 and 2005 amounted to $882,842, $590,635 and $515,284, respectively.

Cash and concentration of risk

Cash includes cash on hand and demand deposits in accounts maintained with state-owned banks within the People’s Republic of China and offshore banking account with DBS bank. Total cash in state-owned banks and DBS bank at June 30, 2007 and 2006 amounted to $7,764,148 and $3,739,711, respectively of which no deposits are covered by insurance. The Company has not experienced any losses in such accounts and believes it is not exposed to any risks on its cash in bank accounts.

Restricted cash

Restricted cash represents cash held in escrow in connection with the November 2006 private placement. As of June 30, 2007, total of $ 2,097,490 was held in escrow.

Inventories

Inventories are recorded at the lower of cost or market, using the weighted average method and consist of the following:

	June 30,	June 30,
	2007	2006
Raw materials	$5,118,566	$6,526,691
Work in process	9,265,459	6,690,862
Finished goods	5,690,580	3,510,280
Totals	$20,074,605	$16,727,833

The Company reviews its inventory on a regular basis for possible obsolete goods to determine if any reserves are necessary. As of June 30, 2007 and June 30, 2006, the Company determined that no reserves were necessary.

See report of independent registered public accounting firm.

ASIAN FINANCIAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2007

Liquidated damages

The liquidated damages associated with the registration of the shares and the settlement of all outstanding related party balances are treated in accordance with EITF 00-19-2. The registration penalty meets the definition of a registration payment arrangement as defined in EITF 00-19-2. In accordance with EITF 00-19-2 paragraph 7 the contingent obligation to make future payments or otherwise transfer consideration under a registration payment arrangement is recognized and measured separately. In accordance with FIN14, the Company has recorded an expense and a liability equal to the minimum estimated loss.

Impairment of long-lived assets, including intangible assets and fixed assets

The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may no longer be recoverable. Then these events occur, the Company measures impairment by comparing the carrying value of the long-lived assets to the estimated undiscounted future cash flows expected to result from the use of the assets and their eventual disposition. If the sum of the expected undiscounted cash flow is less than the carrying amount of the assets, the Group would recognize an impairment loss based on the fair value of the assets. The company has not suffered any impairment of long-lived assets.

Major suppliers

For the years ended June 30, 2007 and 2006, five suppliers accounted for approximately 69% and 60%, respectively, of the Company's purchases. These five suppliers represent 41% and 48% of the Company's total accounts payable as of June 30, 2007 and 2006.

Financial instruments

Statement of Financial Accounting Standards No. 107 (SFAS 107), “Disclosures about Fair Value of Financial Instruments” requires disclosure of the fair value of financial instruments held by the Company. SFAS 107 defines the fair value of financial instruments as the amount at which the instrument could be exchanged in a current transaction between willing parties. The Company considers the carrying amount of cash, accounts receivable, other receivables, accounts payable, accrued liabilities, other payables and line of credit to approximate their fair values because of the short period of time between the origination of such instruments and their expected realization and their current market rate of interest.

Accounts receivable, trade and allowance for doubtful accounts

The Company’s business operations are conducted in the People’s Republic of China. During the normal course of business, the Company extends unsecured credit to its customers by selling on various credit terms. Management reviews its accounts receivable on a quarterly basis to determine if the allowance for doubtful accounts is adequate. An estimate for doubtful accounts is recorded when collection of the full amount is no longer probable. The Company’s existing reserve is consistent with its historical experience and considered adequate by the management.

See report of independent registered public accounting firm.

ASIAN FINANCIAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2007

Accounts receivable, trade net of allowance for doubtful accounts outstanding at June 30, 2007 and 2006 amounted to $21,170,423 and $11,231,897, respectively. Management reviews its accounts receivable on a regular basis to determine if the allowance for doubtful accounts is adequate.

An estimate for doubtful accounts is recorded when collection of the full amount is no longer probable. The Company has recorded an allowance for doubtful accounts for trade accounts receivables aged over nine months that have not been collected. As of June 30, 2007 and 2006, allowances for doubtful accounts were $498,648 and $159,725, respectively. The following represents the changes of allowance for doubtful accounts:

	June 30,
	2007	2006
Balance, beginning of year	$159,725	$159,725
Additions to the reserve	452,617	-
Recovery of amounts previously reserved	(113,694)	-
Balance, end of year	$498,648	$159,725

Income taxes

The Company adopted Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes” (SFAS 109 ) that requires recognition of deferred income tax liabilities and assets for the expected future tax consequences of temporary differences between income tax basis and financial reporting basis of assets and liabilities. Provision for income taxes consist of taxes currently due plus deferred taxes. Since the Company had no operations within the United States there is no provision for US income taxes and there are no deferred tax amounts as of June 30, 2007 and 2006.

The charge for taxation is based on the results for the year as adjusted for items, which are non-assessable or disallowed. It is calculated using tax rates that have been enacted or substantively enacted by the balance sheet date. Deferred tax is accounted for using the balance sheet liability method in respect of temporary differences arising from differences between the carrying amount of assets and liabilities in the financial statements and the corresponding tax basis used in the computation of assessable tax profit. In principle, deferred tax liabilities are recognized for all taxable temporary differences, and deferred tax assets are recognized to the extent that it is probably that taxable profit will be available against which deductible temporary differences can be utilized.

Deferred tax is calculated at the tax rates that are expected to apply to the period when the asset is realized or the liability is settled. Deferred tax is charged or credited in the income statement, except when it related to items credited or charged directly to equity, in which case the deferred tax is also dealt with in equity. Deferred tax assets and liabilities are offset when they relate to income taxes levied by the same taxation authority and the Company intends to settle its current tax assets and liabilities on a net basis.

See report of independent registered public accounting firm.

ASIAN FINANCIAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2007

The Company adopted FASB Interpretation 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”), as of January 1, 2007. A tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. The adoption had no affect on the Company’s financial statements.

Chinese Income Tax

The Company’s subsidiaries are governed by the Income Tax Law of the People’s Republic of China (PRC) concerning Foreign Investment Enterprises and Foreign Enterprises and various local income tax laws (the Income Tax Laws).

Beginning January 1, 2008, the new Enterprise Income Tax (“EIT”) law will replace the existing laws for Domestic Enterprises (“DEs”) and Foreign Invested Enterprises (“FIEs”). The new standard EIT rate of 25% will replace the 33% rate currently applicable to both DEs and FIEs. The Company is currently evaluating the impact that the new EIT will have on its financial condition.

Under the existing Chinese Income Tax Laws, foreign investment enterprises (“FIEs”) generally are subject to an income tax at an effective rate of 33% (30% state income taxes plus 3% local income taxes) on income as reported in their statutory financial statements after appropriate tax adjustments unless the enterprise is located in specially designated regions for which more favorable effective tax rates apply. Starting on January 1, 2008, China will unify the corporate income tax rule on foreign invested enterprises and domestic enterprises. The unified corporate income tax rate is 25%.

Upon approval by the PRC tax authorities, FIE's scheduled to operate for a period of 10 years or more and engaged in manufacturing and production may by exempt from income taxes for two years, commencing with their first profitable year of operations, after taking into account any losses brought forward from prior years, and thereafter with a 50% reduction for the subsequent three years.

Duoyuan China has become a wholly foreign owned enterprise since its inception. This entity status allows Duoyuan China a two-year income tax exemption and a 50% income tax reduction for the following three years. Duoyuan China also had operating losses prior to the calendar year ended December 31, 2003 and started to generate a net profit for the calendar year ended December 31, 2004. Therefore Duoyuan China has an income tax exemption for the calendar years ending December 31, 2004 and 2005 and 50% income tax reduction for the calendar years ending December 31, 2006, 2007 and 2008.

See report of independent registered public accounting firm.

ASIAN FINANCIAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2007

Langfang Duoyuan is located in a Special Economic and High Technology Zone and the PRC tax authority has offered a special income tax rate to Langfang Duoyuan for doing business in the special zone. With the approval of the local government, Langfang Duoyuan is exempt from income taxes for five years, commencing with their first profitable year of operations. Langfang Duoyuan has operating losses prior to the calendar year ended December 31, 2002 and started to generate a net profit for the calendar year ending December 31, 2003. Therefore Langfang Duoyuan has an income tax exemption for the years ending December 31, 2003, through December 31, 2007. We believe Langfang Duoyuan will become subject to an income tax rate of 25% starting January 1, 2008, under the newly unified corporate income tax rate.

Prior to acquiring Hunan Duoyuan, the shareholders negotiated with Hunan Shaoyang Treasure Department to obtain an income tax exemption benefit. The Treasure Department granted the company a five-year income tax exemption commencing with the first profitable year of operations. In addition, the Treasure Department granted a 50% refund of income taxes based upon the amount of income taxes paid by Hunan Duoyuan. Hunan Duoyuan suffered an operating loss in the first year of operations ending December 31, 2004 and started to generate a net profit for the calendar year ended December 31, 2005. Therefore Hunan Duoyuan has an income tax exemption for the years ending December 31, 2005, through December 31, 2009. We believe Hunan Duoyuan will become subject to income tax at rate of 25% starting January 1, 2010, under the newly unified corporate income tax rate.

PRC law requires that before a foreign invested enterprise can legally distribute profits to its partners, it must satisfy all tax liabilities, provide for losses in previous years, and make allocations, in proportions made at the discretion of the board of directors, after the statutory reserve. The statutory reserves include the surplus reserve fund and the common welfare fund and represent restricted retained earnings.

During the year ending June 30, 2007 and 2006 the provision for income taxes amounted to $1,806,943 and $261,133 respectively. The estimated tax savings due to this tax exemption for the year ending June 30, 2007 and 2006 amounted to $4,509,810 and $4,154,255, respectively.

The following table reconciles the U.S. statutory rates to the Company’s effective tax rate for the year ended June 30, 2007 and 2006:

	2007	2006
U.S. Statutory rates	34.0%	34.0%
Foreign income not recognized in USA	(34.0)	(34.0)
China income taxes	33.0	33.0
China income tax exemption	(16.5)	(33.0)
Effective income tax rates	16.5%	-%

See report of independent registered public accounting firm.

ASIAN FINANCIAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2007

Value added tax

Enterprises or individuals who sell commodities, engage in repair and maintenance or import and export goods in the PRC are subject to a value added tax, VAT, in accordance with Chinese laws. The VAT standard rate is 17% of the gross sales price. A credit is available whereby VAT paid on the purchases of semi-finished products or raw materials used in the production of the Company’s finished products can be used to offset the VAT due on sales of the finished product.

VAT on sales and VAT on purchases amounted to $19,791,244 and $7,258,360 for the year ended June 30, 2007 and $12,931,347 and $9,326,775 for the year ended June 30, 2006, respectively. Sales and purchases are recorded net of VAT collected and paid as the Company acts as an agent because the VAT taxes are not impacted by the income tax holiday.

Both Langfang Duoyuan and Hunan Duoyuan get 12.5% and 5% refund respectively, on the VAT amount paid for the first five years of the operations.

Advertising costs

The Company expenses the cost of advertising as incurred in selling, general and administrative costs. Advertising costs were $1,118,480, $597,611 and $220,640 for the years ended June 30, 2007, 2006 and 2005, respectively.

Research and development costs

Research and development costs are expensed as incurred. The costs of material and equipment that are acquired or constructed for research and development activities, and have alternative future uses, either in research and development, marketing, or sales, are classified as property and equipment or depreciated over their estimated useful lives. Research and development expense amounted to $1,045,543, $1,036,570 and $680,270 for the years ended June 30, 2007, 2006 and 2005, respectively.

Recently issued accounting pronouncements

In June 2006, the Emerging Issues Task Force (EITF) reached a consensus on EITF No. 06-3, How Taxes Collected from Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement (EITF No. 06-3). EITF No. 06-3 permits that such taxes may be presented on either a gross basis or a net basis as long as that presentation is used consistently. The adoption of EITF No. 06-3 on January 1, 2007 did not impact our consolidated financial statements. We present the taxes within the scope of EITF No. 06-3 on a net basis.

In July 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes - an Interpretation of FASB Statement No. 109” (“FIN 48”). The Company adopted Interpretation No. 48 on January 1, 2007. (See Note 2)

See report of independent registered public accounting firm.

ASIAN FINANCIAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2007

In September 2006, the FASB issued SFAS No. 157, "Fair Value Measurements," which addresses the measurement of fair value by companies when they are required to use a fair value measure for recognition or disclosure purposes under GAAP. SFAS No. 157 provides a common definition of fair value to be used throughout GAAP which is intended to make the measurement of fair value more consistent and comparable and improve disclosures about those measures. SFAS No. 157 will be effective for an entity's financial statements issued for fiscal years beginning after November 15, 2007. The Company is currently evaluating the effect SFAS No. 157 will have on its consolidated financial position, liquidity, or results of operations.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115 (“SFAS 159”). SFAS 159 permits companies to choose to measure many financial instruments and certain other items at fair value that   are not currently required to be measured at fair value. The objective of SFAS 159 is to provide opportunities to mitigate volatility in reported earnings caused by   measuring related assets and liabilities differently without having to apply hedge accounting provisions. SFAS 159 also establishes presentation and disclosure   requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities. SFAS   159 will be effective in the first quarter of fiscal 2009. The Company is evaluating the impact that this statement will have on its consolidated financial   statements.

Reclassifications

Certain prior period amounts have been reclassified to conform to current period presentation. These reclassifications have no effect on net income or cash flows.

Company reporting year end

For US financial statement reporting purposes beginning from 2003, the Company has adopted June 30 as its fiscal year end.

Note 3 - Earnings per share

The Company reports earnings per share in accordance with the provisions of SFAS No. 128, “Earnings Per Share.” SFAS No. 128 requires presentation of basic and diluted earnings per share in conjunction with the disclosure of the methodology used in computing such earnings per share. Basic earnings per share excludes dilution and is computed by dividing income available to common stockholders by the weighted average common shares outstanding during the period. Diluted earnings per share takes into account the potential dilution that could occur if securities or other contracts to issue common stock were exercised and converted into common stock.

All share and per share amounts used in the Company's financial statements and notes thereto have been retroactively restated to reflect the 1-for-2.68189924 reverse stock split, which occurred on July 17, 2007.

See report of independent registered public accounting firm.

ASIAN FINANCIAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2007

All per share data including earnings per share has been retroactively restated to reflect the merger on August 31, 2006 as if it had occurred at the beginning of fiscal year 2006. For the year ended June 30, 2007, 2006 and 2005, basic and diluted earning per share amount to $0.61 and $0.73 and $0.22, respectively.

The following is a reconciliation of the basic and diluted earnings per share computation for the years ended June 30, 2007, 2006 and 2005:

	2007	2006	2005
Net income for earnings per share	$13,979,147	$12,895,579	$3,877,598

Weighted average shares used in basic computation	22,823,513	17,562,388	17,562,388
Diluted effect of warrants	-	-	-
Weighted average shares used in diluted computation	22,823,513	17,562,388	17,562,388

Earnings per share:
Basic	$0.61	$0.73	$0.22
Diluted	$0.61	$0.73	$0.22

At June 30, 2007, 1,644,702 warrants, whose exercise price is $1.57 was excluded from the calculation because of their antidilutive nature.

Note 4 - Supplemental disclosure of cash flow information

Interest expense paid amounted to $750,736, $721,764 and $505,636 for the years ended June 30, 2007, 2006 and 2005, respectively.

Income tax payments paid amounted to $1,355,095, $0 and $0 for the years ended June 30, 2007, 2006 and 2005, respectively.

In fiscal 2006, the Company received land use rights totaling $224,965 that was prepaid in prior year.

Note 5 - Advances on inventory purchases

Advances on inventory purchases are monies advanced to vendors for purchases. The inventory is normally delivered within six months after the monies have been advanced. The total outstanding amount was $0 and $2,183,483 as of June 30, 2007 and 2006, respectively.

Note 6 - Related party transactions

Mr. Guo Wenh ua is the Company’s controlling shareholder and chief executive. The following is a summary of the amounts due from and to related parties:

See report of independent registered public accounting firm.

ASIAN FINANCIAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2007

	June 30,	June 30,
Other receivable - related parties	2007	2006
Tianjin Automobile Water Pump Co., Ltd. - Mr. Guo Wenhua is the sole shareholder	$-	$231,603
Duoyuan China Water Recycle Technology Industry Co., Ltd. - Mr. Guo Wenhua is the sole shareholder	-	660,949
Totals	$-	$892,552

Other payable - related parties

Duoyuan China Water Recycle Technology Industry Co., Ltd. - Mr. Guo Wenhua is the sole shareholder	$369,564	$796,753

Other receivables from related parties are generated by the Company making various cash advances and short term loans and allocation of various expenses to related parties. These are recurring transactions. The Company does not charge interest on these receivables. All related parties outstanding balances will be settled in the manner of cash payments.

The Company has short term loans from related parties of $0 and $796,753 as of June 30, 2007 and 2006, respectively. These amounts were loaned to the Company for business operations. These amounts are short-term and are non-interest bearing.

The Company leases office space from Duoyuan China Water Recycle Technology Industry Co., a related party. See Note 10.

Note 7 - Lines of credit

The lines of credit represent amounts due to various banks which are due on demand or normally within one year. These loans can be renewed with the banks. The Company had a total of $12,887,000 and $12,269,600 outstanding on these lines of credit as of June 30, 2007 and 2006, respectively. The loans consisted of the following:

See report of independent registered public accounting firm.

ASIAN FINANCIAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2007

	June 30	June 30,
	2007	2006
Loan from Bank of Agriculture, Chongwen branch due
March 14, 2008. Quarterly interest only payment at
6.138% per annum, secured by plant and machinery	$1,315,000	$1,252,000

Loan from Bank of Agriculture, Chongwen branch due
June 30, 2007. Quarterly interest only payment at
6.138% per annum, secured by plant and machinery	2,630,000	2,504,000

Loan from Bank of Agriculture, Chongwen branch due
July 15, 2007. Monthly interest only payment at
6.138% per annum, secured by plant and machinery	2,630,000	2,504,000

Loan from Bank of Agriculture, Chongwen branch due
July 20, 2007. Monthly interest only payment at
6.138% per annum, secured by plant and machinery	3,682,000	3,505,600

Loan from Bank of Agriculture, Chongwen branch due
July 27, 2007. Quarterly interest only payment at
6.138% per annum, secured by plant and machinery	2,630,000	2,504,000
Totals	$12,887,000	$12,269,600

Total interest expense for the years ended June 30, 2007, 2006 and 2005 amounted to $750,736, $721,764 and $505,636, respectively.

Note 8 - Taxes

The Company is organized in the United States and no tax benefit is expected from tax credits in the future.

Beginning January 1, 2008, the new Enterprise Income Tax (“EIT”) law will replace the existing laws for Domestic Enterprises (“DES”) and Foreign Invested Enterprises (“FIEs”).
The key changes are:

a.	The new standard EIT rate of 25% will replace the 33% rate currently applicable to both DES and FIEs, except for High Tech companies who pays a reduced rate of 15%;

b.
Companies established before March 16, 2007 will continue to enjoy tax holiday treatment approved by local government for a grace period of either for the next 5 years or until the tax holiday term is completed, whichever is sooner. These companies will pay the standard tax rate as defined in point “a” above when the grace period expires.

See report of independent registered public accounting firm.

ASIAN FINANCIAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2007

The Company and its subsidiaries were established before March 16, 2007 and therefore are qualified to continue enjoying the reduced tax rate as described before. Since the detailed guidelines of the new tax law were not publicized yet, the Company can not determine what the new tax rate (15% or 25%) will be applicable to the Company and its subsidiaries after the end of their respective tax holiday terms.

Under the existing Income Tax Laws of PRC, the Company is generally subject to an income tax at an effective rate of 33% (30% state income taxes plus 3% local income taxes) on income reported in the statutory financial statements after appropriate tax adjustments, unless the enterprise is located in a specially designated region where it allows foreign enterprises a two-year income tax exemption and a 50% income tax reduction for the following three years.

Taxes payable consisted of the following as of June 30:

	2007	2006
VAT payable	$256,175	$158,173
Income tax payable	751,081	263,617
Others	71,247	42,015
Total taxes payable	$1,078,503	$463,805

Note 9 - Reserves and dividends

The laws and regulations of the People’s Republic of China require that before foreign invested enterprise can legally distribute profits, it must first satisfy all tax liabilities, provide for losses in previous years, and make allocations, in proportions determined at the discretion of the board of directors, after the statutory reserve. The statutory reserves include the surplus reserve fund and the common welfare fund.

Statutory surplus reserve fund

The Company is required to transfer 10% of its net income, as determined in accordance with the PRC accounting rules and regulations, to a statutory surplus reserve fund until such reserve balance reaches 50% of the Company’s registered capital.

The transfer to this reserve must be made before distribution of any dividends to shareholders. For the years ended June 30, 2007 and 2006, the Company transferred $1,411,403 and $1,289,558 to this reserve which represents 10% of the current year’s net income determined in accordance with PRC accounting rules and regulations. The surplus reserve fund is non-distributable other than during liquidation and can be used to fund previous years’ losses, if any, and may be utilized for business expansion or converted into share capital by issuing new shares to existing shareholders in proportion to their shareholding or by increasing the par value of the shares currently held by them, provided that the remaining reserve balance after such issue is not less than 25% of the registered capital.

See report of independent registered public accounting firm.

ASIAN FINANCIAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2007

Common welfare fund

The Company was required to transfer 5% to 10% of its net income, as determined in accordance with the PRC accounting rules and regulations, to the statutory common welfare fund through 2005. This fund can only be utilized on capital items for the collective benefit of the Company’s employees, such as construction of dormitories, cafeteria facilities, and other staff welfare facilities. This fund is non-distributable other than upon liquidation. The transfer to this fund must be made before distribution of any dividend to shareholders. Effective from January 1, 2006, the common welfare fund reserve is no longer required by the Chinese regulation.

The Chinese government restricts distributions of registered capital and the additional investment amounts required by a foreign invested enterprise. Approval by the Chinese government must be obtained before distributions of these amounts can be returned to the shareholders.

Note 10 - Operating leases

The Company leases office space from Duoyuan China Water Recycle Technology Industry Co., a related party, which Mr. Guo Wenhua is the sole shareholder.

Total lease expense for the years ended June 30, 2007 and 2006 was $143,992 and $136,022, respectively. Total future minimum lease payments at June, 2007, are as follows:

Year ended June 30,	Amount
2008	$71,996
Thereafter	-

Note 11 - Current vulnerability due to certain concentrations

The Company's operations are carried out in the PRC. Accordingly, the Company's business, financial condition and results of operations may be influenced by the political, economic and legal environments in the PRC, and by the general state of the PRC's economy.

The Company's operations in the PRC are subject to specific considerations and significant risks not typically associated with companies in the North America and Western Europe. These include risks associated with, among others, the political, economic and legal environments and foreign currency exchange. The Company's results may be adversely affected by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.

See report of independent registered public accounting firm.

ASIAN FINANCIAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2007

Note 12 - Shareholders' equity

On October 25, 2006, Asian Financial, Inc. entered into a definitive Security Purchase Agreement with unrelated investors (the “Purchase Agreement”). On November 2, 2006, the transactions contemplated by the Purchase Agreement closed. In accordance with the Purchase Agreement, Asian Financial, Inc. issued an aggregate of 16,447,019 (pre-split) shares of common stock for a purchase price of approximately $1.43 per share or an aggregate purchase price of $23,549,200.

A total of $2,097,490 of the proceeds is being held in escrow until the Company appoints a majority of independent directors and the restricted cash has been released to the Company on July 18, 2007.

The financing was conducted through a private placement to accredited investors and is exempted from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”). In conjunction with the private placement, Asian Financial agreed to register the shares with the Securities and Exchange Commission within 90 days of the closing. The Company also agreed to make the registration statement effective no later than the 150th day following the closing date or the fifth trading day following the date on which the Company is notified by the Securities and Exchange Commission that such registration statement will not be reviewed or is no longer subject to further review and comments, whichever date is earlier. If the registration statement is not filed or declared effective pursuant to the above timeline or if the registration statement ceases to be effective for more than an aggregate of 45 trading days, the Company will be required to pay the investors a monthly liquidated damage equal to 1% of the aggregate investment amount. The total amount of the liquidated damages payable by the Company is capped at 8% of the total investment amount paid by the investors.

The Company filed its registration statement on March 22, 2007, as of June 30, 2007, the registration statement was still not declared effective. Therefore, the Company accrued $1,177,460 for liquidated damages pursuant to that agreement. The accrued amount is calculated at 1% of the net proceeds raised in the 2006 private placement ($23,549,200). This amount has been included in liquidated damage expenses on the income statement in accordance with EITF 00-19-2. Since none of the estimates is better than the other, in accordance with FIN14, the Company has recorded an expense and a liability equal to the minimum estimated loss.

Under the terms of the Agreement, the Company is required to meet various performance targets for the next two years. If the Company fails to meet those targets, the Company’s controlling shareholder and CEO, agreed to transfer his personal shares in the Company stock to each shareholder party to a Purchase Agreement up to 112% of the number of shares issued to such shareholder in the private placement.

Additionally, the Company agreed to cease all related party transactions and to settle all outstanding balance due to or from related parties by December 31, 2006. Failure to terminate the related party transactions will result in a monthly cash penalty of 1% of the proceeds with a cap of 4%. The Company began accruing costs associated with this penalty in January 2007. The 4% cap applies only to the penalty for having outstanding related party transaction at December 31, 2006, not to the delay in filing registration statement. As of June 30, 2007, the Company had accrued $941,968 for such liquidated damages pursuant to that agreement but had not paid any amount of such damages. The accrued amount is calculated at 1% of the net proceeds raised in the 2006 private placement ($23,549,200). This amount has been included in liquidated damage expenses on the income statement in accordance with EITF 00-19-2. Since none of the estimates is better than the other, in accordance with FIN14, the Company has recorded an expense and a liability equal to the minimum estimated loss.

See report of independent registered public accounting firm.

ASIAN FINANCIAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2007

At the closing, as part of the compensation to the placement agent, Roth Capital Partners, LLC, Asian Financial, Inc. issued to Roth Capital warrants to acquire 1,644,702 shares of common stock, exercisable at any time after June 30, 2008. The warrants have a strike price equal to $1.57, have a term of five years starting from July 1, 2008 and will permit cashless or net exercise at all times. The shares underlying the warrants will have registration rights, but they are not covered by this Registration Statement. The warrant contains a standard adjustment provisions upon stock dividend, stock split, stock combination, recapitalization and a change of control transaction. The warrants meet the conditions for equity classification pursuant to FAS 133 “Accounting for Derivatives” and EITF 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company's Own Stock”. Therefore, these warrants were classified as equity and accounted as common stock issuance cost.

			Weighted Average	Average Remaining
	Warrants	Warrants	Exercise	Contractual
	Outsanding	Exercisable	Price	Life
Outstanding, June 30, 2006	-	-	-	-
Granted	1,644,702	1,644,702	$1.57	4.75
Forfeited	-	-	-	-
Exercised	-	-	-	-
Outstanding, June 30, 2007	1,644,702	1,644,702	$1.57	4.75

Note 13 - Subsequent Events

Reverse stock split

Effective as of July 17, 2007, Asian Financial, Inc. adopted by unanimous written consent of the Board, the Company effected a 1-for-2.68189924 reverse stock split on July 17, 2007.

The outstanding and issued shares of the Company at the date of resolution were 67,047,481 and upon the effectiveness of the reverse stock split, the outstanding and issued shares were approximately 25,000,050 shares.

See report of independent registered public accounting firm.

PART II

 INFORMATION NOT REQUIRED IN PROSPECTUS

 Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the fees and expenses, other than underwriting discounts and commissions, payable in connection with the registration of the common stock hereunder. All amounts are estimates except the SEC registration fee.

Amount to be Paid
SEC Registration Fee	$1,192
Legal Fees and Expenses	500,000
Accounting Fees and Expenses	700,000
Printing and Engraving Expenses	50,000
Miscellaneous Expenses	50,000
Total	$1,301,192

Item 14. Indemnification of Directors and Officers

The Wyoming Business Corporation Law (W.S. 17-16-851) authorizes indemnification for directors and other individuals where such person: (i) conducted himself in good faith; and (ii) reasonably believed that his conduct was in or at least not opposed to the corporation's best interests; and (iii) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful; or (iv) he engaged in conduct for which broader indemnification has been made permissible or obligatory under a provision of the articles of incorporation, as authorized by W.S. 17-16-202(b)(v).

We intend to purchase and maintain insurance on behalf of any person who is or was a director or officer against any loss arising from any claim asserted against him or her and incurred by him or her in that capacity, subject to certain exclusions and limits of the amount of coverage.

Item 15. Recent Sales of Unregistered Securities

Each issuance set forth below was made in reliance upon the exemptions from registration requirements under Section 4(2) of the Securities Act of 1933, as amended. When appropriate, we determined that the purchasers of securities described below were sophisticated investors who had the financial ability to assume the risk of their investment in our securities and acquired such securities for their own account and not with a view to any distribution thereof to the public. Where required by applicable law, the certificates evidencing the securities bear legends stating that the securities are not to be offered, sold or transferred other than pursuant to an effective registration statement under the Securities Act or an exemption from such registration requirements.

Since July 1, 2004, we have issued and sold the following unregistered securities in private placement transactions exempt from registration under Section 4(2) of the Securities Act of 1933, as amended, or the Securities Act.

Shares
Name	Shares	Date
Investors under the Securities	16,447,019 (6,132,601 post-split)	November 2, 2006
Purchase Agreement described below

Options and Warrants

Options

None

Warrants

F-46

Name	Shares	Date
CCG Investor Relations Partners, LLC	100,000 (37,288 post-split)	October 9, 2006
Roth Capital Partners, LLC	1,644,702 (613,260 post- split)	November 2, 2006
Shareholders in the Securities Purchase Agreement described below	576,425 (post-split)	December 31, 2007

Duoyuan China entered into a stock purchase warrant with CCG Investor Relations Partners, LLC ("CCG") dated October 9, 2006, under which the Company granted CCG the right to purchase up to 100,000 (37,288 post-split shares) of Duoyuan China at a price of $1.72 per share ($4.61 post-split).

On October 24, 2006, the Company entered into a Securities Purchase Agreement with unrelated investors pursuant to which the Company issued an aggregate of 16,447,019 shares (6,132,601 post-split) of its restricted common stock on November 2, 2006 for a per share purchase price of approximately $1.43 ($3.84 post-split) or an aggregate purchase price of $23,549,200. The financing was conducted through a private placement to accredited investors and is exempt from registration pursuant to Section 4(2) of the Securities Act. The securities sold pursuant to the Purchase Agreement have not been registered under the Securities Act or any state securities laws and may not be offered or sold in the United States in the absence of an effective registration statement or exemption from registration requirements.

At the closing, as part of the compensation to our placement agent, Roth Capital Partners, LLC, we issued to Roth Capital warrants to acquire 1,644,702 shares of common stock (613,260 post-split shares), exercisable at any time after June 30, 2008. The warrants have a strike price equal to $1.57 (or $4.21 post-split), have a term of five years and will permit cashless or net exercise at all times. The shares of common stock issuable upon the exercise of the warrants will be included in the resale registration statement described above.

Concurrently with the execution of the Purchase Agreements, the Company and the investors entered into a Registration Rights Agreement, pursuant to which the Company is required to file a resale registration statement for purposes of registering the resale of shares of common stock issued at closing, shares of common stock issuable upon the delivery of certain additional shares required under the Purchase Agreement, if any, and upon the exercise of the warrants.

In addition, in January 2008 we issued to 25 of our shareholders who had participated in the Purchase Agreement described above warrants to purchase a total of 576,425 shares (post-split) of common stock in settlement of certain penalties incurred therein. The warrants are dated as of December 31, 2007 and have a strike price equal to $5.76 (post-split), a term of five years starting on June 30, 2008 and are exercisable at any time after June 30, 2008 on a cashless basis at all times.

F-47

ITEM 16. EXHIBITS

(a) Exhibits
EXHIBIT INDEX

Exhibit No.	Description
2.1	Equity Transfer Agreement dated August 31, 2006 (incorporated by reference from Form 8-K filed on September 6, 2006)

3.1	Articles of Incorporation, as amended of Asian Financial, Inc.(incorporated by reference from Form S-1 filed on July 5, 2007)

3.2	Amended and Restated By-laws of Asian Financial, Inc. (incorporated by reference from Form S-1 filed on February 11, 2008)

3.3	Compensation Committee Charter of Asian Financial, Inc. (incorporated by reference from Form S-1 filed on July 5, 2007)

3.4	Audit Committee Charter of Asian Financial, Inc.(incorporated by reference from Form S-1 filed on July 5, 2007)

3.5	Nominating Committee Charter of Asian Financial, Inc. (incorporated by reference from Form S-1 filed on July 5, 2007)

4.1	Securities Purchase Agreement dated October 24, 2006 (incorporated by reference from Form S-1 filed on February 11, 2008)

4.2	Warrant issued to Roth Capital Partners, LLC dated November 2, 2006 (incorporated by reference from Form S-1 filed on February 11, 2008)

4.3
Form of Warrant dated December 31, 2007 issued to certain investors party to the Securities Purchase Agreement dated October 24, 2006 (filed as exhibit 4.1 hereto) in satisfaction of related party penalties in relation thereto

4.4	Amendment to Securities Purchase Agreement dated November 28, 2007 (incorporated by reference from Form S-1 filed on February 11, 2008)

5.1*	Opinion of Karpan and White Law Offices LC, as to legality of offered securities (incorporated by reference from Form S-1 filed on February 11, 2008)

10.1
Loan Agreement for the loan due February 23, 2007 between Duoyuan Digital Printing Technology Industry (China) Co., Ltd. And Agricultural Bank of China.(incorporated by reference from Form S-1 filed on July 5, 2007)

10.2
Loan Agreement for the loan due March 14, 2008 between Duoyuan Digital Printing Technology Industry (China) Co., Ltd. And Agricultural Bank of China.(incorporated by reference from Form S-1 filed on July 5, 2007)

10.3
Loan Agreement for the loan due June 29, 2008, between Duoyuan Digital Printing Technology Industry (China) Co., Ltd. And Agricultural Bank of China (incorporated by reference from Form S-1 filed on February 11, 2008)

10.4
Loan Agreement for the loan due July 12, 2008 between Duoyuan Digital Printing Technology Industry (China) Co., Ltd. And Agricultural Bank of China (incorporated by reference from Form S-1 filed on February 11, 2008)

10.5
Loan Agreement for the loan due July 19, 2008 between Duoyuan Digital Printing Technology Industry (China) Co., Ltd. And Agricultural Bank of China (incorporated by reference from Form S-1 filed on February 11, 2008)

Exhibit No.	Description
10.6
Loan Agreement for the loan due July 26, 2008 between Duoyuan Digital Printing Technology Industry (China) Co., Ltd. And Agricultural Bank of China (incorporated by reference from Form S-1 filed on February 11, 2008)

10.7	Lease Agreement between Duoyuan Clean Water Technology Industries (China) Co., Ltd. And Duoyuan Digital Printing Technology Industry (China) Co. Ltd.

10.8	English Summary of Form of Employment Agreement (incorporated by reference from Form S-1 filed on February 11, 2008)

10.9
Share Transfer Agreement, dated October 16, 2005, between Beijing Huiyuan Duoyuan Digital Printing Technology Research Institute and Duoyuan Digital Printing Technology Industry (China) Co., Ltd. (incorporated by reference from Form S-1 filed on February 11, 2008)

10.10
Property Lease Agreement, dated December 25, 2002 between Duoyuan Water Environmental Protection Technology Industry (China) Co. Ltd. And Duoyuan Digital Printing Technology Industry (China) Co. Ltd.(incorporated by reference from Form S-1 filed on July 5, 2007)

10.11
Letter of Trademark Use Authorization dated June 30, 2001, from Duoyuan Water Environmental Protection Technology Industry (China) Co., Ltd. To Duoyuan Technology Industry (China) Co., Ltd.(incorporated by reference from Form S-1 filed on July 5, 2007)

10.12
Letter of Patent Use Authorization, dated June 30, 2001, from Beijing HuiYuan Duoyuan Digital Printing Technology Research Institute to Duoyuan Digital Technology Industry (China) Co. Ltd.(incorporated by reference from Form S-1 filed on July 5, 2007)

10.13
Framework Agreement on Cooperation in Research and Development of Stability Technology for Offset Printing Machines and New Technologies, dated May 16, 2005, between Duoyuan Digital Printing Technology Industry (China) Co. Ltd and Beijing Aeronautic Manufacturing Technology Research Institute (incorporated by reference from Form S-1 filed on October 11, 2007)

10.14
Agreement on Joint Provision of Advanced Course for Master’s Degree, dated January 8, 2002, between Duoyuan Digital Printing Technology Industry (China) Co., Ltd and Beijing Institute of Graphic Communication (incorporated by reference from Form S-1 filed on October 11, 2007)

10.15
Offset Printing Machine Assembly Line Design Research and Development Contract, dated March 11, 2002, between Duoyuan Digital Printing Technology Industry (China) Co. Ltd and Beijing Printing Machinery Research (incorporated by reference from Form S-1 filed on October 11, 2007)

10.16
Technical Cooperation Agreement on Elimination of Idle Condition between Metering Roller and Dampening Distributor of Printing Machine, dated April 22, 2006, between Duoyuan Digital Printing Technology Industry (China) Co. Ltd and Xi’an Technology University (incorporated by reference from Form S-1 filed on October 11, 2007)

10.17	Registration Rights Agreement dated October 24, 2006 (incorporated by reference from Form 8-K filed on October 25, 2006)

10.18	Convertible Promissory Note covering the fiscal years ended December 31, 1995 through 1999 (incorporated by reference from Form S-1 filed on February 11, 2008)

Exhibit No.	Description
10.19	Convertible Promissory Note covering the fiscal years ended December 31, 2003 through 2004 (incorporated by reference from Form S-1 filed on February 11, 2008)

10.20	Separation Agreement and Release of All Claims effective December 20, 2007 (incorporated by reference from Exhibit 99.1 to the Form 8-K filed on December 27, 2007)

10.21	Maximum Amount Mortgage Contract dated July 28, 2007 (incorporated by reference from Form S-1 filed on February 11, 2008)

10.22	Employment Agreement with Gene Michael Bennett dated as of July 18, 2007

10.23	Employment Agreement with William Milewski dated as of March 1, 2008

10.24
Termination of Letter of Patent Use Authorization, from Beijing HuiYuan Duoyuan Digital Printing Technology Research Institute to Duoyuan Digital Technology Industry (China) Co. Ltd. (see Exhibit 10.12)

10.25*	Assignment of Patent Agreement dated December 26, 2002

23.1*	Consent of Moore Stephens Wurth Frazer and Torbet, LLP

23.2	Consent of Commerce and Finance Law Office

99.1	Legal Opinion of Commerce & Finance Law Office

99.2	Consent of The Printing and Printing Equipment Industries Association of China (incorporated by reference from Form S-1 filed on February 11, 2008)

99.3	Consent of Pira International (incorporated by reference from Form S-1 filed on February 11, 2008)
* Filed herewith

(b) Financial Statement Schedules

ITEM 17. UNDERTAKINGS

(a)   The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however , that:

(A) Paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(B) Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement.

(C) Provided further, however , that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is for an offering of asset-backed securities on Form S-1 or Form S-3, and the information required to be included in a post-effective amendment is provided pursuant to Item 1100(c) of Regulation SB.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

(4) If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5) That, for the purpose of determining liability under the Securities Act to any purchaser:

(i) If the registrant is relying on Rule 430B (Section 230.430B of this chapter):

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3)shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned hereunto duly authorized in Beijing, PRC, on April 8, 2008.

Asian Financial, Inc. (Registrant)

By:	/s/ Wenhua Guo
Wenhua Guo
Title: Chairman of the Board and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Dated: April 8, 2008	/s/ Wenhua Guo
Wenhua Guo
Chairman of the Board and Chief Executive Officer (principal executive officer)

Dated: April 8, 2008	/s/ William Milewski
William Milewski
Chief Financial Officer (principal financial and accounting officer)

Dated: April 8, 2008	/s/ Xiqing Diao
Xiqing Diao
Director and Chief Operating Officer

Dated: April 8, 2008	/s/ Christopher Patrick Holbert
Christopher Patrick Holbert
Director

Dated: April 8, 2008	/s/ Lianjun Cai
Lianjun Cai
Director

Dated: April 8, 2008	/s/ Punan Xie
Punan Xie
Director